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As filed with the Securities and Exchange Commission on February 10, 2003

Registration No. 333-102187

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMPUTER SCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	95-2043126 (I.R.S. Employee Identification Number)

2100 East Grand Avenue El Segundo, California 90245 (310) 615-0311 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

HAYWARD D. FISK, ESQ.
Vice President, General Counsel and Secretary
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
KENNETH M. DORAN, ESQ. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071-3197 (213) 229-7000	ROBERT OTT, ESQ. Arnold & Porter 1600 Tysons Boulevard, Suite 900 Reston, Virginia 20024-1202 (703) 720-7005

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $1.00 per share (together with the associated rights)	17,771,909	N/A	$0.00	$0.00

(1)
Also includes associated preferred share rights to purchase shares of the Registrant's common stock, which preferred share rights are not currently separable from the shares of common stock and are not currently exercisable.

(2)
The number of shares to be registered pursuant to this Registration Statement is based upon the sum of (a) the aggregate number of shares of DynCorp common stock, par value $0.10 per share (the "DynCorp common stock") outstanding, plus (b) 1,606,875 shares of DynCorp common stock issuable pursuant to outstanding stock options, plus (c) 103,176 shares of DynCorp common stock issuable under deferred restricted stock grants, multiplied by the maximum exchange ratio of 1.4333 shares of common stock, par value $1.00 per share, of the Registrant for each share of DynCorp common stock.

(3)
Computed solely for purposes of calculating the registration fee. The registration fee has been computed pursuant to Rule 457(f)(2) and Rule 457(f)(3) under the Securities Act of 1933, as amended, based on (a) $4.59, the book value per share of DynCorp common stock computed as of September 26, 2002, multiplied by 12,399,295, the maximum number of such DynCorp shares that may be exchanged for the securities being registered, minus (b) the minimum cash consideration payable for such DynCorp shares.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

February 10, 2003

Dear DynCorp Stockholder:

        The board of directors of DynCorp has unanimously approved the acquisition of DynCorp by Computer Sciences Corporation. If the merger is completed, DynCorp will become a wholly owned subsidiary of CSC.

        Upon the consummation of the merger, each share of common stock of DynCorp issued and outstanding immediately prior to the effective time of the merger, other than shares of common stock of DynCorp with respect to which dissenters' rights have been perfected, will be converted automatically into the right to receive, subject to certain adjustments, $15 in cash plus shares of CSC common stock having a market value of $43 per share. The number of shares of CSC common stock that you will receive in the merger will be determined by a fixed exchange ratio as is more fully described in the attached proxy statement/prospectus.

        To the extent that any of your current DynCorp shares are held in the Employee Stock Ownership Accounts (the "DynCorp ESOP Accounts") under DynCorp's existing Savings and Retirement Plan and/or Capital Accumulation and Retirement Plan (the "DynCorp Savings Plans"), the plan of merger provides for certain modifications to the DynCorp Savings Plans which will benefit DynCorp retirees and terminated employees by eliminating certain asset distribution limitations which currently exist. In addition, the plan of merger provides for certain transfers of cash and a portion of the CSC stock merger consideration (which CSC stock would otherwise be deposited into your DynCorp ESOP Accounts) to your Section 401(k) accounts. These transfers will allow you certain investment diversification rights which did not exist in connection with the DynCorp stock which you hold in the DynCorp ESOP Accounts.

        The common stock of CSC is listed on the New York Stock Exchange under the symbol "CSC." On February 7, 2003, the last reported sale price for CSC common stock was $33.35 per share.

        The merger cannot be completed unless the stockholders of DynCorp approve it. Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote of a majority of the votes cast in person or by proxy by the holders of common stock of DynCorp entitled to vote for the merger. If you hold any of your DynCorp common stock in accounts under either of the DynCorp Savings Plans, the Trustee of such retirement plans will provide you with a copy of this proxy statement/prospectus, instructions as to how to direct your vote and certain other information which is specific to you.

        DynCorp has scheduled a special meeting for its stockholders to vote on the merger. Whether or not you plan to attend this stockholders' meeting, please take the time to vote on the proposal to be submitted at the meeting if you own shares of common stock of DynCorp as of the close of business on February 10, 2003. The date, time and place of the stockholders' meeting is as follows:

March 7, 2003 at 8:00 a.m. (Local Time)
DYNCORP
11710 Plaza America Drive
Reston, Virginia 20190

        This proxy statement/prospectus provides you with detailed information about the matter to be considered by the stockholders. We encourage you to read this entire document carefully.

        The board of directors of DynCorp has approved the plan of merger and urges stockholders to vote in favor of the proposal to be presented at the special meeting.

                      Cordially,

                      Paul V. Lombardi
                       President and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
 TO BE HELD ON MARCH 7, 2003

To the Stockholders of DynCorp:

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of DynCorp, a Delaware corporation, will be held at 8:00 a.m. local time on March 7, 2003 at DynCorp's principal executive offices at 11710 Plaza America Drive, Reston, Virginia 20190 for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated December 13, 2002, as amended and restated as of February 7, 2003, by and among Computer Sciences Corporation, a Nevada corporation, Garden Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of CSC, and DynCorp and to approve and adopt the principal terms of the merger described in the plan of merger. The plan of merger provides for the merger of Garden Acquisition LLC with and into DynCorp with the result that DynCorp will become a wholly owned subsidiary of CSC. The plan of merger also provides that, upon the consummation of the merger, each share of common stock of DynCorp, other than shares with respect to which dissenters' rights have been perfected, will be converted automatically into the right to receive, subject to certain adjustments, $15 in cash plus shares of CSC common stock having a market value of $43 per share. Additionally, each option issued pursuant to DynCorp stock option plans, whether vested or unvested, shall be cancelled and each option holder shall receive a cash payment from DynCorp equal to the excess of the merger consideration over the exercise price per share of such option. The number of shares of CSC common stock that you will receive in the merger will be determined by a fixed exchange ratio.

    The merger, including a detailed description of the exchange ratio, is described more fully in the attached proxy statement/prospectus, which includes a copy of the plan of merger.

  2.
  To consider and act upon such other business and matters or proposals as may properly come before the DynCorp meeting.

        The board of directors of DynCorp has fixed the close of business on February 10, 2003 as the record date for determining the holders of DynCorp common stock having the right to receive notice of, and to vote at, the DynCorp meeting or at any adjournment or postponement of that meeting. Only holders of record of DynCorp common stock at the close of business on such date are entitled to notice of, and to vote at, the DynCorp meeting. A list of DynCorp stockholders entitled to vote at the meeting will be available during normal business hours at DynCorp's executive offices for ten (10) days before the DynCorp meeting for examination by any DynCorp stockholder for purposes germane to the DynCorp meeting.

        Certain special voting arrangements apply in respect of the merger to beneficial owners of DynCorp shares held of record by the Trustee of the DynCorp Savings and Retirement Plan and/or DynCorp Capital Accumulation and Retirement Plan (the "DynCorp Savings Plans") in accounts under such plans. Approximately 83% of DynCorp's outstanding common stock is held in such accounts, which are described in more detail in a letter that the participants in the DynCorp Savings Plans will receive directly from the Trustee. However, in general, pursuant to the terms of the DynCorp Savings

Plans, such participant stockholders will be instructed by the Trustee confidentially to direct the Trustee as to how they wish to vote and the Trustee, subject to certain statutory duties under federal laws governing retirement plans, will vote those shares according to such instructions. Where no such instructions are received, and again subject to such statutory duties, the Trustee will vote the shares of DynCorp common stock held of record by it and for which no instructions were received in the same proportion as the shares for which instructions have been received.

        Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote, whether cast in person or by proxy, of a majority of the outstanding shares of DynCorp common stock entitled to vote at the DynCorp meeting. As a consequence of the above-referenced voting provisions governing the DynCorp shares that are held in accounts under the DynCorp Savings Plans, the merger may be approved if a majority of such DynCorp Savings Plan shares for which votes are actually directed to the Trustee vote in favor of the merger, regardless of the number of shares so directed.

        THE BOARD OF DIRECTORS OF DYNCORP HAS UNANIMOUSLY APPROVED THE MERGER, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY AND, AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS OF DYNCORP UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN OF MERGER.

        YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE VOTE AS SOON AS POSSIBLE TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

        TO VOTE YOUR SHARES THAT ARE NOT HELD IN ACCOUNTS UNDER THE DYNCORP SAVINGS PLANS, YOU MAY COMPLETE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ARE A HOLDER OF RECORD, YOU MAY CHOOSE INSTEAD TO CAST YOUR VOTE IN PERSON AT THE SPECIAL MEETING.

        IF THE SHARES IN RESPECT OF WHICH YOU ARE VOTING ARE HELD IN ACCOUNTS UNDER THE DYNCORP SAVINGS PLANS, YOU SHOULD COMPLETE AND RETURN TO THE TRUSTEE THE CONFIDENTIAL VOTING INSTRUCTION/PROXY CARD WITH WHICH THE TRUSTEE HAS PROVIDED YOU, AS YOU WILL NOT HAVE THE OPPORTUNITY TO VOTE IN PERSON AT THE SPECIAL MEETING.

By Order of the Board of Directors
H. Montgomery Hougen Vice President and Corporate Secretary
Reston, Virginia February 10, 2003

YOUR VOTE IS IMPORTANT TO US.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
PROXY TO VOTE YOUR SHARES THAT ARE NOT HELD IN ACCOUNTS
UNDER THE DYNCORP SAVINGS PLANS.

IF YOUR SHARES OF DYNCORP COMMON STOCK ARE HELD IN THE
ACCOUNTS UNDER THE DYNCORP SAVINGS PLANS,
PLEASE FOLLOW THE INSTRUCTIONS PROVIDED
TO YOU BY THE TRUSTEE AND COMPLETE,
SIGN, DATE AND RETURN YOUR
CONFIDENTIAL VOTING INSTRUCTION/PROXY CARD
TO THE TRUSTEE.

HOLDERS OF DYNCORP COMMON STOCK SHOULD NOT SEND STOCK
CERTIFICATES WITH THEIR PROXY CARDS.

COMPUTER SCIENCES CORPORATION 2100 East Grand Avenue El Segundo, California 90245 (310) 615-0311	DYNCORP 11710 Plaza America Drive Reston, Virginia 20190 (703) 261-5000

PROXY STATEMENT/PROSPECTUS

        Computer Sciences Corporation, DynCorp and Garden Acquisition LLC have entered into an amended and restated agreement and plan of merger (referred to in this proxy statement/prospectus as the "merger agreement") providing for CSC's acquisition of DynCorp through a merger of Garden Acquisition LLC, a wholly-owned subsidiary of CSC, with and into DynCorp. In the merger, each share of common stock of DynCorp, par value $0.10 per share, will be converted into the right to receive (1) subject to certain adjustments, $15.00 in cash and (2) a number of shares of CSC common stock, par value $1.00 per share, equal to the exchange ratio, as described below.

        The exchange ratio will be determined by dividing $43.00 by the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange (trading symbol: CSC), the exchange on which CSC common stock is traded, as reported by Bloomberg, L.P., for the 15 consecutive trading days ending on (and including) the second trading day immediately before the special meeting of DynCorp stockholders. However, in no event will the exchange ratio exceed 1.4333 ($43.00/$30.00) or be less than 1.1316 ($43.00/$38.00).

        In the event that the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC has the right, but not the obligation, to increase the cash consideration by an amount such that, after giving effect to such increase, the aggregate value of the merger consideration will equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

        The merger requires the adoption of the merger agreement by DynCorp stockholders.

        The board of directors of DynCorp unanimously recommends that the DynCorp stockholders vote FOR the adoption and approval of the merger agreement and the merger.

        The vote of DynCorp stockholders is very important.    Whether or not you plan to attend the DynCorp special meeting, please take the time to vote by (i) completing and mailing the enclosed proxy card in respect of DynCorp shares that are not held in accounts under the DynCorp Savings and Retirement Plan and/or the DynCorp Capital Accummulation and Retirement Plan (the "DynCorp Savings Plans"); or (ii) completing and returning to the Trustee of the DynCorp Savings Plans (the "Trustee") the confidential voting instruction/proxy card provided to you by the Trustee in respect of DynCorp shares that are held in accounts under the DynCorp Savings Plans.

        DynCorp stockholders should carefully read the section entitled "RISK FACTORS" beginning on page 15 for a discussion of specific risks that should be considered in determining how to vote on the proposed merger.

        This proxy statement/prospectus includes detailed information about the merger, a description of which begins on page 37.

        This proxy statement/prospectus incorporates important business and financial information about CSC and DynCorp from documents filed with the SEC that have not been included in, or delivered with, this proxy statement/prospectus. This information is available without charge on the SEC's website at www.sec.gov and from other sources. See "Additional Information" on page 120.

        DynCorp stockholders also may request copies of these documents without charge, upon written or oral request to DynCorp 11710 Plaza America Drive, Reston, Virginia 20190; Attention: Corporate Communications, or by calling DynCorp at (703) 261-4618.

        All written requests must be received by DynCorp no later than February 28, 2003 to ensure adequate time for delivery before DynCorp's special meeting.

        All information about CSC contained in this proxy statement/prospectus has been furnished by CSC, and all information about DynCorp contained in this proxy statement/prospectus has been furnished by DynCorp. DynCorp stockholders are encouraged to read all information contained in this proxy statement/prospectus carefully and understand it before they vote.

        Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued pursuant to the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated February 10, 2003, and is first being mailed to DynCorp stockholders on or about February 12, 2003.

i

Interests of DynCorp Directors and Executive Officers in the Merger	52
Governmental and Regulatory Matters	54
Certain Federal Income Tax Consequences of the Merger	56
Dissenters' Appraisal Rights of DynCorp Stockholders	57
Appraisal Rights Procedures	57
Plans for DynCorp After the Merger	60
Certain Relationships between CSC and DynCorp	60
Fees and Expenses	61
Accounting Treatment	61
Listing of CSC Common Stock	61
THE MERGER AGREEMENT	62
The Merger	62
Closing of the Merger	62
Consideration to be Received by DynCorp Stockholders in the Merger	62
Treatment of DynCorp Stock Options and Other Stock Rights	63
Procedures for Exchanging DynCorp Common Stock	63
Treatment of Fractional Shares	64
Dividends and Distributions	64
Termination of Exchange Fund	64
No Liability	65
No Interest	65
Representations and Warranties	65
Conduct of Business Pending the Merger and Other Agreements	66
No Solicitation of Transactions	69
Conditions to Completing the Merger	70
Regulatory Approvals Required for the Merger	71
Termination of the Merger Agreement	71
Extension, Waiver and Amendment of the Merger Agreement	73
Modification of DynCorp Retirement Plans	73
Restrictions on Resales by Affiliates	75
CSC AFTER THE MERGER	76
Management	76
Issuance of New Debt Securities	76
INFORMATION ABOUT CSC	77
INFORMATION ABOUT DYNCORP	78
General Information	78
Industry Segments	79
Significant Customers—Government Contracts	79
Foreign and Domestic Operations and Export Sales	80
Securities Authorized for Issuance Under Equity Compensation Plans	81
DYNCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	82
General	82
Overview	82
Change in Accounting Method and Restatement of Financial Statements	83
Prior Restatement of Financial Statements	84
Results of Operations—9 months ended September 26, 2002 compared to 9 months ended September 27, 2001	85
Results of Operations—12 months ended December 27, 2001 compared to 12 months ended December 28, 2000 and December 30, 1999	92

ii

Liquidity and Capital Resources	102
Critical Accounting Policies	105
Quantitative and Qualitative Disclosures About Market Risk	105
Changes In And Disagreements With Accountants On Accounting And Financial Disclosures	106
MARKET FOR DYNCORP'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS	107
DESCRIPTION OF CSC COMMON STOCK	109
COMPARISON OF RIGHTS OF HOLDERS OF CSC COMMON STOCK AND DYNCORP COMMON STOCK	110
Size of Board of Directors	110
Classified Board of Directors	110
Cumulative Voting	110
Stockholder Power to Call Special Stockholders Meeting	111
Dissolution	111
Removal of Directors	111
Filling Vacancies on the Board of Directors	112
Voting Requirements to Amend Charter Documents and Bylaws	112
Inspection of Stockholders List	113
Dividends	113
Transactions Involving Officers or Directors	114
Limitation of Liability of Directors and Indemnification	114
Business Combinations/Reorganizations	115
Appraisal or Dissenters' Rights	116
Rights Plans	117
STOCKHOLDER PROPOSALS FOR DYNCORP'S 2003 ANNUAL MEETING	119
ADDITIONAL INFORMATION	120
LEGAL MATTERS	122
EXPERTS	122
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B OPINION OF DEUTSCHE BANK SECURITIES INC.	B-1
ANNEX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW; RIGHTS OF DISSENTING STOCKHOLDERS	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will happen if the merger is completed?

A:
DynCorp will be acquired by CSC through the merger of a wholly-owned subsidiary of CSC with and into DynCorp. After the merger, DynCorp will continue as a wholly-owned subsidiary of CSC.

Q:
What will DynCorp stockholders receive in the merger?

A:
In the merger, each share of DynCorp common stock will be converted into the right to receive:

•
$15.00 in cash (subject to adjustment, as described below); and

•
not less than 1.1316 shares or more than 1.4333 shares of CSC common stock, based on the exchange ratio described below.

Q:
How is the exchange ratio calculated?

A:
The exchange ratio for determining how much CSC common stock will be issued in exchange for a share of DynCorp common stock is calculated by dividing $43.00 by the volume-weighted average closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day immediately before the special meeting of DynCorp stockholders. However, the 15 trading day average closing price used in calculating the exchange ratio will not be less than $30.00 or greater than $38.00, even if the actual average closing price is lower than $30.00 or higher than $38.00. Therefore, the exchange ratio will not be greater than 1.4333 ($43.00/$30.00) or less than 1.1316 ($43.00/$38.00), even if the actual average closing price per share of CSC common stock used to calculate the exchange ratio is less than $30.00 or greater than $38.00.

Q:
When might the cash consideration be adjusted?

A:
In the event the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC may elect to increase the cash portion of the merger consideration by an amount that will cause the aggregate value of the merger consideration to equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

Q:
Are there any special implications for DynCorp stockholders whose DynCorp shares are held in the DynCorp Savings Plans, and specifically in such stockholders' DynCorp ESOP Accounts?

A:
The plan of merger contemplates certain amendments to the DynCorp Savings Plans, which will become effective at the time of the merger. Specifically, the DynCorp retirees and employees who are terminated will no longer be subject to the existing restrictions of the DynCorp Savings Plans which phase the distribution of assets held in the DynCorp ESOP Accounts to such persons over a period of five years. In addition, DynCorp stockholders who hold their shares in the DynCorp ESOP Accounts will have all of the cash merger consideration transferred to a money market investment fund in their DynCorp 401(k) Accounts and a portion of the CSC stock merger consideration transferred to the company stock fund investment option in their DynCorp 401(k) Accounts during the 80-110 days following the closing. These transfers will diversify the cash consideration and afford those affected DynCorp stockholders an opportunity to diversify the transferred stock consideration into other 401(k) plan investments within the DynCorp Savings Plans, if they desire to do so. The cash consideration can also be reinvested by participants into the other available investment funds. One of the available investment funds will be a stock fund designed to be primarily invested in CSC stock.

  Also, for DynCorp stockholders who hold "Unrestricted Shares" in the DynCorp 401(k) Accounts, all of the cash merger consideration allocable to those Unrestricted Shares will be transferred to a money market investment fund in their DynCorp 401(k) Accounts. "Unrestricted Shares" are DynCorp shares held in the Section 401(k) Accounts (whether attributable to matching contributions or 401(k) elective pay deferrals) that, at the time of the consummation of the merger, are not subject to reinvestment limitations, such as four calendar quarter or eight calendar quarter holding periods, or other restrictions covering certain matching contributions made prior to January 1, 2001.

Q:
When will the merger be completed?

A:
CSC and DynCorp believe that the merger can be completed in the first quarter of 2003. However, the merger cannot be completed without first receiving the approval of the DynCorp stockholders described in this proxy statement/prospectus and clearance for the merger also must be obtained by foreign antitrust regulatory authorities, among other things. As a result, the merger could be delayed for some time, and if the companies do not receive the necessary stockholder approval and governmental clearances, the companies would not be able to complete the merger.

Q:
When and where is the DynCorp special meeting?

A:
The DynCorp special meeting will be held at DynCorp's executive offices at 11710 Plaza America Drive Reston, Virginia 20190-6039 at 8:00 a.m. local time on March 7, 2003.

Q:
What stockholder approvals are required for the merger?

A:
Approval of the merger and adoption of the plan of merger and the transactions contemplated by the plan of merger require the affirmative vote, whether cast in person or by proxy, of a majority of the outstanding shares of DynCorp common stock entitled to vote for the merger. However, as a result of the special voting provisions contained in the DynCorp Savings Plans (which Plans hold approximately 83% of DynCorp's outstanding shares), the merger may be approved if a majority of such DynCorp Savings Plan shares for which votes are actually directed to the Trustee vote in favor of the merger, regardless of the number of shares so directed.

Q:
How does the DynCorp board of directors recommend I vote?

A:
The board of directors of DynCorp unanimously recommends that DynCorp stockholders vote FOR adoption and approval of the merger agreement and the merger.

Q:
What do I need to do now?

A:
With respect to DynCorp shares that you hold directly:

  After you read and consider the information in this document, just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting of DynCorp stockholders. You should return your proxy card whether or not you plan to attend the special meeting of DynCorp stockholders. If you attend the special meeting of DynCorp stockholders, you may revoke your proxy at any time before it is voted and vote in person if you wish.

  With respect to DynCorp shares that you hold in accounts under the DynCorp Savings Plans:

  After you read and consider the information in this document, just mail your signed confidential voting instruction/proxy card to the Trustee. If you only hold DynCorp shares in an account under the DynCorp Savings Plans, you may not attend the special meeting of DynCorp stockholders.

  Do not send your stock certificates with your proxy card or confidential voting instruction/proxy card.

Q:
If I own my DynCorp shares through my participation in the DynCorp Savings Plans, how do I exercise my vote?

A:
As a participant in the DynCorp Savings Plans, you should sign the confidential voting instruction/proxy card you receive from the Trustee and mail it back to the Trustee. The Trustee must follow your instructions, unless the Trustee determines that doing so would violate the Trustee's duty under applicable pension laws to act prudently.

  If you do not direct the Trustee as to how to vote your shares, the Trustee is authorized by the DynCorp Savings Plans (subject again to its statutory duties) to vote your shares, together with any other shares for which no voting instructions were received, in the same proportion as to the shares for which voting instructions are received by the Trustee.

  DynCorp has been advised by the Trustee that (1) the Trustee has consulted with its advisors with respect to the merger and the consideration to be received by DynCorp stockholders pursuant to the merger agreement and (2) in the Trustee's letter to participants of the DynCorp Savings Plans with respect to the voting of the DynCorp shares held in DynCorp Savings accounts, the Trustee intends to inform such participants that the Trustee is prepared to accept the voting directions of such participants with respect to such shares and vote such shares as instructed, subject to the Trustee's ongoing obligations under ERISA.

Q:
What do I do if I want to change my vote after I have sent in my proxy card in respect of DynCorp shares that are not held in DynCorp Savings Plan accounts?

A:
You can change your vote at any time before your proxy is voted at the meetings. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose one of these methods, you must submit your notice of revocation or your new proxy card to DynCorp before the special meeting of DynCorp stockholders. Third, you can attend your meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:
What do I do if I want to change my voting instructions to the Trustee after I have sent my confidential voting instruction/proxy card to the Trustee in respect of DynCorp shares which are held in accounts under the DynCorp Savings Plans?

A:
You can change your voting instructions at any time prior to March 5, 2003, the date which the Trustee has set as the last date on which the Trustee will accept voting instructions. You can do this in one of two ways. First, you can send a written notice to the Trustee before such deadline stating that you would like to revoke or change your voting instructions. Second, you can complete and submit a new confidential voting instruction/proxy card at a later date (but no later than such deadline).

Q:
What constitutes a quorum at the special meeting of DynCorp stockholders?

A:
A quorum at the special meeting of DynCorp stockholders requires one-third of the outstanding shares of DynCorp common stock entitled to vote to be present or represented by proxy at the special meeting. However, a majority of the outstanding shares of DynCorp common stock must be voted in favor of the merger in order for it to be approved. A quorum must exist for the transaction of business at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q:
Whom should I contact if I have questions?

A:
DynCorp stockholders should contact DynCorp Corporate Communications, at:

  11710 Plaza America Drive
  Reston, Virginia 20190
  1-703-261-4618

SUMMARY

        This summary does not contain all of the information that may be important to you and is qualified in its entirety by reference to the information contained elsewhere in, or incorporated by reference into, this proxy statement/prospectus. You are urged to read the entire proxy statement/prospectus, including the information set forth in the section entitled "Risk Factors" on page 15, and the attached exhibits and annexes, including the merger agreement, which is attached as Annex A to this document, as it is the legal document that governs the merger. See "Additional Information" on page 120.

Overview of the Merger

        DynCorp, CSC and a wholly-owned subsidiary of CSC known as Garden Acquisition LLC have entered into an amended and restated agreement and plan of merger (referred to as the "merger agreement") providing for CSC's acquisition of DynCorp through a merger of Garden Acquisition LLC with and into DynCorp. In the merger, each share of common stock of DynCorp will be converted into the right to receive (1) $15.00 in cash (subject to adjustment, as described below) and (2) a number of shares of CSC common stock equal to the exchange ratio.

        The exchange ratio will be determined by dividing $43.00 by the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange, as reported by Bloomberg L.P., for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders. However, in no event will the exchange ratio exceed 1.4333 ($43.00/$30.00) or be less than 1.1316 ($43.00/$38.00).

        In the event that the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC has the right, but not the obligation, to increase the cash consideration by an amount such that, after giving effect to such increase, the aggregate value of the merger consideration will equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

CSC's Reasons for the Merger (page 37)

        CSC's board of directors believes that the acquisition of DynCorp will benefit both DynCorp and CSC stockholders and further CSC's objective of growth through, among other means, acquisitions of complementary businesses. CSC anticipates that the acquisition of DynCorp will significantly strengthen its position in the U.S. federal marketplace and provide an opportunity for diversification into new markets. The board of directors of CSC believes that the merger with DynCorp is in the best interests of CSC and represents an opportunity to enhance value for CSC stockholders.

DynCorp's Reasons for the Merger (page 38)

        The DynCorp board of directors believes that the merger represents an opportunity to enhance value for DynCorp stockholders. In particular, the merger consideration will represent a premium over the trading price on DynCorp's internal stock market and will present an opportunity for DynCorp stockholders to participate in a company that is one of the world's leaders in the outsourcing and information technology services industry. In reaching the conclusion to approve the merger and recommend it to its stockholders, the DynCorp board carefully considered many additional factors including the fairness opinion of its financial advisor, the strategic and operational risks associated with DynCorp remaining independent and the various other proposals received during the long and thorough process conducted by DynCorp seeking a business combination.

Information About the Companies

  Computer Sciences Corporation (page 77)
      2100 East Grand Avenue
      El Segundo, California 90254
      (310) 615-0311

        CSC is one of the world leaders in the information technology ("I/T") services industry. Since it was founded in 1959, CSC has helped clients use I/T more efficiently in order to improve their operations and profitability and to achieve business results. CSC offers a broad array of professional services to clients in the global commercial and government markets and specializes in the application of advanced and complex I/T to achieve its customers' strategic objectives. Its service offerings include I/T and business process outsourcing, systems integration and consulting/professional services. CSC focuses on delivering business results by linking business innovation skills with seasoned delivery expertise to provide flexible and scalable solutions. To do so, CSC draws on its vast experience in designing, building and maintaining large, complex, mission-critical systems and applies this knowledge to today's business challenges.

        Based on the closing price of CSC common stock on the New York Stock Exchange on December 27, 2002, CSC's market capitalization was approximately $5.89 billion.

  DynCorp (page 78)
      11710 Plaza America Drive
      Reston, Virginia 20190
      (703) 261-5000

        DynCorp and its subsidiaries provide diversified management, technical, engineering and professional services primarily to U.S. Government customers throughout the United States and internationally. DynCorp's customers include various branches of the U.S. Departments of Defense, Energy, State, and Justice, the Drug Enforcement Agency, the National Institutes of Health, the Defense Information Systems Agency, the National Aeronautics and Space Administration and various other U.S., state and local government agencies, commercial clients and foreign governments. Generally, these services are provided under both prime contracts and subcontracts, which may be fixed-price, time-and-material or cost reimbursement contracts depending on the work requirements and other individual circumstances.

        Based on the valuation of DynCorp common stock, as determined by DynCorp's board of directors as of December 16, 2002 (the latest date for which the DynCorp board made a determination of the value of DynCorp shares), DynCorp's market capitalization was approximately $608.22 million.

  Garden Acquisition LLC
        2100 East Grand Avenue
      El Segundo, California 90254
      (310) 615-0311

        Garden Acquisition LLC is a newly-formed Delaware limited liability company that is wholly-owned by CSC. Its principal executive offices are located at 2100 East Grand Avenue, El Segundo, California 90245 and its telephone number is (310) 615-0311. Garden Acquisition LLC was formed on December 6, 2002 in preparation for the merger described in this proxy statement/prospectus and has not conducted any business activities to date.

The Special Meeting of DynCorp Stockholders (page 34)

Time, Date and Place

        The special meeting of DynCorp stockholders will be held at 8:00 a.m., local time, on March 7, 2003 at:

DynCorp
11710 Plaza America Drive
Reston, Virginia 20190-6039

Matters to be Considered at the Special Meeting of DynCorp Stockholders

        At the special meeting of DynCorp stockholders, DynCorp stockholders will consider and vote upon the adoption and approval of the merger agreement and the merger.

Record Date and Stockholders Entitled to Vote (page 34)

        DynCorp stockholders are entitled to cast one vote for each share of DynCorp common stock held on the close of business on February 10, 2003, the record date for the special meeting of DynCorp stockholders. On that date, 10,689,244 shares of DynCorp common stock were outstanding and entitled to vote, of which a total of 1,081,198 shares were beneficially owned by DynCorp's directors and executive officers.

Vote Required to Approve the Merger (page 36)

        The affirmative vote of a majority of the outstanding shares of DynCorp common stock entitled to vote on the merger proposal is required to approve and adopt the merger agreement and the merger.

        However, as a result of the special voting provisions contained in the DynCorp Savings Plans (which Plans hold approximately 83% of DynCorp's outstanding shares), the merger may be approved if a majority of such DynCorp Savings Plan shares for which votes are actually directed to the Trustee vote in favor of the merger, regardless of the number of shares so directed.

Changing a Vote After a Proxy Card Has Been Sent (page 35)

        DynCorp stockholders may revoke their proxies at any time before they are voted by delivering a written notice of revocation to DynCorp's Corporate Secretary or by signing and delivering another proxy with a later date and before the vote at the special meeting of DynCorp stockholders. A DynCorp stockholder attending the special meeting of DynCorp stockholders in person may revoke the proxy/voting instruction by giving notice of revocation to an inspector of election at the meeting or by voting at the special meeting of DynCorp stockholders. If any other matters are properly brought before the special meeting of DynCorp stockholders, the enclosed proxy card gives discretionary authority to the persons named on the card to vote the shares of DynCorp common stock represented by the card in their discretion. Each DynCorp stockholder whose shares are held in the name of a bank, broker or other nominee holder must follow the directions received from his or her bank, broker or other nominee holder in order to direct the vote of his or her DynCorp shares.

        Certain DynCorp shares are held for the benefit of plan participants of the DynCorp Savings and Retirement Plan and the DynCorp Capital Accumulation and Retirement Plan. These plans contain pass-through voting provisions for the participants of the plans, with shares that are allocated to a participant's account voted in accordance with the instructions of the participant by the trustees of the respective plan responsible for voting. Information relating to voting by participants in these stock-based DynCorp employee benefit plans is set forth in the section entitled "The Special Meeting of DynCorp Stockholders—DynCorp Employee Plan Voting" on page 35.

Quorum and Abstentions (page 36)

        A quorum must be present in order to transact business at the special meeting of DynCorp stockholders. If a DynCorp stockholder submits a properly executed proxy card, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the special meeting of DynCorp stockholders.

        A quorum at the special meeting of DynCorp stockholders requires one-third of the outstanding shares of DynCorp common stock entitled to vote to be present or represented by proxy at the special meeting. However, a majority of the outstanding shares of DynCorp common stock must be voted in favor of the merger in order for it to be approved.

        Since the vote at the special meeting of DynCorp stockholders required to adopt and approve the merger agreement and the merger is based upon a percentage of the total outstanding voting power of DynCorp rather than upon the percentage of the votes cast at the special meeting of DynCorp stockholders, abstentions will have the same practical effect as a vote against the adoption and approval of the merger agreement and the merger.

        Information relating to voting by participants in DynCorp's stock-based employee benefit plans is set forth on page 35 under the caption "DynCorp Employee Plan Voting."

        It is very important that ALL DynCorp stockholders vote their shares, so please complete and return the enclosed proxy card today.

Recommendation of the DynCorp Board (page 34)

        DynCorp's board of directors has unanimously determined that the terms of the merger are fair to and in the best interests of DynCorp stockholders, has unanimously adopted and approved the merger agreement and the merger and unanimously recommends that DynCorp stockholders vote FOR the adoption and approval of the merger agreement and the merger.

The Merger (page 37)

        The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this proxy statement/prospectus. Therefore, the information in this proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this proxy statement/prospectus.

  Consideration to be Received by DynCorp Stockholders in the Merger (page 62)

        For each share of DynCorp common stock, holders will receive (1) subject to certain adjustments, $15.00 in cash and (2) a number of shares of CSC common stock equal to the exchange ratio. The exchange ratio is calculated by dividing $43.00 by the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders. However, in no event will the exchange ratio exceed 1.4333 ($43.00/$30.00) or be less than 1.1316 ($43.00/$38.00). If the actual average CSC common stock price is less than $30.00, DynCorp stockholders should expect to receive less than $43.00 in value of CSC common stock per share of DynCorp common stock, and if the actual average CSC common stock price is more than $38.00, then DynCorp stockholders should expect to receive more than $43.00 in value of CSC common stock per share of DynCorp common stock. See "RISK FACTORS—The Value of CSC Common Stock Exchanged for DynCorp Common Stock Could Be Different Than $43.00 Per Share" on page 16.

        In the event that the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC has the right, but not the obligation, to increase the cash consideration by an amount such that, after giving effect to such increase, the aggregate value of the merger consideration will equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

        As described in the section entitled "Comparison of Rights of Holders of CSC Common Stock and DynCorp Common Stock—Rights Plan," each share of CSC common stock issued pursuant to the merger will be issued together with an associated preferred share purchase right.

        If the exchange ratio was calculated using $33.80, the volume-weighted average closing price of CSC common stock for the fifteen trading day period between November 21, 2002 and December 12, 2002 (the last trading day prior to the public announcement of the merger), then approximately 13.73 million shares would be issued pursuant to the merger (including shares to be issued upon conversion of DynCorp restricted stock, but excluding any shares that might be issued pursuant to the exercise of outstanding DynCorp options). However, because this number is based on trading prices of CSC common stock that continue to change, more or fewer shares of CSC common stock ultimately may be issued. For example, if the fifteen trading day volume-weighted average closing price of CSC common stock used to calculate the final exchange ratio was $30.00 or less (resulting in an exchange ratio of 1.4333), the number of shares of CSC common stock issued in connection with the merger (including shares to be issued upon conversion of DynCorp restricted stock, but excluding any shares that might be issued pursuant to the exercise of outstanding DynCorp options) would be approximately 15.47 million, assuming the number of DynCorp shares outstanding was the same as the number of such securities outstanding as of December 12, 2002.

  Treatment of DynCorp Stock Options and Other Stock Rights (page 63)

        Pursuant to the merger agreement, all outstanding stock options and other rights to purchase shares of DynCorp common stock will be cancelled immediately prior to the time of the merger. If you hold DynCorp stock options at the effective time of the merger, you will be entitled to receive a cash payment equal to the excess, if any, of the merger consideration received with respect to DynCorp common stock over the exercise price of your DynCorp stock option, as described below.

        All outstanding restricted stock awards will be deemed to have been issued and the holders of such awards will be entitled to receive merger consideration in respect of the shares of DynCorp common stock issuable under such awards.

        See "The Merger Agreement—Treatment Of DynCorp Stock Options And Other Stock Rights."

  Modification of DynCorp Retirement Plans (page 73)

        The merger agreement provides that DynCorp will use its best efforts to amend its retirement plans prior to the consummation of the merger (or as soon as reasonably practical in accordance with such plans) such that:

  •
  commencing as of the consummation of the merger, terminated employees of DynCorp may elect to receive full distribution of the assets held in their former Employee Stock Ownership Accounts ("DynCorp ESOP Accounts"), which shall occur as soon as practicable;
  •
  as soon as practicable following the consummation of the merger, the cash portion of the merger consideration received in respect of DynCorp shares held in the DynCorp ESOP Accounts shall be transferred from the DynCorp ESOP Accounts of affected participants to a money market investment fund option in the Section 401(k) accounts in the DynCorp Savings Plans (the "DynCorp 401(k) Accounts");

  •
  a portion of the CSC stock consideration will be transferred from the DynCorp ESOP Accounts to the DynCorp 401(k) Accounts in the following manner: upon each of three trigger dates (as described below), 10.85% of the CSC stock consideration received in respect of DynCorp shares then held in DynCorp ESOP Accounts shall be transferred from the DynCorp ESOP Accounts to a company stock fund investment option in the DynCorp 401(k) Accounts designed to be primarily invested in CSC stock. The remainder of the CSC stock consideration received in respect of DynCorp shares then held in DynCorp ESOP Accounts will not be transferred, and will continue to be held in those DynCorp ESOP Accounts, in accordance with and subject to the Plans' terms, as they may be amended from time to time; and
  •
  as soon as practicable following the consummation of the merger, the cash portion of the merger consideration received in respect of Unrestricted Shares held in the company stock fund investment option in the DynCorp 401(k) Accounts shall be transferred to a money market investment fund option in the DynCorp 401(k) Accounts.

        "Unrestricted Shares" are shares of DynCorp common stock held in the Section 401(k) Accounts (whether attributable to employer contributions or 401(k) elective pay deferrals) that, at the time of the consummation of the merger, are not subject to reinvestment limitations, such as four calendar quarter or eight calendar quarter holding periods, or other restrictions covering certain matching contributions made prior to January 1, 2001. "Restricted Shares" are shares of DynCorp common stock held in the Section 401(k) Accounts that are not "Unrestricted Shares."

        The trigger dates for the transfer of stock consideration from DynCorp ESOP Accounts to DynCorp 401(k) Accounts are the last day of the first full calendar month ending after the closing date of the merger and the last day of each of the first two calendar months ending thereafter. However, if the closing date occurs on or before the 10th day of a calendar month, then, under certain circumstances, the first trigger date shall be last day of the calendar month in which the closing date occurs.

        As a consequence of the transfers noted above, participants in the DynCorp ESOP Accounts will be able, following the trigger dates, to reinvest up to approximately 50% of the merger consideration received for their DynCorp shares held in such accounts, among the various investment options offered under the DynCorp 401(k) Accounts. In addition, participants holding Unrestricted Shares in the DynCorp 401(k) Accounts will be able to reinvest the cash and CSC stock consideration received in respect of those shares into the other available investment funds. One of the available investment funds will be a stock fund designed to be primarily invested in CSC stock.

        See "The Merger Agreement—Modification of DynCorp Retirement Plans."

Conditions to Completing the Merger (page 70)

        The completion of the merger is subject to the satisfaction or valid waiver of the following conditions, among others:

  •
  the DynCorp stockholders adopt and approve the merger agreement and the merger;
  •
  there is no law or court order prohibiting the merger, all regulatory clearances have been obtained and any waiting periods required by law have passed;
  •
  any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar foreign antitrust laws shall have expired;
  •
  CSC and DynCorp have each performed in all material respects their respective covenants and obligations to be performed at or prior to the effective time of the merger pursuant to the merger agreement; and

  •
  the representations and warranties of the respective parties made in the merger agreement are true and correct.

        These conditions and other conditions to the merger are more fully described in the Section entitled "The Merger Agreement—Conditions to Completing the Merger" on page 70.

Termination of the Merger Agreement (page 71)

        Pursuant to the merger agreement, CSC and DynCorp may agree to terminate the merger agreement at any time before the merger is completed.

        Either CSC or DynCorp may terminate the merger agreement if:

  •
  the merger is not consummated by April 30, 2003;
  •
  the DynCorp stockholders do not adopt the merger agreement at the special meeting of DynCorp stockholders;
  •
  any law or regulation or legal or governmental action prohibits or restricts the consummation of the merger; or
  •
  there is a material breach of a representation, warranty or covenant in the merger agreement by the other party, as described in greater detail in "The Merger Agreement—Termination of the Merger Agreement" on pages 71 and 72.

        CSC may terminate the merger agreement if:

  •
  DynCorp's board of directors has changed its recommendation in a manner adverse to CSC with respect to the merger (whether or not permitted by the merger agreement);
  •
  DynCorp fails to call the special meeting of DynCorp stockholders;
  •
  DynCorp materially breaches the non-solicitation covenant in the merger agreement, as described in greater detail in "The Merger Agreement—No Solicitation of Transactions" on page 69; or
  •
  DynCorp's board of directors recommends a proposal other than the merger to its stockholders.

        DynCorp may terminate the merger agreement if:

  •
  DynCorp's board of directors has changed its recommendation with respect to the merger (but only if it has first complied with certain provisions of the merger agreement, including the payment of a termination fee as described in "The Merger Agreement—Termination of the Merger Agreement" on page 72); or
  •
  the volume-weighted average closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, and CSC does not elect to exercise its right to increase the cash portion of the merger consideration, as described in "The Merger Agreement—Termination of the Merger Agreement" on page 72.

Termination Fee and Expense Reimbursement (page 72)

  Termination Fee

        DynCorp must pay CSC a termination fee of $25 million if the merger agreement is terminated by CSC or DynCorp under certain circumstances described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Liquidated Damages and Expenses" on page 72.

  Expense Reimbursement

        DynCorp must reimburse CSC for up to $3 million of documented expenses if the merger agreement is terminated by DynCorp because the average closing prices of CSC common stock used to calculate the exchange ratio is less than $28.00 and CSC does not elect to exercise its right to increase the cash portion of the merger consideration, as described in greater detail in "The Merger Agreement—Termination of the Merger Agreement—Liquidated Damages and Expenses" on page 73. In addition, DynCorp must reimburse CSC for up to $6 million of documented expenses if the merger agreement is terminated by CSC or DynCorp under certain other circumstances described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Liquidated Damages and Expenses" on page 73. Expense reimbursement payments made by DynCorp to CSC will be credited against the payment of the termination fee (if any) that DynCorp is obligated to pay CSC in connection with any such termination.

        CSC must reimburse DynCorp for up to $6 million of documented expenses if the merger agreement is terminated by DynCorp under certain circumstances described in the section entitled "The Merger Agreement—Termination of the Merger Agreement—Liquidated Damages and Expenses" on page 73.

What Happens If DynCorp Receives Another Offer? (page 69)

        The merger agreement provides that, subject to certain exceptions, DynCorp will not solicit or engage in any negotiations or discussions with, or provide any non-public information to, any person other than CSC that could lead to a competing proposal to the merger. DynCorp's board of directors may, however, furnish information to or enter into discussions with any person that makes an unsolicited bona fide written acquisition proposal, if:

  •
  the DynCorp board determines in good faith that the alternative acquisition proposal could reasonably be expected to lead to an alternative transaction that (1) would be more favorable, from a financial point of view, to the DynCorp stockholders and (2) is reasonably likely to be consummated without undue delay; and
  •
  DynCorp enters into a confidentiality agreement with the party making the alternative acquisition proposal.

Certain Federal Income Tax Consequences of the Merger (page 56)

        It is expected that, for United States federal income tax purposes, the merger generally will be treated as a taxable sale by the DynCorp stockholders of their shares of DynCorp common stock in which a DynCorp stockholder (other than with respect to shares that are held in the DynCorp Savings Plans) will recognize gain or loss equal to the difference between (1) the amount of the cash consideration plus the fair market value of the stock consideration received in the merger and (2) the stockholder's adjusted tax basis in the shares of DynCorp common stock surrendered in the merger. DynCorp stockholders whose shares are held in the DynCorp Savings Plans will not recognize taxable gain or loss as a result of the merger.

        The actual tax consequences of the merger to you will depend on your specific situation. We strongly urge you to consult your own tax adviser for a full understanding of the merger's tax consequences.

Regulatory Approvals Required for the Merger (page 54)

        In order to complete the merger, we must obtain clearances from various regulatory authorities. We have filed all of the required applications or notices with these regulatory authorities. The initial filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made by CSC and DynCorp on December 20, 2002 and December 23, 2002, respectively, and the applicable waiting period for these filings expired at 11:59 p.m., Eastern time, on January 22, 2003. As of the date of this proxy statement/prospectus, we have not yet received all of the required clearances in foreign jurisdictions. Although we expect to obtain the necessary clearances, we cannot be certain we will obtain them.

Opinion of DynCorp's Financial Advisor (page 46)

        DynCorp's board of directors considered the opinion of Deutsche Bank Securities Inc. that, as of the date of the opinion, based on and subject to the matters described in its opinion, the merger consideration to be received by the DynCorp stockholders pursuant to the merger agreement was fair from a financial point of view to the holders of DynCorp common stock. The opinion of Deutsche Bank Securities Inc. is attached as Annex B to this proxy statement/prospectus. DynCorp stockholders are urged to read the Deutsche Bank opinion in its entirety.

Interests of DynCorp Directors and Executive Officers in the Merger (page 52)

        As you consider the recommendation of the DynCorp board of directors with respect to the merger, you should be aware that some DynCorp directors and executive officers have interests regarding the merger that are different from, or in addition to, your interests, including those listed below:

  •
  Certain of the directors and executive officers hold options to purchase DynCorp common stock. The options will be cancelled immediately prior to the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to DynCorp common stock over the exercise price of the DynCorp stock options;
  •
  Certain executive officers are parties to employment agreements with DynCorp that will entitle them to certain payments and benefits upon consummation of the merger;
  •
  An executive officer is party to a change in control severance agreement with DynCorp that will entitle him to receive a lump sum payment if the executive is terminated within three years of consummation of the merger; and
  •
  CSC has agreed to maintain directors' and officers' liability insurance covering the current directors and executive officers of DynCorp for a period of six years following the merger.

Dividend Policies

  CSC (page 30)

        The holders of CSC common stock receive dividends if and when declared by CSC's board of directors out of legally available funds. Since 1969, CSC has not paid or declared a cash dividend on its common stock.

        After the merger, the declaration and payment of dividends on CSC common stock will depend upon business conditions, operating results, capital and reserve requirements, covenants in its debt instruments and CSC's board of directors' consideration of other relevant factors. CSC can give DynCorp stockholders no assurance that CSC will pay dividends on its common stock in the future.

  DynCorp (page 30)

        DynCorp has not paid or declared any dividends on its common stock since 1988. Should the merger be consummated, DynCorp will be a wholly-owned subsidiary of CSC and will cease to be a public company. Pursuant to the merger agreement, until the effective time of the merger, DynCorp is not permitted to pay or declare any dividend on its common stock.

Material Differences in Rights of Stockholders (page 110)

        The governing documents of CSC and DynCorp vary, and therefore, DynCorp stockholders will have different rights once they become CSC stockholders. Similarly, the laws of Delaware, DynCorp's state of incorporation, differ from those of Nevada, CSC's state of incorporation. These differences are described in more detail under "Comparison of Rights of Holders of CSC Common Stock and DynCorp Common Stock" beginning on page 110.

Appraisal Rights (page 116)

        If the merger is consummated, DynCorp stockholders will be entitled to seek appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law.

Issuance of New Debt Securities by CSC (page 76)

        CSC currently anticipates that it may issue, in one or more offerings in the near future, up to $600 million in aggregate principal amount of debt securities. Some or all of these debt securities may be issued prior to the consummation of the merger. CSC currently expects that the net proceeds of such offerings would be used for general corporate purposes, including the reduction of the balance of CSC's outstanding commercial paper when it matures. If debt securities were issued pursuant to the shelf registration statement CSC filed with the SEC on October 23, 2001, the final terms and aggregate principal amount of such securities would be described in a prospectus supplement filed with the SEC after the offering was completed.

RISK FACTORS

        DynCorp stockholders should read carefully this proxy statement/prospectus and the other documents attached to or incorporated by reference into this proxy statement/prospectus. DynCorp stockholders should, in particular, read and consider the following risk factors because these risks will affect the combined businesses should the merger be completed. Additional risks and uncertainties not presently known to CSC or DynCorp also may adversely affect the merger and CSC following the merger.

Risks Relating to the Merger

  Successful integration of the companies' businesses is not assured.

        Integrating the operations of DynCorp with those of CSC after the merger may be difficult, time consuming and costly. After the merger has been completed, CSC must successfully integrate, among other things, services, delivery, sales and marketing, research and development, administrative and customer service functions, and management information systems. In addition, CSC will need to retain management, key employees, customers and business partners of both companies. Among the challenges involved in this integration is demonstrating to our customers that the merger will not result in an adverse change in client service standards or business focus and persuading our personnel that our business cultures are compatible. Further, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could have a material adverse impact on the combined company. CSC cannot assure you that it will be successful in integrating CSC and DynCorp. The difficulties, costs and delays that could be encountered may include:

  •
  unanticipated issues in integrating the information, communications and other systems;

  •
  negative impacts on employee morale and performance as a result of job changes and reassignments;

  •
  difficulties integrating personnel with disparate business backgrounds and corporate cultures;

  •
  difficulties attracting and retaining key personnel;

  •
  loss of customers;

  •
  unanticipated incompatibility of systems, procedures and operating methods;

  •
  unanticipated costs of terminating or relocating facilities and operations; and

  •
  the effect of complying with any government imposed organizational conflict-of-interest rules.

  Expected benefits of the merger may not be realized.

        CSC and DynCorp entered into the merger agreement with the expectation that the merger will result in benefits, including enhancing the strategic and marketing position of DynCorp as a part of CSC's U.S. federal sector, strengthening CSC's positions in the U.S. federal market and creating the opportunity for potential cost savings. If CSC is not able to effectively integrate DynCorp's operations, technology and personnel with its own in a timely and efficient manner, then CSC will not realize the benefits expected from the merger. In particular, if the integration is not successful:

  •
  CSC's operating results may be adversely affected;

  •
  CSC may lose key personnel; and

  •
  CSC may not be able to retain DynCorp's clients.

  The value of CSC common stock exchanged for DynCorp common stock could be different than $43.00 per share.

        In the merger, CSC will issue to DynCorp stockholders a number of shares of CSC common stock designed to have a value of $43.00 for each outstanding share of DynCorp common stock. However, the exchange ratio only determines the number of shares of CSC common stock into which each share of DynCorp common stock will be exchanged. The value of that number of shares upon delivery may be worth more or less than the product of the exchange ratio multiplied by the average trading price used in calculating the exchange ratio, and therefore may be worth more or less than $43.00 in value when ultimately delivered, whether or not the average CSC common stock price is between $30.00 and $38.00 when the exchange ratio is calculated. DynCorp stockholders should expect to receive less than $43.00 in value of CSC common stock per DynCorp share if the market price of the CSC common stock is less than $30.00 at the time the exchange ratio is calculated and remains below $30.00 when the CSC common stock is delivered. Conversely, DynCorp stockholders should expect to receive more than $43.00 in value of CSC common stock per DynCorp share if the market price of the CSC common stock is more than $38.00 when the exchange ratio is calculated and remains above $38.00 when the CSC common stock is delivered. In addition, no adjustment will be made to reflect the trading prices of CSC common stock on the trading dates spanning from the day before the special meeting of DynCorp stockholders through the closing date of the merger, and DynCorp stockholders may receive more or less than the amount they would receive if the closing occurred on the day the exchange ratio was calculated.

  Resales of CSC common stock following the merger may cause the market price to fall.

        As of December 27, 2002, CSC had 172,149,241 shares of common stock outstanding and 17,685,539 shares subject to outstanding options and other rights to purchase or acquire shares of CSC common stock. CSC expects that it will issue a maximum of 15,468,775 shares of CSC common stock in connection with the merger (including shares to be issued upon conversion of DynCorp restricted stock pursuant to the merger agreement), based on the maximum possible exchange ratio and the number of outstanding shares of DynCorp common stock and restricted stock as of December 12, 2002. This number does not include up to 2,303,133 shares of CSC common stock that could be issued to the holders of currently outstanding options to purchase an aggregate of 1,606,875 shares of DynCorp common stock if such holders exercise their options prior to the merger. The issuance of these new CSC shares, and the sale of additional shares of CSC common stock that may become eligible for sale in the public market from time to time upon exercise of options or other rights, will increase the total number of shares of CSC common stock outstanding. This increase could have the effect of depressing the market price for CSC common stock.

  The trading prices of CSC common stock and DynCorp common stock may be affected by different factors.

        Upon completion of the merger, holders of DynCorp common stock will become holders of CSC common stock. CSC's business differs from that of DynCorp, and CSC's results of operations, as well as the trading price of CSC common stock, may be affected by factors different from those affecting DynCorp's results of operations and the trading price of DynCorp common stock as a separate company on DynCorp's internal stock market. Therefore, events or circumstances which might not have caused DynCorp's shares to decline in value might result in a decline in the value of CSC common stock, and events or circumstances that might have caused an increase in the value of DynCorp common stock might not result in an increase in the value of CSC common stock.

  CSC will have more indebtedness after the merger.

        CSC's indebtedness as of December 27, 2002 was approximately $2.2 billion. CSC's pro forma long-term debt and indebtedness as of December 27, 2002, after giving effect to the merger (as described in "Selected Historical and Unaudited Pro Forma Financial Data of CSC" beginning on page 23) were approximately $2.4 billion and $2.7 billion, respectively. As a result of the increase in debt, CSC will have increased leverage and less ability to increase debt in the near future. For example, the increased levels of indebtedness could, among other things:

  •
  reduce funds available for acquisitions, outsourcing contracts and capital expenditures;

  •
  increase the cost and decrease the availability of funds; and

  •
  create competitive disadvantages compared to other companies with lower debt levels.

        CSC currently anticipates that it may issue, in one or more offerings in the near future, up to $600 million in aggregate principal amount of debt securities. Some or all of these debt securities may be issued prior to the consummation of the merger. CSC currently expects that the net proceeds of such offerings would be used for general corporate purposes, including the reduction of the balance of CSC's outstanding commercial paper when it matures. See "CSC After the Merger—Issuance of New Debt Securities" on page 76.

        CSC plans to retire all of DynCorp's debt within 60 days after the consummation of the merger.

  DynCorp stockholders will own a significantly smaller percentage of the outstanding shares of CSC after the merger.

        After the merger's completion, DynCorp stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of DynCorp. DynCorp stockholders will own in the aggregate CSC common stock representing approximately 8% or less of the total outstanding shares of CSC after the merger. Consequently, the merger will result in an immediate dilution in voting power of each DynCorp stockholder relative to the outstanding shares of CSC. As a result, DynCorp stockholders may be able to exercise less influence over the management and policies of the combined company than they currently exercise over the management and policies of DynCorp.

  CSC could lose key DynCorp personnel.

        DynCorp's contribution to the combined company's success will depend in part on the continued service of key DynCorp personnel. DynCorp employees may experience uncertainty about their future role with CSC until CSC's strategies with regard to DynCorp are announced or executed. If a substantial portion of DynCorp's personnel leave after we complete the merger, DynCorp's business could be seriously harmed.

  Failure to complete the merger could negatively impact DynCorp's stock price and future business and operations.

        If the merger is not completed for any reason, DynCorp may be subject to a number of material risks, including the following:

  •
  DynCorp may be required to pay CSC a termination fee of $25 million or expense reimbursement of up to $6 million; and

  •
  DynCorp must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

        If the merger is terminated and DynCorp's board determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to limited exceptions, DynCorp is prohibited from encouraging, soliciting, participating in or initiating discussions or negotiations concerning any merger, sale of assets or other business combination with any party other than CSC.

  DynCorp officers and directors have conflicts of interest that may influence them to support or approve the merger.

        The officers and directors of DynCorp participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or are in addition to, yours, including:

  •
  certain of the directors and officers of DynCorp hold options to purchase DynCorp common stock. The options will be cancelled immediately prior to the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to DynCorp common stock over the exercise price of such stock options;

  •
  employment agreements between certain executive officers and DynCorp which entitle the executive officers to benefits, including the payment of consulting fees, payments in exchange for the executives' agreement not to compete with DynCorp and a severance payment equal to the executives' current annual compensation rate;

  •
  a change-in-control severance agreement between an executive officer and DynCorp which entitles the executive officer to the payment of 2.99 times the sum of the executive's annual salary and average incentive compensation for the three prior years if the executive is terminated within three years of the consummation of the merger;

  •
  severance agreements between certain officers and DynCorp which entitle the officers to severance benefits, including a lump sum payment if such officer is terminated within two years following a change of control of DynCorp;

  •
  directors' and officers' liability insurance covering DynCorp's current officers and directors for a period of six years after the merger; and

  •
  indemnification of DynCorp's current officers and directors against losses that arise from their service as an officer or director of DynCorp or its affiliates before the merger.

        As a result, these officers and directors could be more likely to vote to approve the merger than if they did not hold these interests. On the record date, directors, executive officers and their affiliates beneficially owned approximately 10.1% of the DynCorp common stock.

  CSC and DynCorp must obtain domestic and foreign regulatory clearances to consummate the merger, and no assurance can be given that such clearances can be obtained, or that if such clearances are obtained, that they can be obtained without significant costs or delays.

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the U.S. Federal Trade Commission's rules, CSC and DynCorp may not complete the merger until they have filed the required notifications with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and have waited a specified period of time. On December 20, 2002 and December 23, 2002, respectively, CSC and DynCorp filed the notifications required under the Hart-Scott-Rodino Act, as well as specific information required to be given to the Federal Trade Commission and the Justice Department and the applicable waiting period for these filings expired at 11:59 p.m., Eastern time, on January 22, 2003. Until the waiting period in certain foreign jurisdictions expires, any foreign governmental authority could take action under the antitrust laws as it deems necessary in the public interest. This action could include seeking to enjoin the merger or seeking CSC's or DynCorp's divestiture of certain of their businesses. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

        In addition, the merger falls within the scope of German, Brazilian antitrust authorities and the Austrian Cartel Court and is subject to regulatory and enforcement actions by them. After properly being notified of the parties' intent to merge, the German authorities have one month, the Brazilian authorities have up to 120 days, to examine the merger. With the consent of DynCorp, CSC filed a complete notification with the German authorities on January 24, 2003, and CSC and DynCorp filed notification of the merger with the Brazilian authorities on January 7, 2003. The Austrian Cartel Court published notice of the merger on January 23, 2003. Should the German authorities require a further examination of the merger, their initial one month review period can be extended to up to a total of four months. The merger is prohibited from being implemented prior to clearance or the expiry of the German authority's review period. In addition, while the merger may be completed prior to approval from the Brazilian authorities, the Brazilian authorities may issue an order to prevent consummation of the merger in certain circumstances either before or after its consummation. Following publication of notification of the merger by the Austrian Cartel Court, interested parties have two weeks to provide comments. If the prosecuting authorities (the Austrian Federal Competition Authority or public prosecutor in cartel matters) do not submit a request for further investigation within four weeks of receiving a copy of the notification or if they waive their right to do so at any time after expiry of the two week public comment period, the Austrian Cartel Court confirms that the merger is cleared. If a request for further investigation is submitted to the Austrian Cartel Court, the initial review period can be extended to up to a total of five months.

        CSC and DynCorp can make no assurances as to whether the German antitrust authorities will permit the applicable waiting periods to expire, or whether the Brazilian and Austrian authorities will approve the merger, in each case, without imposing substantial conditions on DynCorp or CSC. CSC and DynCorp also do not know whether a third party will challenge the merger on antitrust grounds or what the result of a third party challenge might be. In addition, if any of the transactions contemplated by the merger agreement have not occurred within one year after the HSR Act waiting period expired, CSC and DynCorp must re-file notification and report forms with the Federal Trade Commission and the Department of Justice with respect to the transactions that have not been completed in the one-year period. A new HSR Act waiting period and review process will begin from the date the filings are made. As a result, a significant period of time may elapse before the completion of the merger and each of CSC and DynCorp may incur significant transaction costs as a result of seeking the regulatory clearances required to satisfy the conditions to the merger.

Risk Factors Relating to CSC

  CSC operates in highly competitive markets.

        The information technology service industry in which CSC competes is not dominated by a single company or a small number of companies. CSC's customers' requirements and the technology available to satisfy those requirements continually change. A substantial number of companies offer services that overlap and are competitive with those offered by CSC. Some of these are large industrial firms, including computer manufacturers and major aerospace firms that have greater financial resources than CSC and, in some cases, may have greater capabilities to perform services similar to those provided by CSC. CSC competes on the basis of a number of factors, including the quality and breadth of services, technological innovation, strategy and pricing. CSC cannot be sure that it will compete successfully against its current competitors in the future and the failure to do so could have a material and adverse effect on CSC's results of operations.

  Changes in CSC's markets could adversely affect its business.

        The markets for CSC's information technology services change rapidly because of technological innovation, new product introductions, changes in customer requirements and demands, declining prices and evolving industry standards, among other factors. As a result, CSC's ability to retain current business and attract additional business is dependent upon its ability to innovate and integrate new technologies into its service offerings in order to offer better strategic concepts and technical solutions, better value, a quicker response, or a combination of these factors. CSC cannot guarantee that it will be successful at adopting and integrating new technologies and providing superior service offerings.

  CSC may acquire other companies and not successfully integrate them.

        CSC has been involved, and may in the future be involved, in a number of merger and acquisition transactions. CSC has participated in these transactions for a number of reasons, including its desire to obtain new technologies, expand and enhance its services and attract personnel. Growth through acquisition involves a number of risks, however, including:

  •
  difficulties related to combining previously separate businesses into a single unit;

  •
  the substantial diversion of management's attention from day-to-day business when negotiating these transactions and later integrating an acquired business;

  •
  the assumption of liabilities of an acquired business discovered after the transaction is complete; and

  •
  the failure to realize anticipated benefits, such as cost savings, revenue enhancements and cash flow improvements.

        CSC cannot assure you that any transaction that is completed will result in long-term benefits to CSC or its stockholders.

  CSC's international operations pose complex management, foreign currency, legal, tax and economic risks, which CSC may not adequately address.

        CSC's revenue from international operations was approximately 37% of total revenue for the 2002 fiscal year. CSC expects that revenue from its international operations will continue to account for a significant portion of its total revenue. CSC's international operations are subject to a variety of risks including:

  •
  political and economic instability;

  •
  recessions in foreign economies;

  •
  the adoption and expansion of government trade restrictions;

  •
  currency conversion risks and currency fluctuations;

  •
  limitations on repatriation of earnings;

  •
  longer receivables collection periods and greater difficulty in collecting accounts receivable;

  •
  difficulties in managing foreign operations;

  •
  unexpected changes in regulatory requirements;

  •
  tariffs and other trade barriers; and

  •
  U.S. government licensing requirements for export.

  Changes in U.S. federal government spending levels for information technology services could result in the loss of significant revenue.

        Revenues from CSC's U.S. federal sector accounted for approximately 25.3%, 24.7% and 24.6% of CSC's total revenues for fiscal 2002, 2001 and 2000 respectively. CSC believes that federal government contracts will continue to be a source of a significant amount of CSC's revenues for the foreseeable future. However, changes in federal government fiscal or spending policies could directly affect CSC's financial performance. Among the factors that could harm CSC's federal government contracting business are:

  •
  a significant decline in spending by the federal government, in general, or by specific departments or agencies in particular;

  •
  delays in the payment of CSC's invoices by government payment offices;

  •
  the adoption of new laws or regulations that affect companies that provide services to the federal government;

  •
  curtailment of the federal government's use of technology services firms; and

  •
  general economic and political conditions.

        These or other factors could cause federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts in whole or in part, to issue temporary stop work orders, or not to exercise options to renew contracts, any of which could cause CSC to lose revenues.

  Certain engagements with clients may not be profitable.

        Unexpected costs or delays could make CSC's contracts unprofitable. While CSC has many types of contracts, including time-and-materials contracts, fixed-price contracts and contracts with features of both of these contract types, the risks associated with all of these types of contracts are often similar. When making proposals for engagements, CSC estimates the costs and timing for completing the projects. These estimates reflect CSC's best judgment regarding the efficiencies of CSC's methodologies and professionals as CSC plans to deploy them on projects. Any increased or unexpected costs or unanticipated delays in connection with the performance of these engagements, including delays caused by factors outside CSC's control, could make these contracts less profitable or unprofitable, which would have an adverse effect on CSC's profit margin.

        A number of CSC's contracts have some fixed-price, incentive-based or other pricing terms that condition some or all of CSC's fees on its ability to deliver defined goals. The failure to meet contractually-defined goals or a client's expectations in any type of contract may result in an unprofitable engagement.

  CSC's profitability will suffer if it is not able to maintain its pricing and utilization rates and control costs.

        CSC's profit margin, and therefore its profitability, is largely a function of the rates CSC is able to recover for its services and the utilization rate, or chargeability, of its professionals. Accordingly, if CSC is not able to maintain the pricing for its services or an appropriate utilization rate for its professionals without corresponding cost reductions, CSC will not be able to sustain its profit margin and profitability will suffer. For example, CSC is currently experiencing pressure on the pricing for its systems integration services. The rates CSC is able to recover for its services are affected by a number of factors, including:

  •
  its clients' perception of its ability to add value through its services;

  •
  competition;

  •
  introduction of new services or products by CSC or its competitors;

  •
  pricing policies of its competitors; and

  •
  general economic conditions.

        CSC's utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of its hiring cycle and holiday and summer vacations;

  •
  its ability to transition employees from completed projects to new engagements;

  •
  its ability to forecast demand for its services and thereby maintain an appropriate headcount in the appropriate areas of its workforce; and

  •
  its ability to manage attrition.

        CSC's profitability is also a function of its ability to control its costs and improve its efficiency. Current and future cost reduction initiatives may not be sufficient to maintain CSC's margins if the current challenging economic environment continues for several quarters. Further, as CSC increases the number of its professionals and executes its strategy for growth, CSC may not be able to manage a significantly larger and more diverse workforce, control costs or improve efficiency.

  CSC's quarterly revenues, operating results and profitability will vary from quarter to quarter, which may result in increased volatility of the share price of CSC's common stock.

        CSC's quarterly revenues, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in the share price of CSC's common stock. The factors that are likely to cause these variations are:

  •
  seasonality;

  •
  the business decisions of CSC's clients regarding the use of its services;

  •
  the timing of projects and their termination;

  •
  the timing of revenue or income or loss from affiliates;

  •
  CSC's ability to transition employees quickly from completed projects to new engagements;

  •
  the introduction of new products or services by CSC or its competitors;

  •
  changes in CSC's pricing policies or those of its competitors;

  •
  CSC's ability to manage costs, including personnel costs and support services costs;

  •
  costs related to possible acquisitions of other businesses; and

  •
  global economic and political conditions and related risks, including acts of terrorism.

  Intellectual property infringement by or against CSC could seriously harm its business.

        CSC can give no assurance that any of its inventions, patents, copyrights, trade secrets, trademarks or other intellectual property does now or will in the future provide competitive advantages to CSC, that all of its pending patent applications will necessarily result in issued patents, or that such patents will be sufficiently broad to provide effective protection for all of its inventions. A third party may seek to challenge, invalidate or circumvent CSC's intellectual property. The laws of some foreign countries may not protect CSC's proprietary rights to the same extent as the laws of the United States. CSC cannot rely solely on its patents, copyrights or other intellectual property to be successful and profitable in the industry.

  CSC's failure to attract, train, motivate and retain qualified personnel may harm its business.

        CSC is dependent upon the efforts and abilities of its senior management and a number of other qualified management, sales, support, technical and services personnel. The growth of CSC's business is directly dependent on its ability to attract and retain qualified personnel and its failure to do so would likely harm its business.

  Anti-takeover defenses in CSC's charter and under Nevada law could prevent an acquisition of CSC or limit the price that investors might be willing to pay for CSC common stock.

        Section 78.438 of Nevada law prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specific conditions are met. In addition, CSC has a rights plan which would make it difficult for a company or investor to buy CSC without the approval of CSC's board of directors. See "Comparison of Rights of Holders of CSC Common Stock and DynCorp Common Stock—Rights Plan" on page 117. All of the foregoing could delay or prevent a change in control of CSC and could limit the price that investors might be willing to pay in the future for shares of CSC common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        All statements and assumptions in this proxy statement/prospectus and in the documents attached or incorporated by reference that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements represent current expectations and beliefs of CSC and DynCorp, and no assurance can be given that the results described in such statements will be achieved. Forward-looking information contained in these statements include, among other things, statements as to the impact of the proposed merger on revenues and earnings, and other statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management, and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of CSC's and DynCorp's control, that could cause actual results to differ materially from the results described in such statements. These include, among other things, assumptions with respect to future revenues, expected program performance and cash flow, the outcome of contingencies including, among others, the timing and amounts of tax payments, litigation matters, environmental claims and remediation efforts, successful negotiation of contracts with labor unions, and anticipated costs of capital investments. CSC's and DynCorp's respective operations are subject to various additional risks and uncertainties resulting from their positions as suppliers, either directly or as subcontractors or team members, to the United States government and its agencies, as well as to foreign governments and agencies.

        Other important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others:

  •
  the failure of the DynCorp stockholders to approve the merger;

  •
  the risk that CSC and DynCorp will be unable to meet conditions imposed for, or governmental clearances required for, the merger;

  •
  the risk that the CSC and DynCorp businesses will not be integrated successfully;

  •
  the risk that the expected benefits of the merger may not be realized;

  •
  the risk that resales of CSC stock following the merger may cause the market price to fall;

  •
  CSC's increased indebtedness after the merger;

  •
  domestic and international competition in both the government and commercial areas;

  •
  changes in the global demand for information technology outsourcing, business process outsourcing and consulting and systems integration services;

  •
  changes in U.S. federal government spending levels for information technology services;

  •
  the creditworthiness of CSC's commercial customers;

  •
  CSC's ability to recover its accounts receivable;

  •
  CSC's ability to recover its capital investment in outsourcing contracts;

  •
  fluctuations in the currency exchange rates in countries in which CSC does business;

  •
  CSC's ability to consummate strategic acquisitions and form alliances;

  •
  the future profitability of customer contracts;

  •
  CSC's ability to attract and retain qualified personnel;

  •
  general economic conditions in countries in which both companies do business; and

  •
  other risks and uncertainties described in this proxy statement/prospectus under the caption "Risk Factors" and described in CSC's and DynCorp's filings from time to time with the Securities and Exchange Commission, including, without limitation, CSC's and DynCorp's respective reports on Form 10-K and Form 10-Q, as amended.

        Words such as "anticipates," "believes," "estimates," "expects," "hopes," "targets" or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this proxy statement/prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Neither CSC nor DynCorp undertakes any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law. These forward-looking statements represent expectations or beliefs of CSC and DynCorp concerning future events, and no assurance can be given that the results described will be achieved.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
FINANCIAL DATA OF CSC

        The following table sets forth selected historical consolidated financial data for CSC for fiscal 1998 through 2002, and for the nine months ended December 28, 2001 and December 27, 2002. The selected historical consolidated financial data for fiscal 1998 through 2002 are derived from the audited consolidated financial statements of CSC contained in its annual reports on Form 10-K. The revenues for fiscal 1998 through 2002 have been adjusted to conform to CSC's current financial statement presentation as described in CSC's Quarterly Report on Form 10-Q for the third quarter ended December 27, 2002. The selected historical consolidated financial data for the nine months ended December 28, 2001 and December 27, 2002 are derived from the unaudited consolidated financial statements of CSC contained in its quarterly reports on Form 10-Q.

        The following table also sets forth selected unaudited pro forma consolidated financial data for fiscal 2002 and for the nine months ended December 27, 2002. The unaudited pro forma consolidated financial data assume that the acquisition of DynCorp occurred on the first day of the period presented for statement of income purposes, and on December 27, 2002 for balance sheet purposes. The pro forma consolidated financial data have been developed from (i) the audited consolidated financial statements of DynCorp for the fiscal year ended December 27, 2001 appearing at page F-18, (ii) the unaudited consolidated financial statements of DynCorp for the period ended September 26, 2002 appearing at page F-2, (iii) the audited consolidated financial statements of CSC contained in its Annual Report on Form 10-K for the fiscal year ended March 29, 2002, and (iv) the unaudited consolidated financial statements of CSC contained in its Quarterly Report on Form 10-Q for the quarter ended December 27, 2002.

        The pro forma statement of income data for the fiscal year ended March 29, 2002 is derived by combining CSC's statement of income for the fiscal year ended March 29, 2002, as reported on CSC's Annual Report on Form 10-K for that period, with DynCorp's statement of operations for the fiscal year ended December, 27, 2001, as reported herein. The pro forma statement of income data for the nine months ended December 27, 2002 is derived by combining CSC's statement of income for the nine months ended December 27, 2002, as reported on CSC's Quarterly Report on Form 10-Q for that period, with DynCorp's statement of operations for the nine months ended September 26, 2002 appearing at page F-2.

        The unaudited pro forma consolidated financial data contained herein are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of CSC would have been had the pro forma transaction occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position. The unaudited pro forma consolidated financial data are based on CSC's preliminary purchase price allocation, since CSC has not completed the valuation studies necessary to finalize the required purchase price allocation. Completion of valuation studies and purchase price allocation will likely result in adjustments to pro forma data to reflect the final allocations of the purchase price, and there can be no assurance that such adjustments will not be material. The pro forma consolidated financial data contained herein also do not reflect the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the acquisition.

        CSC has not yet completed the valuation studies necessary to estimate the fair market value of DynCorp assets to be acquired and liabilities to be assumed, and the related allocations of purchase price, nor has CSC identified the adjustments, if any, necessary to conform the DynCorp data to CSC's accounting policies. Accordingly, CSC has used the historical book values of the assets and liabilities of DynCorp and has used the historical revenue recognition policies of DynCorp to prepare the unaudited pro forma consolidated financial data, with the excess of the purchase price over the historical net assets of DynCorp recorded as goodwill and other purchased intangibles. The determination of the final purchase price and the completion of the valuation studies necessary to finalize the required purchase price allocations will likely result in changes to the adjustments to the amounts presented in the unaudited pro forma consolidated financial data, and there can be no assurance that such adjustments will not be material.

        The selected historical and pro forma consolidated financial data set forth in the following table should be read in conjunction with the historical consolidated financial statements and accompanying notes of DynCorp beginning on page F-2, and the historical consolidated financial statements and accompanying notes of CSC incorporated by reference in this registration statement and the management's discussion and analysis of financial condition and results of operations contained in such reports. See "Additional Information" beginning on page 120.

	CSC/DynCorp Pro Forma		CSC Historical Data		CSC Historical Data Fiscal Year Ended
	Nine Months Ended December 27, 2002	Fiscal Year Ended March 29, 2002	Nine Months Ended December 27, 2002	Nine Months Ended December 28, 2001
					March 29, 2002	March 30, 2001	March 31, 2000	April 2, 1999	April 3, 1998
	(In millions except per share data)
Statement of Income Data:
Revenues(a)	$10,010.3	$13,381.4	$8,267.4	$8,344.1	$11,379.3	$10,492.9	$9,344.5	$8,093.8	$7,012.6
Net income(a), (b), (c)	278.0	385.5	277.5	203.0	344.1	233.2	402.9	355.5	274.6
Basic earnings per share	1.50	2.10	1.62	1.20	2.02	1.39	2.42	2.17	1.71
Diluted earnings per share	1.49	2.08	1.61	1.19	2.01	1.37	2.37	2.12	1.67
Average common shares:
Outstanding	185.283	183.784	171.553	169.754	170.054	168.260	166.311	164.124	160.881
Assuming dilution	186.175	185.009	172.445	170.816	171.279	170.767	169.749	167.986	164.501
Balance Sheet Data(d)
Total assets(e)	$10,207.2	N/A	$8,883.6	$8,602.2	$8,610.5	$8,174.8	$5,874.1	$5,260.4	$4,274.1
Long term debt	2,428.7	N/A	2,023.9	2,015.0	1,873.1	1,029.4	652.4	399.7	739.0

        A discussion of "Income Before Taxes" and "Net Income and Earnings per Share" before and after special items is included in CSC's respective Annual Reports on Form 10-K for each year presented above in the Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") sections. A discussion of "Special Items" for fiscal 2001 and 2000 is also included in MD&A. The fiscal 1998 special items consist of (a) a net special credit of $1.7 million (1 cent per share after tax) of costs, expenses and benefits associated with developments at CSC Enterprises that generated a pre-tax charge of $208.4 million ($133.3 million after tax) and a tax benefit of $135 million; (b) a pre-tax charge of $20.7 million (8 cents per share after tax) related to CSC's response to a failed take-over attempt; and (c) merger-related charges of $4.1 million (2 cents per share after tax) associated with several acquisitions made by Nichols Research Corporation which was subsequently acquired by CSC and accounted for as a pooling of interests.

        The selected financial data has been restated for fiscal 1998 and 1999 to include the results of business combinations accounted for as poolings of interests. No dividends were paid by CSC during the five years presented.

        In accordance with Emerging Issues Task Force Issue No. 01-09, amortization of premiums has been reclassified from costs and expenses to a reduction of revenue beginning in the third quarter of fiscal 2003. Prior period amounts have been reclassified to conform to current presentation.

Footnotes:

(a)
Pro forma amounts include adjustments of $1.4 million for the nine months ended December 27, 2002 and $0.6 million for the year ended March 29, 2002 to eliminate inter-company sales and cost of sales transactions between CSC and DynCorp.

(b)
Pro forma amounts include adjustments to: (i) amortize the preliminary estimate of other purchased intangibles arising from the acquisition of DynCorp by CSC, (ii) reflect interest expense on new financing for the acquisition of DynCorp at an estimated rate of 6.00%, and (iii) record income tax effects on the taxable portion of pro forma adjustments, using a combined federal and state statutory rate of 38.9%.

(c)
CSC adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," at the beginning of the fiscal year 2003. Accordingly, the nine months ended December 27, 2002 excludes amortization of goodwill.

(d)
Pro forma amounts include adjustments to (i) eliminate the equity of DynCorp, (ii) record issuance of CSC stock and debt, (iii) record preliminary valuation of DynCorp's assets and liabilities, and (iv) record preliminary goodwill and other purchased intangibles arising from the acquisition of DynCorp.

  In the merger, each share of common stock of DynCorp will be converted into the right to receive (1) $15.00 in cash (subject to adjustment, as described below) and (2) a number of shares of CSC common stock equal to the exchange ratio.

  The exchange ratio will be determined by dividing $43.00 by the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange, as reported by Bloomberg L.P., for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders. However, in no event will the exchange ratio exceed 1.4333 ($43.00/$30.00) or be less than 1.1316 ($43.00/$38.00).

  In the event that the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC has the right, but not the obligation, to increase the cash consideration by an amount such that, after giving effect to such increase, the aggregate value of the merger consideration will equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

  The amount of purchase price allocated to goodwill and other purchased intangibles is subject to change and is calculated based on the assumption that CSC has acquired all of the DynCorp common stock (exclusive of any shares of DynCorp common stock issuable pursuant to the exercise of outstanding options) and has issued 13,730,000 shares of CSC common stock, determined by using an exchange ratio of 1.2722. This exchange ratio is based on a volume-weighted average closing price per share of CSC common stock of $33.80, as described below.

  On December 12, 2002, the last full trading day prior to the announcement of the merger, the closing price per share of CSC common stock reported by the New York Stock Exchange was $34.67. For purposes of calculating the exchange ratio under the merger agreement, the volume-weighted average closing price per share of CSC common stock during for the 15 trading day period ending on (and including) December 12, 2002 would have been $33.80.

  As set forth in Emerging Issues Task Force 99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination" (EITF 99-12), the final purchase price will be determined based on the cash consideration and the common stock consideration determined by the market prices of CSC common stock a few days before and after the measurement date and the number of shares exchanged as determined by the exchange ratio (see "The Merger Agreement—Consideration to be Received by DynCorp Stockholders in the Merger" on page 62). In accordance with EITF 99-12, the measurement date is the first date on which the number of shares of CSC common stock to be exchanged and the amount of other consideration become fixed without subsequent revision. Accordingly, the measurement date is expected to be the date of the special meeting of DynCorp stockholders (see "The Special Meeting of DynCorp Stockholders" on page 34).

(e)
The pro forma amounts assume that the merger will result in goodwill and other intangible assets that are nondeductible for tax purposes. The other intangible assets will result in the recognition of a deferred tax liability.

SELECTED HISTORICAL FINANCIAL DATA OF DYNCORP

        The following is a summary of selected consolidated financial data of DynCorp for each of the fiscal years ended December 31, 1997, December 31, 1998, December 30, 1999, December 28, 2000 and December 27, 2001 and for the nine months ended September 27, 2001 and September 26, 2002. The information with respect to the years ended December 31, 1997, and December 31, 1998 is derived from the audited financial statements of DynCorp contained in its Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1998. The information with respect to the years ended December 30, 1999, December 28, 2000 and December 27, 2001 is derived from the audited financial statements of DynCorp contained in this proxy statement/prospectus. The information with respect to the nine months ended September 27, 2001 and September 26, 2002 is derived from the unaudited financial statements of DynCorp contained in this proxy statement/prospectus. This summary should be read together with the financial statements that are included herein and incorporated by reference in the proxy statement/prospectus and the accompanying notes and management's discussion and analysis of operations and financial conditions of DynCorp contained in such reports.

	DynCorp Nine Months Ended		DynCorp Year Ended
	September 26, 2002	September 27, 2001	December 27, 2001(a)	December 28, 2000(b)	December 30, 1999(c)	December 31, 1998(d)	December 31, 1997(e)
	(In thousands except per share data)
Statement of Operations Data:
Revenues	$1,744,276	$1,418,446	$1,955,973	$1,805,155	$1,345,281	$1,233,707	$1,145,937
Cost of services	1,640,974	1,293,920	1,810,273	1,778,329	1,280,239	1,173,151	1,096,246
Corporate general and administrative	23,171	21,326	29,456	29,350	21,741	18,630	17,785
Interest expense	21,177	24,215	31,521	41,408	18,943	14,144	12,432
Earnings (loss) from continuing operations before extraordinary item, cumulative effect of change in accounting principle and certain other expenses(f)(g)(h)	12,847	46,729	60,834	(38,498)	9,507	15,585	15,579
Earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle(g)(h)	12,847	46,729	60,834	(38,646)	7,610	15,055	7,422
Net earnings (loss)(g)(h)	12,847	46,729	60,834	(43,416)	6,009	15,055	7,422
Common stockholders' share of net earnings (loss)(g)(h)	11,321	44,981	58,444	(45,258)	5,915	15,055	7,422
Common stockholders' share of earnings (loss) per share from continuing operations before extraordinary item and cumulative effect of change in accounting principle
Basic	1.06	4.26	5.53	(3.86)	0.75	1.47	0.83
Diluted	0.98	4.06	5.26	(3.86)	0.74	1.43	0.70
Common stockholders' shares of net earnings (loss)
Basic	$1.06	$4.26	5.53	(4.32)	0.59	1.47	0.83
Diluted	$0.98	$4.06	5.26	(4.32)	0.58	1.43	0.70
Balance Sheet Data:
Total assets	$605,752	551,360	598,440	586,756	628,934	379,238	390,122
Long-term debt excluding current maturities	243,012	270,590	264,482	283,889	334,944	152,121	152,239
Redeemable common stock	381,494	263,024	333,335	246,330	189,116	183,861	154,840

(a)
2001 includes a $17,442 gain recognized on the disposition of DynCorp Management Resources, Inc. on December 27, 2001. The operating profit for 2001 includes a $44.7 million gain and the operating loss for 2000 includes a $76.2 million loss related primarily to revised loss estimates on a contract acquired with the acquisition of DynCorp Information Systems LLC ("DIS").

(b)
2000 includes $5,998 for the replacement of core systems, including DIS systems. Interest expense was higher in 2000 compared to 1999 as a result of the acquisition of DIS in December 1999, which DynCorp financed through additional borrowings of $167.5 million under higher cost debt instruments.

(c)
1999 includes reversal of $2,000 reserve for favorable resolution of contract compliance issues, $4,387 for the replacement of core systems, DIS in-process research and development write-off of $6,400, settlement of a suit with a former electrical subcontractor for $2,200, and write-off of cost in excess of net assets acquired of consolidated subsidiary of $1,234.

(d)
1998 includes reversal of $670 reserve for asbestos litigation, $1,177 accrual for subcontractor suit, reversal of $2,500 reserve for contract compliance issues, and $2,159 expense for the replacement of core systems.

(e)
1997 includes $7,800 accrual of costs related to asbestos litigation, $2,488 reversal of income tax valuation allowance, and $2,055 reversal of accrued interest related to IRS examinations and potential disallowance of deductions.

(f)
Certain other expenses include costs and expenses associated with divested businesses of $148 in 2000, $1,897 in 1999, $530 in 1998, and $8,157 in 1997.

(g)
The cumulative effect of change in accounting principle, net of income taxes, in 2000 of $4,770 resulted from DynCorp's change in accounting method for certain long-term service contracts previously using percentage of completion accounting. See Note 2 to the Consolidated Financial Statements included herein for further details. The extraordinary loss, net of income taxes, in 1999 of $1,601 resulted from the early extinguishment of the $50.0 million of 7.486% Fixed Rate Contract Receivable Collateralized Notes due to refinancing of DynCorp's debt in order to complete the acquisition of DIS. The difference between Net Earnings (Loss) and Common Stockholders' Share of Net Earnings (Loss) is the accretion in the fair value of shares of DynCorp's stock which were issued as part of the December 1999 acquisition of DIS.

(h)
The nine months ended September 26, 2002 includes a $25.1 million loss on equity investment in DynTek, an unconsolidated affiliate. Included in the loss was $15.8 million in the second quarter of 2002 for the write-off of DynCorp's investment in DynTek, as well as $3.6 million in the first six months of 2002 for DynCorp's share of DynTek operating losses, $5.0 million related to a settlement with DynTek and $0.7 million in other expenses. The nine months ended September 27, 2001 includes operating profit of $44.7 million related primarily to revised loss estimates on a contract acquired with the acquisition of DIS. Also included in the nine months ended September 26, 2002 were $8.6 million of costs associated with management's efforts to explore the potential sale of DynCorp to, or its merger with, a third party.

COMPARATIVE PER SHARE INFORMATION

  Historical

        The following table summarizes unaudited per share information for CSC and DynCorp separately on a historical basis. The historical per share information of CSC and DynCorp was derived from CSC's and DynCorp's respective historical annual and quarterly financial statements. The historical book value per share is computed by dividing total stockholders' equity (which, with respect to DynCorp, reflects the inclusion of temporary equity) by the number of common shares outstanding at the end of the period.

        The information presented below should be read in conjunction with the historical consolidated financial statements and accompanying notes of DynCorp beginning on page F-2, the historical consolidated financial statements and accompanying notes of CSC incorporated by reference in the registration statement of which this prospectus is a part and the "Comparative Per Share Information—Pro Forma" on the following page.

	Nine Months Ended September 26, 2002	Fiscal Year Ended December 27, 2001
DynCorp—Historical
Historical per common share:
Basic earnings per share	$1.06	$5.53
Diluted earnings per share	0.98	5.26
Book value per share	4.59	3.37
	Nine Months Ended December 27, 2002	Fiscal Year Ended March 29, 2002
CSC—Historical
Historical per common share:
Basic earnings per share	$1.62	$2.02
Diluted earnings per share	1.61	2.01
Book value per share	23.60	21.17

Dividend Policies

        The holders of CSC common stock receive dividends if and when declared by CSC's board of directors out of legally available funds. Since 1969, CSC has not paid or declared a cash dividend on its common stock.

        The holders of DynCorp common stock receive dividends if and when declared by DynCorp's board of directors out of legally available funds. Cash dividends have not been declared or paid on DynCorp's common stock since 1988. DynCorp's financing instruments restrict its ability to pay cash dividends.

  Pro Forma

        The following table summarizes unaudited per share information for CSC and DynCorp separately on a pro forma combined basis for CSC and equivalent pro forma combined basis for DynCorp. The unaudited pro forma per share data assume that the acquisition of DynCorp occurred on the first day of the period presented for income statement purposes, and on the last day of the period presented for balance sheet purposes. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position that would have resulted if CSC's acquisition of DynCorp had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

        The pro forma earnings per share are computed by dividing the pro forma income from continuing operations available to holders of common stock by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. DynCorp equivalent pro forma combined per share amounts are calculated by multiplying CSC pro forma combined per share amounts by 1.4333, the number of shares of CSC common stock that would be exchanged for each share of DynCorp common stock pursuant to the merger, based upon a volume-weighted average closing price of CSC common stock price of $30.00 or less per share, which represents the maximum exchange ratio under the merger agreement.

	Nine Months Ended December 27, 2002	Fiscal Year Ended March 29, 2002
Unaudited Pro Forma Combined
Unaudited pro forma per share of CSC common stock:
Basic earnings per share	$1.50	$2.10
Diluted earnings per share	1.49	2.08
Book value per share	24.35	N/A
Unaudited Pro Forma DynCorp Equivalents
Unaudited pro forma per share of DynCorp common stock:
Basic earnings per share	$2.15	$3.01
Diluted earnings per share	2.14	2.99
Book value per share	34.91	N/A

COMPARATIVE PER SHARE MARKET PRICE
AND OTHER STOCKHOLDER INFORMATION

        CSC common stock trades on the New York Stock Exchange under the symbol "CSC." DynCorp common stock is not publicly traded and only trades on DynCorp's internal stock market. The internal market prices for DynCorp's common stock are determined by its board of directors through use of a formula more specifically described in the section entitled "Market for DynCorp's Common Stock and Related Stockholder Matters" on page 107. The following table presents trading information for CSC common stock on the New York Stock Exchange on December 12, 2002, which was the last trading day before the merger agreement was announced, and the price per share of DynCorp common stock on November 7, 2002, the latest date of determination by the DynCorp board of the per share value of DynCorp common stock prior to the date the merger agreement was announced.

	CSC Common Stock
	High	Low	Closing
December 12, 2002	$34.86	$33.00	$34.67

	DynCorp Common Stock
		Formula Price
November 7, 2002		$52.50

        For illustrative purposes, the following table provides DynCorp equivalent per share information on December 12, 2002 assuming the highest ($43.00/$30.00) and the lowest ($43.00/$38.00) possible exchange ratios. DynCorp equivalent per share amounts are calculated by multiplying CSC per share amounts by each exchange ratio and are exclusive of the cash consideration to be received in the merger in respect of shares DynCorp common stock. If the average CSC share price is above $38.00 or below $30.00, a value of $38.00 or $30.00, respectively, will be used in the exchange ratio. If, however, this average price is below $28.00, CSC has the right, but not the obligation, to increase the cash component of the merger consideration such that the aggregate value of cash and stock is equal to $55.00. If CSC elects not to increase the cash consideration, DynCorp has the right to terminate the transaction.

	CSC Common Stock			DynCorp Equivalent per share at Highest Exchange Ratio			DynCorp Equivalent per share at Lowest Exchange Ratio
	High	Low	Closing	High	Low	Closing	High	Low	Closing
December 12, 2002	$34.86	$33.00	$34.67	$49.97	$47.30	$49.69	$39.45	$37.34	$39.23

        For purposes of calculating the exchange ratio under the merger agreement, the volume-weighted average closing price per share of CSC common stock for the fifteen consecutive trading days preceding (and including) December 12, 2002 would have been $33.80 and the exchange ratio would have been 1.2722.

        The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share for CSC common stock reported by the New York Stock Exchange under the symbol "CSC". As DynCorp common stock is not publicly traded and only trades on DynCorp's internal stock market, only the formula price for each quarter ended was reported.

	CSC Common Stock		DynCorp Formula Price
	High	Low	Close
2000
March 31, 2000	$94.94	$72.00	$22.75
June 30, 2000	99.88	69.50	23.50
September 30, 2000	81.44	60.38	22.75
December 31, 2000	77.38	58.25	29.00
2001
March 31, 2001	66.71	29.50	31.00
June 30, 2001	46.00	28.99	31.50
September 30, 2001	39.50	31.00	32.00
December 31, 2001	50.50	30.96	44.75
2002
March 31, 2002	53.47	40.52	46.25
June 30, 2002	50.10	38.40	51.25	*
September 30, 2002	47.85	25.47	52.50	*
December 31, 2002	36.00	24.30	56.90	*

*
No trades on DynCorp's internal stock market have been made since April 12, 2002. The formula prices for DynCorp's common stock for the dates above that are subsequent to April 12, 2002 were determined by DynCorp's board of directors through use of the same formula used to determine the other market prices shown above (see the section entitled "Market for DynCorp's Common Stock and Related Stockholder Matters" on page 107). The DynCorp formula price set forth for the quarter ended December 31, 2002 was determined by DynCorp's board of directors as of December 16, 2002, which is after the date of the announcement of the merger.

        On December 12, 2002, the last full trading day prior to the announcement of the merger, the closing price per share of CSC common stock reported by the New York Stock Exchange was $34.67. The last internal market trade of DynCorp common stock occurred on April 12, 2002 at a price of $46.25 per share.

        Stockholders should obtain current market quotations for CSC common stock before making any decision regarding the merger or the other matters described in this joint proxy statement/prospectus.

THE SPECIAL MEETING OF DYNCORP STOCKHOLDERS

Date, Time and Place of Special Meeting

        This proxy statement/prospectus is being furnished to the holders of DynCorp common stock in connection with the solicitation of proxies by the board of directors of DynCorp for use at the special meeting of stockholders to be held at DynCorp's principal executive offices, located at 11710 Plaza America Drive, Reston, Virginia 20190, on March 7, 2003 at 8:00 a.m., local time, and any adjournment or postponement of that meeting, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders.

Matters to be Considered at the Special Meeting of DynCorp Stockholders

        At the special meeting, DynCorp stockholders of record as of the close of business on February 10, 2003 will be asked to consider and vote upon:

  •
  the approval of the merger and adoption of the merger agreement and the transactions contemplated by the merger agreement; and

  •
  such other matters as may be properly brought before the meeting, or any adjournment or postponement thereof.

Recommendation of the DynCorp Board

        The board of directors of DynCorp has unanimously approved the merger, the merger agreement and the transactions contemplated thereby and after careful consideration, the board of directors of DynCorp unanimously recommends that you vote FOR the approval of the merger and the adoption of the merger agreement and the transactions contemplated by the merger agreement.

Security Ownership

        Information on the security ownership of certain beneficial owners and the security ownership of DynCorp management can be found in DynCorp's definitive proxy statement for its 2002 Annual Meeting of Stockholders, which is incorporated by reference into Amendment No. 2 to DynCorp's Annual Report on Form 10-K/A for the year ended December 27, 2001. Amendment No. 2 to DynCorp's Annual Report on Form 10-K/A for the year ended December 27, 2001 is incorporated by reference into this proxy statement/prospectus. For information on how you can obtain copies of filings incorporated by reference, please see the section entitled "Additional Information" on page 120 of this proxy statement/prospectus.

Record Date and Stockholders Entitled to Vote

        Only holders of record of DynCorp common stock at the close of business on February 10, 2003, the record date, will be entitled to notice of and to vote at the DynCorp special meeting. At the close of business on the record date there were 10,689,244 shares of DynCorp common stock issued and outstanding and entitled to vote. Each holder of record of DynCorp common stock on the record date will be entitled to one (1) vote for each share held on all matters to be voted upon at the DynCorp special meeting.

        As of the record date, to the knowledge of DynCorp, no person beneficially owned more than five percent (5%) of the issued and outstanding shares of DynCorp common stock, except for the DynCorp Savings and Retirement Plan Trust and the DynCorp Capital Accumulation and Retirement Plan Trust, which held, as of such date, 52.3% and 30.8%, respectively.

DynCorp Employee Plan Voting

        The provisions of the DynCorp Savings Plans provide that DynCorp shall cause the Trustee to send to each participant whose accounts are, in whole or in part, invested in DynCorp common stock a copy of the proxy solicitation materials pertaining to transactions such as the merger, together with a form providing confidential instructions to the Trustee on how each participant desires to vote the shares of DynCorp common stock held in such participant's account.

        Upon receipt by the Trustee of such instructions from participants, or their beneficiaries, the DynCorp Savings Plans provide that the Trustee shall vote the shares of DynCorp common stock as instructed. The Trustee's duty to vote the shares as directed is subject to a statutory qualification that the Trustee should not follow the direction of the participants when to do so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (ERISA). However, DynCorp has been advised by the Trustee that (1) the Trustee has consulted with its advisors with respect to the merger and the consideration to be received by DynCorp stockholders pursuant to the merger agreement and (2) in the Trustee's letter to participants of the DynCorp Savings Plans with respect to the voting of the shares of DynCorp common stock held in their DynCorp Savings Plan accounts, the Trustee intends to inform such participants that the Trustee is prepared to accept the voting directions of such participants with respect to such shares and vote such shares as instructed, subject to the Trustee's ongoing obligations under ERISA.

        Instructions received from individual participants by the Trustee shall be held in strictest confidence and shall not be divulged or released to any person, including officers or employees of DynCorp. When no instructions are received from a DynCorp Savings Plan participant and stockholder, the DynCorp Savings Plans provide that the Trustee shall vote the shares of DynCorp common stock in the DynCorp Savings Plans for which no instructions have been received in the same proportion as the shares for which instructions have been received, again, unless otherwise prohibited by ERISA.

        As a result of the special voting provisions contained in the DynCorp Savings Plans and because approximately 83% of DynCorp's outstanding shares are held in accounts under the DynCorp Savings Plans, the merger may be approved if a majority of such DynCorp Savings Plan shares for which votes are actually directed to the Trustee vote in favor of the merger, regardless of the number of shares so directed.

        Participants in the DynCorp Savings Plans can only vote DynCorp shares held in accounts under the DynCorp Savings Plans on their behalf by instructing the Trustee on a confidential voting instruction/proxy card provided by the Trustee to participants for that purpose.

        In order to permit sufficient time to tabulate confidential voting instruction/proxy cards, a participant's voting instructions must be received by the Trustee no later than March 5, 2003.

Voting and Revocation of Proxies

        All shares of DynCorp common stock that are entitled to vote and that are represented at the DynCorp special meeting by properly executed proxies received prior to or at the DynCorp special meeting, and not revoked, will be voted at the DynCorp special meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the merger and adoption of the merger agreement and the transactions contemplated by the merger agreement.

IF ANY OTHER MATTERS ARE PROPERLY PRESENTED FOR CONSIDERATION AT THE SPECIAL MEETING (OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF), INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO ANOTHER TIME AND/OR PLACE, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY AND VOTING THEREUNDER WILL HAVE

DISCRETION TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT.

        Any proxy given pursuant to this solicitation in respect of DynCorp shares that are not held in DynCorp Savings Plan accounts may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  filing with DynCorp at or before the taking of the vote at the special meeting a written notice of revocation bearing a later date than the proxy;

  •
  duly executing a later-dated proxy relating to the same shares and delivering it to DynCorp before the vote at the special meeting is taken; or

  •
  attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute a revocation of a proxy).

        Any written notice of revocation or subsequent proxy in respect of DynCorp shares that are not held in DynCorp Savings Plan accounts should be sent to DynCorp at 11710 Plaza America Drive, Reston, Virginia 20190, attention: H. Montgomery Hougen, Corporate Secretary. Proxies or notices of revocation may also be sent by facsimile ((703) 261-5078) to the attention of H. Montgomery Hougen, Corporate Secretary.

        DynCorp stockholders should not send in their DynCorp stock certificates with their proxy cards. Instead, DynCorp stockholders should send in their stock certificates with their completed letters of transmittal, which will be distributed in a separate mailing should the merger be completed. For more information regarding the procedures for completing the letters of transmittal and exchanging DynCorp stock certificates for CSC stock certificates, please see the section entitled "The Merger Agreement—Procedures for Exchanging DynCorp Common Stock" on page 63.

Proxy Solicitation

        This proxy statement/prospectus was mailed to all DynCorp stockholders of record as of the record date and constitutes notice of the DynCorp special meeting in conformity with the requirements of Delaware law. The cost of the solicitation of proxies and/or voting instructions from holders of DynCorp common stock and all related solicitation costs will be borne by DynCorp. Original solicitation of proxies and/or voting instructions by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of DynCorp. No additional compensation will be paid to directors, officers or other regular employees for such services.

Quorum and Abstentions

        The presence, in person or by properly executed proxies, of the holders of a majority of the shares entitled to vote at the DynCorp special meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum. Because the approval of the merger and adoption of the merger agreement and the transactions contemplated by the merger agreement require the affirmative vote of a majority of all of the DynCorp shares entitled to vote at the special meeting, abstentions will have the effect of a vote against the proposal. Accordingly, DynCorp stockholders are urged to return the enclosed proxy card marked to indicate their vote.

Vote Required to Approve the Merger

        Approval of the merger and adoption of the merger agreement and the transactions contemplated by the merger agreement require the affirmative vote of a majority of, whether votes cast in person or by proxy, by the holders of a majority of the outstanding shares of DynCorp entitled to vote at the DynCorp meeting.

THE MERGER

        This summary does not contain all of the information that may be important to you and is qualified in its entirety by reference to the information contained elsewhere in, and incorporated by reference into, this proxy statement/prospectus. You are urged to read the entire proxy statement/prospectus, including the information set forth in the section entitled "Risk Factors" on page 15, and the attached exhibits and annexes, including the merger agreement, which is attached as Annex A to this document, and incorporated herein by reference, as it is the legal document that governs the merger. See "Additional Information" on page 120.

General

        CSC's board of directors and DynCorp's board of directors have unanimously approved the merger agreement, which provides for the merger of Garden Acquisition LLC, a wholly-owned subsidiary of CSC, with and into DynCorp, with DynCorp surviving the merger as a wholly-owned subsidiary of CSC. As a result of the merger, DynCorp stockholders will receive, in the aggregate, approximately $161.89 million in cash and approximately 13.73 million shares of CSC common stock for their DynCorp shares. This aggregate number of CSC shares is calculated using an exchange ratio of $1.2722, which is based upon the volume-weighted average closing price of a share of CSC common stock for the fifteen trading day period ending on (and including) December 12, 2002, the last trading day prior to the public announcement of the merger, of $33.80. This aggregate number of shares does not include up to 2,303,133 shares of CSC common stock that could be issued to the holders of currently outstanding options to purchase an aggregate of 1,606,875 shares of DynCorp common stock if such holders exercise their options prior to the merger.

CSC's Reasons for the Merger

        CSC's board of directors believes that the acquisition of DynCorp furthers CSC's objective of growth through, among other means, acquisitions of complementary businesses. The decision of CSC's board of directors to aquire DynCorp for consideration including shares of CSC common stock was the result of careful consideration of numerous factors, including, without limitation, the following:

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  Increased Market Presence and Services.  The acquisition of DynCorp will significantly strengthen CSC's position in the U.S. federal marketplace and provide customers with a broader range of services.

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  Increased Customer Diversification.  DynCorp operates in several sectors and within several government agencies in which CSC currently has little or no presence. The combination of the two companies will enhance CSC's ability to enter these sectors and access these clients.

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  Operating Efficiencies.  The combination of CSC and DynCorp provides the opportunity for potential economies of scale and cost savings.

        The CSC board of directors also discussed with management various financial analyses prepared by CSC personnel, including, among other things, the projected earnings per share of the combined company, valuation analyses of DynCorp as a whole and by business segment, and pro forma stockholder equity ownership percentages after giving effect to the merger.

        After consideration of the factors associated with the merger, and after discussions with management and its advisers, CSC's board of directors unanimously determined that the acquisition of DynCorp is in the best interests of CSC and believes that the merger represents an opportunity to enhance value for CSC stockholders.

DynCorp's Reasons for the Merger; Recommendation of the DynCorp Board of Directors

        The DynCorp board of directors has unanimously determined that the merger agreement with CSC is fair to and in the best interests of DynCorp stockholders. The DynCorp board of directors believes that the merger represents an opportunity to enhance value for DynCorp stockholders. The decision of the DynCorp board of directors to enter into the merger agreement and to recommend that DynCorp stockholders adopt and approve the merger agreement was the result of careful consideration by the board of directors of numerous factors, including, without limitation, the following:

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  The value to DynCorp stockholders of the CSC offer, including the fairness to stockholders of the financial terms of the offer;

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  A comparison of the financial terms and the other terms and conditions of the proposed merger agreement with CSC and proposals received from other bidders over the past several months;

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  The ability of DynCorp stockholders, including participants in the DynCorp Savings Plans, to exchange their shares of DynCorp stock, which are not publicly traded, for CSC shares, which are publicly traded;

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  The probability that CSC would be able to close on the merger within a reasonable period of time; and

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  The operational synergies and other business benefits offered by a transaction with CSC.

        The deliberations of the DynCorp board included consideration of the following factors which are generally positive:

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  Premium.  The merger consideration (so long as CSC's common stock has a market value of between $30.00 and $38.00 per share) has an implied a value of $58.00 per share of DynCorp common stock, representing a premium of 25% over the trading price per share of DynCorp common stock on DynCorp's internal stock market on April 12, 2002, the last internal market trading day preceding the delivery of CSC's initial unsolicited proposal.

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  Fairness Opinion.  The opinion of Deutsche Bank Securities Inc. delivered orally to the DynCorp board on December 12, 2002 and subsequently confirmed in writing, provides that, as of December 12, 2002, and based on and subject to the matters described in the opinion, the merger consideration pursuant to the merger agreement is fair from a financial point of view to the holders of shares of DynCorp common stock. The full text of the written opinion of Deutsche Bank, dated December 12, 2002, which sets forth the procedures followed, assumptions made, matters considered and the limitations on the review undertaken by Deutsche Bank in connection with its opinion, a copy of which is attached as Annex B to this proxy statement/prospectus, is incorporated herein by reference. DynCorp stockholders are urged to read the Deutsche Bank opinion in its entirety.

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  Independence Risks.  The strategic and operational risks associated with DynCorp remaining independent pursuant to the value enhancement plan and the range of values DynCorp stockholders might receive if the value enhancement plan were implemented include:

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  Competition.  DynCorp is facing increased competition in the federal government outsourcing and information technology industries; and

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  Debt Financing.  DynCorp is limited in its ability to grow through acquisitions and other capital intensive businesses because it must presently rely on debt financing.

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  Strategic Alternatives.  The consideration, with DynCorp management and Deutsche Bank, of strategic alternatives including remaining a standalone business.

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  Process.  The results of the long and thorough process for seeking business combination proposals conducted by DynCorp and its independent financial advisors, pursuant to which interested parties signed confidentiality agreements, met with DynCorp management and reviewed confidential information about DynCorp and its business, and DynCorp received proposals for business combinations from certain interested parties.

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  Proposals.  The overall assessment of each of the proposals submitted by interested parties to DynCorp as part of its formal solicitation process, taking into account the value and risks associated with each of the proposals.

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  Due Diligence.  The DynCorp board's review of public disclosures by and about the business, financial condition and current business strategy of CSC, the due diligence review by DynCorp management and DynCorp's financial advisors of CSC and its businesses and CSC's historical stock price performance.

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  Opportunities for Stockholders.  The fact that the merger will present an opportunity for DynCorp stockholders to participate in a company that is one of the world's leaders in the information technology services industry and, as stockholders of the combined business, to benefit from the greater opportunity to participate, as a larger, more capable company following the merger, in the expected increased expenditures for United States defense procurement and research, development, test and evaluation, the budget for which is projected to increase at a 7.2% compound annual growth rate through 2006.

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  CSC's Experience.  CSC's experience in delivering shareholder value, integrating businesses and successfully executing strategies.

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  Terms and Conditions.  The structure of the transaction and the terms and conditions of the proposed combination of CSC and DynCorp, including:

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  the terms of the merger agreement;

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  the right of DynCorp's board, prior to the consummation of the merger, to terminate the merger agreement and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a termination fee to CSC; and

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  the ability to consummate the merger within a reasonable period of time, including the likelihood of receiving necessary regulatory approvals in light of the commitments made by CSC pursuant to the terms of the merger agreement in seeking such approvals and management's assessment of the regulatory environment in the United States and the rest of the world.

        The DynCorp board also identified and considered the following potentially negative factors in its deliberations:

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  Disruptions.  The possible disruption to DynCorp's businesses that may result from the announcement of the transaction and the resulting distraction of management attention from the day to day operations of DynCorp's businesses.

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  Integration Risks.  The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the transaction might not be fully realized.

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  Operating Restrictions.  The restrictions contained in the merger agreement on the operation of DynCorp's businesses during the period between the signing of the agreement and the completion of the merger.

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  Termination Fee.  The $25 million termination fee to be paid to CSC if the merger agreement is terminated under circumstances specified in the merger agreement. See "The Merger Agreement—Termination of the Merger Agreement—Liquidated Damages and Expenses" on page 72.

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  Consummation Risk.  The possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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  DynCorp's operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment; and

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  DynCorp's ability to attract and retain key personnel.

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  Regulatory.    The possibility of significant costs, delays and non-consummation resulting from seeking regulatory approvals necessary for the consummation of the merger.

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  Other.    The other risks described in this proxy statement/prospectus in the section entitled "Risk Factors" beginning on page 15.

        In its consideration of the proposed merger, the DynCorp board of directors also reviewed information relating to the two companies and the proposed transaction, including:

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  Historical information concerning CSC's and DynCorp's respective businesses, financial performance and condition, operations, technology, management and competitive position;

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  DynCorp's management's views as to the financial condition, results of operations and businesses of CSC and DynCorp before and after giving effect to the merger;

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  Current financial market conditions and historical market prices, volatility and trading information with respect to CSC common stock and DynCorp common stock; and

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  Discussions with DynCorp's senior management and financial advisor as to the result of their due diligence review of CSC.

        Although the foregoing discussion sets forth all of the material factors considered by the DynCorp board of directors in reaching its recommendation, it may not include all of the factors considered by the board, and each director may have considered different factors. In view of the variety of factors and the amount of information considered, the board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole and at numerous meetings.

        DynCorp's board of directors has unanimously determined that the merger agreement with CSC is fair to and in the best interests of DynCorp's stockholders and believes that the merger represents an opportunity to enhance value for DynCorp's stockholders.

        Accordingly, DynCorp's board of directors unanimously recommends that the DynCorp stockholders vote "FOR" adoption and approval of the merger agreement and the merger.

        In considering the recommendation of the DynCorp board of directors with respect to the merger agreement, you should be aware that certain directors and officers of DynCorp have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of DynCorp stockholders generally. See "The Merger—Interests of DynCorp Directors and Executive Officers in the Merger" on page 52.

Background of the Merger

        In May of 2001, CSC contacted DynCorp to explore the possible merger of the two companies. On May 18, as a result of these contacts, CSC and DynCorp executed a mutual non-disclosure agreement. On June 22, 2001, members of the CSC management team and members of the DynCorp management team met to present each others' business strategies and further explore the benefits of a business combination. In the following weeks, discussions between CSC and DynCorp were conducted and then terminated on July 14 by mutual decision due to a significant gap between CSC's level of valuation and DynCorp's level of expectations at that time.

        Subsequently, during the summer of 2001, the DynCorp Board began to explore strategic alternatives for the enhancement of stockholder value. To this end, DynCorp management was requested to identify and recommend an investment-banking firm that might assist the Board. During a regular Board meeting on August 22, 2001, the Board was briefed regarding the outcome of management's investment bank interviews and authorized management to retain the investment banking teams of Rothschild and Deutsche Bank. Engagement letters were then executed with Rothschild Inc. (July 24, 2001) and Deutsche Banc Alex. Brown Inc. (now Deutsche Bank Securities Inc.) (August 23, 2001).

        Over the course of several meetings during the following weeks, DynCorp and its investment bankers developed a list of target companies that might have a strategic interest in a transaction with DynCorp. This list ultimately included 47 companies. Deutsche Bank and Rothschild undertook to contact the first 12 of these companies that were thought to have the greatest potential interest in a favorable transaction. During the period September through early November 2001, DynCorp executed confidentiality agreements with several of these targeted companies. All were given detailed information concerning DynCorp and its operations. At a Board meeting on November 22, 2001, DynCorp management reported to the DynCorp Board concerning discussions to date. None of these initial inquiries resulted in a formal expression of interest in a transaction.

        On November 27, 2001, DynCorp executed a confidentiality agreement with a publicly held service company ("Company A") that expressed an interest in the possible acquisition of DynCorp utilizing a stock-for-stock exchange. In the middle of January 2002, Company A and DynCorp entered into a 30 day exclusivity agreement under which DynCorp agreed not to engage in third party discussions involving a transaction with DynCorp. The Trustee of the DynCorp Savings Plans was informed of these developments with Company A, and concurred in the actions taken by DynCorp's Board and management in this respect.

        The January exclusivity agreement with Company A expired on February 19, 2002 without the consummation of a definitive agreement acceptable to both parties. At that time, Company A and DynCorp broke off discussions when Company A refused to accommodate DynCorp's desire to extend the exclusivity period but with the caveat that it be permitted to consider a potentially superior proposal that had been received (but not considered) during the exclusivity period.

        Shortly after the execution of the exclusivity agreement with Company A, DynCorp received unsolicited expressions of interest from (i) an international service company ("Company B") expressing an interest in the cash acquisition of DynCorp and (ii) a U.S.-based publicly held service company ("Company C") offering to acquire DynCorp in a stock-for-stock exchange, valued at a price lower than the Company B expression. As a result of its obligations under the exclusivity agreement with Company A, DynCorp did not consider either of these expressions of interest at the time received.

        On the expiration of the Company A exclusivity period, the Board authorized management to initiate discussions with Company B regarding its cash offer. Thereafter, on March 21, 2002, DynCorp received a second written expression of interest from Company A in which it proposed to exchange a certain amount of shares plus cash for all of the shares of DynCorp.

        Thereafter, on March 25, 2002, DynCorp received a non-binding term sheet from Company B proposing the purchase of DynCorp, payable 60% in cash and 40% in a yet-to-be-defined Company B security, which proposal was later revised to 70% in cash and 30% in a Company B security.

        On April 3 2002, Company C delivered a revised expression of interest to DynCorp proposing a tax-free stock-for-stock exchange of Company C shares for DynCorp shares.

        At a special meeting of the DynCorp Board held on April 6, 2002, DynCorp's investment banker, Deutsche Bank, described and analyzed the three proposals recently submitted by Company A, Company B and Company C. After discussing all aspects of these expressions of interest, Deutsche

Bank confirmed that the offer by Company C appeared to be the offer with the greatest value and likelihood of closure. The Board communicated its intent in this regard to the Trustee of the DynCorp Savings Plans, and the Trustee, after consultation with its financial advisor and its counsel, concurred in the approach taken by the Board. The Board instructed management to obtain clarification of the terms of the Company C proposal and to proceed as necessary to secure a firm agreement.

        On April 15, 2002, in keeping with the Board's directive, DynCorp entered into a 45-day exclusivity agreement with Company C in order to permit it to complete its due diligence and the conduct of negotiations towards the execution of a definitive agreement. In connection with such negotiations, the Trustee of the DynCorp Savings Plans, through its counsel, informed DynCorp that in connection with any stock-for-stock transaction, the Trustee desired to obtain certain liquidity or investment diversification rights for holders of DynCorp shares held in the DynCorp ESOP Accounts (which shares were not currently subject to such rights). On April 30, 2002 Company C informed DynCorp in writing that it was discontinuing its due diligence and no longer wished to consider a transaction with DynCorp because it did not believe the combination of its and DynCorp's businesses would allow it to achieve the value expectations it anticipated. By letter agreement dated May 1, 2002, DynCorp and Company C terminated discussions and the 45-day exclusivity period.

        Shortly thereafter, DynCorp's management reengaged Company B in discussions regarding its interest in resuming its consideration of a transaction with DynCorp. On May 22, 2002, Company B forwarded a revised draft term sheet for an all cash transaction subject to certain conditions including the agreement by certain unspecified senior DynCorp managers to reinvest a portion of their DynCorp shares in Company B securities, and the completion by Company B of a rights offering to its existing stockholders to raise a substantial portion of the purchase price.

        In addition, as a condition to proceeding with its due diligence, Company B required DynCorp to agree to reimburse Company B for up to $6.0 million of Company B's expenses incurred in connection with its due diligence should a transaction not be consummated for any reason.

        During a DynCorp Executive Committee meeting on May 23, 2002, the revised Company B proposal was considered, and the Committee directed management to proceed with the negotiation of a transaction based on Company B's most recent term sheet, including the provisions regarding the reimbursement of expenses. The Trustee of the DynCorp Saving Plan was informed of these developments and concurred in the approach taken by the Board. A Board Meeting of the entire DynCorp Board was noticed for May 30, 2002 to update the Board on recent events. On May 28, 2002, Company B and DynCorp executed a letter agreement wherein DynCorp agreed for a period of 60 days not to solicit or consider other offers, and to reimburse Company B for up to $6.0 million in due diligence and related out-of-pocket expenses should the transaction not be consummated for any reason. On May 29, 2002, and in connection with the DynCorp's Board's consideration of the above-referred developments, the Trustee of the DynCorp Savings Plans communicated to the Board its interest in keeping open the possibility of pursuing an initial public offering as an alternative which, if successful, could afford the DynCorp stockholders who are participants in the DynCorp Savings Plans a level of liquidity in their retirement assets which they did not currently enjoy.

        A special DynCorp Board Meeting took place on May 30, 2002 during which the Board reviewed and discussed all aspects of the pending Company B transaction and generally ratified all actions taken by the Executive Committee and management through that date. Following this meeting, the Board also communicated to the Trustee that further consideration of the initial public offering alternative would continue to be explored in the event that the transaction with Company B did not proceed as planned.

        On July 9, 2002, the May 28, 2002 exclusivity agreement with Company B was amended to extend the Company B period of exclusivity through September 9, 2002 to allow completion of due diligence and the finalization of agreements and plans related to the rights offering planned by Company B to raise a substantial portion of the required capital for the transaction.

        On July 24, 2002, the DynCorp engagement agreement with Rothschild expired. Thereafter, Deutsche Bank acted alone as the Board's investment banker and financial advisor.

        During the months of July and August, counsel for Company B and DynCorp met and conducted negotiations on the draft documentation required to consummate the transaction. In a regularly scheduled DynCorp Board Meeting on September 4, 2002, the Board discussed a request by Company B to further extend the exclusivity period through December 19, 2002. As a consequence, the Board authorized DynCorp to agree to such an extension but only upon agreement by Company B to increase the proposed purchase price. A second amendment to the May 28, 2002 exclusivity agreement was executed effective September 4, 2002 extending the exclusivity period through December 19, 2002 and increasing the per-share consideration as requested by DynCorp.

        During the first three weeks of September, representatives of Company B and DynCorp continued to refine the various draft agreements; however, on the morning of September 23, 2002, the CEO of DynCorp received a phone call from the CEO of Company B in which Company B's CEO informed DynCorp that, due to market conditions, which made the consummation of Company B's planned rights offering uncertain, Company B was not in a position to proceed with the DynCorp transaction in the near future. The Company B CEO suggested that DynCorp and Company B discuss the possibility of putting the transaction "on the shelf" until market conditions improved. Over the following several days discussions were held between representatives of DynCorp and Company B's senior management for the purpose of exploring alternatives that might be available to the parties given Company B's inability to raise the funds required in the existing market. No viable alternatives were identified.

        On October 2, 2002, DynCorp formally proposed to Company B that the termination of the exclusivity period be formally confirmed. During the following week, Company B provided DynCorp with documentation supporting due diligence related out-of-pocket expenses exceeding $6.0 million. Effective October 10, 2002, DynCorp and Company B entered into a formal letter agreement terminating the May 23, 2002 exclusivity agreement between Company B and DynCorp, and DynCorp reimbursed Company B in accordance with the terms of the exclusivity agreement in the amount of $6.0 million.

        During a meeting of the Professional Services Council ("PSC") at the Homestead Resort in Virginia during the weekend of October 5-6, the DynCorp CEO was approached by a senior vice president of Houlihan Lokey Howard & Zukin ("HLHZ"), financial advisors to the Trustee of the DynCorp Savings Plans. The representative informed the CEO of DynCorp that HLHZ had approached the Trustee of the DynCorp Savings Plans regarding the Trustee's possible interest in a transaction whereby the Trust or DynCorp would acquire 100% of the DynCorp shares which were not held by the DynCorp Savings Plans. Under this proposed transaction, since DynCorp would then be owned entirely by the DynCorp Savings Plans, DynCorp would be converted from a "C" Corporation to a Subchapter "S" Corporation under the Internal Revenue Code (the "S Corp Transaction"), thereby eliminating corporate level taxes and potentially increasing the value of the DynCorp shares. The HLHZ representative indicated that the Trustee of the DynCorp Savings Plans had expressed an interest in possibly pursuing the S Corp Transaction.

        On that same day, a representative of CSC, who was also attending the PSC meeting, suggested to the CEO of DynCorp that CSC may again have an interest in exploring a possible strategic transaction with DynCorp. It was suggested that, if appropriate, the CEO of DynCorp contact the CEO of CSC.

        On October 8, 2002, the Trustee of the DynCorp Savings Plans and its counsel met with representatives of HLHZ to learn more about HLHZ's proposed concept of the S Corp Transaction, namely the acquisition by the DynCorp Savings Plans or DynCorp of the remaining shares of DynCorp which are not currently held by the DynCorp Savings Plans (representing approximately 25% of DynCorp's fully diluted shares), which acquisition would be financed by additional borrowings by the DynCorp Savings Plans or DynCorp (depending on which party acquired the shares). At that meeting, the Trustee expressed its interest in continuing to explore such a possible transaction. At the same time, however, the Trustee informed HLHZ that if HLHZ desired to further pursue the S Corp Transaction, HLHZ could no longer serve as its financial advisor in connection with the Trustee's consideration of the S Corp Transaction or other potential transactions involving the sale or merger of DynCorp. The Trustee and its counsel also raised certain issues in connection with the S Corp Transaction, including the additional leverage required and the Trustee's concerns regarding the fact that the proposed transaction did not address illiquidity of the DynCorp stock and the lack of investment diversification rights in respect of the shares held in the DynCorp Savings Plans.

        On October 10, 2002, the DynCorp Board held a special meeting to consider developments relative to the Company B acquisition proposal and other matters. The Board confirmed the October 10, 2002 termination of the Company B exclusivity agreement and payment to Company B in accordance with the parties' agreement of $6.0 million representing reimbursement of due diligence expense. At this same meeting, the Board was informed of the S Corp Transaction which had been suggested by HLHZ. The CEO of DynCorp also described the statements made to him at the PSC meeting by the representative of CSC. The Board suggested that the CEO of DynCorp follow up on the CSC expression of interest. Since the Board had no formal proposal from the Trust concerning the S Corp Transaction proposal, it expressed an interest in receiving more information.

        Shortly after the October 10 Board meeting, DynCorp's CEO called the CEO of CSC and scheduled a meeting for October 16, 2002. The October 16, 2002 meeting took place as scheduled at the CSC facility in Northern Virginia. DynCorp's and CSC's CEOs discussed the potential acquisition of DynCorp by CSC, and the CSC CEO agreed that he would confer with his management team with a view to delivering a formal written expression of interest the following day.

        DynCorp received such an expression of interest on October 17, 2002, in which CSC offered to acquire the fully-diluted equity of DynCorp in a partial cash plus stock-for-stock exchange. CSC proposed a two-step review—an initial two-day effort to confirm and verify a specific price, and a second more comprehensive review phase if the parties could reach an understanding on price and other deal terms.

        Also on October 17, 2002, DynCorp's General Counsel met with the counsel for the Trustee at their offices in Washington, D.C. for the purpose of discussing the Trustee's interest in the S Corp Transaction. The Trustee attended this meeting by telephone. In the course of this meeting the attendees discussed potential structures for the transaction ranging from a direct purchase of non-DynCorp Savings Plans shares by the DynCorp Savings Plans to a repurchase directly by DynCorp of all non-DynCorp Savings Plans shares. At the same meeting, counsel for the Trustee reiterated the areas of potential concern that the Trustee saw in the context of the S Corp Transaction.

        On Monday October 21, 2002, representatives of CSC commenced the first stage, limited review process proposed in the October 17, 2002 letter. This limited review process was completed by October 23, 2002.

        At the request of HLHZ, which up to this point had been acting as the Trust's financial advisor, a meeting was held at the offices of DynCorp on October 24, 2002, attended by DynCorp's senior management and HLHZ's senior management. The purpose of the meeting was to permit HLHZ to present to DynCorp a presentation similar to that given to the Trustee weeks before concerning the S Corp Transaction. Representatives of the investment banking division of HLHZ gave a detailed presentation which contemplated among other things a $480 million recapitalization of DynCorp of which approximately $180 million would be used to repurchase all of the outstanding non-DynCorp Savings Plans owned shares for $60 a share so that the DynCorp Savings Plans could achieve 100% ownership. The HLHZ representatives described in detail the approach that they would recommend taking in the recapitalization should they be retained by DynCorp to facilitate such a transaction.

        The next day, DynCorp received a proposed engagement letter from HLHZ in which it proposed to become DynCorp's financial advisor in connection with the recapitalization discussed the previous day. In connection with these developments, the Trustee took steps to engage Duff & Phelps as its financial advisor in connection with the Trustee's consideration of any recapitalization, sale or merger transactions affecting DynCorp.

        On October 28, 2002 DynCorp received a letter from CSC in which it confirmed its interest in consummating the acquisition of DynCorp, payable roughly 1/3 in cash and 2/3 in CSC common stock. Management called a special Board Meeting for October 30, 2002 to consider the proposals concerning the S Corp Transaction and the CSC transaction.

        Prior to the commencement of the October 30, 2002 special Board meeting, DynCorp received an e-mail communication from counsel to the Trustee in which counsel explained that, due to the concerns which had been previously communicated regarding the S Corp Transaction, together with the fact that the Trustee had not formally retained a new independent financial advisor, counsel had ". . .advised the Trustee that in recognition of his fiduciary duties to the plan participants, at this juncture he should neither support nor reject the proposed . . ." S Corp Transaction. The Trust's counsel went on to state that ". . .the Trustee is also quite interested in having the Company pursue the CSC proposal for cash and stock acquisition of the entire Company."

        During a special meeting of DynCorp's Board later in the afternoon of October 30, 2002, the CSC letter of October 28, 2002 was reviewed together with the Trustee counsel's e-mail on behalf of the Trustee. Considering the facts and circumstances before it, the Board requested that the CEO of DynCorp pursue the CSC expression of interest to assure that DynCorp had the benefit of the best possible terms that CSC was prepared to offer.

        The next day on October 31, 2002, DynCorp's CEO placed a call to the CEO of CSC to discuss the October 28, 2002 proposal. As a consequence of those discussions, the CEO of CSC agreed that CSC would revise its offer by increasing the price. The following day DynCorp received a written confirmation of the CSC CEO's proposal. The CSC CEO's November 1, 2002 letter also requested confirmation of an exclusivity period through December 9, 2002 during which DynCorp would ". . .agree not to undertake discussions or negotiations with any other party. . . ."

        On November 5, 2002, CSC commenced its second stage, comprehensive examination of the DynCorp financial and other records in Northern Virginia. On November 11, 2002 general counsel for DynCorp met with executives and legal counsel for CSC in Southern California. On November 13, 2002, the Trustee formally terminated its prior engagement of HLHZ as financial advisor. On November 18, 2002, executives for DynCorp and representatives for the Trustee, its legal counsel and representatives of the Trustee's newly retained financial advisor, Duff & Phelps, LLC, met with CSC's executive team in Northern Virginia. On November 22, 2002, the Trustee, together with its legal counsel and a representative of Duff & Phelps, as well as the general counsel for DynCorp, met with executives of CSC in Southern California. At this meeting, the Trustee's financial advisor conducted certain elements of its own financial due diligence in respect of the potential business combination of DynCorp and CSC. In addition, the Trustee indicated to CSC its desire to achieve certain liquidity and investment diversification rights in respect of CSC stock that would otherwise be allocated to the DynCorp ESOP Accounts of participants in the DynCorp Savings Plans. On November 27, 2002, the main part of the second stage comprehensive examination was completed.

        During the week of December 2, 2002, and through December 8, 2002, CSC, DynCorp and the Trustee and its advisors engaged in numerous discussions. DynCorp and CSC responded to additional follow-up diligence requests and legal counsel for both companies developed a draft merger agreement. On the evening of December 8, 2002, DynCorp and CSC agreed to a detailed list of terms (Final Deal Points). Upon consideration of those Final Deal Points, the Trustee, its counsel and its financial advisor continued to negotiate on certain of these points, principally concerning the extent and timing of the diversification rights to be afforded to participants in the DynCorp Savings Plans whose DynCorp shares were held in their DynCorp ESOP Accounts.

        On the morning of December 9, 2002 (Virginia time) the Board of DynCorp approved a transaction based on the December 8, 2002 Final Deal Points, subject to their later approval of a merger agreement according to those points. Also on the morning of December 9, 2002 (California time) the Board of CSC approved a transaction subject to management's agreement with a merger agreement according to the Final Deal Points document. During this time period of December 9, 10 and 11, while DynCorp and CSC negotiated the terms of the merger agreement reflecting the Final Deal Points, the Trustee and its advisors continued their discussions and negotiations with CSC in respect of the Trustee's liquidity and diversification objectives.

        On the morning of December 12, 2002, the board of DynCorp met to review the merger agreement, at that point in nearly final form, and approved the transaction, subject to management's approval of the final merger agreement. During the afternoon and evening of December 12, 2002, the Trustee, DynCorp and CSC reached agreement on the terms of the plan of merger that had been of concern to the Trustee. Late in the evening of December 12, 2002 (California time) / early in the morning of December 13, 2002 (Virginia time), DynCorp, the Trustee and CSC reached final agreement on the merger agreement and associated schedules and DynCorp and CSC executed the merger agreement. Public disclosure of the merger agreement was made at approximately 1:00 a.m. (Eastern time) on December 13, 2002.

        On February 7, 2003, the parties amended and restated the merger agreement to give effect to certain technical corrections and other minor modifications.

Opinion of Deutsche Bank Securities Inc., Financial Advisor to DynCorp

        Deutsche Bank Securities Inc. has acted as financial advisor to DynCorp in connection with the merger. At the December 12, 2002 meeting of DynCorp's Board of Directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in a written opinion, dated as of such date, to DynCorp's Board of Directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the stockholders of DynCorp.

        The full text of Deutsche Bank's written opinion, dated December 12, 2002, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. DynCorp stockholders are urged to read the Deutsche Bank opinion in its entirety. The summary of the Deutsche Bank opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Deutsche Bank opinion.

        In connection with Deutsche Bank's role as financial advisor to DynCorp, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning CSC and certain publicly available financial and other internal analyses and other information furnished to it by DynCorp. Deutsche Bank has also held discussions with members of the senior managements of DynCorp and CSC regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for CSC common stock, (ii) reviewed the transactions on the internal market for DynCorp common stock, (iii) compared certain financial and stock market information for DynCorp and CSC with similar information for certain companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (v) reviewed the terms of the merger agreement, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

        In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning DynCorp or CSC, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of DynCorp or CSC. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DynCorp or CSC as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. The Deutsche Bank opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

        For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of DynCorp, CSC and Garden Acquisition LLC, a direct wholly owned subsidiary of CSC, contained in the merger agreement are true and correct, DynCorp, CSC and Garden Acquisition will each perform all of the covenants and agreements to be performed by it under the merger agreement, and all conditions to the obligations of each of DynCorp, CSC and Garden Acquisition to consummate the merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either DynCorp or CSC is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on DynCorp or CSC or materially reduce the contemplated benefits of the merger to CSC. In addition, Deutsche Bank has assumed pursuant to DynCorp's instructions that the merger will be taxable to each of DynCorp's stockholders.

        Set forth below is a brief summary of certain financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the DynCorp's Board of Directors at its meeting on December 12, 2002.

        Historical Stock Performance.    Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for CSC's common stock and transactions on the internal market for DynCorp common Stock and compared such prices to certain stock market and industry indices.

        Analysis of Selected Publicly Traded Companies.    Deutsche Bank compared certain financial information and commonly used valuation measurements for DynCorp to corresponding information and measurements for a group of seven publicly traded federal government information technology ("IT") services companies (the "Selected Federal Government IT Companies") and four publicly traded technical services companies (the "Selected Technical Services Companies"), (collectively the "Selected Companies").

Selected Federal Government IT Services Companies	Selected Technical Services Companies

Anteon International Corporation	Granite Construction Incorporated
CACI International Inc.	Jacobs Engineering Group Inc.
ManTech International Corporation	Teledyne Technologies Incorporated
PEC Solutions, Inc.	URS Corporation
SRA International, Inc.
The Titan Corporation
Veridian Corporation

        Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT") and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). To calculate the trading multiples for the merger (assuming the merger consideration value of $58.00 per DynCorp share) and the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by Thomson Financial/First Call. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Deutsche Bank calculated that, on a trailing 12 months ended September 30, 2002 basis, the multiple of Enterprise Value to EBITDA was 7.8x for the merger, compared to a range of 12.3x to 28.3x, with a median of 15.0x, for the Selected Federal Government IT Companies and a range of 5.4x to 10.1x, with a median of 6.5x, for the Selected Technical Services Companies. Deutsche Bank also calculated that the multiple of enterprise value to EBIT was 9.0x for the merger, compared to a range of 13.6x to 30.3x, with a median of 17.3x, for the Selected Federal Government IT Companies and a range of 6.7x to 12.1x, with a median of 10.2x, for the Selected Technical Services Companies.

        Deutsche Bank compared certain financial information and commonly used valuation measurements for CSC to corresponding information and measurements for a group of six publicly traded IT outsourcing companies (collectively, the "Selected IT Outsourcing Companies").

Selected IT Outsourcing
Companies

Accenture Ltd.
Affiliated Computer Services, Inc.
Electronic Data Systems Corporation
International Business Machines Corporation
Keane, Inc.
Perot Systems Corporation

        Such financial information and valuation measurements included, among other things, (i) common equity market valuation; (ii) capitalization ratios; (iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to revenues, earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"); and (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"). To calculate the trading multiples for CSC and the

Selected IT Outsourcing Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by Thomson Financial/First Call. Deutsche Bank calculated that, on a trailing 12 months ended September 30, 2002 basis, the multiple of Enterprise Value to revenues was 0.7x for CSC, compared to a range of 0.6x to 2.2x, with a median of 1.1x, for the Selected IT Outsourcing Companies; the multiple of Enterprise Value to EBITDA was 5.0x for CSC, compared to a range of 4.0x to 13.2x, with a median of 9.9x, for the Selected IT Outsourcing Companies; and the multiple of Enterprise Value to EBIT was 10.6x for CSC, compared to a range of 6.7x to 24.8x, with a median of 13.7x, for the Selected IT Outsourcing Companies. Deutsche Bank further calculated that the multiple of Equity Value to estimated calendar year 2002 EPS was 13.2x for CSC, compared to a range of 9.1x to 25.9x, with a median of 20.4x, for the Selected IT Outsourcing Companies; and the multiple of Equity Value to estimated calendar year 2003 EPS was 12.7x for CSC, compared to a range of 8.7x to 22.9x, with a median of 18.2x, for the Selected IT Outsourcing Companies.

        None of the companies utilized as a comparison are identical to CSC or DynCorp. Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

        Analysis of Selected Precedent Transactions.    Deutsche Bank reviewed the financial terms, to the extent publicly available, of 7 proposed, pending or completed mergers and acquisition transactions since September of 1997 involving companies in the technical services arena ("Selected Technical Services Transactions") and 14 proposed, pending or completed mergers and acquisition transactions since April of 1998 involving companies in the federal government IT services arena (the "Selected Federal Government IT Services Transactions", and together with Selected Technical Services Transactions, the "Selected Transactions"). Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the merger, based on the merger consideration (assumed to have a value of $58.00 per share of DynCorp common stock). The transactions reviewed were:

Selected Technical Services Transactions

Date announced	Acquirer	Target
July 2002	URS Corporation	EG&G Technical Services, Inc.
May 2002	United Defense Industries, Inc.	United States Marine Repair, Inc.
January 2002	L-3 Communications Holdings, Inc.	Raytheon Company's Aircraft Integration Systems (AIS) business
August 2001	Keane, Inc.	Metro Information Services, Inc.
April 2001	Veritas Capital Fund LP	Raytheon Aerospace Company
July 1999	The Carlyle Group	EG&G Technical Services, Inc.
September 1997	The Carlyle Group	UNC Aviation Services (Lear Siegler Services, Inc.)

Selected Federal Government IT Services Transactions

Date announced	Acquirer	Target
September 2002	DigitalNet Inc.	Getronics Government Solutions
August 2002	Veridian Corporation	Signal Corporation
February 2002	The Titan Corporation	Science & Engineering Associates, Inc.
September 2001	The Titan Corporation	BTG, Inc.
September 2000	Northrop Grumman Corporation	Federal Data Corp
February 2000	AT&T Corp.	GRC International, Inc.
October 1999	DynCorp	GTE Information Systems
September 1999	Computer Sciences Corporation	Nichols Research Corporation
June 1999	General Dynamics Corporation	GTE Government Systems
June 1999	Veridian Corporation	MRJ Group Inc.
May 1999	Gentronics NV	WANG Laboratories, Inc.
March 1999	Anteon Corporation	Analysis & Technology, Inc.
May 1998	CACI International Inc.	QuesTech, Inc.
April 1998	General Electric Company, PLC	Tracor, Inc.

        Deutsche Bank calculated that the multiple of Enterprise Value to trailing 12 months ended September 30, 2002 EBITDA was 7.8x for the merger, compared to a range of 6.7x to 13.6x, with a median of 9.8x, for the Selected Federal Government IT Services Transactions and a range of 6.6x to 11.5x, with a median of 8.0x, for the Selected Technical Services Transactions. All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the 1997-2002 year period during which the Selected Transactions occurred.

        Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of CSC and DynCorp and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and CSC and DynCorp.

        Discounted Cash Flow Analysis.    Deutsche Bank performed a discounted cash flow analysis for DynCorp. Deutsche Bank calculated the discounted cash flow values for DynCorp as the sum of the net present values of (i) the estimated future cash flow that DynCorp will generate for the years 2003 through 2007, plus (ii) the value of DynCorp at the end of such period. The estimated future cash flows were based on the financial projections for DynCorp for the years 2003 through 2007 prepared by DynCorp's management, and consisted of a base case ("Base Case") and two downside scenarios: (i) 10.0 percent annual growth in revenues for the years 2004 to 2007 ("Downside Scenario 1"), and (ii) 5.0 percent annual growth in revenues for the years 2004 to 2007 ("Downside Scenario 2"). Both downside scenarios maintained DynCorp's 2003 budget and constant margins throughout the projected period. The terminal values of DynCorp were calculated based on projected EBITDA for 2007 and a range of multiples of 6.0x and 8.0x. Deutsche Bank used discount rates ranging from 12.0% to 14.0%. Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of the Selected Companies and used such multiples based on its review of the trading characteristics of the common stock of the Selected Companies. This analysis indicated a range of values of $69 to $102 per share for Base Case, $48 to $73 per share for Downside Scenario 1 and $40 to $61 per share for Downside Scenario 2.

        The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the DynCorp Board of Directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

        In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the DynCorp Board of Directors as to the fairness, from a financial point of view, of the merger consideration to the stockholders of DynCorp, and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by DynCorp's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond DynCorp's or CSC's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of DynCorp, CSC or their respective advisors, neither DynCorp nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

        The terms of the merger were determined through negotiations between DynCorp and CSC and were approved by the DynCorp Board of Directors. Although Deutsche Bank provided advice to DynCorp during the course of these negotiations, the decision to enter into the merger was solely that of the DynCorp Board of Directors. As described above, the opinion and presentation of Deutsche Bank to the DynCorp Board of Directors were only one of a number of factors taken into consideration by the DynCorp Board of Directors in making its determination to approve the merger. Deutsche Bank's opinion was provided to the DynCorp Board of Directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of DynCorp common stock as to how to vote with respect to the merger.

        DynCorp selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank's qualifications, expertise, reputation and experience in mergers and acquisitions. DynCorp retained Deutsche Bank pursuant to a letter agreement dated August 23, 2001. Deutsche Bank will be paid a fee for its services as financial advisor to DynCorp in connection with the merger, a substantial portion of which is contingent upon consummation of the merger. Regardless of whether the merger is consummated, DynCorp has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank's counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the letter agreement. DynCorp has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

        Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to DynCorp and CSC or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of DynCorp and CSC for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. As of December 12, 2002, the DB Group owned 116,470 shares of DynCorp common stock, $18.8 million of DynCorp's outstanding 15% Senior Subordinated Notes due 2007, and $9.5 million under DynCorp's Senior Secured Credit Agreement.

Interests of DynCorp Directors and Executive Officers in the Merger

  General

        As you consider the recommendations of the DynCorp board of directors, you should be aware that some directors and officers have interests in the merger that are different from, or in addition to, the interests of DynCorp stockholders generally. These interests arise primarily out of either employment agreements with DynCorp, change of control agreements with DynCorp or ownership of stock options of DynCorp, and are more fully described below.

        DynCorp's board was aware of and considered these interests when it approved the merger agreement and the merger. Summarized below are the material interests of DynCorp's directors and executive officers in the merger.

  Interests In Common Stock And Stock Options

        As of the record date, DynCorp executive officers and directors beneficially owned an aggregate of 1,081,198 shares of DynCorp common stock, entitling them to exercise approximately 10.1% of the voting power of DynCorp common stock entitled to vote at the special meeting.

        As of February 7, 2003, the following directors and executive officers of DynCorp held vested and unvested options under the DynCorp 1995 Stock Option Plan and the DynCorp 1999 Long-Term Incentive Stock Plan (the "option plans") to acquire the number of shares that would entitle such person to receive an amount pursuant to such options at the effective time of the merger (assuming the per share merger consideration for each share of DynCorp common stock equals $58.00 at the time of the merger), in each case set forth opposite such person's name:

Name and Position	Number of Option Shares	Total Amount Payable
Dan R. Bannister, Director and Chairman of the Board	105,000	$4,182,500
T. Eugene Blanchard, Director	70,000	2,752,500
Michael P. C. Carns, Director	10,000	308,750
Paul G. Kaminski, Director	15,000	512,500
Paul V. Lombardi, Director, President and Chief Executive Office	190,000	7,025,000
Marshall Mandell, Senior Vice President, Corporate Development	135,000	4,647,500
Dudley C. Mecum II, Director	10,000	322,500
David L. Reichardt, Director, Senior Vice President and General Counsel	140,000	5,050,000
H. Brian Thompson, Director	10,000	300,000
Herbert S. Winokur, Jr., Director	5,000	132,500
Patrick C. FitzPatrick, Senior Vice President and Chief Financial Officer	160,000	5,667,500
John J. Fitzgerald, Vice President and Controller	57,000	1,928,500
Paul T. Graham, Vice President and Treasurer	40,000	1,282,500
Steven J. Cannon, President, DynCorp International LLC	60,000	1,915,000
Joseph L. Cunningham, President, DynCorp Systems and Solutions LLC	62,500	2,091,250
W. Ben Medley, President, DynCorp Technical Services LLC	55,000	1,920,000

        The total amount payable to these executive officers and directors under these options at the effective time of the merger is $40,038,500 (assuming the per share merger consideration for each share of DynCorp common stock equals $58.00 per share of DynCorp common stock at the time of the merger).

        The amount required to be paid to all holders of options granted under the option plans will be $56,039,563 (assuming the per share merger consideration for each share of DynCorp common stock equals $58.00 at the time of the merger).

  Employment Agreements

        DynCorp has entered into three-year employment agreements with Messrs. Lombardi, FitzPatrick, Mandell and Reichardt (the "Employment Agreements"). The Employment Agreements specify minimum annual salary and incentive target bonuses and provide for payment of salary and pro-rated bonus through the 30th day following termination. If the executive is terminated for reasons other than misconduct or resigns following a reduction in his position, pay, or benefits, an involuntary relocation, or the failure of a successor company to adopt the Employment Agreement, the executive shall be entitled to receive payments in consideration for providing consulting services over a period of 30 months (or one-half of the payments remaining if he should die during such period) plus a payment in consideration for a covenant against competition for the same period, except in the case of Mr. FitzPatrick, for which specific payments, and the length of the consulting and noncompetition period, are specified based on when the termination occurs. The Employment Agreements also provide for the payment to the executive of an additional lump-sum amount equal to his current annual compensation rate, including the amount of his current target bonus and the value of other current fringe benefits, if his employment is terminated in connection with a change of control of DynCorp. The merger will constitute a change of control under the terms of the Employment Agreements. Under the terms of the Employment Agreements, at the effective time of the merger, DynCorp will pay or provide, or cause to be paid or provided, the payments and benefits described below.

        Assuming the merger were completed and a termination occurred on March 7, 2003, the executives would receive the following payments:

	Lump-Sum Change of Control Payments	Aggregate Consulting Payments	Lump-Sum Non-competition Payments	Total Payments
Lombardi	$839,580	$405,000	$1,209,600	$2,454,180
FitzPatrick	523,814	453,600	972,000	1,949,414
Mandell	458,550	216,000	756,000	1,430,550
Reichardt	506,672	248,400	756,000	1,511,072

  Change of Control Agreement

        DynCorp has entered into a change-of-control agreement with Mr. Medley (the "Change-of-Control Agreement"). The Change-of-Control Agreement provides that certain benefits, including a lump-sum payment, will be triggered if he is terminated following a change in control of DynCorp, unless termination occurs under specific circumstances set forth in the Change-of-Control Agreement. A change in control would occur if DynCorp were to be substantially acquired by a new owner or if a majority of the Board of Directors were replaced. The merger will constitute a change of control under these agreements. The Change-of-Control Agreement currently expires on January 1, 2004, but is subject to automatic renewal unless terminated upon due notice by DynCorp. In the event a change in control occurs, the amount of such lump-sum payment would be 2.99 times the sum of his annual salary and average incentive and other benefits compensation. The Change-of-Control Agreement also provides a reduction if the payment exceeds the amount that DynCorp would be entitled to deduct on its federal income tax return. The Change-of-Control Agreement also provides that DynCorp will reimburse Mr. Medley for legal fees and expenses incurred by him in enforcing his rights under the Change-of-Control Agreement.

        Assuming the merger were completed and a termination occurred on March 7, 2003, Mr. Medley would receive a lump-sum cash payment of $464,550 under the Change-of-Control Agreement.

  Severance Agreements

        DynCorp has entered into severance agreements with Messrs. Fitzgerald and Graham and Ruth Morrel, Vice President, Law and Compliance (the "Severance Agreements"). The Severance Agreements provide that a lump-sum payment will be triggered if the executive is terminated within two years following a change of control of DynCorp, unless termination occurs under specific circumstances set forth in the Severance Agreement. A change of control would occur if DynCorp were to be substantially acquired by a new owner or if a majority of the Board of Directors were replaced. The merger will constitute a change of control under the Severance Agreements.

        Assuming the Merger were completed and a termination occurred on March 7, 2003, the executives would receive the following lump-sum cash payments under the Severance Agreements.

Executive	Amount of Payment
Fitzgerald	$308,000
Graham	243,000
Morrel	240,983

  Indemnification; Directors' and Officers' Insurance

        CSC has agreed to maintain directors' and officers' liability insurance covering DynCorp's current directors and officers on terms no less favorable than DynCorp's present insurance policy, or if those terms are not available, the best available coverage, for a period of six years after the merger. CSC will not, however, be required to expend in excess of 300% of the annual premium currently paid by DynCorp for this coverage. After the merger, DynCorp will indemnify all of its current and former directors, officers and employees against all liabilities or any claim arising out of their positions at DynCorp and all liabilities based on the merger to the extent required under DynCorp's certificate of incorporation and by-laws.

Governmental and Regulatory Matters

        United States Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (sometimes referred to as the "HSR Act") and the rules that have been promulgated thereunder by the Federal Trade Commission (sometimes referred to as the "FTC") certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and certain waiting period requirements have been satisfied. The merger is subject to these requirements.

        Pursuant to the requirements of the HSR Act, CSC filed the required Notification and Report Forms (the "Forms") with the Antitrust Division and the FTC on December 20, 2002. DynCorp filed the Forms on December 23, 2002. The statutory waiting period applicable to the merger expired at 11:59 p.m., Eastern time, on January 22, 2003.

        The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of DynCorp's or CSC's assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

        German Merger Control.    Mergers which fall within the scope of the German Act against Restraints on Competition ("Gesetz gegen Wettbewerbsbeschrankungen" or "GWB") must be notified to the German antitrust authority, the Bundeskartellamt, and are prohibited from being implemented prior to clearance or the expiry of the review period. The merger is subject to these requirements. With the consent of DynCorp, CSC filed a complete notification on January 24, 2003. The Bundeskartellamt has one month to examine the merger. Should a further examination of the merger be required, the initial review period can be extended to up to a total of four months.

        During its review process, the Bundeskartellamt examines whether the proposed merger would create or strengthen a dominant market position. If the Bundeskartellamt considers the merger raises, creates or strengthens a dominant market position, and the parties cannot demonstrate any pro- competitive effects of the deal which outweigh such concerns, it will prohibit the merger or clear it subject to conditions and obligations designed to remedy the anti-competitive effects. If the merger does not result in the creation or strengthening of market dominance, it will be cleared by the Bundeskartellamt.

        Brazilian Merger Control.    Mergers which fall within the scope of the Articles 54-56 of Law No. 8884 of 11 June 1994 (as amended) must be notified to the Brazilian antitrust authorities (the Administrative Council for Economic Defence, the Secretariat of Economic Law and the Secretariat of Economic Surveillance) within 15 working days of the first binding agreement in respect of the merger. The merger is subject to these requirements.

        CSC and DynCorp filed notification of the merger with the Brazilian antitrust authorities on January 7, 2003. The Brazilian antitrust authorities have 120 days to approve the transaction, although this period may be extended if the authorities request further information. The merger may be closed prior to approval, although the authorities have the power to issue a preliminary order preventing closing. The authorities will review whether the merger will limit competition or result in market dominance in Brazil. If the authorities consider that the merger will harm competition, and any beneficial effects of the deal are insufficient to outweigh that harm, it will prohibit the merger or grant clearance subject to conditions or obligations intended to remedy the anti-competitive effects. If the merger is not considered to harm competition, the authorities will approve the merger.

        Austrian Merger Control.    Mergers to which Section V of the Austrian Cartel Act apply must be notified to the Austrian Cartel Court and implementation is prohibited prior to clearance. The merger is subject to these requirements.

        Pursuant to the requirements of the Cartel Act, the Cartel Court publishes a summary of the notification inviting comments within two weeks by interested parties. Notification of the CSC/DynCorp merger was published on January 23, 2003. If the prosecuting authorities (the Austrian Federal Competition Authority or public prosecutor in cartel matters) do not submit a request for further investigation within four weeks of receiving a copy of the notification or if they waive their right to do so at any time after expiry of the two week public comment period, the Austrian Cartel Court confirms that the merger is cleared. If a request for further investigation is submitted to the Cartel Court, the initial review period can be extended to up to a total of five months. If the Cartel Court considers the merger creates or strengthens a dominant market position, and the parties cannot demonstrate any pro-competitive effects of the deal which outweigh such concerns, it will prohibit the merger or clear it subject to conditions and obligations designed to remedy the anti-competitive effects. If the merger does not result in the creation or strengthening of market dominance it will be cleared.

        Other.    Additional filings may be necessary in countries outside the United States, Germany, Brazil and Austria. In addition, it is possible that any of the governmental entities with which filings are made may seek, as conditions for clearance of the merger, various regulatory concessions. CSC and DynCorp are not aware of any other regulatory approvals or actions that are required for the merger. If any additional governmental approvals or actions are required, we intend to try to obtain them. We cannot assure you, however, that we will be able to obtain any additional approvals or actions.

Certain Federal Income Tax Consequences of the Merger

        The following is a summary of the material United States federal income tax consequences to the DynCorp stockholders with respect to the exchange of DynCorp shares for cash and stock pursuant to the merger. This summary does not purport to be a description of all tax consequences that may be relevant to DynCorp's stockholders. This summary is based on current provisions of the Internal Revenue Code, existing regulations promulgated under the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. It is assumed that the shares of DynCorp common stock are held as capital assets. This summary does not address the consequences of the merger under state, local or foreign law, nor does it address all aspects of federal income taxation that may be important to a DynCorp stockholder in light of his or her individual circumstances, or tax issues that may be significant to a DynCorp stockholder subject to special rules. Some examples of holders that are subject to special tax rules are: financial institutions; broker-dealers or traders in securities; persons who are not citizens or residents of the United States or who are foreign corporations, partnerships, estates or trusts; mutual funds, insurance companies, tax-exempt entities; holders who acquired their shares through stock option or stock purchase programs or otherwise as compensation; holders who are subject to alternative minimum tax; or holders who hold their shares as part of a hedge, straddle or other risk reduction transaction.

        DynCorp stockholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local and foreign income and other tax laws) of the merger.

  Consequences to DynCorp Stockholders

        The merger will be treated for federal income tax purposes as a taxable sale by the DynCorp stockholders of their shares of DynCorp common stock. A DynCorp stockholder will recognize gain or loss equal to the difference between (1) the amount of the cash consideration plus the fair market value of the stock consideration received in the merger and (2) the stockholder's adjusted tax basis in the shares of DynCorp common stock surrendered in the merger. If the DynCorp shares surrendered in the merger are held by a stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if, as of the date of the merger, the stockholder held such shares of DynCorp common stock for more than one year or will be short-term capital gain or loss if, as of such date, the stockholder held such shares for one year or less. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered pursuant to the merger. For non-corporate stockholders, long-term capital gain is generally subject to a maximum tax rate of 20%. There are limitations on the deductibility of capital losses.

        Each share of CSC common stock received by a DynCorp stockholder in the merger will have a tax basis equal to the fair market value of the share received. A new holding period for each share of CSC common stock received will begin on the day after the merger.

  Consequences to DynCorp Stockholders Whose Shares Are Held in the DynCorp Savings Plans

        The general consequences described above will not apply to a DynCorp stockholder who holds shares of DynCorp stock in a DynCorp Savings Plan. The exchange of DynCorp stock held in the

DynCorp Savings Plans in the merger will not give rise to taxable gain or loss for the participants in the DynCorp Savings Plans at the time of the merger.

  Backup Withholding

        Under U.S. federal income tax law, the payment of the cash and stock consideration by CSC to a DynCorp stockholder (other than certain exempt stockholders, including among others, corporations) pursuant to the merger may be subject to backup withholding tax at a rate of 30%. To avoid backup withholding tax with respect to payments made pursuant to the merger, each stockholder must provide such stockholder's correct taxpayer identification number or social security number in the specified manner and comply with applicable requirements of the backup withholding rules. Any amount withheld from the payment of the merger consideration under the backup withholding rules will be allowed as a refund or credit against the DynCorp stockholder's federal income tax liability if the stockholder furnishes the required information to the Internal Revenue Service in a timely manner.

Dissenters' Appraisal Rights of DynCorp Stockholders

        The Delaware General Corporation Law grants appraisal rights in the merger to the holders of DynCorp common stock who object to the merger and follow certain procedures. Under the Delaware General Corporation Law, DynCorp stockholders may object to the merger and demand in writing that DynCorp pay the fair value of their shares. Fair value takes into account all relevant factors, but excludes any appreciation or depreciation in anticipation of the merger. Stockholders who elect to exercise appraisal rights must strictly comply with all of the applicable procedures to preserve those rights. These procedures are set forth in Section 262 of the Delaware General Corporation law, which is set forth in Annex C to this proxy statement/prospectus.

        Failure to comply with the procedures set forth in Section 262 may cause a stockholder to lose its appraisal right. The following summary of appraisal rights and the related procedures is qualified in its entirety by the provisions of Section 262, which you should review for a complete description of the procedures. DynCorp will not give any notice to its stockholders relating to appraisal rights other than as described in this document and required by the Delaware General Corporation Law.

Appraisal Rights Procedures

        If you are a DynCorp stockholder and you wish to exercise your appraisal rights, you must comply with the provisions of Section 262 of the Delaware General Corporation Law. Section 262 requires, in part, the following:

        1.    You submit a written demand for appraisal.    You must deliver a written demand for appraisal to DynCorp before the vote is taken at the special meeting. The written demand must be separate and apart from any vote against the merger.

        2.    You refrain from voting for approval of the merger.    You must not vote for approval of the merger agreement. If you vote in favor of the merger agreement, your right to appraisal will terminate, even if you previously submitted a written demand for appraisal.

        3.    You continuously hold DynCorp shares.    You must continuously hold your shares of DynCorp stock from the date you make the demand for appraisal through the closing of the merger.

  (a)
  A written demand for appraisal of DynCorp stock is only effective if it is delivered by, or for, the stockholder of record who owns such shares at the time the demand is made. The demand must be signed as the stockholder's name appears on its stock certificate(s). If you are the beneficial owner of DynCorp stock but not the stockholder of record, you must have the stockholder of record deliver a written demand for appraisal.

  (b)
  If you own DynCorp stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are delivering the demand for appraisal in that capacity.

  (i)
  If you own DynCorp stock with more than one person, such as in a joint tenancy or tenancy in common, the demand for appraisal must be made by or on behalf of all record owners. An authorized agent, which could include one or more of the joint owners, may deliver the demand for appraisal for the stockholder of record; however, the agent must expressly identify the stockholders of record and state that the agent is delivering the demand as agent for these stockholders.

  (ii)
  If you are a record owner, such as a broker, who holds DynCorp stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal and clearly identify the beneficial owners for whom you are demanding appraisal. If you do not expressly specify the number of shares, DynCorp will assume that your written demand covers all the shares that are held in your name.

  (iii)
  You should address the written demand to DynCorp, 11710 Plaza America, Drive, Reston, Virginia 20190, Attention: H. Montgomery Hougen, Vice President and Corporate Secretary. It is important that DynCorp receive all written demands before the vote concerning the merger agreement is taken. As explained above, this written demand should be delivered by, or on behalf of, the stockholder of record. It should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is demanding appraisal of such stockholder's shares.

  (iv)
  If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided for in the merger agreement.

        4.    Written Notice.    Within ten (10) days after the closing of the merger, CSC must give written notice that the merger has become effective to each DynCorp stockholder who has fully complied with the requirements of Section 262.

        5.    Petition in the Chancery Court.    Within one hundred twenty (120) days after the closing of the merger, either CSC or any DynCorp stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery. This petition should request that the chancery court determine the value of the shares of DynCorp stock held by all of the stockholders who are entitled to appraisal rights. If you intend to exercise your rights of appraisal, you should expect to file such a petition in the chancery court. CSC has no intention at this time to file such a petition. Because CSC has no obligation to file such a petition upon the merger, if no dissenting stockholder files such a petition within one hundred twenty (120) days after the closing, all dissenting stockholders will lose their rights of appraisal and receive the merger consideration provided for in the merger agreement.

        6.    Withdrawal of Demand.    If you change your mind and decide you no longer want appraisal rights, you may withdraw your demand for appraisal at any time within sixty (60) days after the closing of the merger. You may also withdraw your demand for appraisal more than sixty (60) days after the closing of the merger, but only with CSC's written consent. If you effectively withdraw your demand for appraisal, you will receive the merger consideration provided for in the merger agreement.

        7.    Request for Appraisal Rights Statement.    If you have complied with the conditions of Section 262, you will be entitled to receive a statement from CSC that sets forth the number of shares that have demanded appraisal and the number of stockholders who own those shares. In order to receive this statement, you must send a written request to CSC within one hundred twenty (120) days after the closing of the merger. CSC must mail the statement within ten (10) days after it receives the request.

        8.    Chancery Court Procedures.    If you or another stockholder properly files a petition for appraisal in the chancery court and delivers a copy to CSC, CSC will then have twenty (20) days to provide the chancery court with a list of names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with CSC as to the value of their shares. The chancery court will then send notice of the time and place fixed for the hearing of the petition to CSC and all of the stockholders in the list submitted to the chancery court. If the chancery court decides it is appropriate, it has the power to conduct a hearing to determine whether the stockholders have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under that section. The chancery court may also require a dissenting stockholder to submit his or her stock certificate(s) to the Registry in Chancery so that it can note on the certificate(s) that an appraisal is pending. If you do not follow the chancery court's directions, you may be dismissed from the proceeding.

        9.    Appraisal of Chancery Shares.    After the chancery court determines which stockholders are entitled to appraisal rights, the chancery court will appraise the shares. To determine the fair value of the shares, the chancery court will consider all relevant factors except for any appreciation or depreciation due to the anticipation or accomplishment of the merger. After the chancery court determines the fair value of the shares, it will direct CSC to pay that value to the stockholders who are entitled to appraisal rights. The chancery court can also direct CSC to pay interest, simple or compound, on that value if the chancery court determines that interest is appropriate. In order to receive the fair value for your shares, you must surrender your DynCorp stock certificates to CSC.

        The chancery court could determine that the fair value of the shares of stock is more than, the same as, or less than the merger consideration. In other words, if you exercise appraisal rights, you could receive less consideration than you would under the merger agreement.

        10.    Costs and Expenses of Appraisal Proceeding.    The costs and expenses of the appraisal proceeding may be assessed against CSC and the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You can request that the chancery court determine the amount of interest, if any, CSC should pay on the value of stock owned by stockholders entitled to the payment of interest. You may also request that the chancery court allocate the expense of the appraisal action incurred by any stockholder pro rata against the value of all of the DynCorp shares entitled to the appraisal.

        11.    Loss of Stockholders' Rights.    If you demand appraisal, after the closing of the merger you will not be entitled to:

  (a)
  vote the shares of DynCorp stock for which you have demanded appraisal;

  (b)
  receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

  (c)
  receive payment of the consideration provided for in the merger agreement.

        However, you can regain these rights if no petition for an appraisal is filed within one hundred twenty (120) days after the closing of the merger, or if you deliver to CSC a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within sixty (60) days after the closing of the merger or with the written consent of CSC. As explained above, these actions will also terminate your appraisal rights. An appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves. The chancery court may condition its approval of dismissal upon any terms that it deems just.

        If you fail to comply strictly with these procedures you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before you attempt to do so.

        For information about the special meeting of DynCorp stockholders and how DynCorp stockholders may vote at the special meeting of DynCorp stockholders, see "The Special Meeting of DynCorp Stockholders" on page 34.

Plans for DynCorp After the Merger

        After the merger, CSC currently anticipates that DynCorp will continue its current operations, except that it would cease to be publicly owned and would instead be a wholly-owned subsidiary of CSC.

Certain Relationships between CSC and DynCorp

  Aerospace Center Support

        CSC, DynCorp and General Physics Corporation are members of a joint venture organized as a partnership under the laws of the State of Tennessee. The joint venture operates under the name Aerospace Center Support ("ACS"). ACS was formed on February 24, 1995 for the sole purpose of performing Contract No. F40600-95-C-0016, which the U.S. Air Force awarded to ACS on June 26, 1995 for Contractual Support Services for Arnold Engineering Development Center, Arnold AFB, Tennessee. CSC is the managing partner of ACS and holds a fifty-five percent (55%) interest in the joint venture. DynCorp and General Physics hold thirty-five percent (35%) and ten percent (10%) interests, respectively, in the joint venture. ACS revenue for the fiscal year ended March 27, 2002 was approximately $99,000,000.

  ITS Medical Systems LLC

        CSC, DynCorp and Advanced Management Medical Equipment, Inc. ("AMME") formed ITS Medical Systems LLC ("ITS MED") on March 1, 1996, as a joint venture among the companies for the sole purpose of furnishing support services to US Army Medical Reserve Training Sites. CSC controls this joint venture, domiciled in Virginia, with a 47.5% membership interest. DynCorp holds a 40% membership interest and AMME holds a 12.5% membership interest. For the fiscal year ended March 27, 2002, ITS MED revenues were approximately $201,000. ITS MED was awarded its current contract, Number DAKF11-01-C-0005, on July 12, 2001.

        Except as described in this proxy statement/prospectus, since May 2001, there have been no contacts, negotiations or transactions between CSC or, to the best of CSC's knowledge, any of CSC's directors, executive officers or other affiliates, on the one hand, and DynCorp or its affiliates, on the other hand, or between DynCorp or, to the best of DynCorp's knowledge, any of DynCorp's directors, executive officers or affiliates, on the one hand, and CSC or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer to exchange or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. In the normal course of their businesses, CSC and DynCorp are parties to transactions and agreements. Other than as described in this proxy statement/prospectus, since January 1, 2000, neither CSC or any of its directors, executive officers or other affiliates have had any transaction that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement/prospectus.

        As of the date of this proxy statement/prospectus, neither CSC nor any of its directors or executive officers beneficially owns any shares of DynCorp common stock. As of the date of this proxy statement/prospectus, DynCorp does not own any shares of CSC common stock. As of the date of this proxy statement/prospectus, one DynCorp director/officer owns 100 shares of CSC common stock.

Fees and Expenses

  CSC

        CSC has retained Mellon Investor Services, L.L.C. as the exchange agent for the merger. CSC will pay the exchange agent reasonable and customary compensation for its services in connection with the merger, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against various liabilities and expenses, including various liabilities under the United States federal securities laws.

  DynCorp

        DynCorp has retained Deutsche Bank Securities, Inc. as its independent financial advisor in connection with DynCorp's analysis and consideration of, and response to, CSC's acquisition proposal. DynCorp has agreed to pay Deutsche Bank a retainer fee payable upon the execution of the August 23, 2001 letter agreement and an additional transaction fee, the payment of which is contingent upon consummation of the merger. DynCorp has also agreed to reimburse Deutsche Bank for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Deutsche Bank and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of their engagement.

  Other Expenses

        Except as specifically discussed in the preceding paragraphs, all costs and expenses incurred by CSC and DynCorp in connection with the merger will be paid by the party incurring such costs or expenses.

Accounting Treatment

        CSC will account for the merger under the purchase method of accounting under United States generally accepted accounting principles, which means that DynCorp's results of operations will be included with those of CSC from the closing date of the merger and DynCorp's consolidated assets and liabilities will be recorded at their fair values on CSC's books at the same date.

Listing of CSC Common Stock

        CSC common stock currently is listed on the New York Stock Exchange under the symbol "CSC." CSC has agreed to cause the shares of CSC common stock to be issued to DynCorp stockholders in connection with the merger to be approved for listing on the New York Stock Exchange upon official notice of issuance.

THE MERGER AGREEMENT

        The following summary describes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement, and not this summary or any other information contained in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, and you are encouraged to read the entire merger agreement as well as this proxy statement/prospectus before making any decisions regarding the merger or the other transactions described herein. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated herein by this reference.

The Merger

        The merger agreement provides that Garden Acquisition LLC, a wholly-owned subsidiary of CSC, will merge with and into DynCorp at the time the merger becomes effective. DynCorp will be the surviving corporation in the merger and will become a wholly-owned subsidiary of CSC.

Closing of the Merger

        The closing of the merger will take place (a) on the second business day after all conditions to the merger set forth in the merger agreement are fulfilled or validly waived or (b) at such other time as CSC and DynCorp may agree in writing. The parties currently expect to complete the merger during the first quarter of 2003. A certificate of merger will be filed with the Secretary of State of the State of Delaware on the closing date, at which time the merger will become effective.

Consideration to be Received by DynCorp Stockholders in the Merger

        At the effective time of the merger, each share of DynCorp common stock (other than shares held by dissenting stockholders and shares held by CSC or DynCorp (or its subsidiaries)) automatically will be converted into the right to receive (1) subject to certain adjustments, $15.00 in cash and (2) a number of shares of CSC common stock equal to the exchange ratio. The exchange ratio will be determined by dividing $43.00 by the volume-weighted average closing prices of CSC common stock on the New York Stock Exchange, as reported by Bloomberg, L.P., for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders. However, in no event will the exchange ratio exceed 1.4333 ($43.00/$30.00) or be less than 1.1316 ($43.00/$38.00).

        If the average CSC common stock closing price, calculated as described above, is greater than $38.00, DynCorp's common stockholders will receive 1.1316 shares of CSC common stock for each share of DynCorp common stock. If the average CSC common stock closing price, calculated as described above, is less than $30.00, DynCorp's common stockholders will receive 1.4333 shares of CSC common stock for each share of DynCorp common stock. While the exchange ratio is designed to provide DynCorp stockholders with CSC common stock with a value of $43.00 for each DynCorp common share if the average CSC common stock price over the relevant period is between $30.00 and $38.00, the exchange ratio merely determines the number of shares of CSC common stock that a DynCorp stockholder will receive per share of DynCorp common stock. See "RISK FACTORS—The value of CSC common stock exchanged for DynCorp common stock could be different than $43.00 per share" on page 16.

        In the event that the volume-weighted average of the closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders is less than $28.00, then CSC has the right, but not the obligation, to increase the cash consideration by an amount such that, after giving effect to such increase, the aggregate value of the merger consideration will equal $55.00. If CSC elects not to do so, then DynCorp may terminate the transaction.

        Holders of DynCorp common stock will have the right under Delaware law to dissent from the merger and receive the fair value of their shares in cash, as described in "The Merger—Appraisal Rights Procedures" on page 57.

Treatment of DynCorp Stock Options and Other Stock Rights

        Immediately prior to the consummation of the merger, all outstanding and exercisable stock options, whether or not vested, and other rights to purchase shares of DynCorp common stock ("DynCorp Stock Options") will be cancelled in exchange for cash as described in the merger agreement. If you hold DynCorp Stock Options at the effective time of the merger, you will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration over the exercise price of your DynCorp Stock Option, as described below.

        Specifically, immediately prior to the effective time of the merger, each DynCorp Stock Option will be converted into the right to receive a cash payment with respect to each share of DynCorp common stock subject to such DynCorp Stock Option in the following amount:

        Cash Payment = (Cash Consideration + (Exchange Ratio × Average CSC Share Price)) - Exercise Price

        In this formulation, the "Cash Payment" is an amount equal to the excess (if any) of:

        (a) the sum of (1) the cash consideration ($15.00, subject to increase as discussed above) (the "Cash Consideration") plus (2) the product of (A) the exchange ratio (the "Exchange Ratio") multiplied by (B) the volume-weighted average closing prices for a share of CSC common stock on the New York Stock Exchange for the 15 consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders (the "Average CSC Share Price"); over

        (b) the exercise price of such DynCorp Stock Option as in effect immediately prior to the effective time of the merger (the "Exercise Price").

        All outstanding restricted stock awards will be deemed to have been issued and the holders of such awards will be entitled to receive merger consideration in respect of the shares of DynCorp common stock issuable under such awards.

Procedures for Exchanging DynCorp Common Stock

        CSC will deliver to its designated exchange agent cash representing the cash portion of the merger consideration, certificates representing shares of CSC common stock to be delivered in the merger, and cash instead of any fractional shares that would otherwise be issued to stockholders under the merger agreement in exchange for the outstanding shares of DynCorp common stock.

        As soon as practicable after the merger occurs, the exchange agent will mail to DynCorp stockholders a form of transmittal letter. The form of transmittal letter will contain detailed instructions regarding how DynCorp stockholders may exchange their DynCorp common stock for the consideration they are entitled to receive in connection with the merger. After the closing, the exchange agent will send new certificates representing CSC common stock to former DynCorp stockholders who have delivered to the exchange agent (1) properly completed letters of transmittal and (2) to the extent shares of DynCorp common stock are evidenced by certificates, the DynCorp stock certificates evidencing such shares, and a check for the cash portion of the merger consideration and any fractional share interests or dividends or distributions that each such DynCorp stockholder is entitled to receive pursuant to the merger agreement.

        Please do not return DynCorp common stock certificates with the enclosed proxy and do not forward your certificates to the exchange agent unless and until you receive a letter of transmittal following the merger.

        If a certificate for DynCorp common stock has been lost, stolen or destroyed, the exchange agent will issue your shares of CSC common stock and any cash instead of a fractional share only after you have delivered an affidavit as to the loss, theft or destruction of the certificate and as to your ownership of the certificate. CSC or the exchange agent may require you to post bond in an amount that CSC or the exchange agent may determine is necessary and to indemnify them against any claim that may be made against them with respect to the lost, stolen or destroyed certificate.

Treatment of Fractional Shares

        No fractional shares of CSC common stock will be issued pursuant to the merger. Upon surrender of the certificates representing DynCorp common stock after the merger, you will be paid cash instead of any fractional shares of CSC common stock you would otherwise receive in the merger. The amount of cash you receive instead of a fractional share will be equal to the fraction of a share you would otherwise receive (after taking into account all shares of DynCorp common stock you hold at the effective time of the merger) multiplied by the volume-weighted average of the closing prices for a share of CSC common stock for the fifteen consecutive trading days ending on (and including) the second trading day before the special meeting of DynCorp stockholders. For purposes of the merger, all the shares of DynCorp common stock held in DynCorp ESOP Accounts or DynCorp 401(k) Accounts will be treated as being held by one entity (the ESOP / 401(k) Trustee) and the fractional share cash substitution will be made once for the entire Trustee held share base.

Dividends and Distributions

        CSC will pay you dividends or other distributions declared on CSC common stock, if any, only after the merger has occurred and after you have surrendered your DynCorp certificates.

        Following your surrender of any shares of DynCorp common stock in exchange for shares of CSC common stock, as a record holder of certificates representing whole shares of CSC common stock, you will be paid, without interest:

  •
  the amount of any cash payable instead of a fractional share of CSC common stock to which you are entitled;
  •
  the amount of dividends or other distributions, if any, with a record date after the date the merger is completed, already paid with respect to your whole shares of CSC common stock to which you are entitled; and
  •
  at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the date we complete the merger but prior to surrender and a payment date subsequent to surrender, payable with respect to your whole shares of CSC common stock to which you are entitled.

Termination of Exchange Fund

        CSC will receive all cash and any portion of CSC common stock which remains undistributed to DynCorp stockholders twelve months after the date the merger is completed. Any DynCorp stockholder who has not previously complied with the exchange procedures may then look only to CSC for payment. Any cash and any portion of CSC common stock that remains unclaimed three years after the date the merger is completed shall, to the extent permitted by applicable law, become the property of CSC free and clear of any claims or interests of persons previously entitled thereto. Therefore, it is important that you claim the merger consideration that you are entitled to promptly after the merger is completed.

No Liability

        Neither DynCorp nor CSC will be liable to any DynCorp or CSC stockholder for any undistributed CSC common stock or cash which is delivered to a public official pursuant to any applicable abandoned property or similar laws.

No Interest

        No interest will be paid or accrued on cash paid to DynCorp stockholders as part of the merger consideration (including in lieu of fractional shares). In addition, no interest will be paid or accrued on unpaid dividends and distributions, if any, which may be payable upon surrender of DynCorp stock certificates.

Representations and Warranties

        The merger agreement contains representations and warranties of DynCorp with respect to itself and its subsidiaries and, in some cases, its joint ventures and representations and warranties of CSC and Garden Acquisition with respect to themselves and, in some cases, their respective subsidiaries. These include:

  •
  organization, existence, good standing and qualification to do business;
  •
  certificates of incorporation and by-laws;
  •
  capitalization;
  •
  authority relative to the merger agreement;
  •
  receipt of board of director approval;
  •
  financial statements and filings with the Securities and Exchange Commission;
  •
  accuracy of the information provided for inclusion in this proxy statement/prospectus;
  •
  receipt of consents and approvals for the merger;
  •
  compliance with laws and no defaults or violation of their governing documents or contracts and agreements;
  •
  absence of undisclosed liabilities and certain material changes or events;
  •
  absence of material litigation;
  •
  employee benefit plans;
  •
  labor matters;
  •
  environmental laws and regulations;
  •
  tax matters;
  •
  title to property;
  •
  intellectual property and software;
  •
  insurance;
  •
  government contracts;
  •
  certain business practices;
  •
  absence of certain broker's fees (other than fees from brokers engaged by, and payable by, such party); and
  •
  accurate disclosure.

        The merger agreement contains additional representations and warranties of DynCorp with respect to itself and its subsidiaries, and in some cases, its joint ventures. These include:

  •
  certain contracts and arrangements;
  •
  matters relating to the Fuller-Austin Bankruptcy;
  •
  asbestos liability;
  •
  severance arrangements;
  •
  certain transactions and insider interests;
  •
  customer relationships;
  •
  government licenses and governmental authorizations;
  •
  compliance with the Health Insurance Portability and Accountability Act of 1996;
  •
  receipt of fairness opinion of Deutsche Bank Securities Inc., DynCorp's financial advisor; and
  •
  absence of merger negotiations with parties other than CSC.

        The merger agreement also contains an additional representation and warranty of CSC, which is the absence of any obligation or business operations with respect to Garden Acquisition.

Conduct of Business Pending the Merger and Other Agreements

        Each of CSC and DynCorp has agreed to do several things before the merger occurs. These include:

  •
  conducting its business in the ordinary course;
  •
  seeking to preserve intact its business organizations;
  •
  retaining the services of its current officers and employees;
  •
  preserving its relationships with customers, suppliers and others having business dealings with it; and
  •
  not to take any action that would be reasonably likely to make any of their representations or warranties contained in the merger agreement untrue or incorrect.

        CSC and DynCorp have also agreed to, among other things:

  •
  cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities necessary to complete the merger, and to comply with the terms and conditions of these consents and approvals;
  •
  promptly tell the other party about any events or circumstances that would be likely to cause any representations or warranties to become untrue or any obligations to not be fulfilled;
  •
  use all reasonable efforts to take all actions to comply promptly with legal requirements imposed on it and to complete the merger; and
  •
  consult with each other before issuing press releases or public statements regarding the merger.

        CSC has also agreed to use all reasonable efforts to list its shares to be issued in the merger on the New York Stock Exchange. Subject to the merger agreement, CSC has agreed to use all reasonable efforts to cause the merger to occur as soon as practicable after DynCorp stockholders approve the merger.

        DynCorp has agreed that neither it nor any of its subsidiaries will, without the prior written consent of CSC:

  •
  amend its charter documents;

  •
  issue or agree to issue any stock of any class or any other securities or equity equivalents except for shares of DynCorp common stock issued under certain DynCorp restricted stock, deferred compensation and retirement plans or options granted before the date of the merger agreement;
  •
  encumber its shares of capital stock;
  •
  split, combine or reclassify any shares of its capital stock;
  •
  declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that its subsidiaries may declare and pay dividends and make advances to their parent or to DynCorp;
  •
  redeem or otherwise acquire any of its securities or any securities of any of its subsidiaries, subject to limited exceptions;
  •
  sell any shares of its common stock on its internal stock market;
  •
  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business and consistent with past practice and in an amount not exceeding $2 million per transaction and $10 million in the aggregate;
  •
  acquire by merging or consolidating with, or purchasing any equity interest in or a substantial portion of the assets of any business or any corporation, partnership, or other business organization, other than (1) the formation of, and investments in, wholly-owned subsidiaries, and (2) the formation of joint ventures in connection with "teaming agreements" for contract bids not requiring a maximum investment or contribution of more than $5 million in the aggregate;
  •
  acquire assets other than (1) assets purchased in the ordinary course of business and consistent with past practice and in an amount not exceeding $2 million per transaction and $5 million in the aggregate, (2) purchases of assets for customers pursuant to the terms of customer contracts made in the ordinary course of business consistent with past practice and (3) capital expenditures otherwise permitted under the merger agreement;
  •
  grant any increase in the compensation payable or to become payable by DynCorp or any of its subsidiaries to any executive officers or employees, other than, in the case of certain employees, increases made in the ordinary course of business and consistent with past practices;
  •
  enter into or adopt any new, or amend or otherwise increase, or, except as provided therein, accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or compensation-related or benefits-related contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by DynCorp or any of its subsidiaries, subject to limited exceptions relating to incentive compensation grants, other than the payment of incentives in accordance with DynCorp's executive and management incentive compensation plans as approved by the compensation committee of DynCorp board of directors following the finalization of DynCorp's fiscal 2002 financial statements;
  •
  enter into any employment (other than "at will" or for a term not in excess of one year) or severance agreement with or, except in accordance with existing written policies or agreements of DynCorp, grant any severance or termination pay to any officer, director or employee;
  •
  except in the ordinary course of business consistent with past practice, enter into new contracts, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract, provided that no loans or advances shall be made or extended to any customers in connection with any such contract, modification, amendment or renewal;
  •
  enter into, modify, amend, or renew any contract outside the ordinary course of business consistent with past practice if the dollar value of such new contract, or existing contract as so amended, modified, or renewed, is or would be in excess of $1 million (not to exceed $5 million in the aggregate) or have an initial term (or a renewal or extension term) greater than one year;

  •
  fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of DynCorp and its subsidiaries, consistent with past practices;
  •
  incur or assume any long-term debt (other than borrowings made in ordinary course consistent with past practice under DynCorp's existing revolving line of credit), or, except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice;
  •
  enter into any new, or extend any existing, interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement that does not expire within three months of the date of the merger agreement;
  •
  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than DynCorp subsidiaries and indemnification obligations under certain customer contracts);
  •
  make any loans, advances or capital contributions to, or investments in, any other person (other than DynCorp subsidiaries);
  •
  make any new capital expenditure or expenditures that exceed the aggregate amounts budgeted for such expenditures in the 2002 or 2003 capital expenditure budget for DynCorp, other than capital expenditures that, in the aggregate, do not exceed $2 million;
  •
  satisfy any claims, actions or proceedings other than the satisfaction of any such claims, actions or proceedings (1) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 27, 2001 of DynCorp, or (2) incurred in the ordinary course of business and consistent with past practice in amounts that, in the aggregate, do not exceed $2 million;
  •
  adopt a plan of complete or partial liquidation, dissolution, merger, or other reorganization other than the merger with CSC or convert or otherwise change its form of legal entity;
  •
  amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased real properties or enter into any lease, agreement or arrangement with respect to any real property, other than (1) with respect to month-to-month leases and (2) leases with respect to which the remaining lease payments thereunder do not exceed $100,000 per lease and $1 million in the aggregate and that by their terms expire within one year of the date of the merger agreement;
  •
  terminate or amend in any way materially adverse to DynCorp any material contract;
  •
  enter into any agreement or arrangement with any affiliates other than agreements and arrangements entered into (1) between DynCorp and its wholly-owned subsidiaries or (2) in the usual, ordinary and regular course of business and which have been negotiated on an arm's-length basis and are no less favorable to DynCorp or its subsidiaries than would have been obtained from an unaffiliated third party;
  •
  change any of the accounting principles or practices except as may be required as a result of a change in law or in generally accepted accounting principles or by the SEC;
  •
  revalue in any material way any of its assets, including writing down the value of inventory or writing-off notes or accounts receivables, except as may be required as a result of a change in law or in generally accepted accounting principles or by the SEC;

  •
  make any material tax election or settle or compromise any material income tax liability; or
  •
  take, or agree to commit to take, any action that would be reasonably likely to (1) result in any of the conditions to the consummation of the merger not being satisfied, or (2) materially impair the ability of DynCorp, CSC or Garden Acquisition to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation.

        CSC has agreed that neither it nor any of its subsidiaries will, without the prior written consent of DynCorp:

  •
  knowingly take any action that would result in a failure to maintain the trading of CSC common stock on the New York Stock Exchange;
  •
  declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends payable in CSC common stock or dividends by CSC subsidiaries to CSC or to another subsidiary;
  •
  redeem, repurchase or otherwise acquire any of its securities, other than in connection with the forfeiture of restricted stock or the exercise of stock options;
  •
  agree to acquire any business entity, division or assets (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice), or agree to be acquired or sell any material portion of its assets, if the transaction would prevent or materially delay the merger; or
  •
  propose to adopt any amendments to its charter documents that would have a negative impact on the merger.

No Solicitation of Transactions

        The merger agreement also restricts DynCorp's ability to discuss or negotiate proposals for certain significant transactions with anyone other than CSC. These provisions prohibit DynCorp from initiating or continuing discussions with anyone else for any third party acquisition.

        We use the term third party acquisition to mean any of the following:

  •
  an acquisition of DynCorp by a party other than CSC;
  •
  the acquisition of a substantial portion of DynCorp's and its subsidiaries assets by a party other than CSC;
  •
  an acquisition of 15% or more of the outstanding shares of DynCorp common stock;
  •
  DynCorp's adoption of a plan of liquidation;
  •
  DynCorp's repurchase of more than 15% of its outstanding shares; or
  •
  a public offering of DynCorp capital stock, whether on a primary or secondary basis, pursuant to an effective registration statement filed under the Securities Act, of 15% or more of the aggregate number of shares of capital stock of DynCorp issued and outstanding as of the date of the offering.

        DynCorp has agreed that it will:

  •
  not solicit, initiate, knowingly encourage or participate in discussions with or provide any non-public information to anyone except CSC concerning any third party acquisition;
  •
  not enter into any agreement with respect to any third party acquisition or resolve to approve any third party acquisition;
  •
  notify CSC if DynCorp receives any communication about a third party acquisition; and

  •
  advise CSC from time to time of the status and any significant developments concerning any communication about a third party acquisition.

        Except as described in this section, the DynCorp board of directors may not withdraw its recommendation of the merger or approve or recommend, or cause DynCorp to enter into any agreement with respect to, any third party acquisition. If DynCorp receives an unsolicited bona fide written proposal to acquire all of the shares of DynCorp common stock then outstanding, or all or substantially all of DynCorp's assets, that the DynCorp board of directors concludes in good faith (after consultation with its independent financial advisors and outside legal counsel) is (1) more favorable to DynCorp stockholders than the merger with CSC from a financial point of view and (2) is reasonably likely to be consummated without undue delay, then the DynCorp board of directors may withdraw its recommendation of the merger. The DynCorp board of directors may withdraw its recommendation for the merger only if it determines by a majority vote in its good faith judgment, after consultation with and based upon the advice of its outside legal counsel, that it is required to recommend such a proposal in order to comply with its fiduciary duties.

        In order to terminate the merger agreement as a result of such a proposal, DynCorp must first provide written notice to CSC advising CSC that the DynCorp intends to enter into an agreement with respect to such superior proposal, attaching the most current version of the documents relating to such proposal. CSC will then have five business days to make an offer which the DynCorp board of directors determines in good faith, after consultation with its financial advisors, to be at least as favorable to DynCorp stockholders as the superior proposal. If CSC fails to make this offer, DynCorp may enter into an agreement with respect to the superior proposal only after the merger agreement is terminated in accordance with its terms and DynCorp has paid all of the $25 million liquidated damages and expenses due to CSC under the merger agreement as described below under "—Termination of the Merger Agreement—Liquidated Damages and Expenses."

Conditions to Completing the Merger

        The obligations of CSC and DynCorp to complete the merger depend on the following conditions being fulfilled:

  •
  DynCorp stockholders have approved and adopted the merger agreement;
  •
  the absence of any law or order by any United States federal or state court or governmental authority which prohibits or restricts the merger;
  •
  any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and similar foreign antitrust laws have expired;
  •
  all governmental clearances or other requirements necessary to complete the merger have been received; and
  •
  the registration statement containing this proxy statement/prospectus has become effective and is not subject to any stop order or proceedings seeking a stop order by the Securities and Exchange Commission.

        DynCorp's obligation to complete the merger also depends on the following conditions:

  •
  the representations and warranties made by CSC and Garden Acquisition in the merger agreement remain accurate on the closing date of the merger, except for inaccuracies that would not have a significant and negative effect on CSC and Garden Acquisition;
  •
  CSC and Garden Acquisition have performed in all material respects all of their respective agreements to be performed prior to the merger;
  •
  the CSC common stock issuable to DynCorp stockholders in the merger will be authorized for listing on the New York Stock Exchange; and

  •
  there has been no significant and negative event regarding CSC.

        CSC and Garden Acquisition will not be required to complete the merger unless:

  •
  the representations and warranties made by DynCorp in the merger agreement remain accurate on the closing date of the merger, except for inaccuracies that would not have a significant and negative effect on DynCorp;
  •
  DynCorp has performed in all material respects all of its agreements to be performed prior to the merger;
  •
  DynCorp has received the consent or approval of each person required to permit DynCorp to maintain any obligation, right or interest under some of DynCorp's agreements or to consummate the merger, other than such consents or approvals the failure of which to obtain would not have a significant and negative effect on DynCorp or the ability of the parties to consummate the merger;
  •
  CSC has received letters from each of DynCorp's affiliates intended to ensure the affiliate's compliance with the Securities Act;
  •
  DynCorp has delivered to CSC a certification described in Treasury Regulation Section 1.1445-2(c)(3); and
  •
  there has been no significant and negative event regarding DynCorp.

Regulatory Approvals Required for the Merger

        General.    CSC and DynCorp have agreed to use all reasonable efforts to do all things reasonably necessary under applicable laws to complete the merger. These things include:

  •
  obtaining consents of all third parties and governmental authorities necessary to complete the merger; and
  •
  contesting any legal action designed to prevent the merger.

        Filings with the Secretary of State of the State of Delaware.    A certificate of merger must be filed with the Secretary of State of the State of Delaware to complete the merger.

Termination of the Merger Agreement

        Termination.    The merger agreement may be terminated at any time before the merger, before or after it has been approved by DynCorp stockholders. This termination may occur in the following ways:

  •
  CSC and DynCorp both decide to terminate the merger agreement.
  •
  CSC or DynCorp decides to terminate the merger agreement because:
  1.
  any court of competent jurisdiction or other governmental authority has issued a non-appealable, final rule or ruling prohibiting the merger;
  2.
  the merger is not completed by April 30, 2003, unless the failure to close by that date is due to the failure of the party seeking to terminate the merger agreement to perform its agreements in the merger agreement; or
  3.
  DynCorp convened a meeting of the DynCorp stockholders to vote on the merger but did not obtain their approval.
  •
  DynCorp decides to terminate it because:
  1.
  CSC's representations or warranties in the merger agreement are untrue and this substantially adversely affects CSC and has not been cured within 10 business days of notice of the breach, so long as DynCorp has not seriously breached its own obligations under the merger agreement;

    2.
    CSC has materially breached any of its agreements in the merger agreement, and has not cured any such breach within 10 business days of notice of the breach, so long as DynCorp has not seriously breached its own obligations in the merger agreement;
    3.
    the volume-weighted average closing price of CSC common used to calculate the exchange ratio is less than $28.00 and CSC does not elect to increase the cash amount payable in the merger to accommodate for this; or
    4.
    the DynCorp board has received an unsolicited superior proposal and, determining that it is required to terminate the merger agreement in exercise of its fiduciary duties, recommends the superior proposal to its stockholders. As a condition to any such termination, DynCorp's board of directors must give CSC a chance to at least match the superior proposal and DynCorp must pay liquidated damages as described below.
  •
  CSC decides to terminate it because:
  1.
  DynCorp's representations or warranties in the merger agreement are untrue and this substantially and adversely affects DynCorp and has not been cured within 10 business days of notice of the breach, so long as CSC has not seriously breached its own obligations in the merger agreement;
  2.
  DynCorp has materially breached any of its agreements in the merger agreement, and has not cured any such breach within 10 business days of notice of the breach, so long as CSC has not seriously breached its own obligations in the merger agreement;
  3.
  the DynCorp board has recommended to its stockholders a superior proposal;
  4.
  the DynCorp board has withdrawn or negatively modified its recommendation of the merger with CSC;
  5.
  DynCorp has failed to call a stockholders' meeting to vote on the merger with CSC as promptly as practical; or
  6.
  DynCorp has materially failed to comply with its non-solicitation covenant or the notice and other provisions relating to other potential acquirers and superior proposals.

        Effect of Termination.    Even after the merger agreement has been terminated, its confidentiality and fees and expenses provisions will remain in effect. Also, termination will not relieve either party from liability for any willful breach by it of the merger agreement before it was terminated.

        Liquidated Damages and Expenses.    DynCorp has agreed to pay CSC $25 million as liquidated damages if the merger agreement is terminated:

  •
  by DynCorp because DynCorp's board receives a superior proposal;
  •
  by CSC because (1) the DynCorp board approves or recommends that stockholders approve a third party acquisition, (2) the DynCorp board withdraws or negatively modifies its recommendation of the merger with CSC, (3) the DynCorp board fails to call a stockholders meeting to approve the merger with CSC, or (4) DynCorp materially fails to comply with its non-solicitation covenant or the notice and other provisions relating to other potential acquirers and superior proposals; or
  •
  (1) by CSC or DynCorp because the DynCorp stockholders do not approve the merger at the stockholders meeting, (2) by CSC or DynCorp because the merger is not consummated by April 30, 2003 or (3) by CSC because DynCorp has breached any of its representations or warranties or has failed to perform its agreements in the merger agreement, and this failure substantially adversely affects DynCorp or the merger; and (A) after the date of the merger agreement but prior to such termination, a proposal concerning a third party acquisition has been publicly announced, disclosed or communicated or submitted to DynCorp and within twelve months after such termination, DynCorp consummates or enters into an agreement with respect to any third party acquisition or (B) DynCorp enters into an agreement with respect to a third party acquisition with any party who has made an acquisition proposal with respect to DynCorp prior to the date of the merger agreement.

        In addition, DynCorp has agreed to reimburse CSC up to an aggregate of $3 million as reimbursement of its fees and expenses if the merger agreement is terminated by DynCorp because the volume weighted average closing price of CSC common stock used to calculate the exchange ratio is less than $28.00, and up to an aggregate of $6 million if the merger agreement is terminated by:

  •
  either DynCorp or CSC because any court of competent jurisdiction or other governmental authority has issued a non-appealable, final ruling prohibiting the merger; or
  •
  either DynCorp or CSC because DynCorp held a stockholders meeting to vote on the merger but did not obtain stockholder approval.

        This payment will be credited against any termination fee that DynCorp may be obligated to pay CSC.

        CSC has agreed to pay DynCorp up to an aggregate of $6 million as reimbursement of its fees and expenses if the merger agreement is terminated by:

  •
  DynCorp because of a breach by CSC of its representations or warranties, or because CSC has failed to perform its agreements in the merger agreement, and this failure substantially adversely affects CSC or the merger.

        Except as described above, whether or not the merger occurs, we have agreed to pay our own fees and expenses incurred in connection with the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

        Extension and Waiver.    At any time before the merger occurs, CSC and DynCorp may agree to:

  •
  extend the time for the performance of any of the obligations or other acts of the other party;
  •
  waive any inaccuracies in the other's representations and warranties; or
  •
  waive the other's compliance with any of the agreements or conditions in the merger agreement.

        Amendment.    The merger agreement may be changed by the parties at any time before or after DynCorp stockholders approve the merger. Any change which by law requires the approval of DynCorp stockholders after the stockholders approve the merger, however, will require their subsequent approval to be effective.

Modification of DynCorp Retirement Plans

        The merger agreement contemplates that, prior to the consummation of the merger, DynCorp will amend the DynCorp Savings Plans in certain respects that benefit the participants in the DynCorp Savings Plans. First, retirees and terminated DynCorp employees will no longer be subject to the existing restrictions which phase the distribution to such persons of assets held in the DynCorp ESOP Accounts over five years. Second, the modifications will require that a portion of the aggregate cash and CSC stock consideration that is received by such participants in respect of the DynCorp shares held in the DynCorp ESOP Accounts be transferred over time to their respective DynCorp 401(k) Accounts. The cash portion of the merger consideration allocable to the DynCorp shares held in the DynCorp ESOP Accounts will be transferred to a money market fund investment option in the DynCorp 401(k) Accounts as soon as practicable after closing. That cash consideration can then be reinvested by participants into the other available investment funds, if they choose. Unless participants make affirmative elections to transfer the cash consideration out of the money market investment fund to another available investment fund, the cash consideration will remain invested in the money market investment fund. One of the available investment funds will be a stock fund designed to be primarily invested in CSC stock. In addition, 32.55% of the CSC stock allocable to the DynCorp shares held in the DynCorp ESOP Accounts will be transferred to a company stock fund investment option in the DynCorp 401(k) Accounts in three equal tranches of 10.85% each over the 80 to 110 day period following the consummation of the merger. The remainder of the CSC stock consideration received in respect of DynCorp shares then held in DynCorp ESOP Accounts will not be transferred, and will continue to be held in those DynCorp ESOP Accounts, in accordance with and subject to the Plans' terms, as they may be amended from time to time.

        Merger consideration received by participants in the DynCorp Savings Plans in respect of shares of DynCorp common stock held in the company stock fund in their DynCorp 401(k) Accounts will be handled as described below. "Unrestricted Shares" are shares of DynCorp common stock held in the Section 401(k) Accounts (whether attributable to employer contributions or 401(k) elective pay deferrals) that, at the time of the consummation of the merger, are not subject to reinvestment limitations, such as four calendar quarter or eight calendar quarter holding periods, or other restrictions covering certain matching contributions made prior to January 1, 2001. "Restricted Shares" are shares of DynCorp common stock held in the Section 401(k) Accounts that are not "Unrestricted Shares."

        Following the merger, cash and stock merger consideration that is received by participants in respect of the Restricted Shares held in their DynCorp 401(k) Accounts will be allocated to the 401(k) Accounts and be subject to the existing terms of the DynCorp Savings Plans, including the right of the plan sponsor to amend such plans at any time. This means that cash and CSC stock consideration received in respect of Restricted Shares held in the company stock fund investment option under the DynCorp 401(k) Accounts will be allocated to a company stock fund that is designed to be primarily invested in CSC stock. All other DynCorp Savings Plans restrictions that currently apply to DynCorp 401(k) Accounts and matching contributions, such as vesting requirements, will also apply to the cash and CSC stock merger consideration received in respect of the DynCorp stock held in the DynCorp 401(k) Accounts or as matching contributions, subject to the existing terms of the plans, as they may be amended from time to time.

        Following the merger, cash and stock merger consideration that is received by participants in respect of the Unrestricted Shares held in their DynCorp 401(k) Accounts will be allocated to the 401(k) Accounts and be subject to the right of the plan sponsor to amend such plans at any time. The cash portion of the merger consideration allocable to the Unrestricted Shares held in their DynCorp 401(k) Accounts will be transferred to a money market fund investment option in the DynCorp 401(k) Accounts as soon as practicable after closing. The stock consideration received in respect of Unrestricted Shares held in the company stock fund investment option under the DynCorp 401(k) Accounts will continue to be held as unrestricted shares, and will be allocated to a company stock fund that is designed to be primarily invested in CSC stock. All other DynCorp Savings Plans restrictions that currently apply to contributions allocated to DynCorp 401(k) Accounts, such as vesting requirements, will also apply to the cash and CSC stock merger consideration received in respect of the DynCorp stock held in the DynCorp 401(k) Accounts, subject to the existing terms of the plans, as they may be amended from time to time.

        As a result of these transactions: 1) the cash received for shares in DynCorp ESOP Accounts will be invested in a money market investment fund, and will have thereby been diversified out of DynCorp common stock; 2) the cash received for Unrestricted Shares held in the DynCorp 401(k) Accounts will be invested in a money market investment fund, and will have thereby been diversified out of DynCorp common stock; 3) overall, participants will be able, if they so choose, to reinvest and diversify up to approximately 50% of the merger consideration they receive in consideration for the DynCorp shares they hold in their DynCorp ESOP Accounts; 4) participants will be able, if they so choose, to reinvest and diversify all of the merger consideration they receive in respect of any Unrestricted Shares they hold in the stock fund in their DynCorp 401(k) Accounts; 5) the cash invested in the money market investment fund in the DynCorp Savings Plans can be reinvested into the other available investment funds; and 6) one of the available investment funds in the DynCorp Savings Plans will be a stock fund designed to be primarily invested in CSC stock.

        Approximately 67% of the shares of CSC common stock issued in respect of shares of DynCorp common stock held in the DynCorp ESOP Accounts will remain within the successor plan to the DynCorp Savings Plans and, thus, will still be subject to retirement plan limitations with respect to withdrawals and sales.

        Following the consummation of the merger and the events described above, the DynCorp retirement plans will be merged into CSC's retirement plan. At the time of such merger of the DynCorp and CSC retirement plans, the assets of participants held in the DynCorp Savings Plans will be transferred as follows: (i) assets then held in the DynCorp ESOP Accounts will be merged into an Employee Stock Ownership account under CSC's Matched Asset Plan, and (ii) assets held in the DynCorp 401(k) Accounts will be merged into 401(k) accounts under the CSC Matched Asset Plan.

        Pursuant to the merger agreement, CSC has agreed that it will not amend its Matched Asset Plan to further limit or restrict the transferability of the CSC stock held in the Matched Asset Plan accounts through December 31, 2003.

Restrictions on Resales by Affiliates

        CSC has registered under the Securities Act the shares of CSC common stock issuable to DynCorp stockholders in the merger. Consequently, these shares of CSC common stock may be traded freely and without restriction by those DynCorp stockholders who are not affiliates of DynCorp, as that term is defined under the Securities Act. An affiliate of DynCorp is a person who controls, is controlled by, or is under common control with, DynCorp.

        Any post-merger sale of shares received in the merger by a DynCorp affiliate will require:

  •
  the further registration under the Securities Act of the CSC common stock to be transferred;
  •
  compliance with the resale provisions of Rule 145 under the Securities Act; or
  •
  the availability of another exemption from registration.

        CSC and DynCorp expect these restrictions to apply to the directors and officers of DynCorp, as well as the holders of 10% or more of DynCorp's outstanding common stock.

CSC AFTER THE MERGER

Management

Directors

        After the merger, CSC will retain its current board of directors. Following the merger, certain officers of CSC will become the directors of DynCorp, the corporation surviving the merger. These officers are Van B. Honeycutt (who will serve as chairman), Leon J. Level and Hayward D. Fisk.

Executive Officers

        The composition of CSC's senior management is not expected to change materially as a result of the merger.

        Following the merger, the executive officers of Garden Acquisition LLC on the closing date will become the executive officers of DynCorp, the corporation surviving the merger. These executive officers are Van B. Honeycutt, President, Leon J. Level, Vice President and Treasurer, and Hayward D. Fisk, Vice President and Secretary.

        More information about the current members of CSC's board of directors and the current executive officers of CSC, including the executive officers who will become directors of DynCorp, can be found in CSC's definitive proxy statement for its 2002 Annual Meeting of Stockholders, which is incorporated by reference into CSC's Annual Report on Form 10-K for the year ended March 29, 2002. CSC's Annual Report on Form 10-K for the year ended March 29, 2002 is incorporated by reference into this proxy statement/prospectus. For information on how you can obtain copies of filings incorporated by reference, please see the section entitled "Additional Information" on page 120 of this proxy statement/prospectus.

        More information about the current members of DynCorp's board of directors and the current executive officers of DynCorp can be found in DynCorp's definitive proxy statement for its 2002 Annual Meeting of Stockholders, which is incorporated by reference into Amendment No. 2 to DynCorp's Annual Report on Form 10-K/A, for the year ended December 27, 2001. Amendment No. 2 to DynCorp's Annual Report on Form 10-K/A, for the year ended December 27, 2001 is incorporated by reference into this proxy statement/prospectus. For information on how you can obtain copies of filings incorporated by reference, please see the section entitled "Additional Information" on page 120 of this proxy statement/prospectus.

Issuance of New Debt Securities

        CSC currently anticipates that it may issue, in one or more offerings in the near future, up to $600 million in aggregate principal amount of debt securities. Some or all of these debt securities may be issued prior to the consummation of the merger. CSC currently expects that the net proceeds of such offerings would be used for general corporate purposes, including the reduction of the balance of CSC's outstanding commercial paper when it matures. If debt securities were issued pursuant to the shelf registration statement CSC filed with the SEC on October 23, 2001, the final terms and aggregate principal amount of such securities would be described in a prospectus supplement filed with the SEC after the offering was completed.

INFORMATION ABOUT CSC

        CSC is one of the world leaders in the information technology ("I/T") services industry. Since it was founded in 1959, CSC has helped clients use I/T more efficiently in order to improve their operations and profitability and to achieve business results.

        CSC offers a broad array of professional services to clients in the global commercial and government markets and specializes in the application of advanced and complex I/T to achieve its customers' strategic objectives. Its service offerings include I/T and business process outsourcing, systems integration and consulting/professional services.

        Outsourcing involves operating all or a portion of a customer's technology infrastructure, including systems analysis, applications development, network operations, desktop computing and data center management. CSC also provides business process outsourcing, which is the management of a client's non-core business functions, such as claims processing, credit checking, logistics or customer call centers.

        Systems integration encompasses designing, developing, implementing and integrating complete information systems. Consulting/professional services include advising clients on the strategic acquisition and utilization of I/T and on business strategy, security, modeling, simulation, engineering, operations, change management and business process reengineering. During fiscal 2002, approximately 45% of CSC's activities in systems integration/consulting/professional services were delivered by its U.S. federal sector.

        CSC also licenses sophisticated software systems for the healthcare and financial services markets and provides a broad array of end-to-end e-business solutions that meet the needs of large commercial and government clients. CSC focuses on delivering business results by linking business innovation skills with seasoned delivery expertise to provide flexible and scalable solutions. To do so, CSC draws on its vast experience in designing, building and maintaining large, complex, mission-critical systems and applies this knowledge to today's business challenges.

        CSC does not have exclusive agreements with hardware or software providers and believes that this "vendor neutrality" enables it to better identify and manage solutions specifically tailored to each client's needs.

INFORMATION ABOUT DYNCORP

General Information

        DynCorp provides diversified management, technical, engineering and professional services primarily to U.S. Government customers throughout the United States and internationally. DynCorp's customers include various branches of the U.S. Departments of Defense, Energy, State, and Justice, the Drug Enforcement Agency, the National Institutes of Health, the Defense Information Systems Agency, the National Aeronautics and Space Administration and various other U.S., state and local government agencies, commercial clients and foreign governments. Generally, these services are provided under both prime contracts and subcontracts, which may be fixed-price, time-and-material or cost reimbursement contracts depending on the work requirements and other individual circumstances. These services cover the following areas:

  DynCorp Systems and Solutions ("DSS"), based in Reston and Chantilly, Virginia, designs, develops, supports and integrates software and hardware systems to provide customers with comprehensive solutions for integrated telecommunications, information management and engineering needs. DSS was formed effective January 1, 2002 through the merger of DynCorp's former Information and Enterprise Technology ("DI&ET") and DynCorp Information Systems ("DIS") units. DSS provides a wide range of telecommunications and I/T solutions including lifecycle support, government operational outsourcing, network and communications engineering, seat management, metrology engineering, and security and intelligence programs. DI&ET revenues for fiscal years ended 2001, 2000, and 1999 were $588.0 million, $606.7 million, and $581.9 million, respectively. DIS was acquired on December 10, 1999 from GTE Corporation. DIS's revenues for the fiscal years ended 2001 and 2000 and the twenty days ended December 30, 1999, were $246.3 million, $228.5 million and $13.9 million, respectively. Full year revenues in 1999, which are not included in DynCorp's results of operations except for the portion representing the twenty days ended December 30, 1999, were $221.6 million. These services are provided primarily to U.S. Government customers throughout the United States. DI&ET included DynCorp Management Resources, Inc. ("DMR") through December 27, 2001, which provided I/T and business process outsourcing solutions to state and local government agencies. On December 27, 2001, DynCorp disposed of DMR by merging it with TekInsight.com, Inc., in exchange for a 40.0% ownership interest in the new company, DynTek, Inc. (See discussion beginning on page 96 concerning subsequent developments concerning DynCorp's investment in DynTek.)

  DynCorp Technical Services ("DTS"), based in Fort Worth, Texas, delivers a wide variety of specialized technical services including engineering, aviation services, base operations, range technical services, contingency services, space and re-entry system services, logistics support services, and marine services. These services are provided mainly to U.S. Government customers in the United States. Revenues for fiscal years ended 2001, 2000, and 1999 were $514.5 million, $446.2 million, and $361.9 million, respectively.

  DynCorp International ("DI"), based in Fort Worth, Texas, primarily services DynCorp's international business, including personal and physical security services, and base maintenance and operations worldwide to support U.S. military aircraft engineering and I/T solutions. These services are provided to the U.S. Government and foreign organizations at various locations throughout the world depending on the customers' requirements. Revenues for fiscal years ended 2001, 2000, and 1999 were $545.8 million, $459.1 million, and $333.6 million, respectively.

  AdvanceMed ("ADVMED"), based in Reston, Virginia, is a business-to-business, eHealth decision support solution organization and provides an integrated set of decision support tools to meet the needs of healthcare payers and providers. Revenues for fiscal years ended 2001, 2000, and 1999 were $61.3 million, $64.7 million, and $54.0 million, respectively.

        The principal executive offices of DynCorp are located at 11710 Plaza America Drive Reston, Virginia 20190-6039 and its telephone number is (703) 261-5028.

        Additional information concerning DynCorp is included in the DynCorp reports periodically filed by DynCorp with the SEC and incorporated by reference in this proxy statement/prospectus. See "Additional Information" beginning on page 120.

Industry Segments

        For business segment reporting, prior to 2002, DI&ET, DTS, DI, DIS, and ADVMED each constituted reportable business segments. Subsequent to December 31, 2001, DSS, DTS, DI and ADVMED each constitute reportable business segments. The revenues, operating profits, and total assets of the above industry segments are incorporated herein by reference to Note 21 to DynCorp's Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Significant Customers—Government Contracts

        DynCorp derived 96%, 98%, and 97% of its revenues from contracts and subcontracts with the U.S. Government in 2001, 2000, and 1999, respectively. Prime contracts comprised 88% of revenue in 2001, 79% of revenue in 2000, and 75% of revenue in 1999. Prime contracts with the Department of Defense ("DoD") represented 49% of revenue in 2001, 44% of revenue in 2000, and 40% of revenue in 1999. In 2001, 2000, and 1999, 99% of DynCorp's prime contract revenue was from the U.S. Government.

        The U.S. Government is DynCorp's primary customer. All U.S. Government contracts and subcontracts may be modified, curtailed or terminated at the convenience of the government if program requirements or budgetary constraints change. In the event that a contract is terminated for convenience, DynCorp generally is reimbursed for its allowable costs through the date of termination and is paid a proportionate amount of the stipulated profit or fee attributable to the work actually performed.

        Although contract and program modifications, curtailments or terminations have not had a material adverse effect on DynCorp in the past, no assurance can be given that such modifications, curtailments or terminations will not have a material adverse effect on the financial condition or results of operations of DynCorp in the future.

        DynCorp's business with the U.S. Government and other customers is generally performed under cost-reimbursement, time-and-materials, and fixed-price contracts. Under cost-reimbursement contracts, the customers reimburse DynCorp for its direct costs and allocable indirect costs, plus a fixed fee or incentive fee. Under time-and-materials contracts, DynCorp is paid for labor hours at negotiated, fixed hourly rates and reimbursed for other allowable direct costs at actual costs plus allocable indirect costs. Under fixed-priced contracts, DynCorp is required to provide services or stipulated products for a fixed price. Because DynCorp assumes the risk of performing a firm fixed-price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during the contract performance could result, and in some instances has resulted, in reduced profits or losses for particular contracts.

        During fiscal years 2001, 2000, and 1999, approximately 53%, 52% and 56%, respectively, of DynCorp's revenues were derived from cost-reimbursement contracts and approximately 24%, 23% and 16%, respectively, of DynCorp's revenues were from fixed-priced contracts, with the balance from time-and-materials contracts.

        Contract costs for services or products supplied to the U.S. Government, including allocated indirect costs, are subject to audit and adjustments as a result of negotiations between DynCorp and U.S. Government representatives. Substantially all of DynCorp's indirect contract costs have been agreed upon through fiscal year 1999. Contract revenues for subsequent years have been recorded in amounts, which are expected to be realized upon final settlement with the U.S. Government. However, no assurance can be given that audits and adjustments for subsequent years will not result in decreased revenues or profits for those years.

Foreign and Domestic Operations and Export Sales

        DynCorp provides services in foreign countries under contracts with the U.S. Government and foreign customers. The contracts with foreign customers are not material to DynCorp's financial position or results of operations.

        The risks associated with DynCorp's foreign operations relating to foreign currency fluctuation and political and economic conditions in foreign countries have not had a significant negative impact to DynCorp.

        DynCorp's foreign operations are significantly influenced by the U.S. Government's foreign policy and funding for such operations. Revenues in foreign countries under contracts with the U.S. Government represent approximately 98% of all foreign operations revenue for 2001 and 99% for 2000 and 1999.

        Revenues from foreign operations by location are as follows:

	Locations
	2001 Restated(a)	2000 Restated(a)	1999
	($ thousands)
Europe and North America	$121,512	$137,227	$107,143
Latin America and the Caribbean	95,409	103,489	58,010
Middle East	82,207	54,510	41,979
Asia/Pacific	49,667	56,663	32,971
Africa	1,990	8,820	14,159
Other	1,378	24,099	3,430

Total Foreign Operations Revenue	$352,163	$384,808	$257,692

        Assets outside the U.S. are $140 thousand and $545 thousand for December 27, 2001, and December 28, 2000, respectively.

          (a)  DynCorp has revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001 for a change in accounting method for certain long-term service contracts previously using percentage of completion accounting. See Note 2 to DynCorp's Consolidated Financial Statements and "Change in Accounting Method and Restatement of Financial Statements" discussion below.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	852,875	$20.56	100,000
Equity compensation plans not approved by security holders
Restricted Stock Plan	103,176	N/A	0
Long-Term Incentive Stock Plan	754,000	$26.02	129,618
Total	1,710,051		229,618

        Equity compensation plans not approved by security holders:

        DynCorp's former Restricted Stock Plan was adopted as an incentive plan in 1989. l,025,037 shares of common stock were reserved for issuance to selected employees upon the vesting of restricted stock unit awards as designated by the chief executive officer. Vesting was based on the comparison of actual to target operating profit of DynCorp or the individual business unit of the participant over a period ranging from two to five years. Upon vesting, the units converted into the right to receive shares of common stock, recorded as compensation at the time of issuance. The final vesting period ended in 1995. Participants were allowed to defer issuance of vested shares as deferred compensation until a selected future date or event, such as retirement. As of December 26, 2002, 103,176 vested shares remained to be issued under the plan. They are included in column (a) above. Because there is no "exercise price" for these deferred shares, they are not reflected in column (b); the participant will recognize ordinary income in the amount of the full value of the shares upon issuance.

        DynCorp's 1999 Long-Term Incentive Stock Plan was adopted in 1999. It is a non-qualified, performance-based stock and cash incentive plan, under which the Compensation Committee of the board of directors may grant stock options, stock appreciation rights, restricted stock, and other stock-based grants and awards, in such amounts and conditioned upon such performance factors as are determined by the Compensation Committee at the time of the grant. The exercise price of options is the value of the shares at the time of the grant.

DYNCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

        The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of the consolidated results of operations and financial condition of DynCorp and its subsidiaries (collectively, referred to as DynCorp). The discussion should be read in conjunction with DynCorp's interim condensed consolidated financial statements and notes thereto for the period ended September 26, 2002 and the audited consolidated financial statements and notes thereto for the fiscal years ended December 27, 2001, December 28, 2000 and December 30, 1999, each included elsewhere in this proxy statement/prospectus.

Overview

        DynCorp provides diversified management, technical and professional services primarily to U.S. Government customers throughout the United States and internationally. DynCorp's customers include various branches of the U.S. Departments of Defense, Energy, State, and Justice, the Drug Enforcement Agency, the National Institute of Health, the Defense Information Systems Agency, the National Aeronautics and Space Administration and various other U.S., state and local government agencies, commercial clients and foreign governments. Generally, these services are provided under both prime contracts and subcontracts, which may be fixed-price, time-and-material or cost reimbursement contracts depending on the work requirements and other individual circumstances.

        DynCorp has four Strategic Business Segments: DynCorp Systems and Solutions ("DSS"), DynCorp Technical Services ("DTS"), DynCorp International ("DI") and AdvanceMed ("ADVMED").

        On December 10, 1999, DynCorp acquired GTE Information Systems LLC, a subsidiary of GTE Corporation and changed its name to DynCorp Information Systems LLC ("DIS"). Effective January 2002, DIS was merged into DynCorp's former Information and Enterprise Technology business unit and formed DSS. DSS operates as a separate subsidiary of DynCorp and a separate Strategic Business Segment as noted above. The acquisition was accounted for as a purchase; accordingly, operating results for DynCorp Information Systems LLC have been included from the date of acquisition.

        On December 27, 2001, DynCorp completed the merger of its wholly-owned subsidiary, DynCorp Management Resources, Inc. ("DMR"), DynCorp's state and local government services subsidiary, with TekInsight.com, Inc. Upon consummation of this merger, TekInsight.com, Inc. was renamed DynTek, Inc., a publicly traded company. DynCorp obtained a 40% ownership interest in DynTek, Inc. During the second quarter of 2002, DynCorp recorded a write-off of approximately $15.8 million, which represented the net balance of DynCorp's December 2001 investment in DynTek, Inc., which was stated in excess of its net realizable value. This adjustment resulted from an analysis of DynTek's public filings (which showed substantial negative working capital and contract losses) as well as detailed cash flow analyses that DynCorp was able to develop concerning DynTek's operations. DynCorp's decision was also influenced by the inability of DynTek to attract additional debt or equity working capital (as required under the terms of the December 2001 merger agreement (Merger Agreement) between DynCorp and TekInsight, the predecessor to DynTek), and DynCorp's inability to sell its investment in DynTek in block transactions. DynCorp concluded that the write-off was appropriate notwithstanding reported closing prices for DynTek common stock on the NASDAQ exchange during the period June 1, 2002 through August 31, 2002 in the range of $1.31 to $1.86. This conclusion was based on the observations that the DynTek shares held by DynCorp were not registered for sale (even though DynCorp had a demand registration right), and that notwithstanding registration, there would be inadequate liquidity in the market to liquidate a block the size of that held by DynCorp.

Change in Accounting Method and Restatement of Financial Statements

        Subsequent to the issuance of DynCorp's financial statements for the year ended December 27, 2001 on April 11, 2002, DynCorp revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001 following discussions with the staff of the Securities and Exchange Commission ("SEC") regarding its method of accounting for certain long-term service contracts and the related applicability of the percentage of completion method to service contracts with the Federal Government. Previously, DynCorp followed the historical industry-wide practice of recording income from long-term service contracts using the percentage of completion method, in accordance with the American Institute of Certified Public Accountants' ("AICPA") "Audit and Accounting Guide, Audits of Federal Government Contractors," which incorporates as an appendix AICPA Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction Type and Certain Production-Type Contracts." Under this method, income is recognized at a consistent profit margin over the period of performance based on the estimated profit margin at the completion of the contract. Such a method has resulted in deferral of costs, including start-up costs, and deferral of profits on certain contracts. Under SOP No. 81-1, revenue can be recognized based on costs incurred as a measurement of progress towards completion, which can differ from other revenue recognition methods such as those outlined in SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Following discussions with the SEC's staff, it has been determined that percentage of completion accounting should be applied to long-term contracts which are specifically described in the scope section of AICPA SOP No. 81-1 and other appropriate accounting literature. All other long-term service contracts, even those with the federal government, should not apply the percentage of completion method. Accordingly, DynCorp changed its method for accounting on these long-term service contracts to be in accordance with SEC SAB No. 101 and other applicable generally accepted accounting principles. As a result of these changes, profit margins on a given long-term service contract could now fluctuate from one accounting period to another due to fluctuations in the revenue earned and costs incurred in a given accounting period.

        In accordance with the SEC staff's guidance, DynCorp has applied this change in accounting method retroactively to January 2000 (the effective date of SAB No. 101) and to the acquisition of DIS in December 1999. As a result, the financial statements of DynCorp for the fiscal years ended December 30, 1999, December 28, 2000, and December 27, 2001 have been restated to eliminate the deferral of such costs or profits on service contracts and to adjust revenue. Revenue was adjusted for certain fixed price service contracts and other service contracts, which had used cost incurred in relation to total estimated cost at completion as a measurement of progress towards completion under percentage of completion, in order to comply with SEC SAB No. 101, which prescribes recognizing revenue on a straight-line basis over the contract period or by other appropriate methods to measure services provided. In connection therewith, DynCorp has also amended its previously filed Form 10-Q for the three months ended March 28, 2002 and Form 10-Q for the quarter ended June 27, 2002. The cumulative effect of the change in accounting principle on prior years resulted in a one-time, non-cash reduction to net earnings of $4.8 million, net of taxes of $2.6 million, or $0.46 per diluted share, in 2000. The change in accounting method did not have any effect on DynCorp's cash flows in 2002, 2001, 2000, and 1999.

        As a result of the restatements described above, reported common stockholders' share of net earnings decreased by $0.1 million, from $58.5 million to $58.4 million for the year ended December 27, 2001. Reported common stockholders' share of net loss increased by $4.6 million, from $(40.7) million to $(45.3) million for the year ended December 28, 2000. Reported common stockholders' share of net earnings slightly increased by $13.0 thousand, remaining at $5.9 million for the year ended December 30, 1999. Reported common stockholders' share of net earnings (loss) per diluted share decreased from $5.27 to $5.26 for the year ended December 27, 2001, increased from

$(3.88) to $(4.32) for the year ended December 28, 2000, and increased from $0.57 to $0.58 for the year ended December 30, 1999.

        The effects of the restatements for the change in accounting method on certain long-term service contracts on the 2001, 2000, and 1999 financial data, and on the 2001 and 2000 unaudited quarterly financial data are presented in Note 2 to DynCorp's audited Consolidated Financial Statements, which can be found under the heading "Index to Financial Statements" on page F-9 of this proxy statement/prospectus. The "As Reported" numbers are taken from the previously filed 2001 Form 10-K/A and include the restatements of 2000 and 1999 results related to the matters discussed under the heading "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" below.

        Effective December 23, 2002, DynCorp filed a further amendment to its Form 10-Q report for the third quarter 2002 on Form 10-Q/A. This amendment resulted from further discussions with the Commission concerning the circumstances of DynCorp's disclosures regarding the write-off of its investment in DynTek Inc. The amended report provided the details concerning the write-off as discussed in the section entitled "Overview" immediately above, and also reviewed the circumstances of an August 2002 settlement between DynTek and DynCorp under which DynCorp sold back to DynTek 8 million shares of DynTek's Class B common stock in exchange for a $5 million note (which was fully reserved) and also agreed to exchange 10.4 million shares of DynTek Class B stock for a like number of Class A shares, thereby extinguishing DynCorp's right to vote such shares as a separate class. In addition, DynCorp paid $4 million of DynTek's operating expenses during the third quarter of 2002 and forgave a $1 million loan, which was made and fully reserved during the second quarter of 2002. In partial consideration of these undertakings, DynTek also agreed to issue DynCorp warrants to purchase up to 7.5 million Class A DynTek shares at a price of $4.00 which are carried on DynCorp's books at zero.

Prior Restatement of Financial Statements

        In the original 2001 Form 10-K/A filed on May 15, 2002, DynCorp had restated certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999 and December 28, 2000 following discussions with the staff of the SEC regarding accounting principles articulated in Statement of Financial Accounting Standards ("SFAS") No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises" and Accounting Principles Board ("APB") No. 16, "Business Combinations" as they relate to DynCorp's acquisition of DIS from GTE Corporation in December 1999.

        When DynCorp purchased DIS in December 1999, issues existed relating to the financial performance of certain DIS contracts and realization of certain DIS receivables. DynCorp disclosed in its 1999 Form 10-K that its purchase accounting was preliminary. During 2000, DynCorp continued its evaluation of the status of contracts at the date of acquisition. Primarily in the third quarter of 2000, DynCorp finalized its evaluation of the impact of the future cash flows related to the contracts based on information obtained through that quarter and recorded an increase to reserves through a purchase accounting adjustment. The purchase accounting adjustment also resulted in an increase to goodwill and deferred tax assets. At the end of the third quarter of 2001, DynCorp reversed a significant amount of the contract loss reserves as a result of entering into a modification of one of the contracts acquired. This was also accounted for as a purchase accounting adjustment, which resulted in a decrease to goodwill and deferred tax assets.

        According to SFAS No. 38, the allocation period for purchase accounting adjustments ends when the acquiring enterprise is no longer waiting for information that it has arranged to obtain and that is known to be available or obtainable at the acquisition date. Items identified during the initial purchase period as "preacquisition contingencies" shall be included in the allocation of the purchase price based on the fair value of the contingency. DynCorp previously believed that the allocation period related to these preacquisition contingencies was still open during those periods. Although DynCorp stated in its 1999 Form 10-K that the purchase price allocation was preliminary, after discussions with the SEC's staff, DynCorp has determined that the allocation period for these preacquisition contingencies was no longer open in 2000 and 2001, and therefore the adjustments made should have been accounted for directly through the statement of operations, rather than as an adjustment to the original purchase accounting. As a result, the financial statements of DynCorp for the year ended December 28, 2000 and the nine months ended September 27, 2001 were restated to reflect the adjustments directly in the statements of operations. In addition, the 1999 financial statements were restated for the allocation of the DIS purchase price with respect to the valuation of an acquired contract in progress.

Results of Operations—9 months ended September 26, 2002 compared to 9 months ended September 27, 2001

  Revenues and Operating Profit

        For the three and nine months ended September 26, 2002, revenue increased 20.8% and 23.0% to $607.5 million and $1.7 billion, respectively, compared to $502.9 million and $1.4 billion for the comparable periods in 2001. Operating profit decreased 44.9% and 19.5% to $40.9 million and $99.6 million, respectively, compared to $74.2 million and $123.7 million for the comparable periods in 2001. Operating profit is defined as the excess of revenues over cost of services and certain non-operating income and expenses, which are included in Other Expense (Other Income) on the Consolidated Condensed Statements of Operations. Exclusive of the DIS revised loss estimates which were part of the restatements discussed in the "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" beginning on page 84, operating profit increased for the three and nine months ended September 26, 2002, as compared to the respective prior periods. The increase in both revenues and operating profit (exclusive of the DIS revised loss estimates) was attributable primarily to several new contract wins and increased tasking on existing contracts. The overall decrease in operating profit was due to a revised loss estimate on a DIS contract that added $42.7 million to operating profit in the third quarter of 2001.

        DSS had revenues of $245.9 million and $713.1 million in the three and nine months ended September 26, 2002, compared to revenues of $216.8 million and $608.1 million in the same periods in 2001. The increases in revenue in the third quarter and first nine months of 2002 of $29.1 million, or 13.4%, and $105.0 million, or 17.3%, respectively resulted primarily from the start-up of two new contracts and increased tasking on existing contracts. The two new contracts consisted of one which started in the third quarter of 2001 for the implementation of a nationwide network, including desktop computers and other peripherals for the Federal Bureau of Investigation ("FBI") and which provided the majority of the increase in revenues, and the other to manage and operate the infrastructure facilities, hardware, software and systems relating to non-EDGAR systems at the SEC. Also contributing to the revenue growth was the program expansion of the government emergency telecom services contract. These three contracts provided combined revenues of $57.3 million and $153.9 million in the three and nine months ended September 26, 2002. Other contracts contributing to the revenue growth were the expansion of a Department of Defense ("DoD") program for vaccine production and growth in a contract that provides battlefield simulation and virtual training system support services and maintenance for the U.S. Army. Partially offsetting these increases in revenue was the completion of a subcontract providing operations management to the Department of Energy ("DoE") in September 2001. Revenues for the three and nine months ended September 27, 2001 for this subcontract were $26.5 million and $74.9 million, respectively. Also offsetting these increases in revenues for DSS was the divesture of DMR in December 2001, which provided $13.9 million and $28.3 million for the three and nine months ended September 27, 2001. See Notes 1 and 8(c) to

DynCorp's Consolidated Condensed Financial Statements for additional information regarding DynCorp's investment in DynTek.

        For the third quarter and nine months ended September 26, 2002, operating profit for DSS decreased by $36.8 million, or 63.0%, and $27.7 million, or 33.8%, respectively, to $21.6 million and $54.2 million, respectively. Exclusive of the revised loss estimates discussed above for DIS, the operating profit increases for DSS resulted primarily from the new FBI contract and, to a lesser extent, the new SEC contract and the government emergency telecom services contract noted above. These three contracts provided combined operating profits of $1.6 million and $6.9 million for the three and nine months ended September 26, 2002. In addition, operating profit increased due to increased tasking and a larger award fee pool on the vaccine production and battlefield simulation contracts that are noted above. Also contributing to the increase in operating profits were the losses on several contracts in the three and nine months ended September 27, 2001 that did not continue in 2002. Partially offsetting these increases to operating profit was the completion of the DoE subcontract in the third quarter of 2001, which is noted above. Operating profit on this DoE subcontract for the three and nine months ended September 27, 2001 was $0.8 million and $2.2 million, respectively.

        DI's third quarter and nine-month 2002 revenues grew by 28.9% and 34.3% to $176.2 million and $519.4 million, respectively, as compared to the same prior year periods of $136.7 million and $386.8 million, respectively. The increase in revenues resulted primarily from growth in a contract that provides maintenance, storage, and security support of war reserve materials to the United States Central Command Air Forces, growth on a contract with the U.S. Armed Forces that started up in the second half of 2000 that provides maintenance and parts to military aircraft, increased tasking on a contract with the Department of State ("DoS") in support of the government's drug eradication program, primarily in South America, and increased tasking on a contract which provides combat service support augmentation and Force Provided Training Modules primarily to the U.S. Army. DI also commenced performance on a new commercial subcontract in Saudi Arabia involving repair and maintenance of Saudi military aircraft, which was awarded in the fourth quarter of 2001 and became fully operational in 2002. This contract provided revenues of $6.6 million and $18.7 million in the three and nine months ended September 26, 2002. In addition, DI was also awarded a new contract with the U.S. Air Force in March 2002 supporting aerial counter-drug surveillance missions in central South America and the Caribbean and includes providing base operations support for personnel and aircraft. This contract provided revenues of $8.7 million in the first nine months of 2002. Partially offsetting the increases in revenues was the decreased manning requirements on the DoS international police task force contract in the second and third quarters of 2002.

        DI's third quarter and nine-month 2002 operating profits grew by 18.2% and 10.2% to $11.7 million and $29.7 million, respectively, as compared to the same prior year periods of $9.9 million and $26.9 million, respectively. The increases in operating profits resulted from the increased tasking on several contracts and the new contracts as mentioned above. DI's operating profit was also positively impacted due to additional revenue on contract costs that were recognized in a prior period. Partially offsetting the increases in operating profits was the decreased manning requirements on the DoS international police task force contract in the second and third quarters of 2002. The contract, which provides combat service support augmentation and Force Provided Training Modules primarily to the U.S. Army, is expected to be substantially complete by the end of 2002. This contract provided revenues of $6.9 million and $29.0 million and operating profits of $0.8 million and $1.9 million, respectively, in the three and nine months ended September 27, 2001. DynCorp management expects that the new contracts discussed above will offset the lost revenue and operating profit.

        DTS's revenues for the three and nine months ended September 26, 2002, grew 28.9% and 25.1%, respectively, to $173.5 million and $472.8 million, respectively, compared to $134.6 million and $377.9 million for the comparable periods in 2001. The increases in the DTS revenues resulted from new contracts and increased tasking on existing contracts. DTS was awarded a new contract in the second quarter of 2002 with the National Aeronautics and Space Administration ("NASA"), which provides base operations and maintenance support for the Johnson Space Center. This contract provided $18.7 million in revenues in the first nine months of 2002. DTS was also awarded a contract to provide repair and maintenance to the California Department of Forestry helicopters in the first quarter of 2002, which provided $10.4 million in revenues in the first nine months of 2002. In addition, revenues increased due to increased tasking on two U.S. Air Force contracts providing aircraft maintenance and base operations support. One of these contracts is at Andrews AFB and was awarded in the first quarter of 2001 and the other is at Vance AFB and was awarded in October 2000. Revenues also increased due to increased tasking on a U.S. Military Sealift Command contract, which manages, operates, and maintains non-combat oceangoing U.S. Navy ships and on a contract that provides range operations and maintenance support to the U.S. Navy. DTS reported revenue increases at Fort Rucker due to increased contract requirements that have resulted in additional personnel and the negotiation of a new collective bargaining agreement that resulted in a higher wage and fringe package for the employees. This contract provided $16.8 million and $18.7 million for the third quarter and nine-month revenue increases in 2002. Management expects further revenue growth on a U.S. Air Force contract that provides base operations and support services at Maxwell AFB, which will became fully operational in the third quarter of 2002. This contract provided $4.1 million in revenues for the nine months ended September 26, 2002.

        DTS operating profits for the three and nine months ended September 26, 2002, grew 65.9% and 40.0%, respectively, to $9.0 million and $17.7 million, respectively, compared to $5.4 million and $12.6 million for the comparable periods in 2001. DTS operating profits increased due to the new contracts and increased tasking on the contracts discussed above. Operating profits grew faster than revenues due to improved profit margins on some of DTS' base operations and aviation support services contracts.

        ADVMED reported revenues of $11.9 million and $39.1 million in the three and nine months ended September 26, 2002, respectively, as compared to $14.7 million and $45.7 million in the same prior year periods. ADVMED's reported operating losses of ($1.4) million and ($2.0) million in the three and nine months ended September 26, 2002, respectively, as compared to operating profits of $0.5 million and $2.2 million in the comparable periods of 2001. The decrease in revenues resulted mostly from the reduction in work scope on a contract that provides external quality review to health care organizations in the State of Texas and the successful completion of two tasks that review Medicaid and Medicare claims data. These lost revenues will be replaced in part by two task awards, which will provide support services to Medicaid and Medicare and one task award to provide help desk support to the center for Medicaid and Medicare services. The two task awards that provide support services to Medicaid and Medicare began operations in the third quarter of 2002 and the task award to provide help desk support will begin operations in the fourth quarter of 2002. The decrease in operating profit resulted from increased costs on a commercial product introduction and the addition of a sales team for this commercial product, neither of which occurred in the prior year. Also contributing to the decrease in operating profit and the loss for the three and nine months ended September 26, 2002 was the write-down of $0.5 million of capitalized software costs to the net realizable value and increases to allowances for doubtful accounts receivable of $0.8 million.

  Cost of Services

        Cost of services as a percentage of revenue remained relatively consistent in the three and nine months ended September 26, 2002 and was lower in the comparable periods in 2001 due to the revised loss estimates of $42.7 million for DIS as discussed above. Cost of services was 93.0% and 94.1% of revenue for the three and nine months ended September 26, 2002, respectively, as compared to 85.3% and 91.2%, respectively, for the comparable periods in 2001. Cost of services was $565.0 million and $1.6 billion, respectively, compared to $429.0 million and $1.3 billion for the comparable periods in

2001, increases of $136.0 million and $347.1 million, respectively. Offsetting these increases in cost of services as a percentage of revenue as compared to 2001 were lower percentages due to DTS operating profits growing faster than revenues from improved profit margins on some of its base operations and aviation support services contracts. Cost of services for DynCorp includes mainly direct labor, direct overhead, and direct facility costs.

  Corporate General and Administrative Expense

        Corporate general and administrative expense was $8.3 million and $23.2 million for the third quarter and nine months ended September 26, 2002, as compared to $7.3 million and $21.3 million in the same periods of 2001. Corporate general and administrative expense as a percentage of revenue was 1.4% and 1.3% for the three and nine months ended September 26, 2002 and 1.5% for the same periods in 2001. The increases in corporate general and administrative expenses in the three and nine months ended September 26, 2002 are primarily attributable to the audit fees related to the re-audit of DynCorp's financial statements for the three fiscal years ended December 27, 2001, which were expensed in the third quarter of 2002.

  Interest Expense

        Interest expense was $7.0 million and $21.2 million, respectively, for the three and nine months ended September 26, 2002, compared to $7.8 million and $24.2 million for the comparable periods in 2001. Interest expense as a percentage of revenue was 1.2% for the three and nine months ended September 26, 2002, as compared to 1.6% and 1.7% for the comparable periods in 2001. The decrease in interest expense was attributable to lower average debt levels and lower average interest rates in the three and nine months of 2002 as compared to the same periods in 2001. The average levels of indebtedness were approximately $277.7 million and $285.3 million in the nine months ended September 26, 2002 and September 27, 2001, respectively.

  Amortization of Intangibles of Acquired Companies

        Amortization of intangibles of acquired companies was $0.5 million and $1.6 million for the third quarter and first nine months of 2002, respectively, as compared to $0.8 million and $4.5 million for the comparable periods of 2001. The decrease in 2002 as compared to 2001 resulted from DynCorp's adoption on December 28, 2001, the first day of fiscal year 2002, of SFAS No. 142, "Goodwill and Other Intangible Assets". The provisions of SFAS No. 142 eliminated amortization of goodwill, including assembled workforce, which is now considered goodwill, and accordingly, DynCorp eliminated amortization of goodwill beginning December 28, 2001. The provisions also require an impairment assessment at least annually by applying a fair-value based test. See Note 7 to the unaudited Consolidated Condensed Financial Statements included under the heading "Index to Financial Statements" in this proxy statement/prospectus on page F-12 to show what the impact would have been on the third quarter and first nine months of 2001 financial results if SFAS No. 142 had been adopted at the beginning of fiscal 2001.

  Losses on Equity Investment in DynTek

        Losses on Equity Investment in DynTek was $5.2 million and $25.1 million for the three and nine months ended September 26, 2002. Included in the losses was $15.8 million in the second quarter of 2002 for the write-off of DynCorp's investment in DynTek, an unconsolidated affiliate, as well as $3.6 million in the first six months of 2002 for DynCorp's share of DynTek operating losses, $5 million related to a settlement with DynTek and $0.7 million in other expenses. DynCorp periodically evaluates the recoverability of its equity investments, in accordance with Accounting Principles Board No. 18, "The Equity Method of Accounting for Investments in Common Stock," and if circumstances arise in which a loss in value is considered to be other than temporary, DynCorp will record a write-down of the investment to its estimated fair value. DynCorp's recoverability analysis is based on cash flow analyses of the investments or other appropriate methods. At June 27, 2002, DynCorp owned 18.3 million shares of DynTek, representing 43.8% of the ownership of DynTek. During the second quarter of 2002, DynCorp recorded a write-off of approximately $15.8 million, which represented the net balance of DynCorp's December 2001 investment in DynTek, Inc., which was stated in excess of its net realizable value. This adjustment resulted from an analysis of DynTek's public filings (which showed substantial negative working capital, contract losses and ongoing operating and cash flow losses. DynTek also received a "going concern" opinion from its independent auditors on its audited financial statements for the year ended June 30, 2002.) as well as detailed cash flow analyses that DynCorp was able to develop concerning DynTek's operations. DynCorp's decision was also influenced by the inability of DynTek to attract additional debt or equity working capital (as required under the terms of the December 2001 merger agreement (DynTek Merger Agreement) between DynCorp and TekInsight, the predecessor to DynTek), and DynCorp's inability to sell its investment in DynTek in block transactions. DynCorp concluded that the write-off was appropriate notwithstanding reported closing prices for DynTek common stock on the NASDAQ exchange during the period June 1, 2002 through August 31, 2002 in the range of $1.31 to $1.86 based on average daily trading volume during such period of approximately 57,000 shares. This conclusion was based on the observations that the DynTek shares held by DynCorp were not registered for sale (even though DynCorp had a demand registration right), and that notwithstanding registration, there would be inadequate liquidity in the market to liquidate a block the size of that held by DynCorp.

        Also regarding the same investment that was written off, DynCorp, in the third quarter of 2002, entered into an agreement with DynTek, Inc. pursuant to which DynCorp and DynTek agreed to settle and release each other from various disputes related to certain contracts of DynCorp's former subsidiary, DynCorp Management Services, Inc. (DMR) that were assumed by DynTek as part of the DynTek Merger Agreement and disputes concerning the adequacy of the working capital transferred to DynTek as part of the DMR/DynTek merger. (However, see Notes 9 and 10 to the condensed consolidated financial statements and the Liquidity and Capital Resources discussion below concerning certain matters related to DMR and DynTek for which DynCorp continues to have contingent liability). As part of the settlement agreement, DynCorp sold back to DynTek 8 million shares of DynTek's Class B common stock in exchange for a $5.0 million note (which was fully reserved) and also agreed to exchange 10,336,664 shares of DynTek Class B shares for a like number of Class A shares (representing approximately 29.2% of the ownership of DynTek) thereby extinguishing DynCorp's right to vote such shares as a separate class. In addition, DynCorp paid $4.0 million of DynTek's operating expenses during the third quarter of 2002 and forgave a $1.0 million loan, which was made and fully reserved during the second quarter of 2002. In partial consideration of these undertakings, DynTek also agreed to issue DynCorp warrants to purchase up to 7.5 million Class A DynTek shares at a price of $4.00 which are carried on DynCorp's books at $0. At September 26, 2002, the market value of DynTek Class A common stock was approximately $30.8 million.

  Other Expense (Other Income)

        Other expense (other income) was $7.0 million and $8.7 million for the three and nine months ended September 26, 2002, and includes $6.9 million and $8.6 million for the three and nine months ended September 26, 2002, respectively, of costs associated with the management efforts to explore the potential sale of DynCorp to or its merger with a third party. In the first quarter of 2002, DynCorp's Board of Directors authorized management to consider interests of third parties in a merger or sale of DynCorp.

  Income Taxes

        The provisions for income taxes in 2002 and 2001 are based upon estimated effective tax rates, including the impact of permanent differences between the book bases of assets and liabilities recognized for financial reporting purposes and the bases recognized for tax purposes. The provision for income taxes decreased by $16.2 million and $20.2 million for the three and nine months ended September 26, 2002, respectively, from the comparable periods in 2001. The decreases were due primarily to lower pretax income in both the three and nine months ended September 26, 2002 and lower effective tax rates in the three and nine months ended September 26, 2002, compared to the same periods in 2001. DynCorp's effective tax rates approximated 28.1% and 34.4% for the three and nine months ended September 26, 2002, respectively, compared to 34.8% and 36.6% in the comparable periods in 2001, after taking into account the effect of minority interests.

  Backlog

        DynCorp's backlog of business, which includes awards under both prime contracts and subcontracts as well as the estimated value of option years on government contracts, was $8.5 billion at September 26, 2002 compared to $6.8 billion at December 27, 2001, a net increase of $1.7 billion. The backlog at September 26, 2002 consisted of $3.0 billion for DSS, $2.3 billion for DI, $3.1 billion for DTS, and $0.1 billion for ADVMED compared to December 27, 2001 backlog of $2.4 billion for DSS, $2.2 billion for DI, $2.0 billion for DTS, and $0.2 billion for ADVMED. A large part of the increase was attributable to the $1.1 billion win on a fifteen-year DTS contract with the U.S. Air Force in the second quarter of 2002. This cost plus contract begins in the fourth quarter of 2002 and will provide support to the Air Force Command and Air Combat Command operations at the Nevada Test and Training Range.

  Working Capital

        Working capital, defined as current assets less current liabilities, was $163.9 million at September 26, 2002 compared to $144.7 million at December 27, 2001, an increase of $19.3 million, or 13.3%. The ratio of current assets to current liabilities at September 26, 2002 and December 27, 2001 was 1.6. The increase in working capital was primarily a result of higher revenues, which resulted in a higher accounts receivable balance at September 26, 2002 compared to December 27, 2001, and increases in the other current asset balance, which was due to increased inventory on a FBI contract. Partially offsetting these increases in cash and cash equivalents and other current assets was a larger current portion of DynCorp's Senior Secured Credit Agreement Term A debt as of September 26, 2002 and increases in accounts payable on a contract with the government for emergency telecom service.

  Cash Flows from Operating Activities

        Cash provided by operations was $42.1 million in the first nine months of 2002, an increase of $34.2 million from the comparable period in 2001. The increase in cash provided by operations compared to the same period a year ago resulted from lower outflows for accounts payable in the nine months ended 2002 compared to the first nine months of 2001. Also contributing to the increase were higher collections of accounts receivable, and higher operating profits, excluding non-cash net losses of unconsolidated affiliates of $3.7 million and a non-cash write-off of an investment in an unconsolidated affiliate of $15.8 million in the second quarter of 2002.

  Cash Flows from Investing Activities

        Investing activities used funds of $8.2 million in the nine months ended September 26, 2002, as compared to cash used by investing activities of $5.6 million in the nine months ended September 27, 2001. The use of funds in the first nine months of 2002 resulted mostly from the purchase of property and equipment of $5.4 million, purchases of software of $2.7 million, and dividends paid to joint venture partners of $1.1 million compared to the purchase of property and equipment of $4.9 million, purchases of software of $3.0 million, and dividends paid to joint venture partners of $1.2 million in the same period of 2001.

  Cash Flows from Financing Activities

        Financing activities used funds of $16.6 million during the nine months ended September 26, 2002 and included several short-term borrowings and subsequent payments of a cumulated sum of $71.3 million under DynCorp's Senior Secured Credit Agreement Revolving Credit Facility, maturing December 9, 2004. In the first half of 2002, DynCorp made installment payments of $1.3 million and $6.3 million on DynCorp's Senior Secured Credit Agreement Term A Loan, maturing December 9, 2004, in February and May respectively, and prepaid $3.2 million on DynCorp's Senior Secured Credit Agreement Term B Loan, maturing December 9, 2006. In August 2002, DynCorp made an additional installment payment of $6.3 million on the Term A Loan. During the first nine months of 2001, financing activities used funds of $0.8 million and included several short-term borrowing and subsequent payments of a cumulated sum of $200.8 million under DynCorp's Senior Secured Credit Agreement Revolving Credit Facility.

  Earnings before Interest, Taxes, Depreciation, and Amortization

        Earnings before Interest, Taxes, Depreciation, and Amortization ("EBITDA") as defined by management, consists of net earnings before income tax provision (benefit), net interest expense, and depreciation and amortization. EBITDA represents a measure of DynCorp's ability to generate cash flow and does not represent net income or cash flow from operating, investing and financing activities as defined by generally accepted accounting principles ("GAAP"). EBITDA is not a measure of performance or financial condition under GAAP, but is presented to provide additional information about DynCorp to the reader. EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. EBITDA has been adjusted for the amortization of deferred debt expense and debt issue discount which are included in "interest expense" in the Consolidated Statements of Operations and included in "amortization and depreciation" in the Consolidated Statements of Cash Flows. EBITDA has not been adjusted to give effect to the depreciation and amortization attributable to minority interest stockholders. Readers are cautioned that DynCorp's definition of EBITDA may not necessarily be comparable to similarly titled captions used by other companies due to the potential inconsistencies in the method of calculation.

        The following represents DynCorp's computation of EBITDA (in thousands):

	Three Months Ended		Nine Months Ended
	September 26, 2002	September 27, 2001 (Restated —See Note 2)	September 26, 2002	September 27, 2001 (Restated —See Note 2)
Net earnings	$9,922	$37,618	$12,847	$46,729
Depreciation and amortization	4,094	3,590	11,850	13,913
Interest expense, net	6,842	7,700	20,757	23,657
Provision for income taxes	3,871	20,060	6,738	26,933
Amortization of deferred debt expense	(506)	(621)	(1,554)	(1,985)
Debt issue discount	(147)	(13)	(439)	(35)

EBITDA	$24,076	$68,334	$50,199	$109,212

        EBITDA (as defined above) decreased by $44.3 million, or 64.8%, to $24.1 million for the third quarter of 2002 as compared to the comparable period in 2001. For the first nine months of 2002, EBITDA decreased by $59.0 million, or 54.0%, to $50.2 million as compared to the first nine months of 2001. The decreases in EBITDA in the three and nine month periods in 2002, as compared to the similar periods in 2001, are primarily attributable to the non-recurring write-off of the investment in an unconsolidated affiliate of $15.8 million in the second quarter of 2002 and also the revised loss estimates in 2001 for DIS as discussed above, offset partially by the higher operating profits in 2002, also discussed above.

Results of Operations—12 months ended December 27, 2001 compared to 12 months ended December 28, 2000 and December 30, 1999

  Revenue and Operating Profit

        In 2001, revenue (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) increased by $150.8 million, or 8.4%, from 2000 compared to a $459.9 million, or 34.2%, increase in 2000 revenue over 1999. Revenues were $2.0 billion, $1.8 billion, and $1.3 billion in 2001, 2000 and 1999, respectively. Operating profit was $163.5 million, $24.4 million, and $63.1 million in 2001, 2000, and 1999, respectively. Operating profit for 2001 and 2000 includes $44.7 million and $(76.2) million, respectively, related primarily to restated loss estimates on a contract acquired with the purchase of DIS as described under the heading "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" beginning on page 84). Operating profit is defined as the excess of revenues over cost of services and certain non-operating income and expense, which are included in Other Income, net of Other Miscellaneous Expenses on the Consolidated Statements of Operations. The growth in 2001 revenue and operating profit was due primarily to several new contract wins, increased tasking on existing contracts, and the gain on sale of DMR. The larger growth in 2000 as compared to 1999 in revenues and operating profits was due in part to reporting the full year of operations of DIS, which was acquired in December 1999. DIS accounted for 46.7% of the growth in revenues in 2000 and for 145.7% of the decrease in operating profits in 2000, as compared to 1999.

        For the year ended December 27, 2001, DSS reported a decrease in revenues of $1.8 million, or 0.2%, to $827.4 million as compared to 2000. The decrease in revenues was primarily due to the completion of a subcontract for the Department of Commerce for the 2000 Census in November 2000. This contract had revenues of $1.5 million and $44.6 million for the years ended December 27, 2001 and December 28, 2000, respectively. Also contributing to the decrease in revenues in 2001 was the loss of the subcontract providing operations management to the DoE Hanford location and, to a lesser extent, the completion of another DoE contract in the second quarter of 2000 that provided management, technical, and scientific services. The subcontract providing operations management to the DoE Hanford location ended effective September 30, 2001. Revenues for the DoE Hanford location contract totaled $75.1 million and $109.0 million in 2001 and 2000, respectively.

        Offsetting the decreases in DSS revenues were increased revenues on several other contracts. DSS had increased revenues from growth in a joint venture for vaccine technology services for the DoD, a new contract that provides battlefield simulation system support services and maintenance for the U.S. Army, and a new contract with the DoD, which provides security background investigations. The battlefield simulation contract and the security background investigations contract were both awarded in the second quarter of 2000 and were fully operational in 2001. These two new contracts provided combined revenues of $30.0 million in 2001. Also contributing higher revenues was a new DMR contract in the third quarter of 2001, which provides non-emergency medical transportation services in the Commonwealth of Virginia. This contract provided revenues of $15.1 million in 2001 and is part of DMR, which was divested on December 27, 2001. DynCorp management expects growth in revenues on the vaccine technology services contract and the battlefield simulation contract and slower growth in revenues on the background security investigations contract in 2002. In addition, DynCorp management expects its two recently won contracts, one with the Department of Treasury and another with the

Securities and Exchange Commission, to help offset the lost revenues from the DoE Hanford contract for 2002; however, these increases are not assured and they are not expected to fully replace the lost revenues. DynCorp management does not expect to be able to replace the revenues from DMR in 2002, which were approximately $41.9 million, $27.0 million, and $24.5 million for 2001, 2000, and 1999, respectively.

        DSS's operating profit increased by $125.4 million, or 584.8%, to $103.9 million for the year ended December 27, 2001. Adjustments related primarily to revised loss estimates on an acquired contract increased operating profit by $44.7 million due to contract modification in 2001 and decreased operating profit by $76.2 million in 2000 (see the "Prior Restatement of Financial Statements" discussed above). Excluding these adjustments, the increase in operating profits were due primarily to the start up of a new contract in the third quarter of 2001 with the Federal Bureau of Investigation ("FBI") for updated office automation, which consists primarily of desk top computers, servers, and networks. Management is expecting further increases in revenues and operating profits for this contract in 2002, due to an accelerated schedule for completion of the contract. This contract's schedule was accelerated as part of the government's response to the terrorist attacks on September 11, 2001. Offsetting these increases were decreases that resulted from several programs that were winding down in 2001. DIS expects revenue growth in 2002 to be at a higher rate than in 2001, due primarily to the FBI contract noted above.

        DIS, which was acquired on December 10, 1999 from GTE Corporation, had revenues of $228.5 million in 2000 and $13.9 million for the twenty-day period ended December 30, 1999. DIS operating results were $(55.3) million operating loss in 2000 (inclusive of the above-noted adjustment of $(76.2) million) and $1.0 million for the twenty-day period in 1999. 2000 operating profit excluding the one-time adjustment was $20.9 million. Full year revenue, which is not included in DynCorp's results of operations except for the portion representing the twenty days ended December 30, 1999, as noted above, was $221.6 million for 1999. A lack of new contract awards to DIS resulted in modest revenue growth in 2000.

        The increase is also due partially to the gain on the disposal of DMR in the amount of approximately $17.4 million, which was offset by a $13.4 million loss from DMR operations. The DMR operating loss was primarily due to losses of $9.4 million on the new contract that provides non-emergency medical transportation services in the Commonwealth of Virginia. Also contributing to the DMR operating loss were higher costs associated with a contract that provides non-emergency transportation to Medicaid patients in the State of Connecticut. Both of these contracts were divested on December 27, 2001 as part of DMR. DynCorp is obligated for the satisfactory performance on the contract with the Commonwealth of Virginia, but is entitled to contractual indemnification by TekInsight.com, Inc. for any post closing claims. In addition, operating profits were negatively impacted due to the completion of the subcontract for the Department of Commerce for the 2000 Census and the loss of the DoE Hanford location subcontract as noted above. These two contracts reported a combined decrease in operating profit in 2001 of $7.2 million. Operating profits for the DoE Hanford location subcontract totaled $2.1 million and $4.5 million in 2001 and 2000, respectively. Operating profits for the Census subcontract totaled $0.2 million and $5.0 million in 2001 and 2000, respectively.

        Offsetting these decreases were increases in operating profit resulting primarily from profit on the new battlefield simulation and the background security investigations contracts that are noted above and increased tasking on the vaccine technology services contract that is also noted above. The combined increase in operating profit for these three contracts totaled $3.2 million in 2001.

        The gain on disposal of DMR was due to DynCorp receiving 18,336,664 shares of class B common stock of DynTek, Inc. These shares are not registered, but DynCorp has rights to require DynTek, Inc. to register the shares. An independent appraiser estimated a value of $31.0 million for these shares at December 27, 2001. The result of this transaction was a gain on the sale of approximately

$29.1 million; however, under GAAP DynCorp recognized only 60% of the gain or $17.4 million for this non-monetary transaction because DynCorp has a 40% ownership interest in the new entity DynTek, Inc. See "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—DynCorp Management Resources, Inc. ("DMR") Merger with DynTek, Inc." beginning on page 99.

        DSS revenues were $829.1 million in 2000, an increase of $241.6 million, or 41.1% over 1999 revenues of $587.5 million. The revenue increase was due to the DIS acquisition noted above which had revenues of $228.5 million in 2000. The revenue increases were also due to increases on a subcontract for the Department of Commerce for the 2000 Census, which began generating revenue in the second half of 1999, and growth of revenues on a contract with the U.S. Postal Service, which began operations in 1999 and was fully operational in 2000. Also contributing to DSS's increased revenues was growth in a joint venture for vaccine technology services for the Department of Defense, which was just starting up in 1999, increased tasking on several General Services Administration indefinite delivery, indefinite quantity (IDIQ) contracts, and an outsourcing contract awarded in late 1999 with the Department of Housing and Urban Development which became operational in 2000. Partially offsetting these increases in revenue were the loss of a subcontract for the U.S. Postal Service and a contract with the Immigration and Naturalization Service. Revenues on these two contracts in 2000 and 1999 totaled $2.4 million and $55.5 million, respectively.

        In 2000, DSS's operating profit decreased by $47.5 million to $(21.4) million from $26.1 million in 1999, a 182.2% decrease. DIS operating results were $(55.3) million operating loss in 2000 (inclusive of the above-noted adjustment of $(76.2) million). Also decreasing operating profit was the loss of the Immigration and Naturalization Service contract in 1999, which had $3.8 million in operating profit in 1999. Partially offsetting these decreases in operating profit were increases in operating profit from the Department of Commerce 2000 Census subcontract, which increased operating profit by $4.7 million. DSS experienced growth in operating profits on several General Services Administration IDIQ contracts and its joint venture for vaccine technology services for the Department of Defense. Operating profit also increased due to operating losses in 1999 on certain contracts that did not continue in 2000.

        DMR's revenues and operating profits are included in DSS's revenues and operating profits noted above. In 2001, 2000, and 1999, DMR reported revenues of $41.9 million, $27.0 million, and $24.5 million, respectively. Operating profits (losses) for DMR were $4.0 million, $0.1 million, and $(1.4) million in 2001, 2000, and 1999, respectively. DMR's 2001 operating profit includes the gain on disposition of $17.4 million, which was offset by $13.4 million loss from operations. See "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—DynCorp Management Resources, Inc. ("DMR") Merger with DynTek, Inc." beginning on page 96.

        DTS' 2001 revenues grew by $69.2 million, or 15.3%, in 2001 to $521.5 million. The increase in revenues over 2000 resulted from continued growth in its logistics support and aviation services businesses, primarily from new military aircraft maintenance and base operations support contracts at two domestic U.S. Air Force bases (Andrews AFB and Vance AFB). These two new U.S. Air Force base contracts (which both began operations in the first half of 2001) provided combined revenues of $62.5 million in the year ended December 27, 2001. An additional U.S. Air Force base contract that began in 2000 recorded increased revenues in 2001. This contract provided revenues of $30.8 million and $16.3 million for the years ended December 27, 2001 and December 28, 2000, respectively. Slightly offsetting the increases in revenue was the divestiture of certain aerospace research and development contracts in the third quarter of 2000. Revenues in 2000 for the aerospace contracts were $5.5 million. DynCorp management expects future revenue increases due to the phase-in of another new contract with the U.S. Air Force in March 2002 and the start up of a new contract with the National Aeronautics and Space Administration Johnson Space Center, which was awarded in early February of 2002.

        DTS' operating profits for the year ended December 27, 2001 increased by $1.7 million, or 10.0%, in 2001 to $18.8 million. The increases in operating profits were due primarily to the increased revenues on the new U.S. Air Force base contracts that are noted above. Operating profits on the two new U.S. Air Force base contracts totaled $2.9 million for the year ended December 27, 2001. Slightly offsetting these increases in operating profit was the loss of operating profit from the divestiture of certain aerospace research and development contracts as noted above.

        DTS revenues increased by $82.1 million, or 22.2%, to $452.3 million in 2000 as compared to $370.2 million in 1999. Operating profit increased by $0.98 million, or 0.6%, from $17.0 million in 1999 to $17.1 million in 2000. The increase in revenues in 2000 was primarily attributable to increases in the purchase of reimbursable materials for a U.S. Army contract. The increase in revenues on this contract in 2000 totaled $23.9 million. An additional U.S. Air Force base contract that began in 2000 recorded revenues of $16.3 million in 2000. Also contributing to the increase in revenues was the contract providing organizational and intermediate level maintenance for various aircraft at Holloman Air Force Base, which began in the latter part of 1999 and ramped up in 2000. This contract reported increases in 2000 over 1999 of $11.4 million. The increases in operating profits in 2000 over 1999 were primarily attributable to the increased revenues on the contracts noted above. These increases in operating profits were offset slightly by a decrease in profits on a DTS start-up venture.

        DI's revenues showed continued growth in the year ended December 27, 2001. DI's 2001 revenues grew by 18.9% to $545.8 million, as compared to 2000 growth of 37.6% to $459.1 million. The increases in 2001 over 2000 were primarily attributable to the phase-in of two new contracts: one which was awarded in August 2000 and provides maintenance and logistical support to the U.S. Army and the other which was awarded in April 2000 and provides maintenance, storage, and security support to the United States Central Command Air Forces. These contracts reported combined revenues of $116.7 million and $30.2 million in 2001 and 2000, respectively. The growth in the U.S. Air Force contract was higher than expected for 2001 due to increased activities resulting from the war in Afghanistan. The war may have added as much as $20.0 million in revenue for the contract in 2001. Management is expecting smaller growth on these two contracts in 2002. Other increases in revenues resulted largely from increased services on a contract with the DoS in support of the government's drug eradication program, primarily in South America, and to a smaller extent, from a new contract in 2001 that provides personnel services for U.S. embassies. This DoS contract provided revenues of $83.4 million and $57.9 million in 2001 and 2000, respectively. Offsetting these increases was decreased volume on an IDIQ contract that provides combat support, combat service support augmentation and force provided training modules to the U.S. Army and other military services. Other smaller decreases from prior year revenues were due to the completion of a contract providing logistics support to the United Nations in Sierra Leone, the loss of a contract that provided services in support of the United Nations mission in Kosovo, and the phasing down of an International Police Task Force contract with the DoS in Bosnia. The combined revenue reductions in 2001 compared to 2000 on these four contracts totaled $24.6 million. DynCorp management expects revenues to grow in 2002 due to the two new contracts noted above as well as new business awarded in early 2002. In February 2002, DI was awarded a five-year contract with the U.S. Air Force for work in Latin America.

        DI's operating profit increased by $13.0 million, or 52.0%, to $38.1 million in 2001. DI's operating profit increases resulted from the higher revenue as noted above. Operating profits grew faster than revenues in 2001 due to improved profit margins in some of its service areas and lower indirect expenses. These improved profit margins resulted in part from contracts that started in the first part of 2000. In addition, operating profits increased from a modification to the DoS contract supporting the government's drug eradication programs noted above that added fees in 2001.

        DI revenues increased $125.5 million, or 37.6%, to $459.1 million in 2000 over 1999 revenues of $333.6 million. DI's revenues increased primarily due to the start up of the two new contracts noted above: one which was awarded in August 2000 and provides maintenance and logistical support to the

U.S. Army and the other which was awarded in April 2000 and provides maintenance, storage, and security support to the United States Central Command Air Forces. These two contracts provided revenues of $30.2 million in 2000. In addition, there was increased tasking on the International Police Task Force contract with the DoS in Bosnia; increased volume on an IDIQ contract that provides combat support, combat service support augmentation and force provided training modules to the U.S. Army and other military services; increased tasking on a contract providing aviation and related support of equipment maintenance to the armed forces; and increased services on the DoS contract supporting the government's drug eradication program. These four contracts provided revenues of $329.2 million and $258.0 million in 2000 and 1999, respectively. Slightly offsetting these increases in revenues were decreases in revenues resulting from the completion of a base operations contract for the United Nations in Angola and a base operations contract for the U.S. Army with a joint venture in Haiti in the first half of 2000. These two contracts reported combined decreases in revenues of $15.9 million in 2000 as compared to 1999.

        DI operating profits increased by $5.7 million, or 29.3%, to $25.1 million in 2000 over 1999. These increases in operating profits resulted from the higher revenues as noted above. Combined operating profits for the two new contracts totaled $2.0 million in 2000. Offsetting these increases, were the decreases in operating results from the completion of the United Nations and U.S. Army contracts noted above. These two contracts reported combined decreases of $0.9 million in 2000 as compared to 1999.

        ADVMED reported revenues of $61.3 million and $64.7 million in 2001 and 2000, respectively. ADVMED's operating profits were $2.7 million and $3.7 million in 2001 and 2000, respectively. The decreases in 2001 revenues of $3.3 million, or 5.2%, from 2000 were primarily due to the loss of a subcontract with the U.S. Army that provided review and analysis of military health care facilities' performance. This contract reported revenues of $8.8 million in 2000. In addition, operating profit was negatively impacted in 2001 by costs associated with the completion of a commercial software product. Partially offsetting the lost revenue and operating profit for the year ended December 27, 2001 were the start-up of several task orders for a contract that provides review and analysis support for the Centers for Medicaid and Medicare Services ("CMS"), formerly known as the Health Care Financing Administration, and also the collection of an account receivable in the first half of 2001 that was written off in a prior year of $0.8 million. The CMS contract reported revenues of $11.1 million in 2001. DynCorp management expects that the new CMS task orders will offset the lost revenue and operating profit from the loss of the contract in 2001 that provided review and analysis of military health care facilities' performance.

        The increases in ADVMED's 2000 revenues over 1999 of $10.7 million, or 19.8%, to $64.7 million were due to increased tasking on the clinical data abstraction services contract that provides information to be analyzed by CMS and the related revenues from the September 2000 purchase of certain net assets of a company that develops and markets proprietary decision-support software and provides related consulting services to evaluate and profile performance of providers engaged by healthcare payers. The increases in ADVMED's 2000 operating profit over 1999 of $3.1 million to $3.7 million were due to the increases in revenues on the contracts noted above. Also contributing to the increase in 2000 in operating profit was the write off of an account receivable of $1.2 million in 1999.

  Cost of Services

        Cost of services (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) was 92.6%, 98.5%, and 95.2% of revenue in 2001, 2000, and 1999, respectively. Cost of services (as restated) was $1.8 billion, $1.8 billion, and $1.3 billion in 2001, 2000, and 1999, respectively. Cost of services includes a decrease in 2001 of $44.7 million and an increase of

$76.2 million in 2000 related primarily to revised loss estimates on an acquired contract (as described under the heading "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" beginning on page 84). Cost of services as a percentage of revenue fluctuated primarily due to the one-time adjustments noted above. Cost of services increased by $31.9 million from 2000, or 1.8%, to $1.8 billion. The primary reasons for the change in cost of services in 2001 are the $13.4 million operating loss for DMR and lower profit margins for ADVMED due to higher indirect expenses, offset by the one-time adjustment noted above.

        Cost of services increased by $498.1 million from 1999, or 38.9%, to $1.8 billion in 2000. Cost of services for DIS, which was purchased in December 1999, comprised $221.0, or 44.4%, of the increase from 1999.

        The decrease in the cost of services (exclusive of the one-time adjustments noted above) as a percentage of revenue in 2000 as compared to 1999 was attributable to the higher margin DIS business acquired in 1999, partially offset by significant growth in the lower margin DTS business. DIS cost of services (exclusive of the one-time adjustments noted above) was 93.4% and 92.9% of revenue in 2000 and 1999, respectively. DTS cost of services was 96.1% and 95.5% of revenue in 2000 and 1999, respectively.

  Corporate General and Administrative

        Corporate general and administrative expense increased slightly in 2001 by $0.1 million, or 0.4%, to $29.5 million, as compared to $29.4 million in 2000. Corporate general and administrative expense increased by $7.6 million, or 35.0%, in 2000 as compared to $21.7 million in 1999. Corporate general and administrative expense as a percentage of revenue was 1.5% in 2001, and 1.6% in 2000 and 1999. The higher expense in 2000, as compared to both 2001 and 1999, was primarily due to increased costs for converting DIS to DynCorp's financial systems, which was completed in the fourth quarter of 2000. In 2001, 2000 and 1999, corporate general and administrative expenses were reduced by $0.4 million, $0.9 million and $2.0 million, respectively, due to reversal of reserves for federal acquisition regulation compliance issues related to the early and middle 1990's, which were settled in DynCorp's favor during those years.

  Interest Expense and Interest Income

        Interest expense for 2001 was $31.5 million, or 1.6% of revenues, as compared to $41.4 million, or 2.3% of revenues for 2000. The decrease in interest expense was attributable to lower average debt levels and lower average interest rates in 2001 as compared to 2000. The average levels of indebtedness were approximately $285.1 million in 2001 and $337.2 million in 2000.

        Interest expense for 2000 was $41.4 million, or 2.3% of revenues, as compared to $18.9 million, or 1.4% of revenues reported for 1999. The increase in interest expense was attributable to higher average debt levels and higher average interest rates in 2000, as compared to 1999. The average annual levels of borrowing were approximately $337.2 million in 2000 compared to $203.8 million in 1999. The average annual levels of borrowing and the average interest rates increased in 2000 over 1999 as a result of the acquisition of DIS in December 1999, which DynCorp financed through additional borrowings of $167.5 million under higher cost debt instruments (see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Working Capital" and "—Cash Flows from Financing Activities" beginning on pages 100 and 101, respectively).

        Interest income was $0.7 million, $1.5 million, and $1.4 million in 2001, 2000, and 1999, respectively. The fluctuations are primarily attributable to the balance of cash and short-term investments throughout any given year and the average rates of interest. In 2000, DynCorp received $0.5 million in interest income on tax refunds due to amendments of prior years' tax returns. The twelve-month average balance of cash and short-term investments was $14.2 million in 2001, $15.9 million in 2000, and $19.8 million in 1999.

  Amortization of Intangibles of Acquired Companies

        Amortization of intangibles of acquired companies (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) decreased by $8.5 million to $6.4 million in 2001 compared to $14.9 million in 2000. The decreases from 2000 resulted from intangibles related to DIS contracts acquired, which became fully amortized early in the first quarter of 2001. Amortization for the intangibles related to DIS contracts acquired which became fully amortized in 2001 totaled $7.9 million in 2000 and only $0.2 million in 2001. Amortization costs related to all of the DIS intangibles in 2001 and 2000 totaled $4.3 million and $13.1 million, respectively.

        Amortization of intangibles of acquired companies (as restated) increased by $3.5 million to $14.9 million in 2000 compared to $11.4 million in 1999. The increase in amortization of intangibles of acquired companies in 2000 resulted from the full year impact of the amortization of intangible assets that were recorded in connection with the December 1999 acquisition of DIS. Also in 1999, there was an in-process research and development write-off of $6.4 million associated with the acquisition of DIS and a write-off of $1.2 million of cost in excess of net assets acquired for a business that was divested in February 2000. Amortization costs related to the DIS intangibles in 1999 were $7.1 million (which includes the $6.4 million write-off).

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair value based test. Such testing requires a fair value based assessment by reporting unit (which is defined as an operating segment or component of an operating segment) to determine if goodwill is impaired at the reporting unit level. SFAS No. 141 includes guidance relating to identification of intangible assets that should be recognized apart from goodwill. DynCorp is in the process of defining the reporting units and performing the initial impairment testing. DynCorp is required to adopt SFAS No. 142 starting in fiscal year 2002. DynCorp anticipates an annual increase to common stockholders' share of net earnings of approximately $2.9 million (net of tax), or $0.26 per diluted share, from the elimination of goodwill and assembled workforce amortization. Management continues to estimate the impact on reported financial position and results of operations for the other provisions of the statements.

  Income Taxes

        The provision (benefit) for income taxes is based on reported earnings, adjusted to reflect the impact of permanent differences between the book value of assets and liabilities recognized for financial reporting purposes, and such amounts recognized for tax purposes. The provision (benefit) for income taxes (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) increased by $55.9 million from 2000. The increase was due to higher pretax income in 2001 resulting in large part from the one-time adjustments recorded in 2001 and 2000 related primarily to revised loss estimates on an acquired contract (see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" beginning on page 84), and to a lesser extent a slightly higher effective tax rate, as compared to 2000. DynCorp's effective tax rate (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) approximated 36.6% in 2001, 32.4% in 2000, and 43.6% in 1999, after taking into account the effect of minority interest, extraordinary items, and cumulative effect of change in accounting principle. In 1999 and 2001, DynCorp reversed state income taxes provided in prior years related to the favorable resolution of state tax audit issues. Based on current projections, DynCorp management estimates income tax payments, net of tax refunds, of $11.0 million in 2002.

        No valuation allowance for deferred federal tax assets was deemed necessary at December 27, 2001 or December 28, 2000. DynCorp has provided a valuation allowance for deferred state tax assets of $5.1 million and $5.5 million at December 27, 2001 and December 28, 2000, respectively, due to the uncertainty of achieving future earnings in either the time frame or in the particular state jurisdiction needed to realize the tax benefit.

  Other Income

        Other income increased by $18.8 million to $19.4 million in 2001, as compared to $0.5 million in 2000. The increase resulted from DynCorp completing the merger of its wholly-owned subsidiary, DMR, with TekInsight.com, Inc. on December 27, 2001, and recognizing 60% or $17.4 million of the gain on the disposition. See "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—DynCorp Management Resources, Inc. ("DMR") Merger with DynTek, Inc." below.

        Other income was relatively unchanged in 2000 as compared to 1999, decreasing slightly by $0.3 million to $0.5 million in 2000.

  DynCorp Management Resources, Inc. ("DMR") Merger with DynTek, Inc.

        DMR was divested on December 27, 2001, by merger with TekInsight.com, Inc. The merger between TekInsight.com, Inc. and DMR formed the new entity DynTek, Inc. DynTek, Inc. is a public company listed on NASDAQ under the symbol DYTK. DynTek, Inc. is a provider of information technology and outsourced management services to state and local governments serving customers across 17 states. On a pro forma basis, DynTek, Inc. had revenues of approximately $77.2 million for the fiscal year ended June 30, 2001.

        DynCorp received 18,336,664 shares of class B common stock of DynTek, Inc. These shares are not registered stock, but DynCorp has the right to require DynTek, Inc. to register the shares. An independent appraisal of these shares resulted in a value of $31.0 million for these shares at December 27, 2001. This transaction resulted in a gain on the sale of approximately $29.1 million; however, under GAAP DynCorp recognized only 60% of the gain, or $17.4 million, for this non-monetary transaction because DynCorp has a 40% ownership interest in the new entity, DynTek, Inc.

        The $17.4 million gain on the disposal of DMR was partially offset by DMR's $13.4 million operating loss as noted above. Since DynCorp has a 40% interest in DynTek, Inc. and does not have control, it will account for its investment on the equity basis of accounting going forward. DynCorp has the right to appoint persons to three of the seven director positions on the board of DynTek, Inc.

        As part of the merger agreement, DynCorp has contract obligations for several outstanding performance bonds on certain DMR contracts, which total approximately $3.4 million as of December 27, 2001. DynTek, Inc. has agreed to make its best effort to replace the bonds with its own obligations. Although claims have been filed under one of such bonds by DynTek subcontractors, no claims for indemnification have been asserted against DynCorp. DynCorp is also obligated to the Commonwealth of Virginia for satisfactory performance on DMR's contract to provide non-emergency medical transportation services in Virginia. However, effective December 15, 2002, the Commonwealth of Virginia and DynTek entered into a settlement and termination agreement under which the Commonwealth released DynTek from future performance under the contract. No claim was made on

DynCorp's performance guarantee as a result of the settlement. In addition, the majority of the estimated loss on the Virginia contract has been funded by DynCorp in the start-up phase of the contract, which occurred prior to the merger on December 27, 2001.

        In the first quarter of 2002, DynCorp paid $2.6 million to DynTek, Inc. in resolution of a dispute concerning the adequacy of DMR's working capital at the time of closing. DynCorp recorded the $2.6 million payment as a liability at December 27, 2001, and included the $2.6 million payment in its calculation of the gain on the sale. During the second quarter of 2002, DynCorp recorded a write-off of approximately $15.8 million, which represented the net balance of DynCorp's December 2001 investment in DynTek, Inc., which was stated in excess of its net realizable value. This adjustment resulted from an analysis of DynTek's public filings (which showed substantial negative working capital and contract losses) as well as detailed cash flow analyses that DynCorp was able to develop concerning DynTek's operations. DynCorp's decision was also influenced by the inability of DynTek to attract additional debt or equity working capital (as required under the terms of the December 2001 merger agreement (Merger Agreement) between DynCorp and TekInsight, the predecessor to DynTek), and DynCorp's inability to sell its investment in DynTek in block transactions. DynCorp concluded that the write-off was appropriate notwithstanding reported closing prices for DynTek common stock on the NASDAQ exchange during the period June 1, 2002 through August 31, 2002 in the range of $1.31 to $1.86. This conclusion was based on the observations that the DynTek shares held by DynCorp were not registered for sale (even though DynCorp had a demand registration right), and that notwithstanding registration, there would be inadequate liquidity in the market to liquidate a block the size of that held by DynCorp.

  Extraordinary Item

        In the fourth quarter of 1999, DynCorp recorded an extraordinary item totaling $1.6 million (gross extraordinary item of $2.5 million net of income tax benefit of $0.9 million). The charge was recorded in connection with the early extinguishment of secured indebtedness due to refinancing of DynCorp's debt in order to complete the acquisition of DIS.

  Working Capital

        Working capital (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83), defined as current assets less current liabilities, was $144.7 million at December 27, 2001 compared to $134.2 million at December 28, 2000, an increase of $10.4 million. The ratio of current assets to current liabilities at December 27, 2001 and December 28, 2000 was 1.6. The increase in working capital is primarily the result of higher accounts receivable balances that resulted from higher revenues in 2001 versus 2000 and a higher other current asset balance, which was due to prepaid expenses on a FBI contract. Partially offsetting these increases in accounts receivable and other current assets was a larger current portion of the Term A debt as of December 27, 2001.

  Cash Flows from Operating Activities

        For the year ended December 27, 2001, DynCorp's net cash provided by operations was $8.1 million, decreasing $50.9 million from $59.1 million cash provided by operations in 2000. The decrease in operating cash flows resulted primarily from increases in accounts receivable due to higher revenues in 2001, increases in other current assets due to prepaid expenses on a FBI contract, and decreases in accounts payable and certain accrued expenses. Offsetting these decreases in operating cash flow was an increase in operating cash flow due to an increase in deferred taxes that resulted from differences between book and tax income. In 2000, the increases in cash flows from operations over 1999 of $45.2 million resulted primarily from higher customer collections, partially offset by payments on accounts payable.

  Cash Flows from Investing Activities

        Cash used in investing activities for the year ended December 27, 2001 was $3.8 million. DynCorp used cash of $7.1 million to purchase property and equipment in 2001, and it sold certain other property and equipment which provided cash of $5.2 million. DynCorp also purchased software of $3.2 million for a contract that provides review and analysis support for medical services and for a contract which provides weather data services. Investing activities provided funds of $8.1 million for the year ended December 28, 2000. In February 2000, DynCorp sold an office building located in Alexandria, Virginia to a third party for $10.5 million, and simultaneously closed on a lease of that property from the new owner. DynCorp used a portion of the net proceeds to pay off the mortgage on the property. In October 2000, DynCorp sold various high-end communications equipment on a DIS contract to a third party for $20.4 million and simultaneously closed on a lease of the equipment from the new owner. Offsetting the cash provided from these sales was cash used for the purchase of property and equipment of approximately $21.0 million, which included approximately $11.1 million of equipment purchased in the first half of 2000 and sold in the October 2000 sale-leaseback transaction as noted above. In September 2000, DynCorp purchased $1.6 million of certain net assets of a company that develops and markets proprietary decision-support software and provides related consulting services to evaluate and profile performance of providers engaged by healthcare providers. Also in September 2000, DynCorp sold $2.3 million of certain net assets of a DTS aerospace research and development unit.

        Cash used in investing activities in 1999 totaled $185.0 million and included acquisition costs of $167.5 million and capital expenditures of $19.8 million. Acquisition costs were related to the acquisition of DIS in December 1999. Capital expenditures included $13.9 million for the purchase of property and equipment and $5.9 million for new software for internal use. DynCorp had capitalized a total of $11.6 million of costs related to internal use software as of December 30, 1999.

  Cash Flows from Financing Activities

        Financing activities used funds of $2.2 million during 2001. Financing activities included several short-term borrowings and subsequent payments of a cumulated sum of $274.1 million under DynCorp's Senior Secured Credit Agreement Revolving Credit Facility maturing December 9, 2004. DynCorp also contributed $2.2 million to DynCorp's Savings and Retirement Plan and its Capital Accumulation and Retirement Plan (the "Savings Plans") in 2001. These contributions were used to retire the put obligation on certain Savings Plans' shares.

        In 2000, financing activities used funds of $59.8 million primarily for voluntary prepayments on DynCorp's Senior Secured Credit Agreement Term A and B Loans, DynCorp's Revolving Credit Facility and the mortgage on the Alexandria, Virginia office building that DynCorp sold in the first quarter of 2000. DynCorp reduced its outstanding borrowings under the Term A Loans by $30.0 million, the Term B Loans by $23.1 million, and the Revolving Credit Facility by $7.0 million. Offsetting these reductions in cash flows was the net receipt of $2.7 million of payments on loans from the Employee Stock Ownership Trust and the issuance of $3.4 million of additional 15% Subordinated Notes for pay-in-kind interest.

        In 1999, financing activities provided funds of $172.7 million. DynCorp borrowed $223.8 million under a Senior Secured Credit Agreement. The borrowings were used for an optional redemption of DynCorp's outstanding 7.486% Fixed Rate Contract Receivable Collateralized Notes, Series 1997-1 (the "Notes"), Class A, to reduce irrevocably DynCorp's Floating Rate Contract Receivable Collateralized Notes, Series 1997-1, Class B and to pay transactional expenses and for general corporate operating purposes. DynCorp issued $40.0 million face value of its subordinated pay-in-kind notes for $33.9 million and issued 426,217 shares of DynCorp's stock for $6.1 million.

  Earnings before Interest, Taxes, Depreciation, and Amortization ("EBITDA")

        EBITDA represents a measure of DynCorp's ability to generate cash flow and does not represent net income or cash flow from operating, investing and financing activities as defined by U.S. GAAP. EBITDA is not a measure of performance or financial condition under GAAP, but is presented to provide additional information about DynCorp to the reader. EBITDA should be considered in addition to, but not as a substitute for, or superior to, measures of financial performance reported in accordance with GAAP. EBITDA has been adjusted for the amortization of deferred debt expense and debt issuance discount which are included in interest expense in the Consolidated Statements of Operations and included in depreciation and amortization in the Consolidated Statements of Cash Flows. Readers are cautioned that DynCorp's definition of EBITDA may not necessarily be comparable to similarly titled captions used by other companies due to the potential inconsistencies in the method of calculation.

        The following represents DynCorp's computation of EBITDA (in thousands):

	For Fiscal Years Ended
	2001 (Restated— See Note 2)	2000 (Restated— See Note 2)	1999 (Restated— See Note 2)
Net earnings (loss)	$60,834	$(43,416)	$6,009
Depreciation and amortization	19,910	27,054	13,561
Interest expense, net	30,864	39,937	17,550
Income tax provision (benefit)	35,060	(20,827)	4,640
Extraordinary item, net of tax	—	—	1,601
Cumulative effect of change in accounting principle, net of tax	—	4,770	—
Amortization of deferred debt expense	(1,966)	(2,300)	(1,210)
Debt issue discount	(601)	(43)	(39)

EBITDA	$144,101	$5,175	$42,112

        In 2001, EBITDA (as restated—see "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" beginning on page 83) increased by $138.9 million, or 2,684.6%, to $144.1 million as compared to 2000. In 2000, EBITDA decreased by $36.9 million, or 87.7%, as compared to 1999. The increases in EBITDA (exclusive of the one-time adjustments related primarily to revised loss estimates on a contract acquired with the purchase of DIS described under the heading "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Restatement of Financial Statements" beginning on page 84) are primarily attributable to the higher operating profits for DI&ET, DTS, DI, and DIS. The DI&ET increase includes the gain on the disposition of DMR of $17.4 million partially offset by DMR's operating losses of $13.4 million. The above net earnings (loss) amounts include DIS transition expenses of $5.5 million and $0.1 million in 2000 and 1999, respectively, and none in 2001. These expenses relate to administrative and accounting support provided by the former parent corporation and affiliates of DIS and ended in the first quarter of 2001. Also included in these expenses are costs related to transitioning these services to DynCorp. See Working Capital and Cash Flows discussion above for information on DynCorp's cash flow data.

Liquidity and Capital Resources

        The carrying amounts reflected in the Consolidated Condensed Balance Sheets of cash and cash equivalents, accounts receivable and contracts in process, and accounts payable approximate fair value at September 26, 2002 due to the short maturities of these instruments.

        As of September 26, 2002 DynCorp's total debt was $268.0 million, a decrease of $16.6 million from $284.6 million as of December 27, 2001, primarily due to the February and May 2002 payments of

$1.3 million and $6.3 million, respectively, made on the Term A Loan and the April 2002 prepayment of $3.2 million on the Term B Loan. These payments were partially offset by the amortization of the discounts on the Subordinated Notes and the 9 1/2% Senior Subordinated Notes discussed below.

        DynCorp has a Senior Secured Credit Agreement (the "Credit Agreement") with a group of financial institutions. Under the Credit Agreement, DynCorp has outstanding borrowings of $56.3 million under Term A Loans maturing December 9, 2004, $73.7 million under Term B Loans maturing December 9, 2006, and has a $90.0 million revolving line of credit, which, at September 26, 2002, had no borrowings. Installment payments of $1.3 million and $6.3 million were paid on the Term A Loans in February and May 2002, respectively. The Term A Loans are to be repaid in eleven quarterly installments of $6.3 million, which began in May 2002. A prepayment of $3.2 million was paid on the Term B Loan in April 2002. The Term B Loans are scheduled to be repaid in an installment of $5.7 million in May 2005 and then six quarterly installments of $11.9 million beginning in August 2005. DynCorp is charged a commitment fee of 0.5% per annum on unused commitments under the revolving line of credit. Letters of credit outstanding were $13.9 million and $11.1 million at September 26, 2002 and December 27, 2001, respectively, under the line of credit. The amount available was $76.1 million and $78.9 million, respectively, as of September 26, 2002 and December 27, 2001.

        DynCorp has $99.7 million of 9 1/2% Senior Subordinated Notes ("Senior Subordinated Notes") outstanding as of September 26, 2002 with a scheduled maturity in 2007. Interest is payable semi-annually, in arrears, on March 1 and September 1 of each year. DynCorp has outstanding $40.0 million face value of DynCorp's subordinated pay-in-kind notes due 2007, with an estimated fair value of $38.3 million ("Subordinated Notes"). The Subordinated Notes bear interest at 15.0% per annum, payable semi-annually. DynCorp may, at its option, prior to December 15, 2004, pay the interest in cash or in additional Subordinated Notes.

        Prior to the consummation of the DMR DynTek merger, DynCorp issued a performance guarantee to a state government and agreed to act as an indemnitor under a $2.5 million payment bond in connection with a DMR fixed price services contract for non-emergency transportation brokerage services with a completion date in June 2003 (Brokerage Contract). Whereas management perceived at the end of the 3rd quarter that potential exposure to financial losses under the guarantee and bond could aggregate as much as $12.5 million over the nine month period ending in June of 2003, the state customer and DynTek entered into a settlement and termination of the Brokerage Contract effective December 15, 2002 under which DynTek will have no further obligation to perform the Brokerage Contract after that date. No claim has been asserted against DynCorp pursuant to the performance guarantee or under the bond. At this time, although claims have been submitted by subcontractors on the Brokerage Contract against DynTek and the bond, no claim has been asserted against DynCorp and DynCorp has not established a reserve. DynCorp's maximum exposure as ultimate indemnitor under the bond is $2.5 million and DynCorp believes no claim is probable under the performance guarantee.

  Chart Outlining Future Financial Commitments

        The following table sets forth DynCorp's total contractual cash obligations for the remaining three months of 2002 and over the next four years and thereafter (in thousands):

Cash Obligations Due by Year

Contractual Cash Obligation	Total	October— December 2002	2003	2004	2005	2006	Thereafter
Long-term Debt	$268,039	$6,277	$25,001	$28,083	$26,228	$47,500	$134,950
Operating Leases	217,517	14,698	42,968	36,790	27,600	25,643	69,818
Payment to Unrelated Party	6,000	6,000	—	—	—	—	—
Maximum Liability to Repurchase ESOP Shares	373,002	12,514	28,639	30,936	28,508	24,560	247,845
Liability to Repurchase Other Redeemable Common Stock	11,600	—	11,600	—	—	—	—

Total Contractual Cash Obligations	$876,158	$39,489	$108,208	$95,809	$82,336	$97,703	$452,613

        DynCorp has contractual cash obligations under several of its long-term debt provisions, as discussed above.

        DynCorp has several significant operating leases for facilities, furniture and equipment. Minimum lease payments over the next 11 years are estimated to be $217.5 million, including approximately $14.7 million for the remaining three months of 2002. Of the $14.7 million 2002 minimum lease payments, approximately $3.6 million relates to DIS leases, $2.6 million relates to a U.S. Postal Service contract, and $1.7 million relates to the corporate headquarters building.

        DynCorp was obligated to reimburse $6.0 million of out-of-pocket due diligence expenses that were incurred by Company B in connection with the possible acquisition of DynCorp (see "The Merger—DynCorp's Reasons for the Merger; Recommendation of the DynCorp Board of Directors" beginning on page 35). This payment was made to Company B during the fourth quarter of 2002. This amount has been recorded as an expense in the third quarter of 2002 and is included in the Other Expense (Other Income) on the Consolidated Condensed Statement of Operations.

        DynCorp is obligated to repurchase certain of its former Employee Stock Ownership Plan ("ESOP") vested common stock shares (under a "put option") from former ESOP participants upon death, disability, retirement and termination at the fair value (as determined by an independent appraiser) until such time as DynCorp's common stock is publicly traded. Under the Subscription Agreement dated September 9, 1988, DynCorp is permitted to defer put options if, under Delaware law, the capital of DynCorp would be impaired as a result of such repurchase. DynCorp's total contractual cash obligation to repurchase former ESOP shares will fluctuate in the future as the independently determined fair value fluctuates. The total obligation to repurchase former ESOP shares is $373.0 million as of September 26, 2002, based on the independently determined fair value as of May 24, 2002.

        Under a registration rights agreement, the holders of the other redeemable common stock will have a put right to DynCorp commencing on December 10, 2003, at a price of $40.53 per share, unless one of the following events has occurred prior to such date or the exercise of the put right: (1) an initial public offering of DynCorp's common stock has been consummated; (2) all DynCorp's common stock has been sold; (3) all DynCorp's assets have been sold in such a manner that the holders have received cash payments; or (4) DynCorp's common stock has been listed on a national securities exchange or authorized for quotation on the NASDAQ National Market System for which there is a public market of at least $100 million for DynCorp's common stock. The total obligation to repurchase other redeemable shares of DynCorp's stock is $11.6 million.

Critical Accounting Policies

        Revenues for cost-reimbursement contracts are recorded as reimbursable costs are incurred, including a pro-rata share of the contractual fees. For time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. For long-term fixed price production contracts, revenue is recognized at a rate per unit as the units are delivered. Revenue from other long-term fixed price contracts is recognized ratably over the contract period or by other appropriate methods to measure services provided. Contract costs are expensed as incurred except for certain limited long-term contracts noted below. For long-term contracts, which are specifically described in the scope section of AICPA SOP No. 81-1, "Accounting for Performance of Construction Type and Certain Production-Type Contracts," or other appropriate accounting literature DynCorp applies the percentage of completion method. Under the percentage of completion method, income is recognized at a consistent profit margin over the period of performance based on estimated profit margins at completion of the contract. This method of accounting requires estimating the total revenues and total contract cost at completion of the contract. During the performance of long-term contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs including start-up costs, or the deferral of profit on these contracts. Because DynCorp assumes the risk of performing a fixed price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses for such contracts. Estimated losses on contracts at completion are recognized when identified.

        Disputes arise in the normal course of DynCorp's business on projects where DynCorp is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes are recorded at the lesser of their estimated net realizable value or actual costs incurred, and only when realization is probable and can be reliably estimated. Claims against DynCorp are recognized where loss is considered probable and reasonably determinable in amount. Because there are estimates and judgments involved, the actual results could be different from those estimates. Accounts receivable balances related to such disputed items were immaterial at September 26, 2002, December 27, 2001, December 28, 2000, and December 30, 1999.

Quantitative and Qualitative Disclosures About Market Risk

        DynCorp is exposed to market risk from changes in interest rates and, to a limited extent, foreign currency exchange rates that could affect its results of operations and financial condition or cash flows. DynCorp manages its exposure to these market risks through normal operating and financing activities and, when deemed appropriate, hedges these risks through the use of derivative financial instruments. DynCorp uses the term hedge to mean a strategy designed to manage risks of volatility in rate movements on certain assets, liabilities or anticipated transactions by creating a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. DynCorp uses derivative financial instruments as a risk management tool and not for trading or speculative purposes.

  Interest Rate Risk

        DynCorp has minimal exposure due to fluctuations in market interest rates. Had market interest rates been 10% higher in the first nine months of 2002, DynCorp's net earnings would have been approximately $173.2 thousand lower, or a change of 1.4%. Had market interest rates been 10% higher than they were throughout 2001, DynCorp's net earnings would have been approximately $0.3 million lower, or a change of 0.5%. This is derived from a historical model that recalculates the interest expense incurred by DynCorp assuming that the market interest rates to which DynCorp's interest payments are indexed were, in all cases, 10.0% higher, taking into consideration the effect of such higher interest rates on the interest rate swap as noted below.

        From time to time, DynCorp may enter into various derivative financial instruments, including interest rate forwards, options and interest rate swaps, to manage the exposure of portions of DynCorp's total debt portfolio and related cash flows to fluctuations in market interest rates. In December 2000, DynCorp entered into a two year and 28-day swap agreement, wherein DynCorp pays approximately 6.2% annualized interest on a notional amount of $35.0 million on a quarterly basis beginning on January 4, 2001 and ending on January 6, 2003. The objective of this transaction is to neutralize the cash flow variability on designated portions of DynCorp's Senior Secured Credit Agreement Term A and Term B loans, which have a floating-rate, that may be caused by fluctuations in market interest rates. The adjustments to fair value of this derivative instrument during the nine months ended September 26, 2002 resulted in additional increases in accumulated other comprehensive income of $0.5 million. The adjustments to fair value of this derivative instrument during 2001 resulted in additional decreases in accumulated other comprehensive income of $0.9 million. This swap is perfectly effective at its objective, and accordingly, there were no existing gains or losses as of September 26, 2002 that are expected to be reclassified into earnings within the next twelve months. DynCorp also managed its exposure to changes in interest rates by effectively capping at 7.5% the base interest rate on a notional amount of $100.0 million of its Senior Secured Credit Agreement Term A and Term B loans until February 2002.

  Foreign Currency Risk

        DynCorp's cash flows are primarily denominated in U.S. dollars. With respect to the limited cash flows that are denominated in foreign currency, DynCorp's policy is to manage exposure to fluctuations in foreign exchange rates by netting inflows of foreign exchange with outflows of foreign exchange. From time to time DynCorp uses foreign exchange contracts to minimize exposure to the risk that the eventual net cash inflows and outflows will be adversely affected by changes in exchange rates. DynCorp's exposure to fluctuations in foreign exchange risk is immaterial.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosures

        As disclosed in the DynCorp's Current Reports on Form 8-K filed on May 31, 2002 and September 30, 2002, during DynCorp's two most recent fiscal years, ended December 27, 2001 and December 28, 2000, and the subsequent interim period through May 30, 2002, there were no disagreements between DynCorp and its former accountant, Arthur Andersen LLP ("Andersen"), on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports, and, during the interim period between its engagement on May 30, 2002 and September 18, 2002, there were no disagreements between DynCorp and Ernst & Young LLP ("E&Y") on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to E&Y's satisfaction, would have caused E&Y to make reference to the subject matter of the disagreement in connection with its report, had it issued a report.

        As reported on Current Report on Form 8-K on May 31, 2002, as amended by Amendment No. 1 on Form 8K/A filed on June 3, 2002, DynCorp's Board of Directors, upon the recommendation of its audit committee, authorized the engagement of E&Y to serve as DynCorp's independent public accountants for the fiscal year ending December 26, 2002. As reported on DynCorp's Current Report on Form 8-K filed on September 23, 2002, on September 18, 2002 DynCorp's audit committee determined to engage Deloitte & Touche LLP ("D&T") as DynCorp's independent auditor. D&T has been engaged to audit the DynCorp's financial statements for the fiscal years ended December 30, 1999, December 28, 2000, and December 27, 2001, and to audit DynCorp's financial statements for the fiscal year ending December 26, 2002.

MARKET FOR DYNCORP'S COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

        DynCorp's common stock is not publicly traded. DynCorp established an Internal Market to provide liquidity for its stockholders and registered shares available for trading in the Internal Market under the Securities Act of 1933. However, DynCorp suspended trading on the Internal Market after April 12, 2002. When active, the Internal Market generally permits stockholders to sell shares of common stock which have been registered for such sale on four predetermined days each year, subject to purchase demand.

        Sales of common stock on the Internal Market are made at established prices for the common stock determined pursuant to the formula and valuation process described below (the "Formula Price") to active employees and directors of DynCorp, subject to state securities regulations, and to the trustees of the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan ("Savings Plans"), as well as the administrator of the Employee Stock Purchase Plan ("ESPP"), who may purchase shares of common stock for their respective trusts and plans.

        If the aggregate purchase orders exceed the number of shares available for sale, DynCorp may, but is not obligated to, sell shares of common stock on the Internal Market. Further, the following prospective purchasers will have priority, in the order listed:

  •
  the trustees of the Savings Plans;

  •
  the administrator of the ESPP; and

  •
  eligible employees and directors, on a pro rata basis.

        If the aggregate number of shares offered for sale on the Internal Market is greater than the aggregate number of shares sought to be purchased, offers by stockholders to sell 500 shares or less, or up to the first 500 shares if more than 500 shares are offered, will be accepted first. If, however, there are insufficient purchase orders to support the primary allocation of 500 shares, then the purchase orders will be allocated equally among all of the proposed sellers up to the first 500 shares offered for sale by each seller. Thereafter, a similar procedure will be applied first to the next 10,000 shares offered by each remaining seller and then to the next 20,000 shares offered by each remaining seller, and offers to sell in excess of 30,500 shares will then be accepted on a pro rata basis.

        The foregoing procedure does not apply to "accelerated distribution" shares to be sold by the Savings Plan trustees. In February 2001, terminated ESOP participants who were scheduled to receive distributions in 2002 and later years were offered the opportunity to accelerate the distribution of those shares they would otherwise receive in those years. Electing participants must request that the trust sell as many of their shares on the Internal Market as there are purchase orders remaining after the procedure described in the foregoing paragraph is completed. The cash proceeds from such sales will be used to pay the purchase price for the accelerated distribution shares. The number of accelerated distribution shares offered on each Internal Market trade date will be equal to the number of shares which the trustee can sell, and each electing participant will sell a pro rata portion of shares.

        DynCorp may, but is not required to, purchase shares offered for sale in the Internal Market, to the extent the number of shares offered exceeds the number sought to be purchased. All sellers on the Internal Market (other than DynCorp and its retirement plans) will pay a commission equal to one percent of the proceeds from such sales. Purchasers on the Internal Market pay no commission.

        The market price of the common stock is established pursuant to the valuation process described below, which uses the formula set forth below to determine the Formula Price at which the Common Stock trades in the Internal Market. The Formula Price is reviewed on a quarterly basis, generally in conjunction with Internal Market trade dates.

        The Formula Price per share of common stock is the product of seven times the operating cash flow ("CF"), where operating cash flow is represented by earnings before interest, taxes, depreciation, and amortization of DynCorp for the four fiscal quarters immediately preceding the date on which a price revision is made, multiplied by a market factor ("Market Factor" denoted MF), plus the non-operating assets at disposition value (net of disposition costs) ("NOA"), minus the sum of interest bearing debt adjusted to market and other outstanding securities senior to common stock ("IBD"), the whole divided by the number of shares of common stock outstanding at the date on which a price revision is made, on a fully diluted basis assuming exercise of all outstanding options and shares deferred under a former restricted stock plan ("ESO"). The Market Factor is a numeric factor which reflects existing securities market conditions relevant to the valuation of such stock. The Formula Price of the common stock, expressed as an equation, is as follows:

[(CFx7)MF+NOA-IBD]
Formula Price	=	ESO

        DynCorp's Board of Directors believes that the valuation process and Formula result in a fair price for the common stock within a broad range of financial criteria. Other than quarterly review and possible modification of the Market Factor, DynCorp's Board of Directors will not change the Formula unless (i) in the good faith exercise of its fiduciary duties and after consultation with its professional advisors, DynCorp's Board of Directors determines that the formula no longer results in a stock price which reasonably reflects the value of DynCorp on a per share basis, or (ii) a change in the Formula or the method of valuing the common stock is required under applicable law.

        The following table sets forth the Formula Price for the common stock and the Market Factor as of the end of each quarter for the past two years (prior to the revisions as noted in "DynCorp Management's Discussion and Analysis of Financial Condition and Results of Operations—Change in Accounting Method and Restatement of Financial Statements" and "—Prior Restatement of Financial Statements" beginning on pages 80 and 81, respectively).

Quarter Ended	Formula Price ($)	Market Factor
December 30, 1999	23.50	1.11
March 30, 2000	22.75	1.50
June 29, 2000	23.50	1.39
September 28, 2000	22.75	1.24
December 28, 2000	29.00	0.94
March 29, 2001	31.00	0.97
June 28, 2001	31.50	0.99
September 27, 2001	32.00	1.00
December 27, 2001	44.75	1.07
March 28, 2002	46.25	1.09
June 27, 2002	51.25	1.11
September 26, 2002	52.50	1.13
December 26, 2002	56.90	1.09

        There were approximately 932 record holders of DynCorp common stock at December 26, 2002. The Savings Plans' Trusts owned 8,878,056 shares (including ESOP accounts), or 83.03% of total outstanding shares, on behalf of approximately 35,000 current and former employees of DynCorp as of December 26, 2002. Cash dividends have not been declared or paid on the common stock since 1988. DynCorp's financing instruments restrict its ability to pay cash dividends.

DESCRIPTION OF CSC COMMON STOCK

        The following description of the terms of the CSC common stock is not meant to be complete and is qualified in its entirety by reference to CSC's Restated Articles of Incorporation, which are incorporated into this proxy statement/prospectus by this reference. See "Additional Information" beginning on page 120.

        CSC is authorized to issue 750,000,000 shares of common stock, par value $1.00 per share. As of December 27, 2002, 172,149,241 shares of CSC common stock were outstanding and 17,685,539 shares were subject to outstanding options and other rights to purchase or acquire CSC common stock.

        Dividends.    Dividends are paid on the CSC common stock and on any class or series of stock entitled to participate with the CSC common stock as to dividends, when and as declared by CSC's board of directors.

        Voting Rights.    Each holder of CSC common stock is entitled to one vote per share on all matters submitted to a vote of CSC stockholders. Holders of CSC common stock are entitled to cumulative voting rights.

        Liquidation.    If CSC is liquidated, holders of CSC common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of CSC's liabilities and the preferential rights of any preferred stock that may be outstanding at that time.

        Preemptive Rights.    The holders of CSC common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of CSC common stock.

        Registrar and Transfer Agent.    The registrar and transfer agent for CSC common stock is Mellon Investor Services.

        Rights Plan.    CSC has a stockholder rights plan, under which each share of common stock is accompanied by the right, under specified circumstances, to purchase one four-hundredth of a share of CSC series A preferred stock or CSC common stock or common stock of a successor company at an initial price of $500.00 for each one four-hundredth of a share. This rights plan is described in the section entitled "Comparison of Rights of Holders of CSC Common Stock and DynCorp Common Stock."

COMPARISON OF RIGHTS OF HOLDERS OF
CSC COMMON STOCK
AND DYNCORP COMMON STOCK

        Upon completion of the merger, DynCorp stockholders will become stockholders of CSC, rather than stockholders of DynCorp. Since CSC is a Nevada corporation, the rights of CSC stockholders are governed by the applicable laws of the State of Nevada and by CSC's articles of incorporation and bylaws. Since DynCorp is Delaware corporation, the rights of DynCorp stockholders are governed by the applicable laws of the State of Delaware and by DynCorp's certificate of incorporation and bylaws. The following is a summary of the material differences between the current rights of DynCorp stockholders and those of CSC stockholders following the merger. We encourage you to read the relevant provisions of Nevada and Delaware law, the CSC articles of incorporation and bylaws and the DynCorp certificate of incorporation and bylaws. The CSC articles of incorporation and bylaws are exhibits to the registration statement of which this proxy statement/prospectus is a part or to documents that are incorporated in the registration statement by reference and are further incorporated by reference in this proxy statement/prospectus.

Size of Board of Directors

        Delaware law permits the board of directors of a Delaware corporation to change the authorized number of directors by amendment to the corporation's bylaws or in the manner provided in the bylaws, unless the number of directors is fixed in the corporation's certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. The DynCorp bylaws provide that the authorized number of directors constituting the DynCorp board shall not be less than nine or more than twelve, as established from time to time by action of the directors. The number of directors presently authorized is nine.

        Under Nevada law, although changes in the number of directors must in general be approved by the stockholders, a Nevada corporation may fix the exact number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws. The CSC articles and the CSC bylaws provide that the authorized number of directors constituting the CSC board shall not be less than three or more than fifteen, as established from time to time by action of the directors. The CSC Board has currently fixed the authorized number of directors comprising the CSC Board at ten.

Classified Board of Directors

        A classified board of directors is one with respect to which a number of the directors, but not necessarily all, are elected on a rotating basis each year. Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, pursuant to which the directors can be divided into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years. The DynCorp certificate of incorporation and DynCorp bylaws provide for a classified board of directors, divided into three classes consisting of three directors each, with the terms of office of one class expiring each year.

        Although Nevada law allows directors to be divided into three separate classes with staggered terms of office, neither the CSC articles nor the CSC bylaws provide for classification of directors.

Cumulative Voting

        In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose, up to the number of directors to be elected. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

        Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in a corporation's certificate of incorporation. The DynCorp certificate of incorporation does provide for cumulative voting.

        Under Nevada law, cumulative voting in the election of directors is only available if the corporation's articles of incorporation provide for such an election. The CSC articles of incorporation do provide for cumulative voting.

Stockholder Power to Call Special Stockholders Meeting

        Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the corporation's certificate of incorporation or bylaws. The DynCorp bylaws provide that special meetings of stockholders may be called by the chairman of the board of directors or the president, and shall be called by the president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning a majority of the outstanding capital stock entitled to vote.

        Nevada law does not specifically address who may call special meetings of stockholders. The CSC bylaws provide that special meetings of stockholders may be called by the chairman of the board, the board of directors, or by the chief executive officer, and shall be called by the president or secretary at the request in writing of stockholders holding not less than 75% of the total voting power; except that in the event the corporation has failed to hold its annual meeting of stockholders for a period of 18 months from the last preceding annual meeting at which directors were elected or if such annual meeting has been held but directors were not elected at such annual meeting, the president or the secretary will, on written request of a majority of the board of directors or of stockholders owning greater than 50% of the outstanding voting shares of the corporation, call a special meeting.

Dissolution

        Under Delaware law, a dissolution must be approved by all the stockholders entitled to vote holding 100% or the dissolution must be initiated by the board of directors and approved by the holders of a majority of the outstanding voting shares of the corporation. Under Nevada law, stockholders holding 50% or more of the total voting power may authorize a corporation's dissolution, and this right may not be modified by its articles of incorporation.

Removal of Directors

        Under Delaware law, any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the holders of a majority of the shares entitled to vote unless the certificate of incorporation provides otherwise. The DynCorp certificate of incorporation provides that no director elected by the stockholders in accordance with the provisions of the certificate of incorporation may be removed by the stockholders if the votes cast against his removal would be sufficient to elect him at an election at which the same total number of votes were cast in favor of such director and the entire board of directors, or class of directors of which such director is a member, were then being elected.

        Under Nevada law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. The CSC bylaws provide that a director may be removed from office only by the vote of stockholders owning not less than two-thirds of the total voting power; provided, however, that any director or directors who constitute fewer than all of the incumbent directors may not be removed from office at any one time or as the result of any one transaction except upon the vote of stockholders owning sufficient shares to prevent each director's election to office at the time of removal.

Filling Vacancies on the Board of Directors

        Under Delaware law, vacancies on the board of directors and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws of the corporation or the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. The DynCorp bylaws provide that any vacancy on the board of directors resulting from an increase in the number of directors may be filled by a majority of the whole board of directors, and any other vacancy may be refilled by a majority of the whole board of directors, although less than a quorum, or by a sole remaining director.

        Under Nevada law, all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even though less than a quorum, unless otherwise provided in the articles of incorporation. The CSC bylaws provide that vacancies, including those caused by the death, removal or resignation of directors, the failure of stockholders to elect directors at any annual meeting, and an increase in the number of directors, may be filled by a majority of the remaining directors though less than a quorum.

Voting Requirements to Amend Charter Documents and Bylaws

        Unless otherwise specified in a Delaware corporation's certificate of incorporation, an amendment to the certificate of incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Furthermore, under Delaware law, the holders of the outstanding shares of a class are entitled to vote as a class upon any proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the corporation's certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or specific rights of the shares of such class so as to adversely affect them. The DynCorp certificate of incorporation does not contain any provision modifying the statute with respect to amendments to the certificate of incorporation.

        Delaware law provides that the power to amend the bylaws shall be in the stockholders, provided, that a corporation may in its certificate of incorporation confer the power to amend the bylaws upon the directors. Delaware law also provides that granting the directors the power to amend the bylaws in no way impairs or limits the power to amend the bylaws conferred upon the stockholders by statute. The DynCorp certificate of incorporation expressly authorizes the board of directors to amend the bylaws, and the DynCorp bylaws provide that they may be amended either at a regular or special stockholders meeting where a quorum is present by the vote of a majority of the stock entitled to vote thereon and present or represented at such meeting, or by the vote of a majority of the board of directors at any regular or special meeting of the board.

        Under Nevada law, unless the articles of incorporation or bylaws provide otherwise, amendments to the articles of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendments would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the holders of the outstanding shares of a class shall be entitled to vote as a class to approve the amendment. Nevada law further provides that the board of directors may amend the bylaws if the bylaws so provide. Even if the bylaws confer such power on the board of directors, the stockholders also have the power to amend the bylaws.

        The CSC articles provide that the CSC board of directors shall have the power to make, alter or amend the bylaws, and the CSC bylaws provide that the CSC board of directors may adopt, amend or repeal such bylaws, except that the board of directors may not amend or repeal the provisions relating to (i) the percentage of stockholder voting power necessary to force the president or secretary to call a special meeting of stockholders, (ii) the definition of "Independent Director" and (iii) amendments to the bylaws, until after January 1, 2005. The CSC bylaws may also be adopted, amended or repealed by the affirmative vote of not less than 75% of the outstanding voting shares of CSC.

Inspection of Stockholders List

        Delaware law allows any stockholder to inspect the stockholders list for a purpose reasonably related to such person's interest as a stockholder.

        Under Nevada law, any person who has been a stockholder of record of a corporation for at least six months, or any person holding or representing at least five percent of its outstanding shares, upon at least five days' written demand, to inspect, in person or by an agent, during usual business hours, its stock ledger and to make extracts therefrom. A corporation must allow stockholders of record who own or represent at least fifteen percent of a corporation's shares the right, upon at least five days' written demand, to inspect, in person or by an agent, during normal business hours, the books of account and financial records of the corporation, to make extracts therefrom and to conduct an audit of such records, except any corporation listed and traded on any recognized stock exchange or any corporation that furnishes to its stockholders a detailed, annual financial statement is exempt from this requirement.

Dividends

        Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of surplus or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Surplus is defined as net assets minus stated capital. Dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The DynCorp certificate of incorporation provides that no dividends shall be declared or paid on common stock unless dividends in an equal amount are declared or paid concurrently on outstanding parity securities (defined as those securities ranking on a parity with the common stock). Further, dividends shall not be paid on common stock (i) so long as any back or current dividends remain unpaid on senior securities (defined as Class C Preferred Stock and any other class or series of capital stock other than which do not rank on parity with or junior to the common stock) and (ii) unless dividends on the Class C Preferred Stock are paid concurrently with such payment in accordance with the provisions of the certificate of incorporation governing the Class C Preferred Stock. As of the date of this proxy statement/prospectus, there are no shares of Class C Preferred Stock outstanding.

        Except as otherwise provided in the corporation's articles of incorporation, Nevada law authorizes the corporation to make distributions to its stockholders, unless

  •
  the corporation would not be able to pay its debts as they become due in the usual course of business, or

  •
  the corporation's total assets would be less than the sum of its total liabilities plus any amount owed, if the corporation would be dissolved at the time of distribution, to stockholders with preferential rights superior to those receiving the distribution.

        CSC's articles of incorporation provide that the declaration or payment of dividends are subject to all the rights of any outstanding shares of preferred stock, but do not provide any further restrictions. As of the date of this proxy statement/prospectus, CSC did not have any shares of preferred stock outstanding.

Transactions Involving Officers or Directors

        A Delaware corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation. With respect to any other contract or transaction between the corporation and one or more of its directors or officers, such transactions are neither void nor voidable if either:

  •
  the director's or officer's interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith, or

  •
  the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

        Under Nevada law, there is no corresponding provision with respect to loans or guarantees. A contract or transaction, under Nevada law, between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall not be void or voidable solely for that reason, or solely because the director or officer was present at or participated in the meeting of the board or committee thereof which authorized the contract or transaction, or solely because his or her vote was counted for such purpose, provided that the interest of the officer or director in the contract or transaction is known to the board of directors or stockholders, and the contract or transaction is fair as to the corporation at the time it is authorized or approved. The CSC articles of incorporation contain a provision specifically permitting such contracts or transactions with directors or officers, so long as similar disclosure obligations and fairness standards as provided for under Nevada law are met.

Limitation of Liability of Directors and Indemnification

        Under Delaware law, a corporation may include in its certificate of incorporation a provision that would, subject to the limitations described below, eliminate or limit directors' liability for monetary damages for breaches of their fiduciary duty of care. Under the Delaware law, a director's liability cannot be eliminated or limited:

  •
  for breaches of the duty of loyalty,

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

  •
  for the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions, or

  •
  for transactions from which such director derived an improper personal benefit.

        The DynCorp certificate of incorporation contains provisions limiting a director's liability to the fullest extent permitted by Delaware law. Under Section 145 of the General Corporation Law of Delaware, DynCorp also has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities. DynCorp's bylaws provide that DynCorp will indemnify its directors and officers to the fullest extent permitted by law. The DynCorp bylaws also allow DynCorp to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if its is ultimately determined that the indemnified party is not entitled to indemnification.

        Nevada law allows a corporation, through its articles of incorporation, to limit or eliminate the personal liability of directors and officers to the corporation and its stockholders for damages for breach of fiduciary duty. However, this provision excludes any limitation on liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of Section 78.300 of the General Corporation Law of Nevada.

        Section 78.751 of the General Corporation Law of Nevada provides that a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding, other than certain actions by or in right of the corporation, because he or she is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or in a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Expenses incurred by an officer or director, or other employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. To indemnify a party, the corporation must determine that the party met the applicable standards of conduct. The CSC articles of incorporation and bylaws provide for limitation of liability and indemnification to the fullest extent possible under Nevada law.

Business Combinations/Reorganizations

        A provision of Delaware law prohibits certain transactions between a Delaware corporation and an "interested stockholder." An "interested stockholder" for purposes of this Delaware law provision is a stockholder that is directly or indirectly a beneficial owner of fifteen percent or more of the voting power of the outstanding voting stock of a Delaware corporation, or its affiliate or associate. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock unless:

  •
  the business combination is approved by the corporation's board of directors prior to the stock acquisition date;

  •
  the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which such stockholder became an interested stockholder; or

  •
  the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of disinterested stockholders.

        Sections 78.411 to 78.444 of the General Corporation Law of Nevada, inclusive, restrict the ability of a resident domestic corporation to engage in any combination with an interested stockholder for three years after the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets various fair price criteria. For purposes of the foregoing provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more stockholders and "interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is:

  •
  the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

  •
  an affiliate or associate of the resident domestic corporation and at any time within three years immediately before the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding shares of the resident domestic corporation.

        The above provisions do not apply to any combination involving a resident domestic corporation:

  •
  whose original articles of incorporation expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive;

  •
  which does not, as of the date of acquiring shares, have a class of voting shares registered with the SEC under Section 12 of the Securities Act, unless the corporation's articles of incorporation provide otherwise;

  •
  whose articles of incorporation were amended to provide that the corporation is subject to the above provisions and which did not have a class of voting shares registered with the SEC under Section 12 of the Securities Act on the effective date of such amendment, if the combination is with an interested stockholder whose date of acquiring shares is before the effective date of such amendment; or

  •
  that amends its articles of incorporation, approved by a majority of the disinterested shares, to expressly elect not to be governed by Sections 78.411 to 78.444 of Nevada law, inclusive. Such an amendment, however, would not become effective until eighteen months after its passage and would apply only to stock acquisitions occurring after the effective date of the amendment. The CSC articles of incorporation do not exempt CSC from the restrictions imposed by such provisions of Nevada law.

Appraisal or Dissenters' Rights

        Under the Delaware General Corporation Law, dissenters' rights of appraisal are available to a stockholder of a corporation only in connection with some mergers or consolidations involving that corporation. Appraisal rights are not available under the Delaware General Corporation Law if the corporation's stock is either:

  •
  listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

  •
  held of record by more than 2,000 stockholders;

except that appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

  •
  shares of the surviving corporation,

  •
  shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

  •
  cash in place of fractional shares.

        Additionally, no appraisal rights are available if the corporation is the surviving corporation, and no vote of its stockholders is required for the merger.

        A stockholder of a Nevada corporation, with certain exceptions, has the right to dissent from, and obtain payment of the fair value of his shares in the event of

  •
  a merger or consolidation to which the corporation is a party,

  •
  consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan and

  •
  any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or non-voting stockholders are entitled to dissent and obtain payment for their shares.

        Under Nevada law unless a corporation's articles of incorporation provide otherwise, a stockholder does not have dissenters' rights with respect to a plan of merger or share exchange if the shares held by the stockholder are either registered on a national securities exchange, as the CSC common shares are, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by 2,000 or more stockholders. A stockholder of record of a Nevada corporation may dissent as to less than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. In such event, the stockholder's rights will be determined as if the shares to which he dissented and his other shares were registered in the names of different stockholders.

Rights Plan

        Under both Delaware and Nevada law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to provisions in its charter documents. The price and terms of such shares must be stated in the charter documents or in a resolution adopted by the board of directors for the creation or issuance of such rights. DynCorp does not have a stockholder rights plan.

        CSC has a stockholder rights plan, under which each share of common stock is accompanied by the right, under specified circumstances, to purchase one four-hundredth of a share of CSC series A preferred stock or CSC common stock or common stock of a successor company at an initial price of $500.00 for each one four-hundredth of a share. The terms of the CSC stockholder rights are fully described in CSC's rights plan dated February 18, 1998.

        Under the stockholder rights plan, the term distribution date means the earlier to occur of the following:

  •
  the first date after a public announcement that a person or group of affiliated or associated persons have acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of CSC common stock,

  •
  ten business days after the commencement or announcement of an intention to make, tender offer or exchange offer which would result in the beneficial ownership by a person or group of 10% or more of the outstanding shares of CSC common stock,

  •
  the first date after a person or group has become a beneficial owner of 10% or more of the outstanding shares of CSC common stock, upon which CSC consolidates or merges with another person in a transaction in which CSC is not the surviving corporation or in which all or part of the outstanding common shares are changed into or exchanged for stock or other securities of another person or cash or any other property, or upon which 50% or more of CSC's assets are sold not in the ordinary course of business, or

  •
  earlier redemption or expiration of CSC stockholder rights.

The CSC stockholder rights will be transferred only with the shares of CSC common stock and represented by the certificates for CSC common stock. After the distribution date, separate CSC right certificates alone will evidence the CSC stockholder rights.

        The CSC stockholder rights are not exercisable until the distribution date. The CSC stockholder rights will expire February 18, 2008, unless this expiration date is extended or unless the CSC stockholder rights are earlier redeemed or exchanged by CSC, as described below.

        The number of outstanding CSC stockholder rights is also subject to adjustment in the event of a stock split, stock dividend, or subdivisions, consolidations or combinations of the shares of CSC common stock before the distribution date.

        The value of the one four-hundredth interest in a CSC series A preferred share purchasable upon exercise of each CSC stockholder right should approximate the value of one share of CSC common stock.

        CSC stockholder's rights become void upon the stockholder becoming a beneficial owner of 10% or more of the outstanding shares of CSC's common stock, and each other right holder may receive for the exercise price of the right, that number of shares of CSC common stock with a market value of two times the exercise price. In the event that, after a person or group acquires CSC in a change of control transaction or sale of 50% or more of its consolidated assets or earning power, each holder of CSC stockholder right other than a 10% beneficial owner will have the right to receive upon the exercise of the right at its exercise price, that number of shares of common stock of the other party to the transaction or its parent, with a market value of two times the exercise price.

        At any time after any person or group becomes a 10% beneficial owner before a change of control transaction, the CSC board of directors may exchange each CSC stockholder right not owned by a 10% beneficial owner for one share of CSC common stock, or one four-hundredth of a CSC series A preferred share or other CSC preferred stock with similar rights.

        At any time before a person or group becomes a beneficial owner of 10% or more of the outstanding shares of CSC's common stock, the CSC board of directors may redeem the CSC stockholder rights in whole, but not in part, at a price of $.01 per CSC stockholder right on conditions the CSC board establishes. After redemption, the CSC stockholder rights will terminate and the only right of the holders of CSC stockholder rights will be to receive the redemption price of $.01 per CSC stockholder right.

        For so long as the CSC stockholder rights are redeemable, CSC may amend them in any manner, except the redemption price of $.01 per CSC stockholder right. After the CSC stockholder rights are not redeemable, CSC may amend the CSC stockholder rights in any manner that does not negatively affect the interests of holders of the CSC stockholder rights, except the redemption price of $.01 per CSC stockholder right. Until a CSC stockholder right is exercised, its holder will have no rights as a CSC stockholder, including the right to vote or to receive dividends.

        CSC Stockholder Rights Have Certain Anti-Takeover Effects.    The CSC stockholder rights could cause substantial dilution to a person or group that attempts to acquire CSC on terms not approved by the CSC board of directors. The CSC stockholder rights should not interfere with any merger or other business combination approved by the CSC board of directors since the CSC stockholder rights may be redeemed by CSC at the $.01 redemption price before a person or group has become a beneficial owner of 10% or more of the outstanding shares of CSC's common stock.

        The CSC stockholder rights plan is governed by the terms and conditions of CSC's rights agreement. See "Additional Information."

STOCKHOLDER PROPOSALS FOR DYNCORP'S 2003 ANNUAL MEETING

  DynCorp will not have an annual meeting in 2003 if the merger is completed.

        DynCorp stockholders who intend to present proposals at DynCorp's 2003 annual meeting of stockholders must have delivered written proposals to DynCorp's Corporate Secretary at 11710 Plaza America Drive Reston, Virginia 20190-6039:

  •
  not later than December 24, 2002, if the proposal is submitted for inclusion in DynCorp's proxy materials for DynCorp's 2003 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act; or

  •
  not later than February 10, 2003, if the proposal is submitted other than pursuant to Rule 14a-8 under the Exchange Act, in which case DynCorp management will have discretionary voting authority with respect to such proposal without providing any advice on the nature of the matter in DynCorp's proxy statement for DynCorp's 2003 annual meeting of stockholders.

        A copy of DynCorp's bylaws is available on request from the Corporate Secretary of DynCorp at 11710 Plaza America Drive Reston, Virginia 20190-6039.

ADDITIONAL INFORMATION

        CSC and DynCorp file annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy this information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Rooms may be obtained by calling the SEC at 1-800-SEC-0330. Stockholders may also obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates.

        The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers like CSC and DynCorp who file electronically with the SEC. The address of that site is http://www.sec.gov.

        CSC filed a registration statement on Form S-4 with the SEC under the Securities Act to register the CSC common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information DynCorp stockholders and CSC stockholders can find in the registration statement or the exhibits to the registration statement. DynCorp stockholders and CSC stockholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

        The SEC allows CSC and DynCorp to incorporate by reference information into this proxy statement/prospectus, which means that CSC and DynCorp can disclose important information to stockholders by referring stockholders to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that CSC and DynCorp have previously filed with the Securities and Exchange Commission. They contain important information about our companies and their respective business, financial condition and results of operations.

CSC SEC Filings	Period
Annual Report on Form 10-K	Year ended March 29, 2002
Quarterly Report on Form 10-Q	Quarter ended June 28, 2002
Quarterly Report on Form 10-Q, as amended	Quarter ended September 27, 2002
Quarterly Report on Form 10-Q	Quarter ended December 27, 2002
The description of CSC's common stock set forth in the Registrant's Registration Statement on Form 10, as amended
The description of CSC's rights plan set forth in the Registrant's Registration Statement on Form 8-A/A	Filed: March 2, 1998
Definitive Notice and Proxy Statement on Form 14A	Filed: June 28, 2002
Current Reports on Form 8-K	Filed: August 12, 2002 and December 13, 2002

DynCorp SEC Filings	Period
Annual Report on Form 10-K, except for Item 8 and Item 14(a)2	Year ended December 27, 2001 (as amended on Form 10-K/A, filed November 1, 2002)
Quarterly Report on Form 10-Q	Quarter ended March 28, 2002 (as amended on Form 10-Q/A, filed November 5, 2002)
Quarterly Report on Form 10-Q	Quarter ended June 27, 2002 (as amended on Form 10-Q/A, filed November 11, 2002)
Quarterly Report on Form 10-Q	Quarter ended September 26, 2002 (as amended on Form 10-Q/A, filed December 23, 2002)
The description of DynCorp's common stock set forth in DynCorp's Registration Statement on Form 8-A	Filed: May 1, 1998
Definitive Notice and Proxy Statement on Form 14A	Filed: April 17, 2002, and revised on June 4, 2002
Current Reports on Form 8-K	Filed: May 31, 2002 (as amended on Form 8-K/A, filed June 3, 2002), August 6, 2002, September 23, 2002 and December 13, 2002

        CSC and DynCorp also incorporate by reference into this document each document that they may file with the SEC from the date of this document to the dates of the special meeting of DynCorp stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Documents filed by CSC and incorporated into this proxy statement/prospectus by reference are available from CSC without charge upon request by calling CSC toll-free at 1-800-542-3070. In order to ensure timely delivery, any request should be submitted no later than February 27, 2003. CSC will mail any such documents to stockholders by first class mail, or another equally prompt means, within three business days after receiving a request.

        Documents filed by DynCorp and incorporated by reference are available from DynCorp without charge upon request by calling DynCorp at 1-703-261-4618. In order to ensure timely delivery, any request should be submitted no later than February 28, 2003. DynCorp will mail any such documents to stockholders by first class mail, or another equally prompt means, within three business days after receiving a request.

        Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this document to the extent that information contained in this document or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this document.

        You should rely only on the information contained or incorporated by reference in this document in determining how to vote. Neither CSC nor DynCorp has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this document. This document is dated February 10, 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to CSC stockholders or DynCorp stockholders nor the issuance of shares of CSC common stock in connection with the merger shall create any implication to the contrary.

 LEGAL MATTERS

        The legality of the CSC common stock offered by this proxy statement/prospectus will be passed upon by Hayward D. Fisk, Vice President, General Counsel and Secretary of CSC. Mr. Fisk is paid a salary by CSC, is a participant in various employee benefit plans offered to employees of CSC generally and owns and has options to purchase shares of CSC common stock.

EXPERTS

CSC

        The consolidated financial statements and related financial statement schedule incorporated in this proxy statement/prospectus by reference from CSC's Annual Report on Form 10-K for the year ended March 29, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DynCorp

        The consolidated financial statements of DynCorp and subsidiaries, as of December 27, 2001 and December 28, 2000, and for each of the three years ended December 27, 2001, December 28, 2000 and December 30, 1999, included in this proxy statement/prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated October 11, 2002 (November 7, 2002 as to Note 21 and December 23, 2002 as to Note 24) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the revision of the financial statements), appearing in this proxy statement/prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page Number
DynCorp September 26, 2002 Quarterly Consolidated Condensed Financial Statements (Unaudited):
Consolidated Condensed Balance Sheets as of September 26, 2002 and December 27, 2001	F-2
Consolidated Condensed Statements of Operations for the quarters ended September 26, 2002 and September 27, 2001 and for the nine months ended September 26, 2002 and September 27, 2001	F-4
Consolidated Condensed Statements of Cash Flows for the nine months ended September 26, 2002 and September 27, 2001	F-5
Consolidated Condensed Statement of Stockholders' Equity	F-6
Notes to Consolidated Financial Statements as of September 26, 2002	F-7
DynCorp:
Report of Deloitte & Touche LLP, Independent Auditors	F-17
Consolidated Balance Sheets as of December 27, 2001 and December 28, 2000	F-18
Consolidated Statements of Operations for the years ended December 27, 2001, December 28, 2000 and December 30, 1999	F-19
Consolidated Statements of Cash Flows for the years ended December 27, 2001, December 28, 2000 and December 30, 1999	F-20
Consolidated Statements of Stockholders' Equity for the years ended December 27, 2001, December 28, 2000 and December 30, 1999	F-21
Notes to Consolidated Financial Statements	F-22
Financial Statement Schedule: Schedule II—Valuation and Qualifying Accounts	F-64

DYNCORP AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

SEPTEMBER 26, 2002 AND DECEMBER 27, 2001

(In thousands)

	September 26, 2002	December 27, 2001
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$32,441	$15,078
Accounts receivable (net of allowance for doubtful accounts of $8,133 in 2002 and $6,637 in 2001)	353,975	345,358
Other current assets	44,218	37,933

Total current assets	430,634	398,369
Property and Equipment (net of accumulated depreciation and amortization of $28,866 in 2002 and $26,599 in 2001)	20,857	20,959
Goodwill	107,814	103,185
Intangible Assets (net of accumulated amortization of $24,900 in 2002 and $24,454 in 2001)	20,244	27,240
Other Assets	26,203	48,687

Total Assets	$605,752	$598,440

The accompanying notes are an integral part of these consolidated condensed financial statements.

DYNCORP AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

SEPTEMBER 26, 2002 AND DECEMBER 27, 2001

(In thousands, except share amounts)

	September 26, 2002	December 27, 2001
	(Unaudited)
Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable and current portion of long-term debt	$25,027	$20,123
Accounts payable	27,197	19,420
Deferred revenue and customer advances	6,225	6,195
Accrued liabilities	208,245	207,961

Total current liabilities	266,694	253,699
Long-Term Debt	243,012	264,482
Other Liabilities and Deferred Credits	47,578	44,768
Contingencies and Litigation	—	—
Temporary Equity:
Redeemable common stock at redemption value	—	—
ESOP shares, 6,967,946 and 7,142,510 shares issued and outstanding in 2002 and 2001, respectively, subject to restrictions	373,002	326,368
Other redeemable common stock, 286,217 shares issued and outstanding in 2002 and 2001	8,492	6,967
Stockholders' Equity:
Common stock, par value ten cents per share, authorized 20,000,000 shares; issued 5,474,136 and 5,296,146 shares in 2002 and 2001, respectively	547	530
Paid-in surplus	139,271	138,542
Accumulated other comprehensive loss	(617)	(1,081)
Reclassification to temporary equity for redemption value greater than par value	(380,767)	(332,596)
Deficit	(48,360)	(59,681)
Common stock held in treasury, at cost; 2,159,758 and 2,196,853 shares in 2002 and 2001, respectively	(43,100)	(43,558)

Total Liabilities and Stockholders' Equity	$605,752	$598,440

The accompanying notes are an integral part of these consolidated condensed financial statements.

DYNCORP AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

UNAUDITED

	Three Months Ended		Nine Months Ended
	September 26, 2002	September 27, 2001 (Restated— See Note 2)	September 26, 2002	September 27, 2001 (Restated— See Note 2)
Revenues	$607,539	$502,856	$1,744,276	$1,418,446
Costs and expenses:
Costs of services	564,967	429,000	1,640,974	1,293,920
Corporate general and administrative	8,337	7,297	23,171	21,326
Interest income	(179)	(105)	(420)	(558)
Interest expense	7,021	7,805	21,177	24,215
Amortization of intangibles of acquired companies	519	801	1,556	4,451
Losses on equity investment in DynTek	5,202	—	25,070	—
Other expense (other income)	7,008	(152)	8,707	(213)

Total costs and expenses	592,875	444,646	1,720,235	1,343,141
Earnings before income taxes and minority interest	14,664	58,210	24,041	75,305
Provision for income taxes	3,871	20,060	6,738	26,933

Earnings before minority interest	10,793	38,150	17,303	48,372
Minority interest	871	532	4,456	1,643

Net earnings	$9,922	$37,618	$12,847	$46,729

Accretion of other redeemable common stock to redemption value	549	628	1,526	1,748
Common stockholders' share of net earnings	$9,373	$36,990	$11,321	$44,981

Basic earnings per share	$0.88	$3.50	$1.06	$4.26
Diluted earnings per share	$0.80	$3.33	$0.98	$4.06
Weighted average number of shares outstanding for basic earnings per share	10,677	10,555	10,661	10,552
Weighted average number of shares outstanding for diluted earnings per share	11,683	11,110	11,601	11,075

The accompanying notes are an integral part of these consolidated condensed financial statements.

DYNCORP AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

UNAUDITED

	Nine Months Ended
	September 26, 2002	September 27, 2001 (Restated— See Note 2)
Cash Flows from Operating Activities:
Common stockholders' share of net earnings	$11,321	$44,981
Adjustments to reconcile common stockholders' share of net earnings to net cash provided by operating activities:
Depreciation and amortization	11,850	13,913
Accretion of other redeemable common stock to redemption value	1,526	1,748
Gain on sale of assets of DynServices.com	(130)	—
Deferred income taxes	581	121
Reversal of preacquistion contingency reserves	—	(42,744)
Non-cash net losses of unconsolidated affiliates	3,670	—
Change in minority interest	4,456	1,643
Changes in pension asset and other postretirement benefit obligations	3,881	2,340
Non-cash write-off of investment in unconsolidated affiliate	15,812	—
Other	(633)	215
Changes in current assets and liabilities, net of acquisitions and dispositions:
Increase in current assets and certain other assets except cash and cash equivalents	(17,361)	(16,468)
Increase in current liabilities and certain other liabilities excluding notes payable and current portion of long-term debt	7,151	2,209

Cash provided by operating activities	42,124	7,958

Cash Flows from Investing Activities:
Proceeds from sale of property and equipment	253	3,028
Purchases of property and equipment	(5,373)	(4,945)
Proceeds from investments in unconsolidated affiliates	307	563
Dividends paid to joint venture partners	(1,115)	(1,205)
Proceeds from the sale of assets of DynServices.com	400	—
Capitalized software costs	(2,667)	(2,997)

Cash used in investing activities	(8,195)	(5,556)

Cash Flows from Financing Activities:
Payments on indebtedness	(88,292)	(200,800)
Proceeds from debt issuance	71,250	200,800
Other	476	(841)

Cash used in financing activities	(16,566)	(841)

Net Increase in Cash and Cash Equivalents	17,363	1,561
Cash and Cash Equivalents at Beginning of the Period	15,078	12,954

Cash and Cash Equivalents at End of the Period	$32,441	$14,515

Supplemental Cash Flow Information:
Cash paid for income taxes	$10,038	$8,028

Cash paid for interest	$20,069	$25,523

The accompanying notes are an integral part of these consolidated condensed financial statements.

DYNCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(In thousands)

UNAUDITED

	Common Stock	Paid-in Surplus	Reclassification for Redemption Value Greater than Par Value	Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)
Balance, December 27, 2001	$530	$138,542	$(332,596)	$(59,681)	$(43,558)	$(1,081)
Employee compensation plans (option exercises, restricted stock plan, incentive bonus)	3	(797)			458
Reclassification to redeemable common stock	14		(46,645)
Accretion of other redeemable common stock to redemption value		1,526	(1,526)	(1,526)
Adjustment to fair value of derivative financial instrument						531
Translation adjustment and other						(67)
Net earnings				12,847

Balance, September 26, 2002	$547	$139,271	$(380,767)	$(48,360)	$(43,100)	$(617)

The accompanying notes are an integral part of these consolidated condensed financial statements.

DYNCORP AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 26, 2002

(Dollars in thousands, except per share amounts or where otherwise noted)

UNAUDITED

Note 1. Basis of Presentation

        DynCorp (the "Company") has prepared the unaudited consolidated condensed financial statements included herein pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is recommended that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included herein for the fiscal year ended December 27, 2001. In the opinion of the Company, the unaudited consolidated condensed financial statements included herein reflect all adjustments (consisting of normal recurring adjustments and some non-recurring adjustments discussed elsewhere herein) necessary to present fairly the financial position, the results of operations and the cash flows for such interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year. Certain amounts presented for prior periods have been reclassified to conform to the 2002 presentation.

Contract Accounting

        Revenues for cost-reimbursement contracts are recorded as reimbursable costs are incurred, including a pro-rata share of the contractual fees. For time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. For long-term fixed price production contracts, revenue is recognized at a rate per unit as the units are delivered. Revenue from other long-term fixed price contracts is recognized ratably over the contract period or by other appropriate methods to measure services provided. Contract costs are expensed as incurred except for certain limited long-term contracts noted below. For long-term contracts which are specifically described in the scope section of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction Type and Certain Production-Type Contracts," or other appropriate accounting literature, the Company applies the percentage of completion method. Under the percentage of completion method, income is recognized at a consistent profit margin over the period of performance based on estimated profit margins at completion of the contract. This method of accounting requires estimating the total revenues and total contract cost at completion of the contract. During the performance of long-term contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs, including start-up costs, or the deferral of profit on these contracts. Because the Company assumes the risk of performing a fixed price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses for such contracts. Estimated losses on contracts at completion are recognized when identified.

        Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes are recorded at the lesser of their estimated net realizable value or actual costs incurred, and only when realization is probable and can be reliably estimated. Claims against the Company are recognized when a loss is considered probable and reasonably determinable in amount. Because there are estimates and judgments involved, the actual results could be different from those estimates. Accounts receivable balances related to such disputed items were immaterial at September 26, 2002 and December 27, 2001.

Investment Recoverability

        The Company periodically evaluates the recoverability of its equity investments, in accordance with Accounting Principles Board No. 18, "The Equity Method of Accounting for Investments in Common Stock," and if circumstances arise in which a loss in value is considered to be other than temporary, the Company will record a write-down of the investment to its estimated fair value. The Company's recoverability analysis is based on cash flow analyses of the investments or other appropriate methods. At June 27, 2002, the Company owned 18.3 million shares of DynTek, representing 43.8% of the ownership of DynTek. During the second quarter of 2002, the Company recorded a write-off of approximately $15.8 million, which represented the net balance of the Company's December 2001 investment in DynTek, Inc., which was stated in excess of its net realizable value. This adjustment resulted from an analysis of DynTek's public filings (which showed substantial negative working capital, contract losses and ongoing operating and cash flow losses. DynTek also received a "going concern" opinion from its independent auditors on its audited financial statements for the year ended June 30, 2002.) as well as detailed cash flow analyses that the Company was able to develop concerning DynTek's operations. The Company's decision was also influenced by the inability of DynTek to attract additional debt or equity working capital (as required under the terms of the December 2001 merger agreement (Merger Agreement) between the Company and TekInsight, the predecessor to DynTek), and the Company's inability to sell its investment in DynTek in block transactions. The Company concluded that the write-off was appropriate notwithstanding reported closing prices for DynTek common stock on the NASDAQ exchange during the period June 1, 2002 through August 31, 2002 in the range of $1.31 to $1.86 based on average daily trading volume during such period of approximately 57,000 shares. This conclusion was based on the observations that the DynTek shares held by the Company were not registered for sale (even though the Company had a demand registration right), and that notwithstanding registration, there would be inadequate liquidity in the market to liquidate a block the size of that held by the Company. The total charge was included in Losses on Equity Investment in DynTek on the Consolidated Condensed Statement of Operations. Also refer to Notes 8, 9, and 10 for further discussion of the investment and the Company's contingent financial exposures.

Comprehensive Income

        For the three and nine months ended September 26, 2002, total comprehensive income was $10.0 million and $13.3 million, respectively. The $10.0 million for the three months ended September 26, 2002 includes net earnings of $9.9 million, translation adjustment and other of ($0.1) million, and the adjustment to fair value of derivative financial instruments of $0.2 million. The $13.3 million for the nine months ended September 26, 2002 includes, in addition to net earnings of $12.8 million, translation adjustment and other of ($0.1) million and the adjustment to fair value of derivative financial instruments of $0.5 million. The components of accumulated other comprehensive loss as of September 26, 2002 consist of translation adjustment and other of ($0.1) million, an adjustment to fair value of derivative financial instruments of ($0.4) million, and the cumulative effect of a change in accounting principle of ($0.1) million for the adoption of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities."

Note 2. Restatement of Financial Statements

        As reported in the previously filed 2001 Form 10-K/A, Amendment No. 2, the Company has restated certain information in the Consolidated Condensed Financial Statements for the three and nine months ended September 27, 2001 and changed previously reported financial results following discussions with the staff of the SEC regarding accounting principles articulated in Statement of Financial Accounting Standards ("SFAS") No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises" and Accounting Principles Board Opinion ("APB") No. 16, "Business Combinations" as they related to the Company's acquisition of DynCorp Information Systems LLC ("DIS") from GTE Corporation in December 1999 and also regarding its method of accounting on certain long-term service contracts and the related applicability of the percentage of completion method on these contracts. See the 2001 Form 10-K/A, Amendment No. 2 filed on November 1, 2002 for further information on these restatements.

        The impact on the Statement of Operations data for the nine months ended September 27, 2001 for the restatements discussed above are presented in the table below. The "As Reported" numbers are taken from the previously filed Form 10-Q for the quarterly period ended September 27, 2001. The financial data for the quarter ended September 27, 2001 was previously reported in Note 2 to the 2001 Form 10-K/A, Amendment No. 2.

	Nine Months Ended
Statement of Operations Data:	September 27, 2001 As Reported	September 27, 2001 As Restated
	(Unaudited)
Revenues	$1,421,085	$1,418,446
Cost of services	1,339,406	1,293,920
Earnings before income taxes and minority interest	31,288	75,305
Provision for income taxes	11,527	26,933
Minority interest	2,470	1,643
Net earnings	17,291	46,729
Common stockholders' share of net earnings	15,543	44,981
Common stockholders' share of net earnings per common share:
Basic earnings per share	$1.47	$4.26
Diluted earnings per share	$1.40	$4.06

Note 3. Other Current Assets

        Other current assets as of September 26, 2002 and December 27, 2001 included $18.2 million and $8.8 million of inventories on long-term contracts, respectively.

Note 4. Redeemable Common Stock

        Effective January 1, 2001, the Company established two new plans: the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan (collectively, the "Savings Plans"). At the same time, the Employee Stock Ownership Plan ("ESOP") was merged into the two plans. The Company stock accounts of participants in the ESOP were transferred to one or the other of the Savings Plans, and the Savings Plans participants have the same distribution and put rights for these ESOP shares as they had in the ESOP. All rights and obligations of the ESOP remain intact in the new plans. In accordance with the Employee Retirement Income Security Act regulations and the Savings Plans' documents, the Company is obligated, unless the Savings Plans' Trust purchases the shares, to purchase certain distributed common stock shares, transferred from the former ESOP, from former participants in the ESOP on retirement or termination at fair value as long as the Company's common stock is not publicly traded. However, the Company is permitted to defer put options if, under Delaware law, the capital of the Company would be impaired as a result of such repurchase.

        On December 10, 1999, the Company entered into an agreement with various financial institutions for the sale of 426,217 shares of the Company's stock and Subordinated Notes. Under a contemporaneous registration rights agreement, the holders of these shares of stock will have a put right to the Company commencing on December 10, 2003, at a price of $40.53 per share, unless one of the following events has occurred prior to such date or the exercise of the put right: (1) an initial public offering of the Company's common stock has been consummated; (2) all the Company's common stock has been sold; (3) all the Company's assets have been sold in such a manner that the holders have received cash payments; or (4) the Company's common stock has been listed on a national securities exchange or authorized for quotation on the NASDAQ National Market System for which there is a public market of at least $100 million for the Company's common stock. If, at the time of the holders' exercise of the put right the Company is unable to pay the put price because of financial covenants in loan agreements or other provisions of law, the Company will not honor the put at that time, and the put price will escalate for a period of up to four years, at which time the put must be honored. The escalation rate increases during such period until the put is honored, and the rate varies from an annualized factor of 22% for the first quarter after the put is not honored up to 52% during the sixteenth quarter. The annual accretion in the fair value of these shares is reflected as a reduction of common stockholders' share of net earnings on the consolidated statements of operations.

        Common stock which is redeemable has been reflected as Temporary Equity at the redemption value at each balance sheet date and consists of the following:

	Shares	Redeemable Value	Balance at September 26, 2002	Shares	Redeemable Value	Balance at December 27, 2001
ESOP Shares	2,873,969	$55.00	$158,068	2,995,783	$47.00	$140,802
	4,093,977	$52.50	214,934	4,146,727	$44.75	185,566

	6,967,946		$373,002	7,142,510		$326,368

Other Shares	286,217	$29.67	$8,492	286,217	$24.34	$6,967

Note 5. Income Taxes

        The provisions for income taxes in 2002 and 2001 are based upon estimated effective tax rates. These rates include the impact of permanent differences between the book bases of assets and liabilities recognized for financial reporting purposes and the bases recognized for tax purposes.

Note 6. Earnings Per Share ("EPS")

        The following table sets forth (in thousands) the reconciliation of shares for basic EPS to shares for diluted EPS. Basic EPS is computed by dividing common stockholders' share of net earnings by the weighted average number of common shares outstanding and contingently issuable shares. The weighted average number of common shares outstanding includes issued shares less shares held in treasury and any unallocated Savings' Plans shares. Shares earned and vested but unissued under the Restricted Stock Plan are contingently issuable shares whose conditions for issuance have been satisfied and as such have been included in the calculation of basic EPS. Diluted EPS is computed similarly except the denominator is increased to include the weighted average number of stock options outstanding, assuming the treasury stock method.

	Three Months Ended		Nine Months Ended
	September 26, 2002	September 27, 2001	September 26, 2002	September 27, 2001
Weighted average shares outstanding for basic EPS	10,677	10,555	10,661	10,552
Effect of dilutive securities:
Stock options	1,006	555	940	523

Weighted average shares outstanding for diluted EPS	11,683	11,110	11,601	11,075

Note 7. Goodwill and Other Intangible Assets—Adoption of Statement 142

        The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets," beginning December 28, 2001, the first day of fiscal 2002. The provisions of SFAS No. 142 eliminate amortization of goodwill and require an impairment assessment at least annually by applying a fair-value based test. Accordingly, the Company has eliminated amortization in 2002 for goodwill, which includes assembled workforce of $4.6 million as of September 26, 2002, previously classified as an intangible asset as of December 27, 2001. The total carrying amount for goodwill is $107.8 million and $103.2 million as of September 26, 2002 and December 27, 2001, respectively. The Company has identified the reporting units to be tested for the goodwill impairment test, which will be measured as of the beginning of the fiscal year. The Company has completed the first step of the transitional impairment test in accordance with the provisions of SFAS No. 142. The Company has concluded that there has been no impairment of such assets as of the beginning of fiscal year 2002.

        The Company's contract backlog and core development intangible assets are still subject to amortization under SFAS No. 142. Amortization for the first nine months of 2002 for these intangible assets totaled $1.6 million. Estimated aggregate amortization expense for these intangible assets for the next five years totals: $2.1 million in each of 2002 and 2003, $2.0 million in 2004, and $0.5 million in 2005 and 2006, respectively. The following table presents these intangible assets, net of accumulated amortization, as of September 26, 2002 that are required to continue to be amortized under SFAS No. 142:

Intangible Assets, Net of Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Contracts acquired	$1,703	$1,572
Core and developed technology	14,800	6,289

	$16,503	$7,861

        The following table presents adjusted net income and earnings per share for the three and nine months ended September 27, 2001, in comparison to the results for the three and nine months ended

September 26, 2002, to show what the impact would have been if SFAS No. 142 had been adopted at the beginning of fiscal 2001. The adjusted results presented below are net of taxes.

	Three Months Ended		Nine Months Ended
	September 26, 2002	September 27, 2001 (Restated— See Note 2)	September 26, 2002	September 27, 2001 (Restated— See Note 2)
Common stockholders' share of net earnings	$9,373	$36,990	$11,321	$44,981
Add back: Goodwill amortization, net of tax	—	14	—	1,200
Add back: Assembled workforce amortization, net of tax	—	153	—	450

Adjusted common stockholders' share of net earnings	$9,373	$37,157	$11,321	$46,631

Basic earnings per share:
Common stockholders' share of net earnings	$0.88	$3.50	$1.06	$4.26
Goodwill amortization, net of tax	—	—	—	0.11
Assembled workforce amortization, net of tax	—	0.02	—	0.05

Adjusted common stockholders' share of net earnings	$0.88	$3.52	$1.06	$4.42

Diluted earnings per share:
Common stockholders' share of net earnings	$0.80	$3.33	$0.98	$4.06
Goodwill amortization, net of tax	—	—	—	0.11
Assembled workforce amortization, net of tax	—	0.01	—	0.04

Adjusted common stockholders' share of net earnings	$0.80	$3.34	$0.98	$4.21

        The tables above excludes capitalized software that is not covered by SFAS No. 142. Capitalized software, net of accumulated amortization, totals $12.0 million and $12.4 million as of September 26, 2002 and December 2001, respectively. The balance at September 26, 2002 reflects a third quarter 2002 adjustment of $0.5 million to write-down to the net realizable value the capitalized software balance related to a software product being sold by the AdvanceMed business segment.

Note 8. Business Segments

        Effective January 2002, the Company realigned its five strategic business segments into four segments. DynCorp Information and Enterprise Technology ("DI&ET") (except for a contract which provides maintenance and operations support to the Strategic Petroleum Reserve ("SPR Contract")) and DIS were combined into one strategic business segment, DynCorp Systems and Solutions ("DSS"), in order to structure one business segment providing integrated information technology and business functional outsourcing to the federal government. The business segment information for 2001 has been restated to give effect to this change. DSS provides a wide range of information technology services and other professional services including network and communications engineering, government operational outsourcing, security and intelligence programs. DynCorp International LLC ("DI") operates the Company's overseas business, including information technology solutions, technical services, and worldwide maintenance support to U.S. military aircraft. The SPR Contract was incorporated into DynCorp Technical Services ("DTS"), which provides a wide variety of specialized technical services including aviation services, range technical services, base operations, and logistics support. AdvanceMed ("ADVMED") is structured as a business-to-business, eHealth decision support solution organization and provides an integrated set of decision support tools to meet the needs of healthcare payers and providers.

        Revenues, operating profit and identifiable assets for the Company's four business segments for 2002 and the comparable periods for 2001 are presented below:

	Three Months Ended		Nine Months Ended
	September 26, 2002	September 27, 2001 (Restated— See Note 2)(e)	September 26, 2002	September 27, 2001 (Restated— See Note 2)(e)
Revenues
DSS	$245,855	$216,784	$713,055	$608,050
DI	176,235	136,736	519,370	386,821
DTS	173,503	134,592	472,759	377,882
ADVMED	11,946	14,744	39,092	45,693

	$607,539	$502,856	$1,744,276	$1,418,446

Operating Profit (Loss)(a)
DSS(b)	$21,581	$58,355	$54,239	$81,924
DI	11,673	9,876	29,688	26,940
DTS	9,019	5,436	17,685	12,636
ADVMED	(1,394)	515	(2,014)	2,209

	40,879	74,182	99,598	123,709
Corporate general and administrative	8,337	7,297	23,171	21,326
Interest income	(179)	(105)	(420)	(558)
Interest expense	7,021	7,805	21,177	24,215
Goodwill amortization	—	22	—	1,872
Amortization of other intangibles of acquired companies	519	779	1,556	2,579
Losses on equity investment in DynTek(c)	5,202	—	25,070	—
Other miscellaneous(d)	6,186	706	9,459	613

Subtotal	27,086	16,504	80,013	50,047

Earnings before income taxes	13,793	57,678	19,585	73,662
Add back minority interest deducted from operating profit	871	532	4,456	1,643

Earnings before income taxes and minority interest	$14,664	$58,210	$24,041	$75,305

	September 26, 2002	December 27, 2001(e)
Identifiable Assets
DSS	$289,317	$290,733
DI	96,039	94,464
DTS	115,175	100,573
ADVMED	22,855	26,880
Corporate	82,366	85,790

	$605,752	$598,440

(a)
Defined as the excess of revenues over operating expenses and certain non-operating expenses.

(b)
Third quarter 2001 includes $42.7 million of income (a reduction of cost of services) primarily from revised loss estimates due to contract modifications in 2001 on a contract acquired with the purchase of DIS in December 1999.

(c)
Losses on equity investment in DynTek include $15.8 million for the write-off of an investment in an unconsolidated affiliate in the second quarter of 2002 (see Note 1) and $3.6 million for the Company's shares of DynTek operating losses for the first and second quarters of 2002. Also regarding the same investment that was written off, the Company, in the third quarter of 2002, entered into an agreement with DynTek, Inc. pursuant to which the Company and DynTek agreed to settle and release each other from various disputes related to certain contracts of the Company's former subsidiary, DynCorp Management Services, Inc. (DMR) that were assumed by DynTek as part of the Merger Agreement and disputes concerning the adequacy of the working capital transferred to DynTek as part of the DMR/DynTek merger. (However, see Notes 9 and 10 concerning certain matters related to DMR and DynTek for which the Company continues to have contingent liability.) As part of the settlement agreement, the Company sold back to DynTek 8 million shares of DynTek's Class B common stock in exchange for a $5.0 million note (which was fully reserved) and also agreed to exchange 10,336,664 shares of DynTek Class B shares for a like number of Class A shares (representing approximately 29.2% of the ownership of DynTek) thereby extinguishing the Company's right to vote such shares as a separate class. In addition, the Company paid $4.0 million of DynTek's operating expenses during the third quarter of 2002 and forgave a $1.0 million loan, which was made and fully reserved during the second quarter of 2002. In partial consideration of these undertakings, DynTek also agreed to issue the Company warrants to purchase up to 7.5 million Class A DynTek shares at a price of $4.00 which are carried on the Company's books at $0. At September 26, 2002, the market value of DynTek Class A common stock was approximately $30.8 million.

(d)
Other miscellaneous includes $6.0 million in the third quarter of 2002 for the reimbursement of out-of-pocket due diligence expenses that were incurred by an unrelated party that had expressed an interest in the possible acquisition of the Company. The $6.0 million was paid to the unrelated party in the fourth quarter of 2002.

(e)
Data has been restated to give recognition to the current reportable segment structure.

Note 9. Contingencies and Litigation

        The Company is a guarantor on a fixed price services contract for non-emergency transportation brokerage services that was scheduled to end in June 2003. At the end of the third quarter 2002, management perceived the exposure to financial losses on this guarantee could possibly be up to $12.5 million over the following nine months, but did not believe a reserve was required because no claim had been asserted and one was not considered probable. See Note 10 for further discussion.

Note 10. Subsequent Events

        Prior to the consummation of the DMR DynTek merger, the Company issued a performance guarantee to a state government and agreed to act as an indemnitor under a $2.5 million payment bond in connection with a DMR fixed price services contract for non-emergency transportation brokerage services with a completion date in June 2003 (Brokerage Contract). Whereas management perceived at the end of the 3rd quarter that potential exposure to financial losses under the guarantee and bond could aggregate as much as $12.5 million over the nine month period ending in June of 2003, the state customer and DynTek entered into a settlement and termination of the Brokerage Contract effective December 15, 2002 under which DynTek will have no further obligation to perform the Brokerage Contract after that date. No claim has been asserted against the Company pursuant to the performance guarantee or under the bond. At this time, although claims have been submitted by subcontractors on the Brokerage Contract against DynTek and the bond, no claim has been asserted against the Company and the Company has not established a reserve. The Company's maximum exposure as ultimate indemnitor under the bond is $2.5 million and the Company believes no claim is probable under the performance guarantee.

        On December 13, 2002, DynCorp entered into an Agreement and Plan of Merger with Computer Sciences Corporation ("CSC"), and Garden Acquisition LLC, a wholly owned subsidiary of CSC ("Acquisition"). The Agreement and Plan of Merger provides for the merger of Acquisition with and into DynCorp (the "Merger"). Upon consummation of the Merger (i) DynCorp will become a wholly owned subsidiary of CSC, and (ii) each outstanding share of common stock of DynCorp will be converted into, subject to adjustment as provided in the Agreement and Plan of Merger, $15 cash plus shares of CSC's common stock having a market value of $43. A Form 8-K filed on December 13, 2002 disclosed this Merger and also included as exhibits, the Agreement and Plan of Merger and a joint press release of DynCorp and CSC dated December 13, 2002 describing the Merger.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
    DynCorp:

        We have audited the accompanying consolidated balance sheets of DynCorp (a Delaware corporation) and subsidiaries (the "Company"), as of December 27, 2001 and December 28, 2000, and the related consolidated statements of operations, cash flows, and stockholders' equity for the years ended December 27, 2001, December 28, 2000, and December 30, 1999. Our audits also included the financial statement schedule included at F-64. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2001 and December 28, 2000, and the results of its operations and its cash flows for the years ended December 27, 2001, December 28, 2000, and December 30, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 and Note 21, the accompanying financial statements have been revised.

Deloitte & Touche LLP

McLean, Virginia
October 11, 2002
(November 7, 2002 as to Note 21, December 23, 2002 as to Note 24)

DynCorp and Subsidiaries

Consolidated Balance Sheets

As of the Fiscal Years Ended

(In thousands, except share amounts)

	December 27, 2001 (Revised— See Note 2)	December 28, 2000 (Revised— See Note 2)
Assets
Current Assets:
Cash and cash equivalents	$15,078	$12,954
Accounts receivable and contracts in process, net	345,358	332,583
Prepaid income taxes	2,158	1,153
Other current assets	35,775	28,101

Total Current Assets	398,369	374,791
Property and Equipment, at cost:
Land	0	22
Buildings and leasehold improvements	11,436	13,805
Machinery and equipment	36,122	37,772

	47,558	51,599
Accumulated depreciation and amortization	(26,599)	(23,833)

Net Property and Equipment	20,959	27,766
Intangible Assets, net	130,425	135,244
Deferred Income Taxes	—	10,013
Other Assets	48,687	38,942

Total Assets	$598,440	$586,756

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable and current portion of long-term debt	$20,123	$124
Accounts payable	19,420	27,574
Deferred revenue and customer advances	6,195	7,631
Accrued income taxes	932	6,895
Accrued expenses	207,029	198,330

Total Current Liabilities	253,699	240,554
Long-term Debt	264,482	283,889
Deferred Income Taxes	10,134	—
Other Liabilities and Deferred Credits	34,634	86,673
Contingencies and Litigation (Note 20)
Temporary Equity:
Redeemable common stock at redemption value
ESOP shares, 7,142,510 and 7,504,653 shares issued and outstanding in 2001 and 2000, respectively, subject to restrictions	326,368	238,346
Other redeemable common stock, 286,217 and 426,217 shares issued and outstanding in 2001 and 2000	6,967	7,984
Stockholders' Equity:
Common stock, par value ten cents per share, authorized 20,000,000 shares; issued 5,296,146 and 4,758,897 shares in 2001 and 2000, respectively	530	476
Paid-in surplus	138,052	134,638
Accumulated other comprehensive (loss) income	(1,081)	3
Reclassification to temporary equity for redemption value greater than par value	(332,596)	(245,540)
Deficit	(59,681)	(118,125)
Common stock held in treasury, at cost; 2,196,853 and 2,264,625 shares in 2001 and 2000, respectively	(43,068)	(42,142)

Total Liabilities and Stockholders' Equity	$598,440	$586,756

The accompanying notes are an integral part of these consolidated financial statements.

..

DynCorp and Subsidiaries

Consolidated Statements of Operations

For the Fiscal Years Ended

(In thousands, except per share amounts)

	December 27, 2001 (Revised— See Note 2)	December 28, 2000 (Revised— See Note 2)	December 30, 1999 (Revised— See Note 2)
Revenues	$1,955,973	$1,805,155	$1,345,281

Costs and expenses:
Cost of services	1,810,273	1,778,329	1,280,239
Corporate general and administrative	29,456	29,350	21,741
Interest expense	31,521	41,408	18,943
Interest income	(657)	(1,471)	(1,393)
Amortization of intangibles of acquired companies	6,394	14,922	11,408
Other income, net of miscellaneous other expenses	(19,370)	(532)	(875)

Total costs and expenses	1,857,617	1,862,006	1,330,063

Earnings (loss) from continuing operations before income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle	98,356	(56,851)	15,218
Provision (benefit) for income taxes	35,060	(20,827)	4,640

Earnings (loss) from continuing operations before minority interest, extraordinary item, and cumulative effect of change in accounting principle	63,296	(36,024)	10,578
Minority interest	2,462	2,622	2,968

Earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	60,834	(38,646)	7,610
Extraordinary loss from early extinguishment of debt, net of income taxes of $862	—	—	1,601

Earnings (loss) from continuing operations before cumulative effect of change in accounting principle	60,834	(38,646)	6,009
Cumulative effect of change in accounting principle, net of income taxes of $2,568	—	4,770	—

Net earnings (loss)	$60,834	$(43,416)	$6,009

Accretion of other redeemable common stock to redemption value	2,390	1,842	94

Common stockholders' share of net earnings (loss)	$58,444	$(45,258)	$5,915

Common stockholders' share of net earnings (loss) per common share:
Basic earnings (loss) per share:
Common stockholders' share of earnings from continuing operations	$5.53	$(3.86)	$0.75
Extraordinary loss	—	—	(0.16)
Cumulative effect of change in accounting principle	—	0.46	—

Common stockholders' share of net earnings—basic	$5.53	$(4.32)	$0.59

Diluted earnings (loss) per share:
Common stockholders' share of earnings from continuing operations	$5.26	$(3.86)	$0.74
Extraordinary loss	—	—	(0.16)
Cumulative effect of change in accounting principle	—	(0.46)	—

Common stockholders' share of net earnings—diluted	$5.26	$(4.32)	$0.58

Weighted-average number of shares outstanding for basic earnings per share	10,559	10,477	10,044
Weighted-average number of shares outstanding for diluted earnings per share	11,113	10,477	10,273

The accompanying notes are an integral part of these consolidated financial statements.

DynCorp and Subsidiaries

Consolidated Statements of Cash Flows

For the Fiscal Years Ended

(In thousands)

	December 27, 2001 (Revised— See Note 2)	December 28, 2000 (Revised— See Note 2)	December 30, 1999 (Revised— See Note 2)
Cash Flows from Operating Activities:
Common stockholders' share of net earnings (loss)	$58,444	$(45,258)	$5,915
Adjustments to reconcile common stockholders' share of net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	19,910	27,054	13,561
Accretion of other redeemable common stock to redemption value	2,390	1,842	94
Cumulative effect of change in accounting principle	—	4,770	—
Subordinated Notes issued in fulfillment of pay-in-kind interest	—	3,397	—
Gain on divested business	(17,442)	—	—
Purchased in-process research and development	—	—	6,400
Deferred income taxes	29,434	(35,279)	2,298
Changes in reserves for divested business—other	(164)	—	(2,000)
Capitalized costs incurred on existing contracts	—	—	(2,473)
(Reversal) establishment of preacquisition contingency reserves	(42,744)	76,166	—
Changes in pension asset and other postretirement benefit obligations	1,775	2,688	—
Other	2,591	(1,774)	1,687
Change in current assets and liabilities, net of acquisitions and dispositions:
(Increase) decrease in accounts receivable and contracts in process	(22,656)	25,523	(37,919)
(Increase) decrease in other current assets	(19,302)	(1,670)	(340)
Increase in current liabilities except notes payable and current portion of long-term debt and reclassification from long-term liabilities	(4,127)	1,592	26,612

Cash provided by operating activities	8,109	59,051	13,835

Cash Flows from Investing Activities:
Sale of property and equipment	5,203	30,685	610
Purchase of property and equipment	(7,070)	(20,960)	(13,878)
Capitalized cost of new financial and human resource systems	—	—	(5,969)
Capitalized cost of software	(3,243)	—	—
Deferred income taxes from "safe harbor" leases	—	(597)	(481)
Increase (decrease) in investment in unconsolidated subsidiaries	500	(1,230)	1,363
Assets and liabilities of acquired business	—	(1,620)	(167,504)
Proceeds from business divestiture	—	2,300	—
Other	814	(496)	884

Cash (used in) provided by investing activities	(3,796)	8,082	(184,975)

Cash Flows from Financing Activities:
Treasury stock purchased	(2,182)	—	(7,208)
Payments on indebtedness	(274,057)	(406,618)	(253,491)
Proceeds from debt issuance	274,050	344,005	428,552
Proceeds from issuance of redeemable common stock	—	—	6,048
Payments received on ESOT loans	—	2,958	10,577
Loans to ESOT	—	(300)	(11,082)
Other	—	119	(687)

Cash (used in) provided by financing activities	(2,189)	(59,836)	172,709

Net Increase in Cash and Cash Equivalents	2,124	7,297	1,569
Cash and Cash Equivalents at Beginning of the Fiscal Year	12,954	5,657	4,088

Cash and Cash Equivalents at End of the Fiscal Year	$15,078	$12,954	$5,657

Supplemental Information of Noncash Investing Activities:

The Company completed the merger of its wholly-owned subsidiary, DMR, with TekInsight.com, Inc. on December 27, 2001. The Company obtained a 40% ownership interest in DynTek, Inc. and recognized a gain on disposition of $17.4 million. The Company's ownership interest in DynTek, Inc. was recorded at $19.4 million, which reflects the $17.4 million gain, net book value of the assets disposed, and liabilities incurred.

The accompanying notes are an integral part of these consolidated financial statements.

DynCorp and Subsidiaries

Consolidated Statements of Stockholders' Equity

For the Fiscal Years Ended

(In thousands)

	Common Stock	Paid-in Surplus	Reclassification of Redemption Value Greater than Par Value	Deficit (Revised— See Note 2)	Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive (Loss) Income
Balance, December 31, 1998	$498	$127,216	$(183,140)	$(78,782)	$(35,640)	$(2,153)	$(10)
Employee compensation plans (option exercises, restricted stock plan, incentive bonus)	7	22	—	—	(214)	—	—
Stock issued under mezzanine financing	43	6,006	—	—	—	—	—
Treasury stock purchased	—	—	—	—	(7,208)	—	—
Payment received on ESOT note	—	—	—	—	—	10,577	—
Loans to ESOT	—	—	—	—	—	(11,082)	—
Reclassification to redeemable common stock	(57)	—	(5,105)	—	—	—	—
Accretion of other redeemable common stock to redemption value	—	94	(94)	(94)	—	—	—
Translation adjustment	—	—	—	—	—	—	1
Net earnings (Revised—See Note 2)	—	—	—	6,009	—	—	—

Balance, December 30, 1999 (Revised—See Note 2)	491	133,338	(188,339)	(72,867)	(43,062)	(2,658)	(9)
Employee compensation plans (option exercises, restricted stock plan, incentive bonus)	—	(542)	—	—	920	—	—
Payment received on ESOT note	—	—	—	—	—	2,958	—
Loans to ESOT	—	—	—	—	—	(300)	—
Reclassification to redeemable common stock	(15)	—	(55,359)	—	—	—	—
Accretion of other redeemable common stock to redemption value	—	1,842	(1,842)	(1,842)	—	—	—
Translation adjustment and other	—	—	—	—	—	—	12
Net loss (Revised—See Note 2)	—	—	—	(43,416)	—	—	—

Balance, December 28, 2000 (Revised—See Note 2)	476	134,638	(245,540)	(118,125)	(42,142)	—	3
Employee compensation plans (option exercises, restricted stock plan, incentive bonus, Savings' Plans contributions)	1	1,024	—	—	(926)	—	—
Reclassification to redeemable common stock	53	—	(84,666)	—	—	—	—
Accretion of other redeemable common stock to redemption value	—	2,390	(2,390)	(2,390)	—	—	—
Adjustment to fair value of derivative financial instrument	—	—	—	—	—	—	(918)
Cumulative effect of change in accounting principle—(See Note 7)	—	—	—	—	—	—	(100)
Translation adjustment and other	—	—	—	—	—	—	(66)
Net earnings (Revised—See Note 2)	—	—	—	60,834	—	—	—

Balance, December 27, 2001 (Revised—See Note 2)	$530	$138,052	$(332,596)	$(59,681)	$(43,068)	$—	$(1,081)

The accompanying notes are an integral part of these consolidated financial statements.

DynCorp and Subsidiaries

Notes to Consolidated Financial Statements

December 27, 2001 and December 28, 2000

(Revised—See Note 2)

(Dollars in thousands, except per share amounts or where otherwise noted)

(1)    The Company and Summary of Significant Accounting Policies

Description of Business and Organization:

        DynCorp, a Delaware corporation, (the "Company") provides diversified management, technical and professional services primarily to U.S. Government customers throughout the United States and internationally. Organized in 1946, the Company provides services to various branches of the U.S. Departments of Defense, Energy, State, and Justice, the Drug Enforcement Agency, the National Institute of Health, the Defense Information Systems Agency, the National Aeronautics and Space Administration and various other U.S., state and local government agencies, commercial clients and foreign governments. Generally, these services are provided under both prime contracts and subcontracts, which may be fixed-price, time-and-material or cost-type contracts depending on the work requirements and other individual circumstances. These services encompass a wide range of management, technical and professional services.

Principles of Consolidation:

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. All majority-owned subsidiaries have been included in the financial statements. Investments in which the Company owns a 20.0% to 50.0% ownership interest are accounted for by the equity method while investments of less than 20.0% ownership are accounted for under the cost method. Outside investors' interest in the majority-owned subsidiaries is reflected as minority interest. Effective in 1999, the Company's fiscal year is the 52 or 53-week period ending the last Thursday in December. Previously, the Company had a calendar year end.

Use of Estimates:

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates include accrued liabilities such as contract losses, litigation reserves, and incentive compensation awards, which are not paid out until the following year. Actual results could differ from those estimates.

Contract Accounting (Revised—See Note 2):

        Revenues for cost-reimbursement contracts are recorded as reimbursable costs are incurred, including a pro-rata share of the contractual fees. For time-and-material contracts, revenue is recognized to the extent of billable rates times hours delivered plus material and other reimbursable costs incurred. For long-term fixed price production contracts, revenue is recognized at a rate per unit as the units are delivered. Revenue from other long-term fixed price contracts is recognized ratably over the contract period or by other appropriate methods to measure services provided. Contract costs are expensed as incurred except for certain limited long-term contracts noted below. For long-term contracts which are specifically described in the scope section of American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 81-1, "Accounting for Performance of

Construction Type and Certain Production-Type Contracts," or other appropriate accounting literature the Company applies the percentage of completion method. Under the percentage of completion method, income is recognized at a consistent profit margin over the period of performance based on estimated profit margins at completion of the contract. This method of accounting requires estimating the total revenues and total contract cost at completion of the contract. During the performance of long-term contracts, these estimates are periodically reviewed and revisions are made as required. The impact on revenue and contract profit as a result of these revisions is included in the periods in which the revisions are made. This method can result in the deferral of costs, including start-up costs, or the deferral of profit on these contracts. Because the Company assumes the risk of performing a fixed price contract at a set price, the failure to accurately estimate ultimate costs or to control costs during performance of the work could result, and in some instances has resulted, in reduced profits or losses for such contracts. Estimated losses on contracts at completion are recognized when identified.

        Disputes arise in the normal course of the Company's business on projects where the Company is contesting with customers for collection of funds because of events such as delays, changes in contract specifications and questions of cost allowability or collectibility. Such disputes are recorded at the lesser of their estimated net realizable value or actual costs incurred, and only when realization is probable and can be reliably estimated. Claims against the Company are recognized where loss is considered probable and reasonably determinable in amount. Because there are estimates and judgments involved, the actual results could be different from those estimates. Accounts receivable balances related to such disputed items were immaterial at December 27, 2001, December 28, 2000, and December 30, 1999.

Accounts Receivable:

        It is the Company's policy to provide reserves for the collectibility of accounts receivable when it is determined that it is probable that the Company will not collect all amounts due and the amount of the reserve requirement can be reasonably estimated.

Property and Equipment:

        The Company computes depreciation using either the straight-line or double declining balance method. The estimated useful lives used in computing depreciation are buildings, 15-33 years; machinery and equipment, 3-15 years; and leasehold improvements, the lesser of the useful life or the remaining term of the lease. Depreciation expense was $7,394 for 2001, $7,044 for 2000, and $5,412 for 1999.

        Cost of property and equipment sold or retired and the related accumulated depreciation or amortization are removed from the accounts in the year of disposal, and any gains or losses are reflected in the consolidated statements of operations. Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

Intangible Assets:

        The major classes of intangible assets, net of accumulated amortization as of December 27, 2001 and December 28, 2000 are summarized below (in millions):

	Amortization Period	2001 (Revised—See Note 2)	2000 (Revised—See Note 2)
Goodwill	10 to 40 years	$103.2	$108.0
Capitalized software	8 years	12.4	9.0
Core and developed technology	5 years	4.5	6.1
Contracts acquired	up to 10 years	0.2	0.6
Assembled workforce	7 years	4.6	5.6
Patent	17 years	5.5	5.9

Total net intangibles		$130.4	$135.2

        Intangible assets are being amortized using the straight-line method for the periods noted above. Intangible asset amortization expense was $8,363, $16,524, and $12,586 in 2001, 2000, and 1999, respectively. Intangible asset amortization expense for 1999 includes $1.2 million acceleration of goodwill amortization due to impairment. Intangible asset accumulated amortization of $65,055 and $65,742 has been recorded through December 27, 2001 and December 28, 2000, respectively.

        Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for impairment, the Company estimates the future cash flows expected to result from the use of the asset. If impaired, the Company will write down the asset to its fair market value. If the asset is held for sale, the Company reviews its fair value less cost to sell. In 1999, the Company expensed $1.7 million related to impaired assets including the $1.2 million noted above.

        The Company will adopt the Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," beginning on December 28, 2001, as required. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test.

Derivative Financial Instruments:

        The Company is exposed to market risk from changes in interest rates and, to a limited extent, foreign currency exchange rates that could affect its results of operations and financial condition or cash flows. The Company manages its exposure to these market risks through normal operating and financing activities and, when deemed appropriate, hedges these risks through the use of derivative financial instruments. The Company uses the term hedge to mean a strategy designed to manage risks of volatility in rate movements on certain assets, liabilities or anticipated transactions by creating a relationship in which gains or losses on derivative instruments are expected to counterbalance the losses or gains on the assets, liabilities or anticipated transactions exposed to such market risks. The Company uses derivative financial instruments as a risk management tool and not for trading or speculative purposes.

Recently Issued Accounting Standards:

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. The provisions of SFAS No. 142 eliminate amortization of goodwill and identifiable intangible assets with indefinite lives and require an impairment assessment at least annually by applying a fair-value based test. Such testing requires a fair-value based assessment by reporting unit (which is defined as an operating segment or component of an operating segment) to determine if goodwill is impaired at the reporting unit level. SFAS No. 141 includes guidance relating to identification of intangible assets that should be recognized apart from goodwill. The Company is required to adopt SFAS No. 142 for fiscal year 2002 (the beginning of the fiscal year after December 15, 2001). The Company anticipates an annual increase to common stockholders' share of net earnings of approximately $2.9 million (net of tax), or $0.26 per diluted share, from the elimination of goodwill and assembled workforce amortization. The Company has completed the first step of the transitional impairment test in accordance with the provisions of SFAS No. 142 and has concluded that there has been no impairment of such assets as of the beginning of fiscal year 2002.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. In August 2001, the FASB issued No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121 and Accounting Principles Board ("APB") No. 30 by establishing a single accounting model for long-lived assets to be disposed of by sale. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Management does not expect SFAS No. 143 or SFAS No. 144 to have a material impact on the Company's results of operations or financial condition.

Consolidated Statements of Cash Flows:

        The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

Investing and financing activities include the following:

	2001	2000	1999
Acquisitions of businesses:
Assets acquired	$—	$4,403	$212,642
Liabilities assumed	—	(2,783)	(45,138)
Cash acquired	—	—	36

Net cash	$—	$1,620	$167,540

        In 2000, the Company acquired certain assets and liabilities of a company that developed and marketed proprietary decision-support software and provided related consulting services to evaluate and profile performance of providers engaged in healthcare. The Company also acquired GTE Information Systems LLC in 1999. The purchase price of these acquisitions has been allocated to the assets acquired and liabilities assumed based on estimated fair value at the date of acquisition, under the purchase method of accounting.

Comprehensive Income:

        Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires the presentation and disclosure of comprehensive income. For the year ended December 27, 2001, total comprehensive income was $59.8 million and includes, in addition to net income, translation adjustment and other of $0.07 million, an adjustment to fair value of the derivative financial instruments of $0.9 million, and the cumulative effect of a change in accounting principle of $0.1 million for the adoption of SFAS No. 133 (see Note 7). Translation adjustment and other of $(0.01) million is the only component of comprehensive income for the year ended December 28, 2000, other than net income.

Reclassifications:

        Certain prior year information has been reclassified to conform to the current year presentation.

(2)    Change in Accounting Method and Revision of Financial Statements

        Subsequent to the issuance of the Company's financial statements for the year ended December 27, 2001 on April 11, 2002, the Company revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001 following discussions with the staff of the Securities and Exchange Commission ("SEC") regarding its method of accounting for certain long-term service contracts and the related applicability of the percentage of completion method to service contracts with the Federal Government. Previously, the Company followed the historical industry-wide practice of recording income from long-term service contracts using the percentage of completion method, in accordance with the AICPA "Audit and Accounting Guide, Audits of Federal Government Contractors," which incorporates as an appendix AICPA SOP No. 81-1, "Accounting for Performance of Construction Type and Certain

Production-Type Contracts." Under this method, income is recognized at a consistent profit margin over the period of performance based on the estimated profit margin at the completion of the contract. Such a method has resulted in deferral of costs, including start-up costs, and deferral of profits on certain contracts. Under SOP No. 81-1, revenue can be recognized based on costs incurred as a measurement of progress towards completion, which can differ from other revenue recognition methods such as those outlined in SEC Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." Following discussions with the SEC's staff, it has been determined that percentage of completion accounting should be applied to long-term contracts which are specifically described in the scope section of AICPA SOP No. 81-1 and other appropriate accounting literature. All other long-term service contracts, even those with the Federal Government, should not apply the percentage of completion method. Accordingly, the Company changed its method for accounting on these long-term service contracts to be in accordance with SEC SAB No. 101 and other applicable generally accepted accounting principles. As a result of these changes, profit margins on a given long-term service contract could now fluctuate from one accounting period to another due to fluctuations in the revenue earned and costs incurred in a given accounting period.

        In accordance with the SEC Staff's guidance, the Company has applied this change in accounting method retroactively to January 2000 (the effective date of SAB No. 101) and to the acquisition of DIS in December 1999. As a result, the financial statements of the Company for the fiscal years ended December 30, 1999, December 28, 2000, and December 27, 2001 have been revised to eliminate the deferral of such costs or profits on service contracts and to adjust revenue. Revenue was adjusted for certain fixed price service contracts and other service contracts, which had used cost incurred in relation to total estimated cost at completion as a measurement of progress towards completion under percentage of completion, in order to comply with SEC SAB No. 101, which prescribes recognizing revenue on a straight-line basis over the contract period or by other appropriate methods to measure services provided. The Company also intends to amend its previously filed Form 10-Q for the three months ended March 28, 2002. The cumulative effect of the change in accounting principle on prior years resulted in a one-time, non-cash reduction to net earnings of $4.8 million, net of taxes of $2.6 million, or $0.46 per diluted share, in 2000. The change in accounting method did not have any effect on the Company's cash flows in 2002, 2001, 2000, and 1999.

        In the original 2001 Form 10-K/A filed on May 15, 2002, the Company had revised certain information in the Consolidated Financial Statements for the fiscal years ended December 30, 1999 and December 28, 2000 following discussions with the staff of the SEC regarding accounting principles articulated in SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises" and APB No. 16, "Business Combinations" as they related to the Company's acquisition of DIS from GTE Corporation in December 1999.

        When the Company purchased DIS in December 1999, issues existed relating to the financial performance of certain DIS contracts and realization of certain DIS receivables. The Company disclosed in its 1999 Form 10-K that its purchase accounting was preliminary. During 2000, the Company continued its evaluation of the status of contracts at the date of acquisition. Primarily in the third quarter of 2000, the Company finalized its evaluation of the impact of the future cash flows related to the contracts based on information obtained through that quarter and recorded an increase to reserves through a purchase accounting adjustment. The purchase accounting adjustment also resulted in an increase to goodwill and deferred tax assets. At the end of the third quarter of 2001, the Company reversed a significant amount of the contract loss reserves as a result of entering into a modification of one of the contracts acquired. This was also accounted for as a purchase accounting adjustment, which resulted in a decrease to goodwill and deferred tax assets.

        According to SFAS No. 38, the allocation period for purchase accounting adjustments ends when the acquiring enterprise is no longer waiting for information that it has arranged to obtain and that is known to be available or obtainable at the acquisition date. Items identified during the initial purchase period as "preacquisition contingencies" shall be included in the allocation of the purchase price based on the fair value of the contingency. The Company previously believed that the allocation period related to these preacquisition contingencies was still open during those periods. Although the Company stated in its 1999 Form 10-K that the purchase price allocation was preliminary, after discussions with the SEC's staff, the Company has determined that the allocation period for these preacquisition contingencies was no longer open in 2000 and 2001, and therefore the adjustments made should have been accounted for directly through the statement of operations, rather than as an adjustment to the original purchase accounting. As a result, the financial statements of the Company for the year ended December 28, 2000 and the nine months ended September 27, 2001 were revised to reflect the adjustments directly in the statements of operations. In addition, the 1999 financial statements were revised for the allocation of the DIS purchase price with respect to the valuation of an acquired contract in progress.

        The effects of the revisions for the change in accounting method on long-term service contracts on the 2001, 2000, and 1999 financial data, and on the 2001 and 2000 unaudited quarterly financial data are presented in the tables below. The "As Reported" numbers are taken from the previously filed 2001

Form 10-K/A and include the revisions to 2000 and 1999 results related to the acquisition of DIS as previously disclosed.

	2001 As Reported	2001 As Revised	2000 As Reported	2000 As Revised	1999 As Reported	1999 As Revised
Statement of Operations Data:
Revenues	$1,960,375	$1,955,973	$1,809,109	$1,805,155	$1,345,281	$1,345,281
Cost of services	1,813,991	1,810,273	1,781,825	1,778,329	1,280,239	1,280,239
Amortization of intangibles of acquired companies	6,234	6,394	14,762	14,922	11,408	11,408
Earnings (loss) from continuing operations before income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle	99,200	98,356	(56,233)	(56,851)	15,218	15,218
Provision (benefit) for income taxes	34,750	35,060	(20,936)	(20,827)	4,653	4,640
Minority interest	3,538	2,462	3,515	2,622	2,968	2,968
Net earnings (loss)	60,912	60,834	(38,812)	(43,416)	5,996	6,009
Common stockholders' share of net earnings (loss)	58,522	58,444	(40,654)	(45,258)	5,902	5,915
Common stockholders' share of net earnings (loss) per common share:
Basic earnings (loss) per share	$5.54	$5.53	$(3.88)	$(4.32)	$0.59	$0.59
Diluted earnings (loss) per share	$5.27	$5.26	$(3.88)	$(4.32)	$0.57	$0.58
Balance Sheet Data:
Accounts receivable, net of allowance for doubtful accounts	$353,990	$345,358	$335,621	$332,583	$355,020	$358,811
Prepaid income taxes	2,126	2,158	1,139	1,153	6,558	6,572
Other current assets	37,310	35,775	34,707	28,101	26,348	17,684
Intangible assets, net of accumulated amortization	126,107	130,425	130,766	135,244	143,266	147,904
Deferred income tax asset	—	—	10,339	10,013	—	—
Other Assets	49,330	48,687	40,203	38,942	51,511	51,511
Total assets	604,900	598,440	593,495	586,756	629,155	628,934
Accrued income taxes	603	932	6,474	6,895	2,100	2,100
Accrued expenses	208,666	207,029	200,006	198,330	131,274	130,989
Deferred income tax liability	8,648	10,134	—	—	6,784	6,835
Other liabilities and deferred credits	36,603	34,634	87,566	86,673	38,409	38,409
Deficit	(55,012)	(59,681)	(113,534)	(118,125)	(72,880)	(72,867)

	2001 Quarters (Unaudited and As Revised
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Statement of Operations Data:
Revenues	$440,073	$438,979	$476,900	$476,611	$504,113	$502,856	$539,289	$537,527
Gross profit	23,257	23,721	25,687	26,954	75,032	73,856	22,408	21,169
Earnings from continuing operations before income taxes and minority interest	6,533	6,957	8,911	10,138	59,426	58,210	24,330	23,051
Provision for income taxes	2,546	2,787	3,430	4,086	21,221	20,060	7,553	8,127
Minority interest	611	476	934	635	925	532	1,068	819
Net earnings	3,376	3,694	4,547	5,417	37,280	37,618	15,709	14,105
Common stockholders' share of net earnings	2,825	3,143	3,979	4,849	36,652	36,990	15,066	13,462
Common stockholders' share of net earnings per common share:
Basic earnings per share	$0.27	$0.30	$0.38	$0.46	$3.47	$3.50	$1.42	$1.27
Diluted earnings per share	$0.26	$0.29	$0.36	$0.44	$3.30	$3.33	$1.35	$1.20
Balance Sheet Data:
Accounts receivable, net of allowance for doubtful accounts	$314,825	$309,501	$322,910	$317,297	$316,653	$309,783	$353,990	$345,358
Other current assets	40,280	36,237	36,900	34,288	39,134	36,477	39,436	37,933
Intangible assets, net of accumulated amortization	127,908	132,346	125,495	129,893	124,672	129,030	126,107	130,425
Other assets	49,284	47,852	46,163	44,886	38,184	37,062	49,330	48,687
Total assets	568,224	561,863	562,349	557,245	557,650	551,360	604,900	598,440
Accrued expenses	156,965	155,904	160,482	160,107	163,463	161,956	209,269	207,961
Other liabilities and deferred credits	85,590	84,562	86,719	85,392	38,782	39,571	45,251	44,768
Deficit	(110,710)	(114,982)	(106,733)	(110,135)	(67,569)	(73,142)	(55,012)	(59,681)

	2000 Quarters(a) (Unaudited and As Revised)
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised	As Reported	As Revised
Statement of Operations Data:
Revenues	$428,500	$428,311	$445,302	$446,498	$467,673	$468,760	$467,634	$461,586
Gross profit (loss)	19,650	15,217	25,024	24,374	(48,191)	(49,487)	30,801	36,722
Earnings (loss) from continuing operations before income taxes, minority interest, and cumulative effect of change in accounting principle	(54)	(4,527)	4,367	3,677	(69,199)	(70,535)	8,653	14,534
Provision (benefit) for income taxes	(313)	(1,786)	1,520	1,020	(24,717)	(24,794)	2,574	4,733
Minority interest	577	577	635	764	625	304	1,678	977
Net earnings (loss)	(318)	(8,088)	2,212	1,893	(45,107)	(46,045)	4,401	8,824
Common stockholders' share of net earnings (loss)	(742)	(8,512)	1,775	1,456	(45,590)	(46,528)	3,903	8,326
Common stockholders' share of net earnings (loss) per common share:
Basic earnings (loss) per share	$(0.07)	$(0.82)	$0.17	$0.14	$(4.34)	$(4.43)	$0.36	$0.79
Diluted earnings (loss) per share	$(0.07)	$(0.82)	$0.17	$0.14	$(4.34)	$(4.43)	$0.36	$0.79
Balance Sheet Data:
Accounts receivable, net of allowance for doubtful accounts	$331,910	$332,637	$337,726	$339,649	$335,588	$338,598	$335,621	$332,583
Other current assets	36,813	20,018	39,746	21,057	32,876	11,736	35,846	29,254
Intangible assets, net of accumulated amortization	138,723	143,321	136,038	140,596	135,043	139,561	130,766	135,244
Other assets	52,987	51,206	44,704	43,096	61,560	60,125	50,542	48,955
Total assets	606,537	593,286	604,550	590,735	623,996	608,949	593,495	586,756
Accrued expenses	141,457	135,830	148,480	142,396	163,499	157,361	206,480	205,225
Other liabilities and deferred credits	46,015	46,066	35,809	35,989	82,377	82,236	87,566	86,673
Deficit	(73,591)	(81,266)	(71,969)	(79,881)	(117,716)	(126,484)	(113,534)	(118,125)

(3)    Fair Value of Financial Instruments

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the value:

          Accounts receivable and contracts in process, net, prepaid income taxes, accounts payable and accrued income taxes—The carrying amount approximates the fair value due to the short maturity of these instruments.

          Long-term debt and other liabilities and deferred credits—The carrying values of the Company's Senior Secured Credit Agreement Loans, Revolving Credit Facility, and the 15% Subordinated Notes approximated their fair values at December 27, 2001 and December 28, 2000. The fair value of the Company's 9 1/2% Senior Subordinated Notes, based on the current rate as if the issue date was December 27, 2001 and December 28, 2000, was $102.2 million and $81.0 million, respectively, as compared to a book value of $99.7 million and $99.6 million as of December 27, 2001 and December 28, 2000, respectively. For the remaining long-term debt (see Note 5) and other liabilities and deferred credits, the carrying amounts approximate the fair values.

(4)    Accounts Receivable and Contracts in Process, Net

        The components of accounts receivable and contracts in process were as follows for the years ending December 27, 2001 and December 28, 2000:

	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)
U.S. Government:
Billed and billable	$282,266	$254,731
Recoverable costs and accrued profit on progress completed but not billed	17,026	22,763
Retainage due upon completion of contract	1,048	2,006

	300,340	279,500

Other Customers (primarily subcontracts from U.S. Government prime contracts and contracts with state, local and quasi-government agencies):
Billed and billable (less allowance for doubtful accounts of $6,637 in 2001 and $2,804 in 2000)	37,315	49,157
Recoverable costs and accrued profit on progress completed but not billed	7,703	3,926

	45,018	53,083

	$345,358	$332,583

        Billed and billable include amounts earned and contractually billable at year-end, but which were not billed because customer invoices had not yet been prepared at year-end. Recoverable costs and accrued profit on progress completed but not billed is composed primarily of amounts recognized as revenues, but which are not contractually billable at the balance sheet dates. It is expected that all amounts outstanding at December 27, 2001 will be collected within one year except for approximately $6.3 million.

(5)    Long-term Debt

        At December 27, 2001 and December 28, 2000, long-term debt consisted of:

	2001	2000
Senior Secured Credit Agreement—Term A Loan	$70,000	$70,000
Senior Secured Credit Agreement—Term B Loan	76,900	76,900
Senior Secured Credit Agreement—Revolving Credit Facility	—	—
15% Subordinated Notes	37,903	37,349
9 1/2% Senior Subordinated Notes	99,674	99,627
Notes Payable	128	137

	284,605	284,013
Less current portion	20,123	124

	$264,482	$283,889

        Debt maturities as of December 27, 2001, were as follows:

2002	$20,123
2003	25,005
2004	28,083
2005	29,400
2006	47,500
Thereafter	134,494

$284,605

        On December 10, 1999, the Company and its wholly-owned subsidiary, Dyn Funding Corporation, entered into a Senior Secured Credit Agreement (the "Credit Agreement") with a group of financial institutions. Under the Credit Agreement, the Company borrowed $100.0 million under Term A Loans maturing December 9, 2004, $100.0 million under Term B Loans maturing December 9, 2006, and $23.8 million under a $90.0 million revolving line of credit maturing December 9, 2004. Of the total borrowings under the Credit Agreement, $125.0 million was used for partial payment of the purchase price for GTE Information Systems LLC. An additional $112.0 million of the borrowings was used to make an optional redemption of Dyn Funding Corporation's outstanding 7.486% Fixed Rate Contract Receivable Collateralized Notes, Series 1997-1, Class A and to reduce irrevocably Dyn Funding Corporation's Floating Rate Contract Receivable Collateralized Notes, Series 1997-1, Class B. The remainder was used to pay transactional expenses and for general corporate operating purposes. Upon the closing of the Credit Agreement, the Company terminated its previous revolving line of credit facility.

        The Credit Agreement stipulates that the Company must maintain certain financial ratios, including specified ratios of earnings to fixed charges, debt to earnings, and accounts receivable to borrowings, under the Credit Agreement.

        On December 10, 1999, the Company incurred an extraordinary loss of $2.5 million ($1.6 million after tax or $0.16 for basic and diluted earnings per share) in connection with the early retirement of the $50.0 million 7.486% Fixed Rate Contract Receivable Collateralized Notes. The extraordinary loss was comprised of the payment of a yield maintenance premium and the write-off of associated debt issuance costs.

        On December 28, 2000, the Company voluntarily repaid $30.0 million of Term A Loans, prepaying all scheduled principal installments due in 2001 and partially prepaying the scheduled principal installment due in February 2002. As a consequence of this prepayment, the Term A Loans are to be repaid in an installment of $1.3 million in February 2002 and then eleven quarterly installments of $6.3 million beginning in May 2002. On March 7, 2000, the Company voluntarily repaid $7.1 million of Term B Loans, prepaying all scheduled principal payments of Term B Loans from February 2001 through December 2004, and partially prepaying the scheduled principal payment due in February 2005. On December 28, 2000, the Company voluntarily repaid $15.0 million of Term B Loans, prepaying the remaining scheduled principal payment due in February 2005 and partially prepaying the scheduled principal payment due in May 2005. As a consequence of these prepayments, the Term B Loans are to be repaid in an installment of $5.7 million in May 2005 and then six quarterly installments of $11.9 million beginning in August 2005. At the option of the Company, borrowings under the Credit Agreement bear interest at either LIBOR or a base rate established by the bank, plus a margin that varies based upon the Company's ratio of debt to earnings.

        The Company is charged a commitment fee of 0.5% per annum on unused commitments under the revolving line of credit. As of December 27, 2001 and December 28, 2000, there were no borrowings and $11.1 million and $9.5 million of letters of credit were outstanding, respectively, under the revolving line of credit. The amount available under the revolving line of credit was $78.9 million and $80.5 million, respectively, as of December 27, 2001 and December 28, 2000. The Company also has $7.2 million in outstanding surety obligations for performance and payment bonds supporting various contracts. These bonds are partially collateralized with letters of credit, the value which is included in $11.1 million noted above.

        On December 10, 1999, the Company entered into an agreement with various financial institutions for the sale of $40.0 million face value of the Company's subordinated pay-in-kind notes due in 2007, with an estimated fair value of $33.9 million ("Subordinated Notes"), and for the sale of 426,217 shares of the Company's stock with an estimated fair value of $6.1 million (see Note 9). The proceeds were used for payment of the balance of the purchase price for GTE Information Systems LLC. The Subordinated Notes bear interest at 15.0% per annum, payable semi-annually. The Company may, at its option, prior to December 15, 2004, pay the interest in cash or in additional Subordinated Notes. The Subordinated Notes are redeemable, in whole or in part, at the option of the Company, on or after December 15, 2000 at a redemption price that ranges from 114.0% in 2000 to 100.0% in 2006 and thereafter. The Subordinated Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt of the Company and to the Senior Subordinated Notes. On December 28, 2000, the Company paid $3.2 million cash interest on the Subordinated Notes. On December 26, 2001, two of the holders sold 140,000 of these shares on the

Company's internal market and those shares are no longer subject to the put right. This transaction reduced Temporary Equity on the Consolidated Balance Sheet by $5.7 million.

        On March 17, 1997, the Company issued $100.0 million of 9 1/2% Senior Subordinated Notes ("Senior Subordinated Notes") with a scheduled maturity in 2007. Interest is payable semi-annually, in arrears, on March 1 and September 1 of each year. The Senior Subordinated Notes are redeemable, in whole or in part, at the option of the Company, on or after March 1, 2002 at a redemption price which ranges from 104.8% in 2002 to 100.0% in 2005 and thereafter. In addition, the Company may redeem up to 35.0% of the aggregate principal amount of the Senior Subordinated Notes (at a redemption price of 109.5%) with proceeds generated from a public offering of equity, provided at least 65.0% of the original aggregate amount of the Senior Subordinated Notes remains outstanding. The Senior Subordinated Notes are general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future senior debt of the Company.

        The Credit Agreement and the indentures for the Subordinated Notes and Senior Subordinated Notes contain customary restrictions on the ability of the Company to undertake certain activities, such as the incurrence of additional debt, the payment of dividends on, or the repurchase of, the Company's common stock, the merger of the Company into another company, the sale of substantially all the Company's assets, and the acquisition of the stock or substantially all the assets of another company. The Credit Agreement also stipulates that the Company cannot exceed a certain level of capital expenditures and must maintain certain financial ratios, including specified ratios of earnings to fixed charges, debt to earnings, and accounts receivable to borrowings under the Credit Agreement. At December 27, 2001 and December 28, 2000, the Company was in compliance with these covenants.

        The Company acquired the headquarters property of Technology Applications, Inc. ("TAI") on November 12, 1993, in conjunction with its acquisition of TAI, and assumed a mortgage on the property of $3.3 million bearing interest at 8.0% per annum. On February 29, 2000, the Company sold the property for $10.5 million in cash and simultaneously entered into a lease agreement for the property. The 8.0% mortgage was repaid with proceeds from the sale of the property.

        Deferred debt issuance costs are being amortized using the effective interest rate method over the term of the related debt. At December 27, 2001, and December 28, 2000, unamortized deferred debt issuance costs were $8,105 and $10,071, respectively and amortization for 2001, 2000, and 1999 was $1,966, $2,300, and $1,210, respectively. Amortization of debt issue discount was $601, $43, and $39 in 2001, 2000, and 1999, respectively.

        Cash paid for interest was $31,692 for 2001, $31,458 for 2000, and $16,209 for 1999.

(6)    Accrued Expenses

        At December 27, 2001 and December 28, 2000, accrued expenses consisted of the following:

	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)
Salaries and wages	$96,348	$79,216
Insurance reserve	30,511	25,298
Interest	4,541	7,279
Payroll and miscellaneous taxes	9,726	19,925
Accrued contingent liabilities and operating reserves	12,598	16,734
Other accrued expenses	53,305	49,878

	$207,029	$198,330

(7)    Derivative Financial Instruments

        The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an Amendment of FASB Statement No. 133," on December 29, 2000. SFAS No. 133 requires the transition adjustment, net of the tax effect, resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income based on the guidelines stipulated in SFAS No. 133. The adoption of the standard did not have a material impact on the Company's results of operations, financial condition or cash flows, but did reduce accumulated other comprehensive income by $0.1 million, or $0.01 per diluted share, for the cumulative effect of a change in accounting principle. The adjustments to fair value of the derivative instruments during 2001 resulted in additional decreases in accumulated other comprehensive income of $0.9 million.

        The Company has managed its exposure to changes in interest rates by effectively capping at 7.5% the base interest rate on a notional amount of $100.0 million of its LIBOR indexed debt until February 2002. This option had no value at the transition date of SFAS No. 133. In December 2000, the Company entered into a two year and 28-day swap agreement, wherein the Company pays approximately 6.2% annualized interest on a notional amount of $35.0 million on a quarterly basis beginning on January 4, 2001 and ending on January 6, 2003. The objective of this transaction is to neutralize the cash flow variability on designated portions of the Company's Senior Secured Credit Agreement Term A and Term B loans, which have a floating-rate, that may be caused by fluctuations in market interest rates. The adjustments to fair value of this derivative instrument during 2001 resulted in additional decreases in accumulated other comprehensive income of $0.9 million. This swap is perfectly effective at its objective, and accordingly, there are no existing gains or losses as of December 27, 2001 that are expected to be reclassified into earnings within the next twelve months.

(8)    Employee Stock Ownership Plan

        In September 1988, the Company established an Employee Stock Ownership Plan ("ESOP"). The Company borrowed $100.0 million and loaned the proceeds, on the same terms as the Company's borrowings, to the ESOP to purchase 4,123,711 shares of common stock of the Company. The ESOP acquired additional shares from 1993 through 2001 either through contributions of stock from the Company, or contributions of cash from the Company with which the ESOP then purchased shares either from the Company, on the Internal Market, or directly from other stockholders. From time to time, the Company loaned additional funds to the ESOP to buy shares, and the ESOP issued notes to the Company in like amounts. The notes, and related accrued interest, were paid in full as of June 29, 2000.

        In 1999, the ESOP utilized 1999 contributions and loans to make the required principal and interest payments on the aforementioned notes, pay administrative fees, purchase 95,735 shares of stock on the internal market and purchase 273,139 shares of stock from other stockholders. In 2000, the ESOP utilized 2000 contributions and loans to make the required principal and interest payments on the aforementioned notes, pay administrative fees, purchase 27,490 shares of stock on the internal market and purchase 25,175 shares of stock from other stockholders. The ESOP covered a majority of the employees of the Company. Participants in the ESOP become fully vested after four years of service. Effective January 1, 2001, the Company established two new plans: the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan (collectively, the "Savings Plans"). At the same time, the ESOP was merged into the two plans. The Company stock accounts of participants in the ESOP were transferred to one or the other of the Savings Plans' trusts, and Savings Plans participants have the same distribution and put rights for these ESOP shares as they had in the ESOP. See Note 13 for discussion of the Savings Plans. At December 27, 2001 the Savings Plans owned 8,869,936 shares, or 84.3% of total outstanding shares, of which 7,142,510 shares had ESOP put options. In 2000 and 1999, cash contributions to the ESOP were $13,350 and $13,220, respectively and were charged to Cost of Services and Corporate General and Administrative Expenses. In 2001 the Company made cash contributions to the Savings Plans totaling $20,975 (the employer match and supplemental contribution). The employer match of $18,793 included in this total was charged to Cost of Services and Corporate General and Administrative Expenses and the supplemental contribution of $2,182 in this total was charged to Treasury Stock.

(9)    Redeemable Common Stock

        Common stock which is redeemable has been reflected as Temporary Equity at the redemption value at each balance sheet date and consists of the following:

	Shares	Redemption Value	Balance at December 27, 2001	Shares	Redemption Value	Balance at December 28, 2000
ESOP Shares	2,995,783	$47.00	$140,802	3,313,729	$35.25	$116,809
	4,146,727	$44.75	185,566	4,190,924	$29.00	121,537

	7,142,510		$326,368	7,504,653		$238,346

Other Redeemable Common Stock	286,217	$24.34	$6,967	426,217	$18.73	$7,984

ESOP Shares

        In accordance with ERISA regulations and the ESOP documents, the respective Trust may purchase and the Company is obligated to purchase vested common stock shares from ESOP participants (see Note 8) at the fair value (as determined by an independent appraiser) until such time as the Company's common stock is publicly traded. The shares initially bought by the investors, including the ESOP, in 1988 were bought at a "control price," reflecting the higher price that buyers typically pay when they buy an entire company (as the ESOP and other investors did in the 1988 Leveraged Buy-Out). A special provision in the ESOP permits participants to receive a "control price" when they sell these shares back to the Company under the ESOP's "put option" provisions. This "control price," as determined by the trustee was $47.00 per share as of December 27, 2001. The additional shares obtained by the ESOP in 1994 through 2001 were at a "minority interest price," reflecting the lower price that buyers typically pay when they are buying shares of a company in the market place. Participants do not have the right to sell these shares at the "control price". The minority interest price as determined by the trustee was $44.75 per share as of December 27, 2001. Participants receive their vested shares upon retirement, becoming disabled, or death over a period of one to five years and for other reasons of termination over a period of one to ten years, all as set forth in the Plan documents. The ESOP Trust ("ESOT") or the Company purchases participants' shares at the applicable price, utilizing cash available from the Company's contributions and loans (see Note 8). The participant can elect to retain distributed ESOP shares instead of a participant put. Based on fair values of $47.00 and $44.75 per share as of December 27, 2001, the estimated maximum contingent liability to repurchase shares from the ESOP participants upon death, disability, retirement and termination is as follows: $19,996 in 2002, $24,340 in 2003, $26,292 in 2004, $24,228 in 2005, $20,873 in 2006 and $210,639 thereafter. Under the Subscription Agreement with the ESOP dated September 9, 1988, the Company is permitted to defer put options if, under Delaware law, the capital of the Company would be impaired as a result of such repurchase. As explained above in Note 8, the ESOP was merged into the Savings Plans effective January 1, 2001. All rights and obligations of the ESOP and its participants remain intact in the Savings Plans.

Other Redeemable Common Stock

        On December 10, 1999, the Company entered into an agreement with various financial institutions for the sale of 426,217 shares of the Company's stock and Subordinated Notes (see Note 5). Under a contemporaneous registration rights agreement, the holders of these shares of stock will have a put right to the Company commencing on December 10, 2003, at a price of $40.53 per share, unless one of the following events has occurred prior to such date or the exercise of the put right: (1) an initial public offering of the Company's common stock has been consummated; (2) all the Company's common stock has been sold; (3) all the Company's assets have been sold in such a manner that the holders have received cash payments; or (4) the Company's common stock has been listed on a national securities exchange or authorized for quotation on the NASDAQ National Market System for which there is a public market of at least $100 million for the Company's common stock. If, at the time of the holders' exercise of the put right the Company is unable to pay the put price because of financial covenants in loan agreements or other provisions of law, the Company will not honor the put at that time, and the put price will escalate for a period of up to four years, at which time the put must be honored. The escalation rate increases during such period until the put is honored, and the rate varies from an annualized factor of 22.0% for the first quarter after the put is not honored up to 52.0% during the sixteenth quarter. The annual accretion in the fair value of these shares is reflected as a reduction of Common Stockholders' Share of Net Earnings on the Consolidated Statements of Operations. On December 26, 2001, two of the holders sold 140,000 of these shares on the Company's internal market and those shares are no longer subject to the put right.

        In conjunction with the acquisition of TAI in November 1993, the Company issued put options on 125,714 shares of common stock. The holder could, at any time commencing on December 31, 1998 and ending on December 31, 2000, sell these shares to the Company at a price per share equal to the greater of $17.50; or, if the stock is publicly traded, the market value at a specified date; or, if the Company's stock is not publicly traded, the ESOP control price at the time of exercise. On January 12, 1999, the holder exercised the put option on these shares at the applicable price of $24.25 per share.

        Following are the changes in Redeemable Common Stock for the three years ended December 27, 2001:

	Redeemable Common Stock
	Other	ESOP	Total
Balance, December 31, 1998	$3,049	$180,812	$183,861
Exercise of put option	(3,049)	—	(3,049)
Shares purchased by the Company	—	(1,899)	(1,899)
Shares purchased by the ESOP	—	6,466	6,466
Shares purchased on the Internal Market	—	2,319	2,319
Shares released from collateral	—	10,577	10,577
Shares pledged as collateral	—	(11,082)	(11,082)
ESOP diversification(a)	—	(753)	(753)
Issuance of common stock with put rights	6,048	—	6,048
Adjustment of shares to fair value	94	(3,466)	(3,372)

Balance, December 30, 1999	6,142	182,974	189,116
Shares purchased by the ESOP	—	568	568
Shares purchased on the Internal Market	—	612	612
Shares released from collateral	—	2,958	2,958
Shares pledged as collateral	—	(300)	(300)
Adjustment of shares to fair market value	1,842	51,534	53,376

Balance, December 28, 2000	7,984	238,346	246,330
Shares purchased by/contributed to the Savings Plans	—	(11,569)	(11,569)
Shares sold on the Internal Market	(3,407)	(2,420)	(5,827)
Shares purchased on the Internal Market	—	1,598	1,598
ESOP diversification(a)	—	(1,046)	(1,046)
Adjustment of shares to fair market value	2,390	101,459	103,849

Balance, December 27, 2001	$6,967	$326,368	$333,335

(a)
Under diversification rules, as defined by the Plan, ESOP participants have the option of receiving a distribution of up to 25.0% of their aggregate accounts, in order to convert Company stock into another type of investment. The option extends over a five-year period beginning after the participant has reached age 55 and has ten years of participation in the ESOP. At the sixth year, the distribution right increases to 50.0% of the participant's account less any amounts previously paid.

(10)    Common Stock

        At December 27, 2001, common stock includes shares issued to outside investors, officers and directors, current and former employees, the ESOP, and the Savings Plans, as well as any ESOP or Savings Plan shares that have been distributed in kind to former participants in the plans.

(11)    Restricted Stock

        The Company had a Restricted Stock Plan (the "Plan") under which management and key employees could be awarded shares of common stock based on the Company's performance. The Company initially reserved 1,023,037 shares of common stock for issuance under the Plan. Under the Plan, Restricted Stock Units ("units") were granted to participants who were selected by the Compensation Committee of the Board of Directors. Each unit entitled the participant upon achievement of the performance goals (as defined in the Plan) to receive one share of the Company's common stock. Units could not be converted into shares of common stock until the participant's interest in the Units had vested. Vesting occurred upon completion of the specified periods as set forth in the Plan. All units granted under the Plan have vested or have been forfeited and all vested shares have been subsequently distributed or deferred until a future distribution date. Of the deferred shares, 105,898 remain to be distributed.

(12)    Acquisitions and Dispositions

        On December 27, 2001, the Company completed the merger of its wholly-owned subsidiary, DynCorp Management Resources, Inc. ("DMR"), the Company's state and local government services subsidiary, into TekInsight.com, Inc. The merger between TekInsight.com Inc. and DMR formed the new entity DynTek, Inc. DynTek, Inc. is a public company listed on NASDAQ under the symbol DYTK. DynTek, Inc. is a provider of information technology and outsourced management services to state and local governments serving customers across 17 states. On a pro forma basis, DynTek, Inc. had revenues of approximately $77.2 million for the fiscal year ended June 30, 2001.

        The Company received 18,336,664 shares of class B common stock of DynTek, Inc. These shares are not registered, but the Company has the right to require DynTek, Inc. to register the shares. An independent appraisal of these shares resulted in a value of $31.0 million for these shares at December 27, 2001. This transaction resulted in a gain on the sale of approximately $29.1 million; however, under GAAP the Company recognized only 60% of the gain or $17.4 million for this non-monetary transaction because the Company has a 40% ownership interest in the new entity, DynTek, Inc.

        The $17.4 million gain on the disposal of DMR is partially offset by DMR's $13.4 million operating loss. Since the Company has a 40% interest in DynTek, Inc. and does not have control, it will account for its investment on the equity basis of accounting going forward. The Company has the right to appoint people to three of the seven director positions on the board of DynTek, Inc.

        As part of the merger agreement, the Company has contract obligations for several outstanding performance bonds on certain DMR contracts, which total approximately $3.4 million as of December 27, 2001. DynTek, Inc. has agreed to make its best effort to replace the bonds with its own obligations. The Company is also obligated to the Commonwealth of Virginia for satisfactory performance on DMR's contract to provide non-emergency medical transportation services in Virginia. Should DynTek, Inc. default on the Virginia contracts and/or any of the performance bonds, it could result in financial losses for the Company.

        In the first quarter of 2002, the Company paid $2.6 million to DynTek, Inc. in resolution of a dispute concerning the adequacy of DMR's working capital at the time of closing. The Company recorded the $2.6 million payment as a liability at December 27, 2001, and included the $2.6 million payment in its calculation of the gain on the sale. DynTek, Inc. is currently seeking additional financing.

        In September 2000, the Company purchased for $2.5 million certain assets and liabilities of a company which develops and markets proprietary decision-support software and provides related consulting services to evaluate and profile performance of healthcare providers. The purchase price has been allocated to the assets acquired and liabilities assumed based on preliminary estimated fair value at the date of acquisition, under the purchase method of accounting. Goodwill, net of accumulated amortization, associated with this purchase is $2.7 and $2.9 million as of December 27, 2001 and December 28, 2000, respectively and is being amortized over 15 years.

        On December 10, 1999, the Company acquired GTE Information Systems LLC, a subsidiary of GTE Corporation, for $167.5 million in cash and has accounted for the acquisition as a purchase. The purchase price was allocated to the assets acquired and the liabilities assumed based on estimated fair value at the date of acquisition. On December 13, 1999, the name of GTE Information Systems LLC was changed to DynCorp Information Systems LLC ("DIS"). It operates as a separate subsidiary of the Company. Operating results for DIS have been included from the date of acquisition. Goodwill, net of accumulated amortization, associated with this purchase is $57.2 and $59.6 million as of December 27, 2001 and December 28, 2000, respectively, and is being amortized over 30 years.

        The following unaudited pro forma combined financial information presents the historical results of operations of the Company and DIS, with pro forma adjustments as if DIS had been acquired as of the beginning of the period presented. The unaudited pro forma information is not necessarily indicative of what the results of operations actually would have been if the transaction had occurred as of the beginning of the period, or of future results of operations. The unaudited pro forma information does not reflect purchase accounting adjustments for any preacquisition contingencies or losses.

1999 (Unaudited and Revised— See Note2)
Revenue	$1,560,971
Net earnings	$4,164
Basic earnings per share	$0.42
Diluted earnings per share	$0.41

(13)    Savings Plans

        In 2000 and 1999, the Company had a Savings and Retirement Plan ("SARP") which was intended to qualify under section 401(k) of the Internal Revenue Code ("IRC"). The plan allowed eligible employees to defer 1.0% to 15.0% of their compensation on a pretax basis for contribution to their SARP accounts. In 1996, the Company began matching 100.0% of the first 1.0% of employee deferrals and 25.0% of the next 4.0% of employee contributions, provided the employee contribution was invested in Company stock funds. Matching contributions are invested in additional shares of the Company's common stock.

        Effective January 1, 2001, the Company revised its SARP to establish two plans: the Savings and Retirement Plan and the Capital Accumulation and Retirement Plan ("Savings Plans"), which are intended to qualify under section 401(k) of the IRC. At the same time, the ESOP was merged into the two plans. The Company stock accounts of participants in the ESOP were transferred to one or the other of the Savings Plans, and Savings Plan participants have the same distribution and put rights for these ESOP shares as they had in the ESOP. Substantially all employees participate in one of the two Savings Plans.

        Under the revised Savings and Retirement Plan, the Company may make a matching contribution of 50.0% of the first 8.0% of compensation deferred by the employee and an additional matching contribution of 50.0% of the first 3.0% of compensation so deferred which is invested in the Company stock investment fund; the Company may also make a discretionary contribution of 1.0% of compensation on behalf of eligible participants. All Company contributions are invested in the Company stock investment fund for such participants. Under the Capital Accumulation and Retirement Plan, the initial Company matching contribution is 25.0% of the first 8.0% of compensation deferred by the employee, and the additional matching contribution for investments in the Company stock investment fund is the same. Under the Capital Accumulation and Retirement Plan, the Company may also make a discretionary contribution of 2.0% of compensation. All Company contributions, other than those used to pay administrative expenses are either in the form of Company stock or cash to be used by the Savings Plans to acquire Company stock. Beginning in January 2001, the Plans allow eligible employees to defer 1.0% to 18.0% of their compensation on a pretax basis for contribution to their Savings Plans' accounts.

        In 2001, the Company contributed $2,182 to the Savings Plans to cover the difference between the control price and the minority interest price on the ESOP shares which were put back to the Company during 2001 under the ESOP's "put option" provisions. This amount was recorded as an increase to Treasury Stock on the Consolidated Balance Sheet in 2001, due to the put obligation on the shares being removed at the time the shares were purchased back by the Company.

        The Company has expensed approximately $2,617, and $1,937 in 2000, and 1999, respectively, related to the employer matching contributions to the SARP. These amounts were charged to Cost of Services and Corporate General and Administrative Expenses.

        In 2001, the Company expensed approximately $18,792 for the employer match into the Savings Plans which was charged to Cost of Services and Corporate General and Administrative Expenses.

(14)    Income Taxes

        As prescribed by SFAS No. 109, "Accounting for Income Taxes," the Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are provided if required.

        Earnings (loss) from continuing operations before income taxes, minority interest, extraordinary item (see Note 5), and cumulative effect of change in accounting principle (see Note 2) were derived from the following:

	Fiscal Years Ended
	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)	1999 (Revised— See Note 2)
Domestic operations	$96,895	$(57,248)	$14,489
Foreign operations	1,461	397	729

	$98,356	$(56,851)	$15,218

        The provision (benefit) for income taxes consisted of the following:

	Fiscal Years Ended
	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)	1999 (Revised— See Note 2)
Current:
Federal	$5,017	$11,525	$1,564
Foreign	546	1,700	120
State	437	471	636

	6,000	13,696	2,320

Deferred:
Federal	29,060	(34,793)	4,465
Foreign	—	—	—
State	374	(486)	(2,167)

	29,434	(35,279)	2,298

Valuation Allowance:
Federal	—	—	—
State	(374)	756	22

	(374)	756	22

Total	$35,060	$(20,827)	$4,640

        The components of deferred taxes are as follows:

	December 27, 2001 (Revised—See Note 2)	December 28, 2000 (Revised—See Note 2)
Deferred tax liabilities:
Employee benefits	$(450)	$(901)
Contract revenue recognition	(15,094)	(8,154)
Other, net	(6,693)	(847)

Total deferred tax liabilities	(22,237)	(9,902)

Deferred tax assets:
Deferred compensation	1,029	1,085
Operating reserves and other accruals	19,880	35,372
Depreciation and amortization	443	1,620
Benefit of state tax on temporary differences and state net operating loss carryforwards	5,140	5,514

Total deferred tax assets	26,492	43,591

Total temporary differences before valuation allowances	4,255	33,689
Valuation Allowances:
State	(5,140)	(5,514)

Total temporary differences affecting tax provision	(885)	28,175
"Safe harbor" leases	(3,903)	(4,035)
Acquired postretirement benefit plan liability	3,056	4,055

Net deferred tax (liability) asset	$(1,732)	$28,195

        No valuation allowance was required for the Company's federal deferred tax assets at December 27, 2001 and December 28, 2000. State valuation allowances represent reserves for income tax benefits, which are not recognized due to uncertainty regarding future earnings in the applicable states. The net deferred tax asset includes current deferred tax assets of $8,402 and $18,182 as of December 27, 2001 and December 28, 2000, respectively, which are included in Other Current Assets on the Consolidated Balance Sheets.

        The Company's U.S. federal income tax returns have been cleared with the IRS through 1997.

        Cash paid for income taxes was $12,084 for 2001, $5,514 for 2000, and $4,942 for 1999.

        The tax provision (benefit) differs from the amounts obtained by applying the statutory U.S. federal income tax rate to the earnings from continuing operations before minority interest. The differences are reconciled as follows:

	Fiscal Years Ended
	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)	1999 (Revised— See Note 2)
Expected federal income tax provision (benefit)	$34,425	$(19,898)	$5,326
Minority interest not included in tax provision	(405)	(519)	(446)
State and local income taxes, net of federal income tax benefit (provision)	284	482	(1,637)
Nondeductible amortization of intangibles and other costs	601	590	1,160
Foreign income tax provision	546	1,700	120
Foreign and fuel tax credits	(592)	(2,614)	(54)
Other, net	201	(568)	171

Tax provision (benefit)	$35,060	$(20,827)	$4,640

        The Company has state net operating loss carryforwards available to offset future taxable income. Following are the net operating losses by year of expiration:

Year of Expiration	State Net Operating Losses
2001	$607
2002	727
2003	1,079
2004	5,290
2005	956
Through 2020	62,181

$70,840

(15)    Pension and Postretirement Benefits Plans

Multi-employer Pension Plan

        Union employees who normally are not participants in the ESOP or Savings Plans may be covered by multi-employer pension plans under which the Company pays fixed amounts, generally based on hours worked, according to the provisions of the various labor contracts. In 2001, 2000, and 1999, the Company expensed $5,063, $4,077, and $3,954, respectively, for these plans. Under the Employee Retirement Income Security Act of 1974 as amended by the Multi-employer Pension Plan Amendments Act of 1980, an employer is liable upon withdrawal from or termination of a multi-employer plan for its proportionate share of the plan's unfunded vested benefits liability. Based on information provided by the administrators of the majority of these multi-employer plans, the Company does not believe there is any significant amount of unfunded vested liability under these plans.

Defined Benefit Pension Plans

        On December 11, 1999, the Company's subsidiary, DIS, established the DIS Pension Plan for Salaried Employees, which is a noncontributory defined benefit pension plan sponsored by DIS, covering a majority of DIS's employees. The benefits to be paid under this plan are generally based on years of credited service and average final earnings. DIS' funding policy, subject to the minimum funding requirements of employee benefit and tax laws, is to contribute such amounts as are determined on an actuarial basis to accumulate funds sufficient to meet the plan's benefit obligation to employees upon their retirement. The assets of the plan consist primarily of corporate equities, government securities, and corporate debt securities.

        Certain participants who terminate from the Company as a result of a reduction in work force receive Involuntary Separation Payments ("ISEP") from the DIS Pension Plan for Salaried Employees, based on salary and length of service.

        Also on December 11, 1999, certain of DIS's union employees began participating in the DynCorp Information Systems LLC Union Pension Plan, which is a noncontributory defined benefit pension plan. DIS union employees are also eligible for a postretirement healthcare and life insurance benefit plan, sponsored by DIS.

Postretirement Benefit Plan

        On December 11, 1999, a majority of DIS's then-current employees became covered under a postretirement healthcare and life insurance benefit plan sponsored by DIS. The determination of benefit cost for the postretirement health plan is generally based on comprehensive hospital, medical and surgical benefit plan provisions.

        The following is a reconciliation of the benefit obligations, plan assets, and funded status of the Company's Defined Benefit Pension and Union Pension Plans and Postretirement Benefit Plan:

Change in Benefit Obligation:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Benefit obligation at beginning of year	$37,455	$44,448	$22,632	$21,608
Service cost	3,148	2,943	78	188
Interest cost	3,302	3,633	1,552	1,631
Actuarial loss (gain)	6,722	(3,761)	(913)	779
Participant contributions	—	—	102	96
ISEP benefits paid	(2,228)	(563)	—	—
Other benefits paid	(6,348)	(9,245)	(1,327)	(1,670)

Benefit obligation at end of year	$42,051	$37,455	$22,124	$22,632

Change in Plan Assets:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Fair value of assets at beginning of year	$50,540	$57,604	$7,021	$12,090
Actual return on plan assets	(1,962)	2,744	(2,996)	—
Employer contributions	—	—	1,226	(3,495)
Employee contributions	—	—	102	96
ISEP benefits paid	(2,228)	(563)	—	—
Other benefits paid	(6,348)	(9,245)	(1,327)	(1,670)

Fair value of assets at end of year	$40,002	$50,540	$4,026	$7,021

Funded Status Reconciliation:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Funded status	$(2,049)	$13,085	$(18,098)	$(15,611)
Unrecognized prior service cost	2	—	—	—
Unrecognized net actuarial (gain) loss	11,615	(1,564)	4,102	1,545

Net prepaid (unfunded) benefit cost	$9,568	$11,521	$(13,996)	$(14,066)

Assumptions:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Discount rate	7.3%	7.5%	7.3%	7.5%
Varying rates of increase in compensation levels based on age	4.8%	5.0%	N/A	N/A
Expected weighted-average long-term rate of return on assets	9.0%	9.0%	6.8%	6.8%
Assumed health care cost trend rate:
Post-65 claim group	N/A	N/A	6.3%	6.5%
Pre-65 claim group	N/A	N/A	6.3%	6.5%

        Net periodic pension cost and postretirement benefit costs included the following:

	Pension Benefits		Postretirement Benefits
	2001	2000	2001	2000
Service cost	$3,146	$2,943	$78	$188
Interest cost	3,302	3,633	1,552	1,631
Expected return on plan assets	(4,496)	(4,942)	(474)	(765)

Net periodic pension cost	$1,952	$1,634	$1,156	$1,054

        For the postretirement benefit plan the health care cost trend rates are assumed to decline gradually by 0.3% until the ultimate rate of 5.5% is reached in 2004 for post-65 and pre-65 claim groups and will remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost components	$89	$(81)
Effect on accumulated postretirement benefit obligation	$1,223	$(1,111)

(16)    Net Earnings (Loss) Per Common Share

        Basic earnings (loss) per common share ("EPS") is computed by dividing common stockholders' share of net earnings (loss) by the weighted-average number of common shares outstanding and contingently issuable shares. The weighted-average number of common shares outstanding includes issued shares less shares held in treasury and any unallocated ESOP shares. Shares earned and vested but unissued under the Restricted Stock Plan are contingently issuable shares whose condition for issuance have been satisfied and as such have been included in the calculation of basic EPS. Diluted EPS is computed similarly except the denominator is increased to include the weighted-average number of stock warrants and options outstanding, assuming the treasury stock method.

        The following is a reconciliation of shares for basic EPS to shares for diluted EPS for the fiscal years ended:

	2001	2000	1999
Weighted-average shares outstanding for basic EPS	10,559	10,477	10,044
Effect of dilutive securities:
Stock options	554	—	229

Weighted-average shares outstanding for diluted EPS	11,113	10,477	10,273

(17)    Incentive and Deferred Compensation Plans

        The Company has several formal incentive compensation plans that provide for incentive payments of cash and stock to officers and key employees. Incentive payments under these plans are based upon operational performance, individual performance, or a combination thereof, as defined in the plans. In 2000, the chief executive officer was awarded 25,000 shares of the Company's stock under the Company's Long-Term Incentive Stock Plan, which would vest entirely and be distributable at such time as, but only in the event that, the price of common stock exceeded $40.00 per share by a date no later than December 31, 2002. In December 2001, these 25,000 options vested when the common stock traded at $40.50 per share on the Company's internal market. The expense of $1,013 was recorded in December 2001, when the restrictions on the shares lapsed.

        In November 2001 the Company entered into three-year employment agreements with certain executives specifying annual salaries and incentive plan target bonuses and providing for payment of salary and pro-rated bonuses following termination. The employment agreements also provide, in the event of involuntary termination without cause, for consulting payments and non-compete payments for a period of thirty months, and, if the executive is terminated in connection with a change in control of the Company, payment of an additional lump-sum amount.

        The Company has several types of deferred compensation plans for certain executives. In 1998 the Company established the Key Executive Share-Option Compensation Plan, which offers certain executives and key management employees the opportunity to defer any selected portion of annual salary and bonuses. The Company has recorded an asset and a liability at the fair market value of the investments made with the deferrals in the amount of $1.5 million and $1.0 million as of December 27, 2001 and December 28, 2000, respectively. The related investment asset is treated as a trading security under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and therefore the related fluctuations in the fair market value are charged to Corporate General and Administrative Expenses and Cost of Services.

        In 1997 the Company established the Supplemental Executive Retirement Plan, which offers certain executives additional retirement benefits in the form of a ten-year certain stream of payments based on a percentage of final year annual compensation. The plan also includes pre- and post-retirement lump sum death benefit provisions. The Company has recorded a liability in the amount of $2.6 million and $2.4 million as of December 27, 2001 and December 28, 2000, respectively, for these retirement balances.

        In 1980, the Company began allowing certain executives to defer any amount of their base salary in excess of the Social Security wage base until retirement or any set date more than five years in the future. These balances are to be paid out in either lump sums or over a certain number of years up to ten years as agreed to in the original deferred compensation agreements with each executive. The deferred balances earn interest based on a rate equal to the average interest rates of interest paid for one-year certificates of deposit. There have not been any additional deferrals since 1988. The Company has recorded a liability in the amount of $0.2 million as of December 27, 2001 and December 28, 2000, which includes all future pay-outs and accrued interest.

(18)    Stock Option Plans

        In March 1999, the Company adopted a Long-Term Incentive Stock Plan, which authorizes the grant of performance-based stock and cash incentive compensation in the form of non-qualified stock options, stock appreciation rights, restricted stock, performance grants and awards, and other stock-based grants and awards. Specific terms relating to the grant are set by the Compensation Committee at the time of the grant. Stock options granted under the Plan permit optionees to purchase a designated number of shares of common stock at an exercise price set by the Committee, which establishes vesting and exercise provisions to be set forth in individual option agreements. The exercise price may not be lower than the fair market value of the shares as of the time the option is granted. Following an action by the Compensation Committee in February 2001, options granted during 1999 and 2000 will generally vest over a six-year period or over a lesser period if certain stock price targets are met in future years. Options that are not exercised within ten-years of the grant date will expire.

        The Company adopted a non-qualified Stock Option Plan in 1995, whereby options could be granted to officers, directors, and other key employees to purchase a maximum of 1,250,000 common shares at an option price not less than the most recently determined fair market value as of the grant date. The grants are exercisable only when vested and vest proportionately over a period of four or five years, depending on the date of the grant. Options that are not exercised within ten or seven years from the date of the grant, depending on the date of the grant, shall expire. The fair value of each option grant is equal to the Formula Price at the date of grant. The Company's ability to grant options under the 1995 Stock Option Plan ended on June 30, 2001.

        Stock option activity was as follows:

	2001	2000	1999
Outstanding, beginning of year	1,625,000	1,603,150	1,238,600
Granted	339,200	447,000	468,750
Exercised	(42,764)	(95,813)	(5,400)
Canceled or terminated	(56,586)	(329,337)	(98,800)
Outstanding, December 27, 28, and 30	1,864,850	1,625,000	1,603,150
Exercisable	973,535	698,450	590,200
Average price
Outstanding, beginning of year	$20.82	$20.29	$18.69
Granted	29.78	23.50	24.38
Exercised	20.05	17.04	17.26
Canceled or terminated	23.77	22.95	19.82
Outstanding, end of year	22.38	20.82	20.29

        Weighted-average grant date fair value of options was $6.51, $6.25, and $6.10 for 2001, 2000, and 1999, respectively.

        The following table summarizes information about stock options outstanding at December 27, 2001:

Range of Prices	Number Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
$14.90 - 19.00	598,700	$16.85	1.15
20.00 - 23.25	316,500	21.65	6.07
23.50 - 24.50	672,650	23.89	8.07
31.00 - 31.50	277,000	31.49	9.57

        The following table summarizes information about stock options exercisable at December 27, 2001:

Range of Prices	Number Exercisable	Weighted-Average Exercise Price
$14.90 - 19.00	586,700	$16.81
20.00 - 23.25	202,950	21.46
23.50 - 24.50	182,885	24.01
31.00 - 31.50	1,000	31.50

        Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to account for its employee stock option plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for this plan. Had compensation cost for the plan been determined based on the fair value at the grant date consistent with SFAS No. 123, common stockholders' share of net earnings (loss) and earnings (loss) per share would have been as follows:

Fiscal Years Ended	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)	1999 (Revised— See Note 2)
Common stockholders' share of net earnings (loss)
As reported	$58,444	$(45,258)	$5,915
Pro forma	$56,840	$(46,863)	$4,141
Basic earnings (loss) per share
As reported	$5.53	$(4.32)	$0.59
Pro forma	$5.38	$(4.47)	$0.41
Diluted earnings (loss) per share
As reported	$5.26	$(4.32)	$0.58
Pro forma	$5.11	$(4.47)	$0.40

        The minimum value is estimated on the date of grant assuming a five year expected life of the options, a volatility factor of zero, a dividend yield of zero, and risk-free interest rates of 5.01%, 6.28%, and 5.78% for 2001, 2000, and 1999, respectively.

(19)    Leases

        Future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 27, 2001 are summarized below:

Fiscal Years Ending
2002	$46,963
2003	42,968
2004	36,790
2005	27,600
2006	25,643
Thereafter	69,818

Total minimum lease payments	$249,782

        Rent expense for leases of $40,734, $42,426, and $34,769 for 2001, 2000, and 1999, respectively, has been charged to Cost of Services and Corporate General and Administrative Expense. Of these 2001 rent expenses, approximately $21.5 million was directly charged to cost reimbursable contracts. Of the future minimum lease payments, approximately $155.9 million are expected to be directly charged to cost reimbursable contracts.

(20)    Contingencies and Litigation

        The Company and its subsidiaries and affiliates are involved in various claims and lawsuits, including contract disputes and claims based on allegations of negligence and other tortuous conduct. The Company is also potentially liable for certain personal injury, tax, environmental, and contract dispute issues related to the prior operations of divested businesses. In addition, certain subsidiary companies are potentially liable for environmental, personal injury, and contract and dispute claims. In most cases, the Company and its subsidiaries have denied, or believe they have a basis to deny, liability, and in some cases have offsetting claims against the plaintiffs, third parties, or insurance carriers. The total amount of damages currently claimed by the plaintiffs in these cases is estimated to be approximately $7.0 million (including compensatory punitive damages and penalties). The Company believes that the amount that will actually be recovered in these cases will be substantially less than the amount claimed. After taking into account available insurance, the Company believes it is adequately reserved with respect to the potential liability for such claims. The estimates set forth above do not reflect claims that may have been incurred but have not yet been filed. The Company has recorded such damages and penalties that are considered to be probable recoveries against the Company or its subsidiaries.

        In September, 2000, the Company became aware of significant errors in preacquisition estimates of the cost to complete a major ten-year federal government telephone installation and operation contract that was undertaken in 1998 by GTE Information Systems LLC, now known as DynCorp Information Systems LLC, a wholly-owned subsidiary of the Company ("DIS"). The Company acquired GTE Information Systems LLC from Contel, Inc., a subsidiary of GTE, Inc., in December 1999. As a consequence of these errors, the Company recorded a loss reserve for the contract in the amount of $69.0 million, which had a remaining balance of $53.8 million at December 28, 2000. Effective August 1, 2001, DIS and the federal government customer entered into a bilateral modification of the contract as a consequence of which the Company reduced the previously recorded loss reserve by $44.7 million effective in the third quarter 2001. This reduction resulted from the government's elimination of certain future liabilities from the contract, an increase in future billing rates for calls, and a decrease in future call revenue shared with the government agency. On August 10, 2001, the Company instituted suit against GTE, Inc. claiming breaches of the acquisition agreement representations and warranties and for other relief.

        On September 11, 2001, DynCorp and three of its wholly-owned subsidiaries were served with a civil action filed in the United States District Court for the District of Columbia on behalf of certain Ecuadorian citizens and an alleged class that could consist of at least 10,000 such unnamed citizens, alleging personal injury, property damage and wrongful death as a consequence of the spraying of narcotic crops along the Colombian border adjacent to Ecuador. The action seeks a declaratory judgment and injunctive relief as well as unspecified compensatory and punitive damages. Spraying operations are conducted under a Company subsidiary contract with the United States Department of State in cooperation with the Colombian government. No spraying operations are conducted in Ecuador, although the complaint alleges that sprayed material has drifted across the border into Ecuador. All operations of the Company's subsidiary in Colombia are conducted in accordance with specific instructions from the Department of State using equipment and spray material provided by the

United States government. The State Department has publicly stated that the spray material has been demonstrated not to be toxic to human beings. The Company and its subsidiaries have placed their insurance carriers on notice and tendered defense. The Company and its subsidiaries intend to vigorously defend against all allegations. The Company does not expect any losses due to this litigation.

        Regarding environmental issues, neither the Company, nor any of its subsidiaries, is named a Potentially Responsible Party (as defined in the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA")) at any site. The Company, however, did undertake, as part of the 1988 divestiture of a petrochemical engineering subsidiary, an obligation to install and operate a soil and water remediation system at a subsidiary research facility site in New Jersey and also is required to pay the costs of continued operation of the remediation system. In addition, the Company, pursuant to the 1995 sale of its commercial aviation business, is responsible for the costs of the clean up of environmental conditions at certain designated sites. Such costs may include the removal and subsequent replacement of contaminated soil, concrete, and underground storage tanks, that existed prior to the sale of the commercial aviation business. The resolution of these matters is not expected to have a material impact on the Company's results of operations or financial condition. The Company believes it has adequate accruals for any liability it may incur arising from the designated sites.

        The Company has been advised by the purchasers of two former subsidiaries (DynAir Tech of Florida, Inc. and DynAir Services Inc.) of environmental claims by Dade County, Florida, arising out of the former subsidiaries' conduct of business at Miami International Airport ("MIA"). Claims for indemnification are being asserted against the Company pursuant to divestiture agreements entered into in 1995. The Company has assumed defense of these allegations with a full reservation of rights. A lawsuit was filed in April 2001 by Dade County in Florida State Court against DynAir Tech's successor-in-interest, Sabretech, Inc., and 16 other defendants, but neither Sabretech nor any other named defendant has been served. DynAir Services is not presently a named defendant, although it is one of an additional 200 companies that the County has identified as having possible responsibility for contamination at MIA. Under the terms of the DynAir Tech divestiture agreement, the purchaser is responsible for the first $125,000 of cost incurred as a result of such claims; however, the Company is required to assume full responsibility for all costs to the extent claims exceed $125,000 up to an aggregate maximum amount of $2.5 million. If the Company is required to indemnify under the DynAir Services divestiture agreement, it would be responsible for all related costs. The County's complaint specifies $200.0 million of incurred and $250.0 million of future damages against the named defendants. Defense has been tendered to certain of the Company's insurance carriers, although no coverage determination has been made. Both DynAir Services and Sabretech are represented by environmental defense counsel and intend to vigorously defend against the allegations. At this time, the Company cannot reasonably determine the exposure, if any, to possible losses from these claims.

        The Company is a party to other civil and contractual lawsuits that have arisen in the normal course of business for which potential liability, including costs of defense, constitutes the remainder of the $7.0 million discussed above. The estimated probable liability (included in Other Liabilities and Deferred Credits on the Consolidated Balance Sheet) for these issues is approximately $4.0 million and is substantially covered by insurance. All of the insured claims are within policy limits and have been tendered to and accepted by the applicable carriers. The Company has recorded an offsetting asset (included in Other Assets on the Consolidated Balance Sheet) of $3.3 million at December 27, 2001 for these items.

        The Company has recorded its best estimate of the aggregate liability that will result from these matters. While it is not possible to predict with certainty the outcome of litigation and other matters discussed above, it is the opinion of the Company's management, based in part upon opinions of counsel, insurance in force, and the facts currently known, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial condition or liquidity of the Company over the long-term. However, it is possible that the timing of the resolution of individual issues could result in a significant impact on the operating results and/or liquidity for one or more future reporting periods.

        The major portion of the Company's business involves contracting with departments and agencies of, and prime contractors to, the U.S. Government, and such contracts are subject to possible termination for the convenience of the government and to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts. Payments received by the Company for allowable direct and indirect costs are subject to adjustment and repayment after audit by government auditors if the payments exceed allowable costs. A majority of the audits have been completed on the Company's incurred contract costs through 1999. The Company has included an allowance for excess billings and contract losses in its financial statements that it believes is adequate based on its interpretation of contracting regulations and past experience. There can be no assurance, however, that this allowance will be adequate. The Company is aware of various costs questioned by the government, but cannot determine the outcome of the audit findings at this time. In addition, the Company is occasionally the subject of investigations by various investigative organizations, resulting from employee and other allegations regarding business practices. In management's opinion, there are no outstanding issues of this nature at December 27, 2001 that will have a material adverse effect on the Company's consolidated financial condition, results of operations, or liquidity.

(21)    Business Segments (Revised)

        Effective January 2002, the Company realigned its five strategic business segments into four segments. DynCorp Information and Enterprise Technology ("DI&ET") (except for a contract which provides maintenance and operations support to the Strategic Petroleum Reserve ("SPR Contract")) and DynCorp Information Systems LLC ("DIS") were combined into one strategic business segment, DynCorp Systems and Solutions ("DSS"), in order to structure one business segment providing integrated information technology and business functional outsourcing to the federal government. The business segment information for 2001, 2000, and 1999 has been revised to give effect to this change. DSS provides a wide range of information technology services and other professional services including network and communications engineering, government operational outsourcing, security and intelligence programs. DynCorp International LLC ("DI") operates the Company's overseas business, including information technology solutions, technical services, and worldwide maintenance support to U.S. military aircraft. The SPR Contract was incorporated into DynCorp Technical Services ("DTS"), which provides a wide variety of specialized technical services including aviation services, range technical services, base operations, and logistics support. AdvanceMed ("ADVMED") is structured as a business-to-business, eHealth decision support solution organization and provides an integrated set of decision support tools to meet the needs of healthcare payers and providers.

        The Company evaluates performance based primarily on operating profit, but also evaluates return on net assets and days sales outstanding. Operating profit is the excess of revenues over cost of services and certain non-operating income and expenses included in Other Income, net of Other Miscellaneous Expenses on the Consolidated Statements of Operations.

        The Company derived 96.0%, 98.0%, and 97.0% of its revenues from contracts and subcontracts with the U.S. Government in 2001, 2000, and 1999, respectively. Prime contracts comprised 87.6% of revenue in 2001, 78.7% of revenue in 2000, and 74.6% of revenue in 1999. Prime contracts with the Department of Defense ("DoD") represented 49.0% of revenue in 2001, 44.0% of revenue in 2000, and 40.0% of revenue in 1999. In 2001 and 2000, the Company's second largest customer was the Department of State, comprising 11.0% of revenue. In 1999, the Company's second largest customer was the Department of Energy, comprising 14.0% of revenue. No other customer accounted for more than 10.0% of revenues in any year.

        Revenue, operating profit, identifiable assets, capital expenditures, and depreciation and amortization by segment are presented below:

	Fiscal Years Ended
	2001(Revised— See Note 2)	2000(e)(Revised— See Note 2)	1999(e)
Revenue
DSS	$827,369	$829,119	$587,501
DTS	521,450	452,286	370,184
DI	545,836	459,085	333,619
ADVMED	61,318	64,665	53,977

	$1,955,973	$1,805,155	$1,345,281

Operating Profit (Loss)
DSS (a) (b)	$103,933	$(21,440)	$26,082
DTS	18,803	17,099	17,001
DI	38,094	25,068	19,383
ADVMED	2,652	3,692	621

	163,482	24,419	63,087
Corporate general and administrative	29,456	29,350	21,741
Interest expense	31,521	41,408	18,943
Interest income	(657)	(1,471)	(1,393)
Goodwill amortization (c)	3,089	4,167	2,947
Amortization of other intangibles of acquired companies (d)	3,305	10,755	8,461
Costs associated with divested businesses	—	148	286
Minority interest included in operating profit (loss)	(2,462)	(2,622)	(2,968)
Other miscellaneous	874	(465)	(148)

Earnings (loss) from continuing operations before income taxes, minority interest, extraordinary item, and cumulative effect of change in accounting principle	$98,356	$(56,851)	$15,218

  (a)
  2001 includes a $17.4 million gain on disposition of DMR (see Note 12).

  (b)
  2001 includes $44.7 million of income primarily from revised loss estimates due to contract modifications in 2001 on a contract acquired with the purchase of DIS. 2000 includes a $76.2 million charge primarily from revised loss estimates on the same contract.

  (c)
  1999 includes a write-off of the unamortized goodwill balance of an impaired investment.

  (d)
  1999 includes write-off of in-process research and development.

	Fiscal Years Ended
	2001 (Revised— See Note 2)	2000(e) (Revised— See Note 2)
Identifiable Assets
DSS	$290,733	$289,260
DTS	100,573	107,550
DI	94,464	83,588
ADVMED	26,880	26,815
Corporate	85,790	79,543

	$598,440	$586,756

	Fiscal Years Ended
	2001	2000(e)	1999(e)
Capital Expenditures
DSS	$4,421	$15,315	$9,045
DTS	461	2,141	2,223
DI	387	251	296
ADVMED	227	843	93
Corporate	1,574	2,410	2,221

	$7,070	$20,960	$13,878

	2001(Revised— See Note 2)	2000(e)(Revised— See Note 2)	1999(e)
Depreciation and Amortization
DSS	$9,270	$18,287	$6,540
DTS	1,212	1,106	1,951
DI	749	240	182
ADVMED	1,264	559	949
Corporate	7,415	6,862	3,939

	$19,910	$27,054	$13,561

        DMR's results of operations and financial position have been included in all of the DSS segment balances noted above. DMR reported revenues of $41.9 million, $27.0 million and $24.5 million in 2001, 2000, and 1999, respectively. DMR's operating results were $4.0 million, $0.1 million, and $(1.4) million in 2001, 2000, and 1999, respectively. DMR's 2001 operating results include the gain on disposition of $17.4 million, which is offset by $13.4 million loss from operations. Capital expenditures for DMR were $1.2 million, $0.2 million, and $0.1 million in 2001, 2000, and 1999, respectively. Depreciation and amortization for DMR totaled $0.4 million, $0.2 million, $0.1 million in 2001, 2000, and 1999, respectively. DMR's identifiable assets were $0.0 million, $5.2 million, and $6.8 million in 2001, 2000, and 1999, respectively.

        The equity in net income of investees accounted for by the equity method included in operating profit and the amount of investment in equity method investees included in identifiable assets for each segment is presented below:

	Fiscal Years Ended
	2001	2000	1999
Equity in Investees' Earnings
DTS	$2,396	$2,366	$2,114
DI	935	—	—

	$3,331	$2,366	$2,114

Investment in Equity Investees
DTS	$1,462	$3,695	$2,490
DI	935	—	—
DSS	—	25	—

	$2,397	$3,720	$2,490

        The Company provides services in foreign countries under contracts with the U.S. Government and foreign customers.

        The risks associated with the Company's foreign operations relating to foreign currency fluctuation and political and economic conditions in foreign countries have not had a significant negative impact to the Company.

        The Company's foreign operations are significantly influenced by the U.S. Government's foreign policy and funding for such operations. Revenues in foreign countries under contracts with the U.S.

Government represent approximately 98% of all foreign operations revenue for 2001 and 99% for 2000 and 1999. Revenue from foreign operations by segment was as follows:

	Fiscal Years Ended
	2001 (Revised— See Note 2)	2000 (Revised— See Note 2)	1999
Foreign Operations Revenue
DSS	$32,076	$23,357	$5,656
DTS	15,471	15,967	14,794
DI	304,616	344,529	234,787
ADVMED	—	955	2,455

	$352,163	$384,808	$257,692

  (e)
  Data has been revised to give recognition to the current reportable segment structure in 2002.

(22)    Quarterly Financial Data (Unaudited)

        A summary of quarterly financial data for 2001 and 2000 is as follows:

	2001 Quarters (Unaudited and Revised— See Note 2)				2000 Quarters(a) (Unaudited and Revised— See Note 2)
	First	Second	Third	Fourth	First	Second	Third	Fourth
Revenues	$438,979	$476,611	$502,856	$537,527	$428,311	$446,498	$468,760	$461,586
Gross profit (loss)(a)	23,721	26,954	73,856	21,169	15,217	24,374	(49,487)	36,722
Earnings (loss) from continuing operations before income taxes, minority interest, and cumulative effect of change in accounting principle	6,957	10,138	58,210	23,051	(4,527)	3,677	(70,535)	14,534
Minority interest	476	635	532	819	577	764	304	977
Cumulative effect of change in accounting principle	—	—	—	—	4,770	—	—	—
Net earnings (loss)	3,694	5,417	37,618	14,105	(8,088)	1,893	(46,045)	8,824
Common stockholders' share of net earnings (loss) per common share:
Basic earnings (loss) per share	$0.30	$0.46	$3.50	$1.27	$(0.82)	$0.14	$(4.43)	$0.79
Diluted earnings (loss) per share	$0.29	$0.44	$3.33	$1.20	$(0.82)	$0.14	$(4.43)	$0.79

(a)
2000 fourth quarter includes $1.1 million of closedown costs on an operation which supported the Department of Justice.

        DMR's quarterly revenue and operating results were the following:

	2001 Quarters(a)(b) (unaudited)				2000 Quarters (unaudited)
	First	Second	Third	Fourth	First	Second	Third	Fourth
	($ thousands)
Revenue	$7,134	$7,270	$13,925	$13,601	$6,555	$7,127	$6,107	$7,194
Gross (loss) profit	$(40)	$(524)	$577	$(13,369)	$486	$211	$(737)	$116

(a)
2001 fourth quarter includes a $9.4 million loss on a DMR contract providing non-emergency medical transportation services in the Commonwealth of Virginia.

(b)
2001 fourth quarter gross loss does not include the gain on disposition of DMR of $17.4 million (see Note 12).

(23)    Subsequent Events

        During the second quarter of 2002, the Company recorded a $15.8 million loss on an investment due to an other than temporary decline in its value. Also regarding that same investment, in the third quarter of 2002 the Company entered into an agreement with the investee pursuant to which the Company and its investee agreed to settle all disputes between them. As part of the agreement, the Company agreed to loan $5.0 million to the investee which was fully reserved for in the third quarter of 2002.

(24)    Goodwill and Intangible Assets Proforma

        The following tables present pro forma results of adjusted earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle, the adjusted common stockholders' shared net earnings (loss), and their associated per share amounts for the fiscal years ended December 27, 2001, December 28, 2000, and December 30, 1999, as if the non-amortization provisions of statement of Financial Accounting Standards No. 142, "Goodwill and

Other Intangible Assets," which the Company adopted on December 28, 2001, the first day of fiscal year 2002, had been applied. The adjusted results presented below are net of taxes.

	December 27, 2001	December 28, 2000	December 30, 1999
Earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$60,834	$(38,646)	$7,610
Add back: Goodwill amortization, net of tax	1,979	2,784	1,923
Add back: Assembled workforce amortization, net of tax	599	625	33

Adjusted earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$63,412	$(35,237)	$9,566

Basic earnings per share:
Earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$5.76	$(3.69)	$0.76
Goodwill amortization, net of tax	0.19	0.27	0.19
Assembled workforce amortization, net of tax	0.06	0.06	—

Adjusted earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$6.01	$(3.36)	$0.95

Diluted earnings per share:
Earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$5.47	$(3.69)	$0.74
Goodwill amortization, net of tax	0.18	0.27	0.19
Assembled workforce amortization, net of tax	0.06	0.06	—

Adjusted earnings (loss) from continuing operations before extraordinary item and cumulative effect of change in accounting principle	$5.71	$(3.36)	$0.93

Reported common stockholders' share of net earnings (loss)	$58,444	$(45,258)	$5,915
Add back: Goodwill amortization, net of tax	1,979	2,784	1,923
Add back: Assembled workforce amortization, net of tax	599	625	33

Adjusted common stockholders' share of net earnings (loss)	$61,022	$(41,849)	$7,871

Basic earnings per share:
Reported common stockholders' share of net earnings (loss)	$5.53	$(4.32)	$0.59
Goodwill amortization, net of tax	0.19	0.27	0.19
Assembled workforce amortization, net of tax	0.06	0.06	—

Adjusted common stockholders' share of net earnings (loss)	$5.78	$(3.99)	$0.78

Diluted earnings per share:
Reported common stockholders' share of net earnings (loss)	$5.26	$(4.32)	$0.58
Goodwill amortization, net of tax	0.18	0.27	0.19
Assembled workforce amortization, net of tax	0.06	0.06	—

Adjusted common stockholders' share of net earnings (loss)	$5.50	$(3.99)	$0.77

DynCorp and Subsidiaries
Schedule II—Valuation and Qualifying Accounts
For the Fiscal Years Ended, 2001, 2000 and 1999
(Dollars in thousands)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Write-off of Uncollectible Accounts	Other	Balance At End of Period
Year Ended December 27, 2001 allowance for doubtful accounts	$2,804	$2,605	$(667)	$1,895	$6,637
Year Ended December 28, 2000 allowance for doubtful accounts	$3,156	$220	$(588)	$16	$2,804
Year Ended December 30, 1999 allowance for doubtful accounts	$1,126	$1,434	$(130)	$726	$3,156

 ANNEX A

 AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

DATED AS OF FEBRUARY 7, 2003

AMONG

DYNCORP,

COMPUTER SCIENCES CORPORATION

AND

GARDEN ACQUISITION LLC

EXHIBITS

Exhibit A-1	Form of Restated Certificate of Incorporation of the Surviving Corporation
Exhibit A-2	Form of Amended and Restated Bylaws of the Surviving Corporation
Exhibit B	Form of Confidentiality Agreement
Exhibit C	Form of Rule 145 Affiliate Letter

TABLE OF DEFINED TERMS

Defined Term	Section
2001 Financials	Section 2.7
ACMs	Section 2.16(a)
Acquisition	Preamble
affiliate	Section 7.9(a)
Agreement	Preamble
Alternative Transaction	Section 4.4(c)
Applicable Law	Section 2.4(a)
beneficial ownership	Section 7.9(b)
Bid	Section 2.24(k)
business day	Section 7.9(c)
capital stock	Section 7.9(d)
Cash Consideration	Section 1.8(a)
Certificates	Section 1.10
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 1.13
Company	Preamble
Company 401(k) Accounts	Section 4.15(g)
Company Affiliates	Section 2.28
Company Board	Section 2.3(a)
Company Common Stock	Section 2.5(a)
Company Defined Benefits Plans	Section 4.15(b)
Company ESOP Accounts	Section 4.15(g)
Company Financial Adviser	Section 2.26
Company Licensed Software	Section 2.19(d)
Company Marks and Intellectual Properties	Section 2.19(a)
Company Material Adverse Effect	Section 2.1
Company Option Plans	Section 1.11(a)
Company Owned Software	Section 2.19(c)
Company Retirement Plans	Section 4.15(c)
Company SEC Filings	Section 2.6(a)
Company Stock Options	Section 2.5(a)
Company Stock Plans	Section 2.5(a)
Company Stock Rights	Section 2.5(a)
Confidentiality Agreement	Section 4.8(c)
Confirmation Order	Section 2.15
Contracts	Section 2.12(a)
D&O Insurance	Section 4.11(a)
Deferred Restricted Stock	Section 2.5(a)
DGCL	Section 1.1
Disposition Agreements	Section 2.16(c)
Dissenting Shareholders	Section 1.9

Effective Time	Section 1.2
Employee Plans	Section 2.13(a)
Employment Laws	Section 2.13(f)
Environmental Claim	Section 2.14(d)
Environmental Event	Section 2.14(d)
Environmental Laws	Section 2.14(d)
Environmental Permits	Section 2.14(d)
ERISA	Section 2.13(a)
ERISA Affiliate	Section 2.13(a)
Exchange Act	Section 2.6(a)
Exchange Agent	Section 1.10
Exchange Fund	Section 1.10
executory Government Contract	Section 2.24(l)
FCPA	Section 2.24(h)
FMLA	Section 4.15(b)
Fuller-Austin	Section 2.15
Fuller-Austin Asbestos Trust	Section 2.16(a)
Government Contract	Section 2.24(l)
Governmental Entity	Section 2.4(b)
Hazardous Materials	Section 2.14(d)
HIPAA	Section 2.25
HSR Act	Section 2.9(b)
Immaterial Joint Ventures	Section 2.2
Insurance Policies	Section 2.20
IRS	Section 2.13(a)
Joint Venture	Section 2.2
Judgment	Section 2.4(a)
knowledge	Section 7.9(e)
known	Section 7.9(e)
Labor Organization	Section 2.13(f)
Lease	Section 2.18(a)
Liens	Section 2.2
Loss Contract	Section 2.24(e)
Matched Asset Plan	Section 3.10(c)
Material Contracts	Section 2.12(a)
Merger	Section 1.1
Merger Certificate	Section 1.2
Merger Consideration	Section 1.8(a)
NYSE	Section 3.4(b)
Other Party Marks and Intellectual Property	Section 2.19(b)

Parent	Preamble
Parent Benefit Plans	Section 3.10(a)
Parent Common Stock	Section 1.8(a)
Parent Defined Benefit Plans	Section 4.15(b)
Parent ESOP Accounts	Section 4.15
Parent Intellectual Property Rights	Section 3.14(a)
Parent Material Adverse Effect	Section 3.1
Parent Permits	Section 3.8(a)
Parent Rights	Section 3.2(a)
Parent Rights Agreement	Section 3.2(a)
Parent SEC Filings	Section 3.5(a)
Permits	Section 2.10(a)
person	Section 7.9(f)
Preferred Stock	Section 2.5(a)
Proceeding	Section 2.11
Proxy Statement	Section 2.8
Real Property	Section 2.18(a)
S-4	Section 2.8
SEC	Section 2.6(f)
Securities Act	Section 2.6(f)
Share Value	Section 1.8(b)(iii)
Shares	Section 1.8(a)
Stock Appreciation Rights	Section 2.5(a)
Stock Consideration	Section 1.8(a)
Stockholder Approval	Section 2.3(a)
Stockholders Meeting	Section 2.8
Subsidiary	Section 2.2
Superior Proposal	Section 4.4(c)
Surviving Corporation	Section 1.1
Surviving Corporation Employees	Section 4.15(a)
Tax	Section 2.17(l)
Tax Return	Section 2.17(m)
Termination Date	Section 6.1(c)
Termination Fee	Section 6.3
Third Party	Section 4.4(a)
Transition Benefits	Section 4.15(a)
Trigger Date	Section 4.15(g)
Violation	Section 2.10(b)
Uncertificated Shares	Section 1.10(b)
Unrestricted Shares	Section 4.15(g)(v)
U.S. Government	Section 2.24(m)
WARN Act	Section 2.13(g)

 AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

        THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 7, 2003, is among DYNCORP, a Delaware corporation (the "Company"), COMPUTER SCIENCES CORPORATION, a Nevada corporation ("Parent"), and GARDEN ACQUISITION LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent ("Acquisition").

        WHEREAS, the boards of directors of the Company, Parent and Acquisition each has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is advisable, is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement.

        WHEREAS, the Company, Parent and Acquisition have entered into that certain Agreement and Plan of Merger, dated as of December 13, 2002 (the "Existing Merger Agreement"), pursuant to which Acquisition will be merged with and into the Company; and

        WHEREAS, subject to the terms and conditions set forth herein, the Company, Parent and Acquisition desire to make certain amendments to the Existing Merger Agreement and to amend and restate the Existing Merger Agreement in its entirety to read as set forth herein;

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby amend and restate the Existing Merger Agreement and agree as follows:

ARTICLE 1

THE MERGER

        Section 1.1.    The Merger.    At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate existence of Acquisition shall cease.

        Section 1.2.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

        Section 1.3.    Closing of the Merger.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., Los Angeles time, on the second business day after satisfaction or waiver of the latest to occur of the conditions (other than conditions that by their nature may only be satisfied at the Closing) set forth in Article 5 (or such other date agreed to in writing by the parties hereto) (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto.

        Section 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the

Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.5.    Certificate of Incorporation and Bylaws.    The certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entireties to read as set forth on Exhibits A-1 and A-2, respectively, attached hereto, provided that the name of the Surviving Corporation shall be "DynCorp".

        Section 1.6.    Directors.    The initial directors of the Surviving Corporation, immediately after the Effective Time, shall be the persons listed on Schedule 1.6 hereto, which directors shall each hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

        Section 1.7.    Officers.    The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

        Section 1.8.    Conversion of Shares.

          (a)  At the Effective Time, each share of common stock, par value $.10 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any Subsidiary of the Company, (ii) each Share held by Parent or Acquisition and (iii) Shares as to which appraisal rights have been perfected under Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into the right to receive (x) $15.00 in cash, unless otherwise increased pursuant to Section 1.8(c) (the "Cash Consideration") and (y) a fraction of a fully paid and nonassessable share of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          (b)  For all purposes of this Agreement, the following definitions shall apply:

              (i)  "Exchange Ratio" means a fraction the numerator of which is $43.00 and the denominator of which is the Parent Price.

            (ii)  "Parent Price" means the volume-weighted average closing price per share of Parent Common Stock, as reported on the New York Stock Exchange, as reported by Bloomberg, L.P., for the fifteen (15) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date of the Stockholders Meeting (as defined below); provided, however, that, if the Parent Price, as calculated above, (A) exceeds $38.00, then the Parent Price shall be deemed to be $38.00 or (B) is less than $30.00, then the Parent Price shall be deemed to be $30.00.

            (iii)  "Share Value" means an amount equal to the sum of (A) the Cash Consideration plus (B) the product of the Exchange Ratio multiplied by the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto).

          (c)  In the event that the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00, then Parent may elect to increase the Cash Consideration by an amount such that, after giving effect to such increase, the Share Value will equal $55.00. Parent shall deliver written notice of such an election to the Company by no later than 12:00, Noon (Los Angeles time), on the day immediately preceding the date of the Stockholders Meeting. Prior to such time and, if Parent notifies the Company that it has elected to exercise its right under this Section 1.8(c), following such notification, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.1(d)(iii).

          (d)  At the Effective Time, the 100% membership interests in Acquisition held by Parent shall be converted into 1,000 shares of common stock, par value $.01 per share, of the Surviving Corporation.

          (e)  At the Effective Time, each Share held in the treasury of the Company or held by any of its Subsidiaries and each Share held by Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition or the Company, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

        Section 1.9.    Appraisal Rights.    Holders of Shares who have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL ("Dissenting Shareholders") are entitled to their rights under such laws. Each Share held by Dissenting Shareholders shall not be converted into or represent the right to receive the Merger Consideration set forth above. Dissenting Shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL. Each Share held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration set forth above, without any interest thereon, upon surrender, in the manner provided herein, of the certificate or certificates that formerly evidenced such Shares. The Company shall give Parent prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except as required by Applicable Law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

        Section 1.10.    Exchange of Certificates.

          (a)  As of the Effective Time, Parent shall deposit with Mellon Investor Services, L.L.C., or, following consultation with the Company, such other agent or agents (the "Exchange Agent") as may be appointed by Parent and Acquisition, for the benefit of the holders of Shares, for exchange in accordance with this Article 1, through the Exchange Agent: (i) an amount of cash sufficient to pay the Cash Consideration with respect to each Share, (ii) certificates representing the number of shares of Parent Common Stock constituting the aggregate amount of the Stock Consideration and (iii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.8 in exchange for outstanding Shares.

          (b)  As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective

  Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange for each Share evidenced thereby (x) the Cash Consideration, (y) a certificate representing that number of whole shares of Parent Common Stock constituting the Stock Consideration and (z) if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent also shall mail a letter of transmittal to each record holder of uncertificated Shares held in book-entry form, as evidenced on the Company's stock ledger as of the Effective Time ("Uncertificated Shares"). Any Uncertificated Shares (other than Uncertificated Shares held by Dissenting Shareholders) shall be deemed surrendered to the Exchange Agent at the Effective Time. Upon delivery of a duly executed letter of transmittal, each record holder of Uncertificated Shares shall be entitled to receive the Merger Consideration for each such Uncertificated Share, without any other action on the part of such holder. The Company acknowledges and agrees that Parent, Acquisition and the Surviving Corporation shall rely solely on the stock ledger of the Company as of the Effective Time for purposes of determining the record holders of Uncertificated Shares and that none of Parent, Acquisition or the Surviving Corporation shall have any liability or obligation to pay Merger Consideration to any person other than holders of certificated Shares and the record holders of Uncertificated Shares, in each case, in accordance with the terms hereof.

          (c)  No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d)  In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent, may, in its discretion, require the delivery of a suitable bond and/or indemnity.

          (e)  The Merger Consideration paid to the holders of Shares upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

          (f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), by the fractional share interest (rounded down to the nearest hundredth) to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

          (g)  Any portion of the Exchange Fund (or any interest or other income earned thereon) which remains undistributed to the stockholders of the Company for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Merger Consideration and any applicable dividends or distributions with respect to Parent Common Stock, as the case may be, without interest thereon.

          (h)  Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 1.10(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

          (i)    Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (j)    Any amounts remaining in the Exchange Fund that are unclaimed by holders of Shares three (3) years after the Effective Time (or such earlier date immediately prior to such time when amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interests of any person previously entitled thereto.

        Section 1.11.    Stock Options and Deferred Restricted Stock.

          (a)  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual option holders, to provide for the cancellation, effective at the Effective Time, of all the outstanding Company Stock Options (as defined in Section 2.5(a)), whether vested or unvested, without any payment therefor except as otherwise provided for herein. In consideration for the cancellation of each Company Stock Option, immediately prior to the Effective Time, the Company shall pay to the holder thereof an amount in cash equal to the excess (if any) of (x) the Share Value over (y) the aggregate exercise price, if any, of such Company Stock Option as in effect immediately prior to the Effective Time (the "Option Consideration"); provided, however, that if the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00 and Parent exercises its right under Section 1.8(c), then, for purposes of this Section 1.11(a), the Share Value shall be $55.00. Any payment made hereunder shall be subject to all applicable federal, state and local tax withholding requirements.

          (b)  Prior to the Effective Time, each award with respect to Deferred Restricted Stock (as defined in Section 2.5(a)) that has been granted by the Company under a Company Stock Plan (as defined herein) shall become fully vested and the holder thereof shall be entitled to receive the Merger Consideration as if the shares of Company Common Stock in respect of such award were issued and outstanding as of the Effective Time.

          (c)  As of the Effective Time, all Company Stock Plans shall terminate and all rights under any provision of any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. At and after the Effective Time, no person shall have any right under the Company Stock Options or Deferred Restricted Stock or the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Option Consideration or Merger Consideration, as described above. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that, after the Effective Time, holders of Company Stock Options will have no rights with respect thereto other than the rights to receive the Option Consideration in cancellation and settlement thereof.

        Section 1.12.    Withholding Rights.    Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law, including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld by the Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Stock Rights in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

        Section 1.13.    Income Tax Treatment.    The parties hereto intend that the Merger and the payment of the Merger Consideration be treated as a taxable purchase of the Shares by Parent, and not as a "reorganization" (as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or other nontaxable or tax deferred transaction, for federal income tax purposes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Acquisition that:

        Section 2.1.    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect (as hereinafter defined). The Company has heretofore made available to Parent complete and correct copies of its minute books and its certificate of incorporation and bylaws, which are in full force and effect as of the date hereof, and no other organizational documents are applicable to or binding upon the Company. As used herein, "Company Material Adverse Effect" shall mean any event, circumstance, change or effect, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, properties, assets, condition (financial or other) or operating results of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement; provided that (x) changes in the general economy or in the financial markets and (y) any change, circumstance or event contemplated by this Agreement, shall not, in and of themselves, constitute a Company Material Adverse Effect. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall include any event, circumstance, change or effect, individually or in the aggregate, that is reasonably likely to (i) substantially impede the Company and its Subsidiaries, taken as a whole, from (A) entering into Contracts with the United States government or any department or agency thereof or (B) obtaining or retaining any security clearances reasonably necessary for the performance of existing material Contracts with the United States government or any department or agency thereof, or (ii) result in the suspension or debarment of the Company or any of its Subsidiaries by the United States government or any department or agency thereof.

        Section 2.2.    Subsidiaries.

          (a)  Schedule 2.2(a) sets forth the name, jurisdiction of incorporation or formation and capitalization of each of the Company's Subsidiaries (as hereinafter defined) and Joint Ventures (as hereinafter defined), including the interest of the Company and its Subsidiaries therein. Other than as set forth in Schedule 2.2(b), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other similar non-corporate business enterprise. Each Company Subsidiary and, to the knowledge of the Company, each of its Joint Ventures, is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary and, to the knowledge of the Company, each of its Joint Ventures, is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the minute books and the charter and bylaws (or other organizational documents) of all of its Subsidiaries and Joint Ventures, which organizational documents are in full force and effect as of the date hereof, and no other organizational documents are applicable to or binding upon such Subsidiaries and Joint Ventures.

          (b)  Except as set forth on Schedule 2.2(b), all the outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary and Joint Venture that are owned by the Company or by a Subsidiary of the Company are validly issued or granted and, with respect to corporations or limited liability companies, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights) and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

          For purposes of this Agreement, (i) the term "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by such person and/or one or more other of its Subsidiaries and (ii) the term "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which such person, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions; provided, however, that the term "Joint Venture" shall not include the corporations or other entities set forth on Schedule 2.2(b) (collectively, the "Immaterial Joint Ventures").

          (c)  Neither the Company nor any of its Subsidiaries or Joint Ventures owns, directly or indirectly, more than five percent (5%) of the capital stock of any Immaterial Joint Venture or has the voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions of any Immaterial Joint Venture. Neither the Company nor any of its Subsidiaries or Joint Ventures is a general partner or managing member of any Immaterial Joint Venture. Neither the Company nor any of its Subsidiaries or Joint Ventures has entered into any commitment or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Immaterial Joint Venture or has a capital account with respect to any Immaterial Joint Venture in excess of $25,000.

        Section 2.3.    Authority Relative to this Agreement; Recommendation.

          (a)  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, with respect to consummation of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (b)  The Company Board, at a meeting duly called and held, has resolved to recommend that the stockholders of the Company approve and adopt this Agreement. The Stockholder Approval is the only vote of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Neither Section 203 of the DGCL nor any other state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The Company Board, at a meeting duly called and held, amended the bylaws of the Company to render the "right of first refusal provision" of the

  Company's bylaws inapplicable to the Merger and the other transactions contemplated by this Agreement.

        Section 2.4.    Noncontravention; Consents and Approvals.

          (a)  The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries or Joint Ventures; (ii) except as set forth on Schedule 2.4(a), result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iii) subject to the filings and other matters referred to in Section 2.4(b), violate any rule, regulation, statute, ordinance, guideline, code or other legally enforceable requirement (including common law) applicable to the Company or any of its Subsidiaries or Joint Ventures or any of their respective properties ("Applicable Law") or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal ("Judgment"), applicable to the Company or any of its Subsidiaries or Joint Ventures currently in effect; or (iv) result in the creation or imposition of any Lien upon any asset of the Company or any of its Subsidiaries or Joint Ventures, other than, in the case of clauses (ii) and (iv) above, such as would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b)  No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government ("Governmental Entity") is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of (1) the Proxy Statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act and (2) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on Schedule 2.4(b) and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving Corporation or any of its Subsidiaries to conduct its business after the Effective Time substantially as currently conducted by the Company or such Subsidiary.

        Section 2.5.    Capitalization.

          (a)  The authorized capital stock of the Company consists solely of 20,000,000 shares of common stock, par value $0.10 per share ("Company Common Stock"), and 123,711 shares of Class C Convertible Preferred Stock, par value $0.10 per share ("Preferred Stock"). As of the date hereof, (i) 10,688,632 shares of Company Common Stock are issued and outstanding, (ii) 2,040,085 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 1,606,875 shares of Company Common Stock are reserved for issuance upon exercise of outstanding common stock options and (iv) 103,176 shares of Company Common Stock are reserved for issuance in connection with deferred awards of restricted stock. As of the date hereof, (x) 572,801 of the shares of Company Common Stock issued and outstanding are evidenced by certificates and (y) 10,115,830.867 of the shares of Company Common Stock issued and outstanding are issued in uncertificated form. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. As of the date hereof, there are outstanding (A) options to acquire 1,606,875 shares of Company Common Stock with an average exercise price of $23.1251 per share (the "Company Stock Options"), (B) stock appreciation rights with respect to 9,000 shares of Company Common Stock with an average exercise price of $27.6667 (the "Stock Appreciation Rights") and (C) 103,176 shares of restricted stock of the Company the award of which has been deferred (the "Deferred Restricted Stock"). Each of the Company's stock option plans and restricted stock plans (the "Company Stock Plans") and stock options, restricted stock awards and stock appreciation rights outstanding on the date hereof, including the Company Stock Options, Stock Appreciation Rights and Deferred Restricted Stock (the "Company Stock Rights"), are described on Schedule 2.5(a), including, without limitation, information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock, strike prices of such options and stock appreciation rights and the acceleration of such vesting or removal of such restrictions, in either case, by virtue of the Merger or the other transactions contemplated hereby. No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Except as set forth above, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights. All of the outstanding shares of Company Common Stock are and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

          (b)  Except as described above or as set forth on Schedule 2.5(a), none of the Company and its Subsidiaries has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement or commitment which (w) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary of the Company, (x) obligates the Company or any of its Subsidiaries to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity, (y) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries, or (z) relates to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

          (c)  Except as described above or as set forth on Schedule 2.5(a), there are no stock appreciation, phantom stock or other equity-based awards outstanding under any employee incentive or benefit plan or program or arrangement or non-employee director plan maintained by the Company.

          (d)  Schedule 2.5(d) sets forth a true and complete statement of the borrowing limit under all loan agreements (including indentures) of the Company and its Subsidiaries and a true and complete statement of the total indebtedness of the Company and its Subsidiaries outstanding under such agreements as of December 9, 2002. Other than the loan agreements (including indentures) set forth on Schedule 2.5(d), no indebtedness of the Company or any of its Subsidiaries contains any restriction on (i) the prepayment of indebtedness by the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, (iii) the ability of the Company or any of its Subsidiaries to declare or make any dividends or other distributions to the owners of its capital stock or (iv) the ability of the Company or any of its Subsidiaries to grant a Lien on the properties or assets of the Company or any of its Subsidiaries. Other than the loan agreements (including indentures) set forth on Schedule 2.5(d), no indebtedness of the Company or its Subsidiaries will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without lapse of time or notice or both) as a result of this Agreement, the Merger or the other transactions contemplated hereby.

          (e)  Except as set forth on Schedule 2.5(e), neither the Company nor any of its Subsidiaries have entered into any commitment or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Joint Venture or any other person.

        Section 2.6.    SEC Filings.

          (a)  The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1999, each of which, has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto and all exhibits), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999 and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 (all of the foregoing, as amended collectively, the "Company SEC Filings"). None of such Company SEC Filings, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed or as amended, if applicable, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

          (b)  The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications, which are or will be required to be filed with the SEC but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Filings themselves. Except as set forth on Schedule 2.6(b), the Company has responded to all comment letters received by the SEC relating to the Company SEC Filings and, to the knowledge of the Company, the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent correct and complete copies of all correspondence with SEC occurring within the last three (3) years.

        Section 2.7.    Financial Statements.    The consolidated balance sheet of the Company as of December 27, 2001 and the related statements of operations, cash flows and changes in stockholders equity for the year then ended, certified by Deloitte & Touche LLP (the "2001 Financials"), and the financial statements of the Company included in the Company SEC Filings (i) have been prepared from and are in accordance with the books and records of the Company and its consolidated Subsidiaries, and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods (except as may be indicated in the notes thereto or as described on Schedule 2.7), subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the 2001 Financials and the Company SEC Filings fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the 2001 Financials and the Company SEC Filings fairly present the consolidated results of operations of the Company and its consolidated Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in the Company's consolidated balance sheet (or reflected in the notes thereto), except for those (i) that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the 2001 Financials or the Company SEC Filings, or (ii) that were incurred subsequent to September 26, 2002 that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. The reserves reflected in the Company's consolidated balance sheet as of December 27, 2001 included in the Company SEC Filings have been calculated in accordance with generally accepted accounting principles.

        Section 2.8.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger (the "Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

        Section 2.9.    Absence of Certain Changes or Events.    Except as (i) disclosed in the Company SEC Filings, (ii) set forth on Schedule 2.9 or (iii) as contemplated by this Agreement, since December 27, 2001, (a) the Company and its Subsidiaries and, to the knowledge of the Company, its Joint Ventures, have conducted their respective businesses in the ordinary course of business consistent with past practices and (b) there have not occurred any events, changes or circumstances that have had or would be reasonably likely to have a Company Material Adverse Effect.

        Section 2.10.    Compliance with Laws; No Default.

          (a)  Neither the Company nor any of its Subsidiaries is in default under or in material violation of (i) any order of any Governmental Entity or arbitration board or tribunal or (ii) any Applicable Law (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices). The Company and each of its Subsidiaries holds all material permits, licenses, certificates, approvals, franchises or other governmental authorizations (the "Permits") necessary to the ownership of its properties or to the conduct of its business as presently conducted and at each location where such business is being conducted, except that no representation or warranty is made in this Section 2.10(a) with respect to Environmental Permits (as defined in Section 2.14 below). Except as set forth on Schedule 2.10(a), (i) all such Permits are in full force and effect and are validly held by the Company or a Subsidiary of the Company, (ii) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits and neither the Company nor any of its Subsidiaries, has engaged in any activity that would cause or permit the revocation of or suspension of any such Permit, (iii) no action or proceeding that could result in the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened by any Governmental Entity, (iv) there are no existing defaults or events of default or event or state of facts that with the lapse of time or notice or both would constitute a default by the Company or any of its Subsidiaries under any such Permit, (v) the Company has no knowledge of any claimed or purported or alleged defaults or state of facts that with the lapse of time or notice or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any such Permit, (vi) none of such Permits will be subject to any suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (vii) neither the Company nor any of its Subsidiaries has received any warning, notice, notice of violation or probable violation, statement of deficiencies, notice of revocation, or other written communication from or on behalf of any Governmental Entity that remains unresolved or which has resulted in any restriction on the permissible operations of the Company or any of its Subsidiaries, alleging (A) any violation of any such Permit or of any Applicable Law or (B) that the Company or any of its Subsidiaries requires any Permit for the operation of their respective business, as such businesses are currently being conducted, that is not currently held by the Company or such Subsidiary.

          (b)  Except as set forth on Schedule 2.10(b), no violation of, default or event of default under, loss of benefit under, or right to terminate or accelerate (a "Violation") exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the certificate or articles of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (i) and (ii) for Violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument or license to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any such Subsidiary thereunder.

        Section 2.11.    Litigation.    Other than as set forth on Schedule 2.11, no action, suit, investigation, proceeding or claim (each, a "Proceeding") is pending against or affecting the Company or any of its Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal that (i) if adversely determined, could reasonably be expected to result in damages in excess of $5 million or (ii) requests material injunctive relief, and, to the knowledge of the Company, no Proceeding of the foregoing nature that could reasonably be expected to be adversely determined has been threatened. None of the items set forth on Schedule 2.11 and no other Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its

Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal, would be reasonably likely, if adversely determined, to result in a Company Material Adverse Effect. Except as publicly disclosed by the Company in the Company SEC Filings, none of the Company or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby. With respect to actions, suits, investigation, proceedings and claims disclosed in the Company SEC Filings filed prior to the date of this Agreement, since December 27, 2001, there have not been any material developments with respect thereto, except as disclosed in the Company SEC Filings filed prior to the date of this Agreement.

        Section 2.12.    Certain Contracts and Arrangements.

          (a)  Except as set forth in the Company SEC Filings or set forth on Schedule 2.12(a), none of the Company and its Subsidiaries is a party to or bound by any contract, agreement, instrument, plan or understanding (each, a "Contract") that is material to the Company and its Subsidiaries, taken as a whole, and which is to be performed in whole or in part (or under which the Company or such Subsidiary may have a contingent obligation to be performed) at or after the date of this Agreement. Schedule 2.12(a) sets forth a true and complete list of all Contracts of the following nature (collectively, the "Material Contracts"):

              (i)  each Contract filed as an exhibit to an annual report on Form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act and, if entered into following the filing of the most recent annual report, each Contract that would have been required to be filed as an exhibit to such annual report if entered into prior to the filing thereof;

            (ii)  Contracts that materially restrict the Company or any of its affiliates (other than any Joint Venture of the Company) from competing in any line of business or with any person in any geographical area, other than the "teaming" agreements entered into in connection with joint bids for Contracts and which only impose restrictions relating to such bid or Contract;

            (iii)  Contracts with any affiliate of the Company that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

            (iv)  (A) executory Contracts involving (1) the acquisition, merger or purchase of all or substantially all of the assets or business of any person involving aggregate consideration of $10 million or more, (2) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $5 million or more, or (3) the grant to any person of any preferential rights to purchase any material amount of its assets and (B) Contracts (other than customer Contracts entered into in the ordinary course of business consistent with past practice) under which the Company or any of its Subsidiaries may have any continuing indemnification obligation or any other contingent liability that could reasonably be expected to exceed $1 million in the aggregate;

            (v)  executory Contracts involving the receipt or payment by the Company or any of its Subsidiaries of amounts in excess of $30 million per Contract during any twelve month period or $150 million over the life of such Contract;

            (vi)  Contracts that contain a "change of control" or similar provision regarding the Company;

          (vii)  Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money;

          (viii)  Contracts to indemnify for any material Environmental Claim or any other material liability or cost with respect to any Environmental Law;

            (ix)  Contracts that would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement; and

            (x)  Contracts not otherwise described in any of clauses (i) through (ix) above that are material to the Company and its Subsidiaries, taken as a whole.

          (b)  Each Material Contract is valid and binding on the Company (or to the extent that a Subsidiary of the Company is a party thereto, such Subsidiary) and is in full force and effect, and the Company or such Subsidiary and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by its to date under such Material Contract. Except as set forth on Schedule 2.12(b)(i), neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation or default that has not been cured under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by either the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract. Original or true, correct and complete copies of all Material Contracts have been made available to Parent and Acquisition. Except as set forth on Schedule 2.12(b)(ii), neither the Company nor any of its Subsidiaries has any material power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as a guarantor, surety, co-signer, endorser, co-maker or the like in respect of the obligations of any person, other than the Company or a Subsidiary of the Company.

          (c)  With respect to each of the Company's Joint Ventures, the Company has disclosed and made available to Parent and Acquisition true, correct and complete copies (or descriptions of oral agreements, if any) of all agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party which contain any change of control provisions, put options or call options related to the interests in the Joint Venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent or Acquisition together with the remaining co-owners of each such entity, to direct and control such entity's business operations as a result of the consummation of the Merger. Except as set forth on Schedule 2.12(c), to the knowledge of the Company, no Joint Venture has any material liability for which the Company or any of its Subsidiaries may be held liable.

        Section 2.13.    Employee Benefit Plans; Labor Matters.

          (a)  Schedule 2.13(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or director of the Company or any of its Subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company, a Company Subsidiary or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"). The Company has made available to Parent a copy of (i) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each Employee Plan, including any actuarial and auditor reports required to be filed with the annual reports, (ii) the most recent plan documents and related trust documents, adoption agreements, nondiscrimination test reports for the last 3 years, and all amendments thereto for each such Employee Plan, including, in the case of any Employee Plan not set forth in writing, a written description thereof, (iii) the most recent summary plan descriptions for each Employee Plan, (iv) the most recent favorable IRS determination letter and antecedent application materials, and (v) the most recent funding and service agreements and most current insurance policies or contracts with respect to the Employee Plans.

          (b)  To the knowledge of the Company, except as disclosed on Schedule 2.13(b), (i) none of the Company, its Subsidiaries or ERISA Affiliates maintains or has an obligation to contribute to retiree health plans which provide for continuing benefits or coverage for current or former officers or employees of the Company, any of its Subsidiaries or ERISA Affiliates except as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary (ii) none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer plan" as such term is defined in Section 4063 or 4064 of ERISA, or subject to Title IV of ERISA; (ii) no officer, director or employee of the Company, a Company Subsidiary or an ERISA Affiliate has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan; (iii) all Employee Plans are in compliance in all material respects both with their terms and in operation with the requirements prescribed by all Applicable Laws (including ERISA and the Code) currently in effect with respect thereto, and the Company, its Subsidiaries and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service ("IRS") that each such plan and trust is so qualified, or an application for such letter has been timely filed and is currently pending before the IRS, and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Employee Plan that may not be corrected through the IRS Employee Plans Compliance Resolution System (or any successor thereto); (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (vi) other than routine claims for benefits, there is no claim pending or to the knowledge of the Company, threatened, involving any Employee Plan by any person against such Employee Plan, the Company, any Subsidiary or any ERISA Affiliate; (vii) there is no pending or, to the knowledge of the Company, threatened claim or investigation involving any Employee Plan by the Department of Labor or any other Governmental Entity; (viii) except as set forth on Schedule 2.13(b)(viii), each of the Employee Plans which is an employee benefit plan within the meaning of Section 3(3) of ERISA can be terminated by the Company at no additional cost upon 30 days notice; and (ix) with respect to any Employee Plan which is a "group health plan" as such term is defined in Section 5000(b)(i) of the Code, the Company, each Subsidiary and the ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

          (c)  Except as set forth on Schedule 2.5(a), no person who holds any Company Stock Rights pursuant to any Company Stock Plan. Other than the automatic vesting of Company Stock Rights that may occur without any action on the part of the Company or its officers or directors or as otherwise contemplated by this Agreement, the Company has not taken any action that would result in any Company Stock Rights that are unvested becoming vested or their terms being extended in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          (d)  The Company has made available to Parent (i) a schedule listing all officers and members of senior management of the Company including each individual's job title, current salary and target bonus; (ii) copies of all employment agreements with officers and members of senior management of the Company; (ii) copies of all agreements with any former employee of the Company obligating the Company to make annual cash payments in an amount exceeding $200,000; (iii) copies (or descriptions) of all current and proposed severance agreements, programs and policies of the Company with or relating to its employees; and (iv) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

          (e)  Except as contemplated by this Agreement, there shall be no payment, accrual of additional benefits, acceleration of payments, vesting, or term extension of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.13 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

          (f)    Except as set forth on Schedule 2.5(a) or Schedule 2.13(f), during the past three years, neither the Company nor any of its Subsidiaries has been, or is currently, a party to any collective bargaining agreement or other labor agreement with any union, labor organization, employee group or association or works council (each, a "Labor Organization") or to any work rules or practices agreed to with any Labor Organization applicable to employees of the Company or any of its Subsidiaries and there has not been any material activity or proceeding of any Labor Organization to organize any such employees. Except as set forth on Schedule 2.13(f), (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws regarding employment and employment practices, occupational safety and health and wages and hours ("Employment Laws") and, to the knowledge of the Company, are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar law; (ii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (iii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iv) there are no representation claims or petitions pending before the National Labor Relations Board or any other Governmental Entity; and (v) there are no material pending grievances and there are no arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement or other labor agreement; (vi) there are no employment agreements, employee handbooks or employee manuals of the Company or any of its Subsidiaries; (vii) to the knowledge of the Company, no charges or complaints with respect to or relating to the Company or any of its Subsidiaries are pending before, and, except for matters that have been resolved, neither the Company nor any of its Subsidiaries has received any notice of intent to conduct an investigation from, the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (viii) except for matters that have been resolved, none of the Company or any of its Subsidiaries has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws, including, but not limited to, the Secretary of Labor and the Office of Federal Contract Compliance Programs, to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress; and (ix) no judicial or administrative complaints, lawsuits or other proceedings are pending against the Company or any of its Subsidiaries in any forum by or on behalf of any current or former employee, any applicant for employment or director of the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries engaged in any conduct that constitutes, or could reasonably be expected to constitute, a breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship and, to the knowledge of the Company, no such proceedings that would reasonably be regarded by the Company to result in significant liability have been threatened in writing.

          (g)  Except as set forth on Schedule 2.13(g), during the past three years, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) or (ii) a "mass layoff" (as defined in the WARN Act), nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a material liability of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have complied in all material respects with the provisions of the WARN Act and do not expect to incur any material liabilities under the WARN Act prior to the consummation of the transactions contemplated by this Agreement.

          (h)  Except as set forth on Schedule 2.13(h), neither the Company nor any of its Subsidiaries maintains any Employee Plan which is subject to any laws, regulations, or jurisdiction outside the United States.

        Section 2.14.    Environmental Laws and Regulations.    Except as described on Schedule 2.14:

          (a)  The Company and each of its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries reasonably believes that each of them will, and will not incur material expense to, timely attain or maintain compliance with any Environmental Laws applicable to any of their current operations or properties or to any of their planned operations with respect to properties currently or formerly owned or leased by the Company or any of its Subsidiaries. The Company has heretofore made available to Parent true, complete and correct copies of all Environmental Reports in the Company's possession prepared since January 1, 2000 regarding the Company's or its Subsidiaries' compliance with Environmental Laws.

          (b)  The Company and each of its Subsidiaries holds all Environmental Permits (each of which is in full force and effect) required to be held by the Company or such Company Subsidiary for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in material compliance with all such Environmental Permits. The Company and each of its Subsidiaries reasonably believes that each of their Environmental Permits currently in effect will be renewed effective prior to the expiration of such Environmental Permit and without material expense to any of them.

          (c)  No material Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. No storage, disposal, release or threatened release of Hazardous Materials or other conditions are present on any property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company or any of its Subsidiaries, or at any other location, that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any Person (including any predecessor of the Company or any of its Subsidiaries) whose liability the Company or any of its Subsidiaries retained or assumed either contractually or by operation of law.

          (d)  For purposes of this Agreement, the terms below shall have the following meanings:

          "Environmental Claim" means any administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation, or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location and any exposure of Persons to such Hazardous Materials at any location, (ii) conditions forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise based upon obligations or liabilities under any Environmental Law.

          "Environmental Laws" means any and all Applicable Laws regulating, relating to or imposing liability or obligations concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Materials.

          "Environmental Permits" means all Permits under any Environmental Law.

          "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries.

          "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity and all other materials, whether or not defined as such, that are regulated pursuant to or that could reasonably be expected to result in liability under any applicable Environmental Laws.

        Section 2.15.    Fuller-Austin Bankruptcy.    The Company has previously made available to Parent true, correct and complete copies of the (i) Disclosure Statement With Respect To Plan Of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company, (ii) Plan of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company, (iii) Order Approving The Disclosure Statement And Confirming The Plan Of Reorganization Regarding The Plan of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company (the "Confirmation Order") and (iv) the Findings Of Fact And Conclusions Of Law, each with respect to the reorganization of Fuller-Austin Insulation Company ("Fuller-Austin"). The Confirmation Order is in full force and effect and has not been amended, rescinded or vacated in any manner adverse to the Company or any of its Subsidiaries. There are no suits or claims pending or, to the knowledge of the Company, threatened challenging the validity of the Confirmation Order.

        Section 2.16.    Asbestos Liability.

          (a)  Under the terms of the Confirmation Order, the Company and its Subsidiaries are fully indemnified from the Fuller-Austin Asbestos Trust (as hereinafter defined) for any and all current and future liabilities arising from or in any way relating to Fuller-Austin's manufacture, sale, design, installation, distribution, use and/or specification of asbestos and/or asbestos-containing materials ("ACMs"). The term "Fuller-Austin Asbestos Trust" shall mean the trust established pursuant to the Confirmation Order to indemnify certain defined parties and to pay any current and future asbestos liabilities stemming from the activities of Fuller-Austin.

          (b)  With the exception of those claims subject to the Fuller-Austin Asbestos Trust and any other matters specifically identified on Schedule 2.16(b), there is no suit, claim, action, or proceeding of any nature, whether founded upon negligence, breach of warranty, strict liability, fraud, misrepresentation, conspiracy, fraudulent transfer, or any other legal or equitable theory, pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries in any way relating to the manufacture, design, sale, distribution, installation, specification, or use of asbestos or ACMs.

          (c)  With the exception of Fuller-Austin, other than as set forth on Schedule 2.16(c), neither the Company nor any of its Subsidiaries has ever manufactured, sold, distributed, designed, installed, used or specified the use of asbestos or ACMs for any purpose. Furthermore, neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, defend, or hold harmless any other entity for liabilities allegedly arising from or in any way relating to asbestos or ACMs, other than agreements entered into in connection with the disposition of assets by the Company or any of its Subsidiaries ("Disposition Agreements"). Except as set forth on Schedule 2.16(c), neither the Company nor any of its Subsidiaries has incurred any liability under the Disposition Agreements arising from or in any way relating to asbestos or ACMs nor has any other party to a Disposition Agreement asserted any claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person under such Disposition Agreement arising from or in any way relating to asbestos or ACMs.

        Section 2.17.    Taxes.

          (a)  Except as set forth on Schedule 2.17(a), each of the Company and its Subsidiaries has (i) timely filed all Tax Returns (as hereinafter defined) required to be filed by it in respect of any Taxes (as hereinafter defined), which Tax Returns were true, correct and complete in all material respects, (ii) timely paid or withheld all material Taxes that are due and payable by it (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings), (iii) provided for reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over.

          (b)  Except as set forth on Schedule 2.17(b), (i) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes, and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

          (c)  Except as set forth on Schedule 2.17(c), (i) within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent and (ii) neither the Company nor any Subsidiary has any liability for Taxes of any other person under Treasury regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as a transferee or successor, by contract or otherwise.

          (d)  Except as set forth on Schedule 2.17(d), neither the Company nor any Subsidiary has executed or entered into with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable, which period has not since expired, or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

          (e)  Except as set forth on Schedule 2.17(e), neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any Subsidiary, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code.

          (f)    Neither the Company nor any Subsidiary is a party to any agreement (other than an agreement exclusively among the Company and the Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

          (g)  Neither the Company nor any Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

          (h)  Schedule 2.17(h) sets forth a list of all foreign jurisdictions in which, to the knowledge of the Company, the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treas. Reg. Section 1.367(a)-8.

          (i)    No Subsidiary is, or at any time while owned by the Company or any Subsidiary of the Company has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.

          (j)    No Subsidiary that is not a United States person is, or during any period not closed by the applicable statute of limitations has been, (i) engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) except as set forth on Schedule 2.17(j)(ii), has or has had an investment in "United States property" within the meaning of Section 956(c) of the Code.

          (k)  Neither the Company nor any Subsidiary is, or during any period not closed by the applicable statute of limitations has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

          (l)    For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

          (m)  For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes required or permitted to be filed with any taxing authority.

        Section 2.18.    Title to Properties; Absence of Liens and Encumbrances.

          (a)  Neither the Company nor any of its Subsidiaries owns any real property. Schedule 2.18(a) sets forth a true, correct and complete list of all real property leased to or by the Company or any of its Subsidiaries or in which any of them has an interest (collectively, the "Real Property"), and includes the address of the property, the name and address of the parties to all leases, the expiration date of all leases, the monthly rent as of the Closing paid under all leases and any additional rent currently payable under each lease. The Company or one of its Subsidiaries has a valid leasehold interest in all Real Property leased by the Company or any of its Subsidiaries free and clear of all Liens except (a) those reflected or reserved against in the latest balance sheet of the Company contained in the Company SEC Filings and (b) taxes and general and special assessments not in default and payable without penalty and interest.

          (b)  With respect to the Real Property of the Company and its Subsidiaries, (i) each of the agreements by which the Company has obtained a leasehold interest in such Real Property leased by the Company (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder; (ii) to the knowledge of the Company, there exists no material default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default; (iii) the Company and each of its Subsidiaries have complied in all material respects with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (iv) to the knowledge of the Company, the landlords, and their assignees, as applicable, under all the Leases have complied in all material respects with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (v) the Company and each of its Subsidiaries have paid all rents and other charges to the extent due and payable under the Leases; (vi) there are no material expenditures that are required or are reasonably likely to be required under the provisions of any Lease for any purpose other than the payment of rent or other charges due under such Leases as provided therein; (vii) there are no pending or, to the knowledge of the Company, threatened, condemnation, eminent domain or similar proceedings with respect to any of the premises leased under any of the Leases; and (viii) there are no leases, subleases, licenses, concessions or any other Contracts granting to any Person or entity other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof.

          (c)  Except as reflected in the most recent balance sheet contained in the Company SEC Filings, as set forth on Schedule 2.18(c), and except for assets disposed of since September 30, 2002 in the ordinary course of business and consistent with past practice, each of the Company and its Subsidiaries has good and valid title to all its owned assets and properties (other than the Real Property), in each case free and clear of all Liens, other than (x) Liens for taxes not yet delinquent or (y) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business or (z) such imperfections and irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby, do not subject the Company or any of its Subsidiaries to any liability, or do not otherwise materially impair business operations at such properties. The properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all properties and assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses are being conducted as of the date of this Agreement.

        Section 2.19.    Intellectual Property; Software.

          (a)  Schedule 2.19(a) lists all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, and all registrations thereof and applications therefor, owned by the Company or its Subsidiaries (collectively, the "Company Marks and Intellectual Properties"). All Company Marks and Intellectual Properties are owned by, and may be used by, the Company or the appropriate Subsidiary free and clear of any third party rights or other Liens, except for license rights granted to third parties in the ordinary course of business of the Company and its Subsidiaries. Except as disclosed on Schedule 2.19(a), all patents owned by the Company and all public office registrations and deposits of Company trademarks, service marks and copyrights are valid and not subject to revocation or termination on account of any misrepresentation, concealment or failure to disclose pertinent information by Company in obtaining such patents and registrations nor of account of any subsequent act, conduct, or failure to act by the Company, including but not limited to failure to make timely payment of maintenance or other required fees or annuities, or to timely file affidavits of use, renewals, or other documents necessary to keep such patents and registrations in force. The Company has not received any notice or claim from any person either (i) challenging or questioning the validity or enforceability of any of the Company's patents, copyrights, or rights in its trademarks and service marks, or (ii) asserting that any other person has any claim or interest therein. Except as disclosed on Schedule 2.19(a), upon consummation of the Merger, the Surviving Corporation and its Subsidiaries will continue to own or have the right to use all Company Marks and Intellectual Property necessary to conduct their respective businesses (other than any such right of ownership or use, the absence of which would not have a Company Material Adverse Effect).

          (b)  Schedule 2.19(b)(i) lists all material trademarks, trade names, service marks, service names, brand names, copyright, patent, trade secret, know-how or other intangible right of any third party for which the Company or one of its Subsidiaries is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use ("Other Party Marks and Intellectual Property"). Except as set forth on Schedule 2.19(b)(ii), neither the Company nor any of its Subsidiaries has received since January 1, 1999 any notice or claim asserting that the Company or any of its Subsidiaries is violating the rights in any Other Party Marks and Intellectual Property, except where such violation would not have a Company Material Adverse Effect. Except as set forth on Schedule 2.19(b)(iii), neither the Company nor any of its Subsidiaries is party to any pending or, to the knowledge of the Company, threatened (and unresolved) action or proceeding (either as plaintiff, defendant, claimant, respondent or any other capacity) involving the use of any Other Party Marks and Intellectual Property or a claim of infringement or other wrongful use or exploitation of patent rights, copyrights, or rights in trade names, trademarks or service marks, or claim of misappropriation, breach of confidential relationship, or misuse of secret or confidential trade or technical information, or claim of passing off or other form of wrongful competition.

          (c)  Schedule 2.19(c)(i) lists all material software (other than off-the-shelf or otherwise readily commercially available software) owned by the Company or its Subsidiaries (the "Company Owned Software"). Except as set forth on Schedule 2.19(c)(ii), the Company or one of its Subsidiaries has sole title to the Company Owned Software, free of all claims including claims or rights of employees, independent contractors, agents, consultants or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Software; (ii) the Company Owned Software does not contain any Licensed Software (as hereinafter defined) or any other software (other than third party operating systems), or derivatives of any of the foregoing; and (iii) the Company has the right to use, market, distribute, sublicense, modify and copy the Company Owned Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties). Schedule 2.19(c) also lists all the licensees of the Company Owned Software. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing any Other Party Marks and Intellectual Property with respect to the Company Owned Software, and, to the best knowledge of the Company, no other person is infringing any rights of the Company or any of its Subsidiaries with respect to the Company Owned Software. Neither the Company nor any of its Subsidiaries has received since January 1, 1999 any notice that it is infringing any Other Party Marks and Intellectual Property with respect to the Company Owned Software.

          (d)  Schedule 2.19(d)(i) lists all material software (other than off-the-shelf or otherwise readily commercially available software) for which the Company or one of its Subsidiaries is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use such software (the "Company Licensed Software"). Except as set forth on Schedule 2.19(d)(ii), the Company and its Subsidiaries have complied with all material provisions of the license, lease or other similar agreement pursuant to which they have rights to use the Company Licensed Software, except where non-compliance would not have a Company Material Adverse Effect.

          (e)  To the knowledge of the Company, the transactions contemplated hereby will not cause a breach of, default under or otherwise trigger a right to terminate any license agreement by which the Company or one of its Subsidiaries licenses any Company Licensed Software or Company Owned Software or impair the Company's or the relevant Subsidiaries' ability to use the Company Licensed Software or license the Company Owned Software in the same manner as such Software is currently used or licensed in the business of the Company and its Subsidiaries, except where such breach, default or right would not have a Company Material Adverse Effect.

          (f)    The Company or one of its Subsidiaries and, to the knowledge of the Company, the other parties to any contract under which the Company or such subsidiaries is the licensor, lessor or has otherwise granted the rights to use any Company Owned Software are in compliance therewith and are not in breach of their obligations with respect thereto, except where non-compliance or breach would not have a Company Material Adverse Effect.

          (g)  To the knowledge of the Company, there are no viruses in the Company Owned Software and there are no defects in the Company Owned Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured or otherwise corrected without a Company Material Adverse Effect.

          (h)  Since December 27, 2001, no third party has notified the Company or any of its Subsidiaries or, to the knowledge of the Company, claimed that any person employed by or otherwise affiliated with the Company or any of its Subsidiaries has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any of its Subsidiaries has wrongfully employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any of its Subsidiaries.

          (i)    Except as set forth on Schedule 2.19(i), to the knowledge of the Company, it is not utilizing nor will it be necessary to utilize (A) any inventions of any independent contractors or consultants, or confidential information (including trade secrets) of another person to which any independent contractors or consultants have been exposed, and (B) any inventions of any employees of the Company (or persons the Company currently intends to hire) made, or any confidential information (including trade secrets) of another person to which such employees were exposed, prior to their employment by the Company.

          (j)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has exported or transmitted software, Company trade secrets or any other technical information, including any technical data, or the direct product of such data, to any country to which such export or transmission is restricted by any applicable regulation or statute of the United States or any other Governmental Entity, without first having obtained all necessary and appropriate license(s) or permit(s) from the United States or such other Governmental Entity.

        Section 2.20.    Insurance.    Schedule 2.20(i) sets forth a list of all insurance policies of the Company and its Subsidiaries (the "Insurance Policies"). The Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and its Subsidiaries. All premiums due with respect to the Insurance Policies have been paid, and no notice of cancellation or termination has been received with respect to any such Insurance Policy. Except as set forth on Schedule 2.20(ii), with respect to each of the litigation matters set forth on Schedule 2.11, no carrier of any Insurance Policy has asserted any denial of coverage. The Insurance Policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby. Except as set forth on Schedule 2.20(iii), neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

        Section 2.21.    Severance Arrangements.    Except as set forth on Schedule 2.21(i), neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of (x) the Stockholder Approval or (y) a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 2.19), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 2.21(ii), neither the Company nor any of its Subsidiaries is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

        Section 2.22.    Certain Transactions; Insider Interests.    Except as set forth on Schedule 2.22, there are no material transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or executive officer of the Company or any of its Subsidiaries or (ii) any other person or entity controlling or under common control with the Company. No officer or director of the Company or any of its Subsidiaries has any fiduciary or other ownership interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Company Marks and Intellectual Property, used in or pertaining to the business of the Company or any of its Subsidiaries.

        Section 2.23.    Customer Relationships.    Except as set forth on Schedule 2.23, other than in connection with the expiration of a Contract in ordinary course of business, neither the Company nor any of its Subsidiaries has, since December 27, 2001, lost, or been notified in writing that it will lose or suffer a material diminution in its relationship with any material customer, and, to the knowledge of the Company, no representative of any customer has notified in writing the Company or any of its Subsidiaries that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any of its Subsidiaries would, lose or suffer a material diminution in its relationship with any material customer.

        Section 2.24.    Government Contracts.    Except as set forth on Schedule 2.24:

          (a)  To the knowledge of the Company, with respect to each and every executory Government Contract or outstanding Bid to which the Company or any of its Subsidiaries is a party: (i) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid (including, without limitation, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1965, as amended, (C) the Contract Disputes Act of

  1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), and (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations); (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) within the last two years, neither the U.S. Government nor any prime contractor, subcontractor or other person has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule or regulation or certification; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (vii) no material cost incurred by the Company or any of its Subsidiaries has been questioned in writing or disallowed, other than those which have been resolved; and (vi) no money due to the Company or any of its Subsidiaries has been withheld or set off and not resolved.

          (b)  To the knowledge of the Company, (i) neither the Company, nor any of its Subsidiaries nor, to the Company's knowledge, any of the Company's or its Subsidiaries' other affiliates, directors, officers or employees is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any of the Company's or its Subsidiaries' other respective affiliates, directors, officers, employees, agents or consultants has made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost. To the knowledge of the Company, in the past two years neither the Company, nor any of its Subsidiaries, has submitted any inaccurate, untruthful, or misleading cost or pricing data relating to a Bid or Government Contract, nor has the Company or any of its Subsidiaries submitted any inaccurate, untruthful, or misleading certification included within or relating to any Bid (including any required updates).

          (c)  To the knowledge of the Company, there exist (i) no financing arrangements with respect to performance of any executory Government Contract; (ii) no material outstanding claims against the Company or any of its Subsidiaries, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; and (iii) no formal pending disputes between the Company or any of its Subsidiaries and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid. Neither the Company nor any of its Subsidiaries has any material interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

          (d)  Neither the Company, nor any of its Subsidiaries, nor, to the Company's knowledge, any of their other respective affiliates, directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting. To the knowledge of the Company and its Subsidiaries, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract.

          (e)  To the knowledge of the Company, there exists no Government Contract as to which the estimated cost at completion (including material and labor costs, other direct costs, overheads, engineering costs and manufacturing costs, whether incurred or yet to be incurred) exceeds by $5 million in the aggregate contract revenue recorded or to be recorded under such Government Contract through completion (a "Loss Contract").

          (f)    Neither the Company nor any of its Subsidiaries has any fixed-price development contracts.

          (g)  The Company possesses all necessary security clearances and permits for the execution of its obligations under any Government Contract. The Company has the proper procedures to conduct business of a classified nature up to the level of its current clearances. The levels and locations of facility clearances are set forth on Schedule 2.24(g). The Company is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

          (h)  None of the Company, any of its Subsidiaries or, to the Company's knowledge, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

          (i)    To the knowledge of the Company, no employee, agent, consultant, representative, or affiliate of the Company or any of its Subsidiaries is in receipt or possession of any competitor or U.S. Government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (j)    The Company's (and each applicable Subsidiary's) cost accounting system is in compliance with applicable regulations and has not been determined by any Governmental Entity not to be in compliance with any law or regulation. The Company and each applicable Subsidiary has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1997, 1998 and 1999, and those years are closed.

          (k)  For all purposes of this Agreement, "Bid" means any quotation, bid or proposal by the Company or any of its affiliates which, if accepted or awarded, would lead to a contract with the U. S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

          (l)    For all purposes of this Agreement, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and (i) the U. S. Government, (ii) any prime contractor to the U, S, Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii). For all purposes of this Section 2.24, "executory Government Contract" means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such subcontractor, as appropriate.

          (m)  For all purposes of this Agreement, "U.S. Government" means any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.

        Section 2.25.    Health Care Business.    Except as set forth on Schedule 2.25, none of the Company or its Subsidiaries or any of their other respective affiliates, directors, officers or employees, to the extent they operate, administer or provide services to any employee benefit plan within the meaning of ERISA Section 3(3), or to others providing services to such a plan, other than an Employee Benefit Plan as described in Section 2.13(a) hereof, has committed any violation of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") including regulations thereunder, or any state privacy law.

        Section 2.26.    Opinion of Financial Adviser.    Deutsche Bank Securities, Inc. (the "Company Financial Adviser") has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A copy of such opinion, in writing, shall be made available to Parent within three business days of the date of this Agreement. The Company has been authorized by the Company Financial Adviser to permit the inclusion of such opinion in its entirety in the Proxy Statement and S-4, provided that any description of or reference to the Company Financial Adviser or summary of the opinion in the document is in form reasonably acceptable to the Company Financial Adviser and its counsel.

        Section 2.27.    Brokers.    No broker, investment banker, financial advisor or other person, other than the Company Financial Advisers, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A complete and accurate copy of the engagement letter with the Company Financial Advisers has been provided or made available to Parent and will not be amended, without the consent of Parent, to (a) increase the fees payable thereunder or (b) extend the period for which services are to be performed beyond the Effective Time.

        Section 2.28.    Affiliates.    Except for the persons listed on Schedule 2.28, there are no persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

        Section 2.29.    Disclosure.    No representation or warranty of the Company in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Parent pursuant hereto or in connection herewith contains, as of the date of such representation, warranty, certificate, schedule, document or instrument, or will contain any untrue statement of a material fact or omits, at the date thereof, or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

        Section 2.30.    No Existing Discussions.    As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Alternative Transaction (as defined in Section 4.4).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION

        Parent and Acquisition represent and warrant to the Company that, except as set forth in the Schedules or the Parent SEC Filings:

        Section 3.1.    Organization; Qualification.    Each of Parent and Acquisition is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the articles or certificate of incorporation and bylaws, as currently in effect, of Parent and Acquisition. Parent and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used herein, "Parent Material Adverse Effect" shall mean any event, circumstance, change or effect, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, properties, assets, condition (financial or other) or operating results of Parent or its Subsidiaries, taken as a whole or (ii) the ability of Parent to perform its obligations under this Agreement; provided that (x) changes in the general economy or in the financial markets and (y) any change, circumstance or event contemplated by this Agreement, shall not, in and of themselves, constitute a Parent Material Adverse Effect. Without limiting the generality of the foregoing, a Parent Material Adverse Effect shall include any event, circumstance, change or effect, individually or in the aggregate, that is reasonably likely to (i) substantially impede Parent and its Subsidiaries, taken as a whole, from (A) entering into Contracts with the United States government or any department or agency thereof or (B) obtaining or retaining any security clearances reasonably necessary for the performance of existing material Contracts with the United States government or any department or agency thereof, or (ii) result in the suspension or debarment of Parent or any of its Subsidiaries by the United States government or any department or agency thereof.

        Section 3.2.    Capitalization of Parent and its Subsidiaries.

          (a)  The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, of which, as of September 27, 2002, 172,106,869 shares and were issued and outstanding and 448,974 shares were held in Parent's treasury (together with the associated preferred stock purchase rights (the "Parent Rights") issued pursuant to the Rights Agreement, dated February 18, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C. (the "Parent Rights Agreement")), and 1,000,000 shares of preferred stock, $1.00 par value per share, none of which is outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of September 27, 2002, 16,905,613 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Between September 27, 2002 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on September 27, 2002. Except as described above, as of the date hereof, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of Parent is authorized or outstanding and there is not any commitment of Parent to issue, or register under the Securities Act, any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither Parent nor any of its Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Parent is not party to or aware of any agreement relating to the voting or transfer of Shares.

          (b)  The Parent Common Stock (including the associated Parent Rights) constitutes the only class of equity securities of Parent or its Subsidiaries registered or required to be registered under the Exchange Act.

        Section 3.3.    Authority Relative to this Agreement.    Each of Parent and Acquisition has the requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors (or similar governing body) of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

        Section 3.4.    Noncontravention; Consents and Approvals.

          (a)  The execution and delivery of this Agreement by Parent and Acquisition do not and the consummation by Parent and Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the articles of incorporation or bylaws or similar organization documents of Parent or Acquisition; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Acquisition or their respective properties; or (iii) result in the creation or imposition of any Lien upon any asset of Parent or Acquisition, except in the case of clause (iii) for Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Acquisition in connection with the execution and delivery of this Agreement by Parent and Acquisition or the consummation by Parent and Acquisition of the transactions contemplated hereby, except for (i) compliance by Parent and Acquisition with the HSR Act or similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance by Parent with the rules of the New York Stock Exchange (the "NYSE") and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent and Acquisition to consummate the transactions contemplated hereby.

        Section 3.5.    SEC Reports; Financial Statements.

          (a)  Parent has filed all required forms, reports and documents with the SEC since April 3, 1999, each of which, as amended, has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2000, March 30, 2001, and March 29, 2002, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since April 3, 1999 and (iii) all other reports or registration statements filed by Parent with the SEC since April 3, 1999 (all of the foregoing, collectively, the "Parent SEC Filings"). None of such Parent SEC Filings, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

          (b)  Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act.

        Section 3.6.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to Company stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        Section 3.7.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Parent SEC Filings, as of March 29, 2002, none of Parent or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Parent Material Adverse Effect. From March 29, 2002 through the date hereof, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 3.8.    Compliance with Laws; No Default.

          (a)  Neither Parent nor any of its Subsidiaries is in default under or in violation of any order of Governmental Entity or arbitration board or tribunal to which Parent or such Subsidiary is or was subject or in violation of any Applicable Law (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which Parent or any of its Subsidiaries is or was subject, except for such defaults or violations that would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has failed to obtain any material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (the "Parent Permits"), and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits. The businesses of Parent and each of its Subsidiaries are not being conducted in material violation of any Applicable Law, except for violations or possible violations that would not have a Parent Material Adverse Effect.

          (b)  No Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the certificate or articles of incorporation or bylaws (or other organizational documents) of Parent or any of its Subsidiaries, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (i) and (ii) for Violations which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

        Section 3.9.    Litigation.    There is no Proceeding pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Parent Material Adverse Effect or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

        Section 3.10.    Employee Benefit Plans; Labor Matters.

          (a)  As used herein, "Parent Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or director of Parent, any ERISA Affiliate of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA.

          (b)  With respect to each Parent Benefit Plan, (i) no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances, in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other Applicable Law which would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no pending, or to Parent's knowledge, threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (c)  To the knowledge of Parent, or except as disclosed on Schedule 3.10(c), (i) no officer, director or employee of Parent or its ERISA Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to Parent's Matched Asset Plan (the "Matched Asset Plan"); (ii) the Matched Asset Plan is in compliance in all material respects both with its terms and in operation with the requirements prescribed by all Applicable Laws (including ERISA and the Code) currently in effect with respect thereto, and the Parent and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, the Matched Asset Plan; (iii) the Matched Asset Plan and trust, respectively, are qualified under Section 401(a) and Section 501(a) of the Code, and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of the Matched Asset Plan or trust; (iv) all contributions required to be made to the Matched Asset Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Matched Asset Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (v) other than routine claims for benefits, there is no claim pending or, to the knowledge of Parent threatened, involving the Matched Asset Plan by any person against the Matched Asset Plan, the Parent or any ERISA Affiliate; and (vi) there is no pending or, to the knowledge of the Parent, threatened claim or investigation involving the Matched Asset Plan by the Department of Labor or any other Governmental Entity.

        Section 3.11.    Environmental Laws and Regulations.    Each of Parent and its Subsidiaries conducts its business and operations in compliance with all Environmental Laws, except for non-compliances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to an Environmental Event by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no notice of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by Parent or any of its Subsidiaries prior to the date such premises were so occupied that would reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.12.    Tax Matters.    Parent and each of its Subsidiaries have accurately prepared in all material respects and timely filed all material Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects. Parent and each of its Subsidiaries have paid all Taxes shown as due on all Tax Returns and all other material Taxes as required by Applicable Law, have adequately provided for all Taxes for which they are required to provide and have withheld all material Taxes required to be withheld under Applicable Law.

        Section 3.13.    Title to Property.    Parent and each of its Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its Subsidiaries lease from others real or personal property are in good standing, valid and enforceable in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Parent or such Subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and enforceability, or the existence of such default or event, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 3.14.    Intellectual Property; Software.    Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

          (a)  Each of Parent and its Subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Parent Intellectual Property Rights").

          (b)  The validity of the Parent Intellectual Property Rights and the title thereto of Parent or any of its Subsidiaries, as the case may be, are not being questioned in any litigation to which Parent or any of its Subsidiaries is a party.

          (c)  The conduct of the business of Parent and its Subsidiaries as now conducted does not, to Parent's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material Parent Intellectual Property Rights.

          (d)  Each of Parent and its Subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such.

        Section 3.15.    Insurance.    Parent and its Subsidiaries maintain general liability and other business insurance that Parent believes to be reasonably prudent for its business.

        Section 3.16.    No Prior Activities of Acquisition.    Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

        Section 3.17.    Certain Business Practices.    None of Parent, any of its Subsidiaries or any directors, officers, agents or employees of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

        Section 3.18.    Disclosure.    No representation or warranty of Parent in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to the Company pursuant hereto or in connection herewith contains, as of the date of such representation, warranty, certificate, schedule, document or instrument, or will contain any untrue statement of a material fact or omits, at the date thereof, or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

        Section 3.19.    Brokers.    No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        Section 3.20.    Government Contracts.    To the knowledge of Parent:

          (a)  There is no material claim, action, suit, arbitration or proceeding by or before any Governmental Entity, or material investigation pending, against Parent or any of its Subsidiaries, asserting or alleging the commission of false statements, false claims, civil fraud, criminal acts or bribery by Parent or any of its employees with respect to any Government Contract.

          (b)  Neither Parent nor any of its Subsidiaries is currently, or at any time within the past three (3) years has ever been, debarred or suspended from participation in the award of any Government Contract (it being understood that debarment and suspension does not include ineligibility to bid for certain Government Contracts due to generally applicable bidding requirements).

          (c)  Parent, and each of its Subsidiaries, is in compliance, in all material respects, with all material laws and regulations applicable to Government Contracts. Neither Parent, nor any of its Subsidiaries, (i) is the subject of any action or proceeding (including contract actions), or (ii) has received written notice from any Governmental Entity alleging any violation, or notifying Parent or any such Subsidiary of any investigation of a possible violation, of any Applicable Law that could reasonably be expected to result in Parent's or any of its Subsidiaries', debarment or suspension from contracting with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain Government Contracts due to generally applicable bidding requirements).

ARTICLE 4

COVENANTS

        Section 4.1.    Conduct of Business of the Company.    Except (i) as contemplated by this Agreement, (ii) as described on Schedule 4.1 or (iii) with the prior written consent of Parent, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 4.1, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (provided, however, that no provision of this Section 4.1 shall require any non-wholly owned Subsidiary of the Company to take any action, or refrain from taking any action, that would (x) result in such Subsidiary or its board of directors or similar governing body violating its fiduciary duties, if any, to the holders of the capital stock of such Subsidiary, (y) violate the certificate of incorporation or bylaws (or similar organizational documents) of such Subsidiary or (z) violate the terms of any material Contract to which such Subsidiary is a party or any stockholder, partnership or operating agreement pertaining to such Subsidiary):

          (a)  (i) amend its certificate of incorporation or bylaws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or any other securities (except bank loans in the ordinary course of business consistent with past practice) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) of the Company or any of its Subsidiaries, other than (A) issuance of shares of Company Common Stock reserved for issuance pursuant to the exercise of Options outstanding on the date hereof, (B) issuance of up to 103,176 shares of Company Common Stock reserved for issuance under outstanding awards under the Company's former Restricted Stock Plan, (C) transfer of shares of Company Common Stock from the Company's Deferred Compensation Plan rabbi trust to beneficiaries thereof and (D) transfer of shares of Company Common Stock to the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan as necessary to restore forfeitures to participants and to satisfy prior Company contribution requirements; (iv) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company; (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such shares, other than acquisitions of Company Common Stock for purposes of payment of payroll and withholding taxes for the transactions permitted under clause (iii) above and other than pursuant to put rights with respect to Company Common Stock of the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan to the extent required by law; or (vi) allow any sales by the Company of Company Common Stock on the Company's internal stock market, including any sales for which orders have previously been received, which shall promptly be cancelled;

          (b)  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, provided that such transactions (other than with respect to the granting of Liens on assets acquired in the ordinary course of business and in accordance with this Section 4.1) do not exceed $2 million per transaction and $10 million in the aggregate;

          (c)  acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, other than (A) the formation of, and investments in, wholly owned Subsidiaries of the Company and (B) the formation of Joint Ventures pursuant to or in connection with any "teaming agreement" entered into in connection with bids for Contracts and not requiring a maximum investment or contribution (whether equity, debt or otherwise) by the Company and its Subsidiaries of more than $5 million in the aggregate, or (ii) any assets except (x) purchases of assets in the ordinary course of business consistent with past practice and which do not exceed $2 million individually or $10 million in the aggregate, (y) purchases of assets for customers pursuant to the terms of customer contracts made in the ordinary course of business consistent with past practice and (z) capital expenditures permitted under Section 4.1(g)(iv);

          (d)  (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or employees, other than increases made in the ordinary course of business and consistent with the Company's past practices for employees not in salary bands 1-3, or (A) enter into or adopt any new, or (B) amend or otherwise increase, or, except as provided therein, accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or compensation-related or benefits-related contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries; or (ii) enter into any employment (other than "at will" or for a term not in excess of one year) or severance agreement with or, except in accordance with the written policies or agreements of the Company existing on the date hereof, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, however, that the Company shall be permitted, at any time after the Company's fiscal 2002 financial statements have been finalized and accepted by the Company Board, to pay incentives in accordance with its Executive and Management Incentive Compensation Plans as approved by the Compensation Committee of the Company Board, with the understanding that, for purposes of computing performance factors under such plans, the Compensation Committee of the Company Board may disregard all 2002 one-time costs associated with the Odyssey project

  (including the cost of re-audit of years 1999 through 2001) and the 2002 DynTek carrying value (equity method) and transactions.

          (e)  (i) except in the ordinary course of business consistent with past practice, (A) enter into new Contracts, (B) modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Contract to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole (provided that no loans or advances shall be made or extended to any customers in connection with any such Contract, modification, amendment or renewal, or (C) waive, release or assign any material rights or claims therein, or (ii) enter into, modify, amend, or renew any Contract outside the ordinary course of business or on a basis not consistent with past practice if the dollar value of such new Contract, or existing Contract as so amended, modified, or renewed, is or would be in excess of $1 million (not to exceed $5 million in the aggregate) or have an initial term (or a renewal or extension term) greater than one year;

          (f)    fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and its Subsidiaries, consistent with the Company's past practices;

          (g)  (i) incur or assume any long-term debt (other than borrowings made in ordinary course consistent with past practice under the Company's existing revolving line of credit), or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) enter into any new, or extend any existing, interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement that does not expire within three months of the date of this Agreement, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than (x) wholly-owned Subsidiaries of the Company and, as provided in their operational documents, the partially-owned Subsidiaries of the Company listed on Schedule 4.1(g) and (y) indemnification obligations of the Company and its Subsidiaries under any customer Contract entered into in accordance with this Section 4.1); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than wholly-owned Subsidiaries of the Company and, as provided in their operational documents, the partially-owned Subsidiaries of the Company listed on Schedule 4.1(g)); or (v) make any new capital expenditure or expenditures that exceed the aggregate amounts budgeted for such expenditures in the 2002 or 2003 capital expenditure budget for the Company, as the case may be, copies of which have been made available to Parent, other than capital expenditures that, in the aggregate, do not exceed $2 million;

          (h)  pay, discharge or satisfy any claims, actions or proceedings, other than the payment, discharge or satisfaction of any such claims, actions or proceedings, (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 27, 2001 of the Company and its consolidated Subsidiaries, or (ii) incurred in the ordinary course of business consistent with past practice that do not exceed $2 million in the aggregate;

          (i)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or convert or otherwise change its form of legal entity;

          (j)    amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased Real Properties or enter into any lease, agreement or arrangement with respect to any Real Property, other than (i) leases entered into or amended, renewed or extended on a month-to-month basis and (ii) leases (A) that by their terms expire within one year of the date hereof and (B) with respect to which the remaining lease payments thereunder do not exceed $100,000 per lease and $1,000,000 in the aggregate;

          (k)  terminate or amend in any way materially adverse to the Company any Material Contract;

          (l)    enter into any agreement or arrangement with any of their respective affiliates other than such agreements and arrangements (i) between the Company and a wholly-owned Subsidiary of the Company or (ii) as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arm's-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party, provided that (A) the Company shall have notified Parent in writing prior to entering into any such affiliate transaction and (B) agreement or arrangement does not otherwise violate any other provision of this Section 4.1;

          (m)  except as may be required as a result of a change in law, rule, regulation, or in generally accepted accounting principles (or as required by the SEC), (x) change any of the accounting principles or practices used by it or (y) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable;

          (n)  make any material Tax election or settle or compromise any material Tax liability; provided that Parent shall not unreasonably withhold or delay any consent requested by the Company with respect to any action prohibited by this clause (n);

          (o)  take, or agree to commit to take, any action that would be reasonably likely to (i) make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (ii) result in any of the conditions to the consummation of the Merger set forth in Article 5 not being satisfied, or (iii) materially impair the ability of the Company, Parent or Acquisition to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

          (q)  take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(o).

          Each of the Company and Parent shall designate one or more persons to serve as its primary contact person with respect to any requests by the Company for the Parent's consent to any actions otherwise prohibited by this Section 4.1 and all requests and responses thereto shall be directed to such designated persons. Parent shall work in good faith to provide a timely decision with respect to any request for Parent's consent to any action otherwise prohibited by this Section 4.1 and shall promptly notify the Company following any such decision.

        Section 4.2.    Conduct of Business of Parent.    Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

          (a)  knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

          (b)  declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends payable in Parent Common Stock or dividends by a subsidiary of Parent to Parent or another subsidiary of Parent or (other than in connection with the forfeiture of restricted stock or the exercise of stock options) redeem, repurchase or otherwise acquire any of its securities;

          (c)  acquire or agree to acquire or agree to be acquired, by merging or consolidating with, by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice), or agree to a sale of a material portion of its assets if, in each case, such transaction would prevent or delay for more than 30 days the consummation of the transactions contemplated by this Agreement;

          (d)  adopt or propose to adopt any amendments to its charter documents which would have an adverse effect on the consummation of the transactions contemplated by this Agreement; or

          (e)  take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(d) or any action which would be reasonably likely to make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

        Section 4.3.    Preparation of S-4 and the Proxy Statement.    Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such actions. Notwithstanding anything to the contrary herein, the Company shall provide to Parent as soon as practicable, but in any event no later than December 20, 2002, all audited financial statements, unaudited interim financial statements and related financial information (including all applicable auditor reports and consents with respect thereto) required to be included in the S-4 and the Proxy Statement under the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder.

        Section 4.4.    Other Potential Acquirers.

          (a)  From the date hereof, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company and its Subsidiaries shall cause their respective officers, directors, employees, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any offer, proposal or indication of interest concerning an Alternative Transaction, (ii) continue any discussions or negotiations, if any, with any parties, other than Parent and Acquisition, conducted heretofore with respect to any Alternative Transaction, or which could reasonably be expected to lead to any offer, proposal or indication of interest concerning an Alternative Transaction, (iii) participate in any discussions or negotiations regarding any Alternative Transaction, or, in connection with any Alternative Transaction, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal concerning an Alternative Transaction or may reasonably be expected to lead to, any proposal concerning an Alternative Transaction or (iv) enter into any agreement with respect to any Alternative Transaction or approve or resolve to approve any Alternative Transaction.

          (b)  Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and each of its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide written proposal concerning an Alternative Transaction if, and only to the extent that, the Company Board determines in good faith that such Alternative Transaction could reasonably be expected to constitute a Superior Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement in substantially the form of Exhibit B attached hereto. The Company shall keep Parent informed on a current basis of the status and content of any discussions regarding any offer, proposal or indication of interest concerning an Alternative Transaction and shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written offer, proposal or indication of interest concerning an Alternative Transaction received (including any written agreements, arrangements, understandings, forms of agreements supplied to third parties and any applicable financial statements and evidence of any planned financing with respect to the Alternative Transaction) and a written statement with respect to any non-written proposal concerning an Alternative Transaction received, which statement shall include the identity of the parties making the proposal concerning an Alternative Transaction and the material terms thereof. As of the date hereof, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and its Subsidiaries, to cease, all discussions, negotiations and communications with all third parties and demand the immediate return of all confidential information previously provided to third parties, except with respect to a third party which has made a proposal as to which the Company Board has made the determinations contemplated by the first sentence of this Section 4.4(b).

          (c)  For purposes of this Agreement, "Alternative Transaction" means, except for the Merger and the transactions contemplated hereby (including the transactions contemplated by Section 4.15 hereof), (i) a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or any of the Company Retirement Plans; (ii) the acquisition or purchase (including any repurchase or redemption by the Company or the purchase by any of the Company Retirement Plans) or any tender offer (including self-tenders or tender offer by any of the Company Retirement Plans) or exchange offer (A) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (B) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries (provided that, for purposes of this clause (B), the participants of any Company Retirement Plan shall be deemed to be the beneficial owners of any shares of capital stock of the Company held in their Company Retirement Plan accounts); (iv) the acquisition or purchase of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole; or (v) a public offering by the Company, whether on a primary or secondary basis, pursuant to an effective registration statement filed under the Securities Act, of a number of shares of capital stock of the Company equal to or in excess of 15% of the aggregate number of shares of capital stock of the Company issued and outstanding as of the date of such offering. For purposes of this Agreement, a "Superior Proposal" shall mean a bona fide written proposal to acquire directly or indirectly all the Shares then outstanding or all or substantially all of the assets of the Company which the Company Board concludes in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that (x) would, if consummated, be more favorable to the Company's shareholders (in their capacities as shareholders), from a financial point of view, than the Merger and (y) is reasonably likely to be consummated without undue delay. Nothing contained in this Section 4.4 shall prohibit the Company or the Company Board from making any disclosure required by Applicable Law.

        Section 4.5.    Comfort Letters.

          (a)  The Company shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4, and addressed to the Company and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

          (b)  Parent shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4, and addressed to Parent and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

        Section 4.6.    Meeting of Company Stockholders.    The Company shall take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to duly call, give notice of, convene and hold the Stockholders Meeting as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the certificate of incorporation and bylaws of the Company. The Company Board shall recommend to the Company's stockholders the approval and adoption of this Agreement and the transactions contemplated hereby; provided, however, that, subject to the provisions of Section 4.4, the Company Board may withdraw its recommendation if (i) the Company receives a Superior Proposal and, (ii) after complying with the provisions of Section 4.4, the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of its independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the Superior Proposal. The Company and Parent shall coordinate and cooperate with respect to the timing of such meeting and shall use their best efforts to hold such meeting as soon as practicable after the date hereof.

        Section 4.7.    Stock Exchange Listing.    Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options (i) to be approved for listing on the NYSE and (ii) to be approved for listing on each other national securities exchange on which Parent Common Stock is then listed, in each case subject to official notice of issuance, on or prior to the Effective Time.

        Section 4.8.    Access to Information.

          (a)  Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives, and Parent will give the Company and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably request and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request. Each party will direct all requests for information and access to a senior executive to be designated by the other party, and shall conduct such inspections and investigations in a manner that does not unreasonably interfere with the conduct of business by the other party.

          (b)  Between the date hereof and the Effective Time, the Company shall furnish to Parent, and Parent shall furnish to the Company, within 25 business days after the end of each fiscal month (commencing with November 2002), an unaudited consolidated balance sheet of the party furnishing such information as of the end of such month and the related consolidated statements of earnings and stockholders' equity (deficit) for such period, and, within 25 business days after the end of each fiscal quarter, a statement of cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its consolidated financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

          (c)  Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement, dated as May 18, 2001 (the "Confidentiality Agreement"), between the Company and Parent.

          (d)  The Company and its Subsidiaries shall retain and make available to Parent as of the Effective Time all current and historical insurance policies and surety bonds and all outstanding letters of credit applicable to insurance policies, all current and historical retrospectively rated insurance adjustments, all open and closed claim files, hardcopies of all historical loss runs, all premium finance agreements and all computer risk management information systems.

        Section 4.9.    Additional Agreements; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act or similar governmental requirements, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger; and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

        Section 4.10.    Public Announcements.    Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent or the Company, as the case may be.

        Section 4.11.    Directors' and Officers' Insurance; Indemnification.

          (a)  The certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to the indemnification than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Applicable Law.

          (b)  Parent will provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

        Section 4.12.    Notification of Certain Matters.

          (a)  The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (b)  From the date hereof until the Effective Date, the Company shall disclose to Parent in writing any material variances from the representations and warranties contained in Article 2 promptly upon discovery thereof, and such disclosures shall supplement the Schedules so designated in the updated disclosure delivered to Parent; provided, however, that the delivery of any updated disclosure pursuant to this Section 4.12 shall not cure any breach or non-compliance or limit or otherwise affect the remedies available hereunder to Parent or Acquisition.

        Section 4.13.    Intentionally Omitted.

        Section 4.14.    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

        Section 4.15.    Employee Benefits; Modification of Company Retirement Plans.

          (a)  Following the Effective Time and ending on December 31, 2003, Parent shall provide (or shall cause the Surviving Corporation to provide) individuals who are employees of the Surviving Corporation after the Effective Time ("Surviving Corporation Employees") with salary and Transition Benefits that are comparable in the aggregate to those offered to such employees by the Company immediately prior to the Effective Time, as determined in the reasonable and sole discretion of Parent; provided, however, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall be required to maintain any particular Company Benefit Plan or any other plan, program, arrangement or agreement or portion thereof. For purposes of this Agreement, "Transition Benefits" shall mean the medical, dental, vision, life insurance and long-term disability plans.

          (b)  Except to the extent that Parent, in its sole discretion, determines is necessary to avoid duplication of benefits, Parent shall give, or shall cause Surviving Corporation to give, (i) credit for eligibility and/or vesting purposes under Parent's Matched Asset Plan to the extent such service would be recognized for eligibility and/or vesting purposes under the Company Retirement Plans (as defined in Section 4.15(c)) (ii) credit for eligibility and/or vesting purposes under Parent's Benefit Plans that are subject to Title IV of ERISA ("Parent Defined Benefit Plans") to the extent that such service would be recognized for eligibility and/or vesting purposes under the Company's Employee Plans that are subject to Title IV of ERISA ("Company Defined Benefit Plans"), (iii) credit for vacation accruals as recorded in the Company records as of the Effective Time, and (iv)service credit for purposes of the Family and Medical Leave Act ("FMLA") to the extent such service has been credited by the Company for FMLA purposes as of the Effective Time, in all events subject to Applicable Law and the terms and conditions of Parent's Benefit Plans.

          (c)  Following the Effective Time and after the events described in Section 4.15(g) have occurred, Parent shall cause the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan (collectively, the "Company Retirement Plans") to be merged into the Parent's Matched Asset Plan.

          (d)  From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) apply prior periods of health insurance coverage towards any pre-existing condition limitations pursuant to HIPAA and (ii) subject to the approval of any insurance carrier and to the extent consistent with applicable law and tax qualification requirements, provide Surviving Corporation Employees with credit for any co-payments and deductibles made during the calendar year which contains the Effective Time for purposes of satisfying any applicable co-payment and deductible requirement under any Parent Benefit Plan in which they are eligible to participate on and after the Effective Time.

          (e)  The provisions of this Section 4.15 shall not create in any Company Employee any rights to employment or continued employment with the Parent or the Surviving Corporation or any of their respective Subsidiaries or affiliates.

          (f)    Notwithstanding the provisions of Section 4.15(a), Parent shall cause the Surviving Corporation to honor any existing contractual obligations to provide employee benefits to the employees of DynCorp Information Systems LLC, which obligations are set forth in Schedule 4.15.

          (g)  The Company shall use its best efforts to cause the Company Retirement Plans to be amended, prior to the Effective Time (or as soon as reasonably practicable in accordance with the terms of such Company Retirement Plans), such that (i) commencing upon the Effective Time, terminated employees of the Company may elect to receive full distribution of the assets held in their former Employee Stock Ownership Accounts (the "Company ESOP Accounts"), which shall occur as soon as practicable, (ii) as soon as practicable following the Effective Time, the Cash Consideration received in respect of Shares held in the Company ESOP Accounts shall be transferred from the Company ESOP Accounts of affected participants to a money market fund investment option in the Section 401(k) accounts in the Company Retirement Plans (the "Company 401(k) Accounts"), (iii) following each Trigger Date (as defined below), 10.85% of the Stock Consideration received in respect of Shares then held in their Company ESOP Accounts shall be transferred from their Company ESOP Accounts to an employer stock fund investment option in their Company 401(k) Accounts, (iv) Stock Consideration that is transferred from the Company ESOP Accounts to the Company 401(k) Accounts shall be subject to the rules (including transferability) that specifically govern non-Company stock investments in the Company 401(k) Accounts, and not the rules that specifically govern the Company ESOP Accounts and (v) as soon as practicable following the Effective Time, the Cash Consideration received in respect of Unrestricted Shares (as defined below) held in the company stock fund in the Company 401(k)

  Accounts shall be transferred to a money market fund investment option in the Company 401(k) Accounts. "Unrestricted Shares" are DynCorp shares held in the Section 401(k) Accounts (whether attributable to employer contributions or 401(k) elective pay deferrals) that, at the Effective Time, are not subject to reinvestment limitations, such as four calendar quarter or eight calendar quarter holding periods, or other restrictions covering certain matching contributions made prior to January 1, 2001. For purposes hereof, "Trigger Date" means the last day of the first full calendar month ending after the Closing Date and the last day of each of the first two calendar months ending thereafter; provided, however, that, if the Closing Date occurs on or before the 10th day of a calendar month and the record keeper for the Company Retirement Plans can accommodate the relevant administration and so long as the associated expenses are not material in the context of the total annual fees of the record-keeper of the relevant Company Retirement Plans, then the first Trigger Date shall be last day of the calendar month in which the Closing Date occurs.

        In connection with the merger of the Company Retirement Plans into the Parent's Matched Asset Plan as set forth in subparagraph 4.15(c) above, the Company ESOP Accounts shall become aggregated within the Parent Matched Asset Plan with the Employee Stock Ownership Plan accounts (the "Parent ESOP Accounts"), and the Section 401(k) accounts of the Company Retirement Plans shall become aggregated with the non-Matching Contribution Section 401(k) accounts of the Parent Matched Asset Plan; provided, however that such merger shall not take place until after the Stock Consideration is transferred to the Company Retirement Plan 401(k) Accounts in accordance with this subsection 4.15(g), and the Company Retirement Plan record keeper certifies it has properly allocated such Stock Consideration to the participants' Company 401(k) accounts. During the period commencing on the date of the Effective Time and ending on December 31, 2003, Parent shall not make any amendments to the Parent Matched Asset Plan that further restrict the rules governing the frequency with which particiipants may transfer Parent stock in the Matched Asset Plan 401(k) accounts between investment funds, or the amount of such transfers, except as may otherwise be required by Applicable Law.

        Section 4.16.    Affiliates.    Within thirty (30) days after the date hereof, the Company shall obtain from any person who was a Company Affiliate on the date of this Agreement, a letter agreement in substantially the form of Exhibit C hereto, and shall deliver the same to Parent within such thirty-day period. The Company shall obtain from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement in substantially the form of Exhibit C hereto, and shall deliver the same to Parent as soon as practicable.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 5.1.    Conditions to Each Party's Obligations to Effect the Merger.    The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

          (b)  no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

          (c)  any waiting period applicable to the Merger under the HSR Act or any similar statute or regulations of foreign jurisdictions shall have terminated or expired, and any other governmental or regulatory notices or approvals required in order to consummate the transactions contemplated hereby shall have been either filed or received; and

          (d)  the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

        Section 5.2.    Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a)  each of the representations and warranties of Parent and Acquisition contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent to such effect;

          (b)  each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

          (c)  the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; and

          (d)  there shall have been no events, changes or effects with respect to Parent or its subsidiaries having a Parent Material Adverse Effect.

        Section 5.3.    Conditions to the Obligations of Parent and Acquisition.    The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

          (a)  each of the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company to such effect;

          (b)  each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing the Company shall have delivered to Parent a certificate to that effect;

          (c)  the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order for the Company and its Subsidiaries to consummate the Merger, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, result in a Company Material Adverse Effect and do not materially adversely affect the ability of the Company, Parent and Acquisition to consummate the Merger;

          (d)  Parent shall have received all of the letter agreements required to be delivered by the Company pursuant to Section 4.16;

          (e)  Parent shall have received from the Company a certification described in Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably satisfactory to Parent; and

          (f)    there shall have been no events, changes or effects with respect to the Company or its Subsidiaries having a Company Material Adverse Effect.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

        Section 6.1.    Termination.    This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Acquisition (with any termination by Parent also being an effective termination by Acquisition):

          (a)  by the mutual written consent of Parent and the Company;

          (b)  by either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable or (iii) any Governmental Entity shall have taken any action prohibiting the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any similar statute or regulations of foreign jurisdictions; provided, however, that (A) the party seeking to terminate this Agreement pursuant to this Section 6.1(b) shall not have breached in any material respect its obligations under Section 4.9 and (B) this Agreement may not be terminated pursuant to this Section 6.1(b) due to the nonsatisfaction of the condition set forth in Section 5.1(d);

          (c)  by either of Parent or the Company if (i) the consummation of the Merger shall not have occurred on or before April 30, 2003 (the "Termination Date"); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall not have breached in any material respect its obligations under this Agreement;

          (d)  by the Company:

              (i)  if (A) the Company Board determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that a bona fide written proposal concerning an Alternative Transaction constitutes a Superior Proposal, (B) the Company Board directs the Company to notify Parent in writing that it intends to enter into an agreement with respect to such Superior Proposal, attaching the most current version of all proposed written agreements, arrangements or understandings, including the forms of any agreements with third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereof) to such notice, (C) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and

    (D) the Company concurrently with such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds the Termination Fee. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification;

            (ii)  if (A) there shall be a breach of any representation or warranty of Parent or Acquisition in this Agreement that is qualified as to a Parent Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of Parent or Acquisition in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Parent Material Adverse Effect, or (C) there shall be a material breach by Parent or Acquisition of any of its covenants, agreements or obligations contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to Parent from the Company of such breach and; provided that the Company may not terminate this Agreement pursuant to this Section 6.1(d)(ii) if the Company is in material breach of this Agreement; or

            (iii)  subject to Section 1.8(c), if the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00.

          (e)  by Parent or Acquisition:

              (i)  if the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Acquisition, its approval or recommendation of this Agreement or the Merger, (B) recommended or approved an Alternative Transaction; or (C) failed to call the Stockholders Meeting in accordance with Section 4.6;

            (ii)  if there shall have been a material breach by the Company of any provision of Section 4.4;

            (iii)  if (A) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to Company Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Company Material Adverse Effect, or (C) there shall be a material breach by the Company of any of its covenants, agreements or obligations contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to the Company from Parent or Acquisition of such breach; provided that Parent or Acquisition may not terminate this Agreement pursuant to this Section 6.1(e)(iii) if Parent or Acquisition is in material breach of this Agreement;

          (f)    by either of Parent or the Company if the Stockholder Approval was not obtained at the Stockholders Meeting;

        Section 6.2.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent or Acquisition as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition or the Company, other than the provisions of this Section 6.2, Section 4.8(c), Section 6.3 and Article X; provided that nothing herein shall relieve any party from liability for any willful breach hereof.

        Section 6.3.    Fees and Expenses.

          (a)  If this Agreement is terminated pursuant to:

              (i)  Section 6.1(d)(i), Section 6.1(e)(i) or Section 6.1(e)(ii); or

            (ii)  Section 6.1(c), Section 6.1(e)(iii) or Section 6.1(f) and (A) (x) after the date hereof and prior to such termination, a proposal concerning an Alternative Transaction has been publicly announced, disclosed or communicated or submitted to the Company and (y) within twelve (12) months after such termination, the Company shall consummate or enter into an agreement with respect to any Alternative Transaction or (B) within twelve (12) months after such termination, the Company shall consummate or enter into an agreement with respect to any Alternative Transaction with any person that submitted to the Company prior to the date hereof a proposal concerning an Alternative Transaction;

  then, in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination described in Section 6.3(a)(i) or as promptly as is reasonably practicable (but in no event later than two business days) in the case of any other termination described in Section 6.3(a)(ii), an amount (the "Termination Fee") equal to $25 million. The parties acknowledge and agree that Parent and Acquisition would suffer direct and substantial damages in the event of any of the circumstances described in this Section 6.3(a), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

          (b)  Upon termination of this Agreement pursuant to Section 6.1(b), the Section 6.1(d)(iii) or 6.1(f), in addition to any other remedies that Parent or Acquisition may then or later have as a result of such termination (including receipt of the Termination Fee), the Company shall reimburse Parent, Acquisition and their affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses up to a maximum of (i) in the case of a termination pursuant to Section 6.1(d)(iii), $3 million or (ii) in the case of a termination pursuant to Section 6.1(b) or Section 6.1(f), $6 million, which amount shall be credited against the Termination Fee payable pursuant to Section 6.3(a), if any.

          (c)  Upon termination of this Agreement pursuant to Section 6.1(d)(ii), Parent shall reimburse the Company and its affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses up to a maximum of $6 million.

          (d)  The Company acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.3, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

        Section 6.4.    Amendment; Extension; Waiver.

          (a)  This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the

  Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under Applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

          (b)  At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

MISCELLANEOUS

        Section 7.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, provided that any remedy available to any party prior to the Effective Time based on the representations, warranties, covenants and agreements set forth herein will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

        Section 7.2.    Expenses.

          (a)  Subject to Section 6.3, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Parent or Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

          (b)  In the event that the transactions contemplated by this Agreement are consummated, each party shall bear its own expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors.

        Section 7.3.    Entire Agreement; Assignment.

          (a)  This Agreement (including the Exhibits, Schedules and other agreements and instruments delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

          (b)  Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto (whether voluntarily, involuntarily, by operation of law, or otherwise) without the prior written consent of the other party hereto; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct, wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

        Section 7.4.    Validity.    If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

        Section 7.5.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (w) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise, (x) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, (y) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (z) upon actual receipt. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Acquisition:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245 Attention: Hayward D. Fisk, Esq. Telecopier: (310) 322-9767
with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 Attention: Kenneth M. Doran, Esq. Telecopier: (213) 229-7520
if to the Company to:	DynCorp 11710 Plaza Americas Drive Reston, Virginia 20190 Attention: David L. Reichardt, Esq. Telecopier: (703) 261-5074
with a copy to:	Arnold & Porter 1600 Tysons Boulevard, Suite 900 Reston, Virginia 20190 Attention: Robert Ott, Esq. Telecopier: (703) 720-7399

or to such other address as the person to which notice is given may have previously furnished to the others in writing in the manner set forth above.

        Section 7.6.    Governing Law; Submission to Jurisdiction.

          (a)  This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

          (b)  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

        Section 7.7.    Descriptive Headings; Interpretation with Respect to Schedules.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References made to any Schedule (or subsection thereof) in Articles 2 and 4 hereof shall be deemed to be references to the corresponding schedule (or subsection thereof) included in the Company disclosure schedules delivered by the Company to Parent and Acquisition prior to entering into this Agreement.

        Section 7.8.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 7.9.    Certain Definitions.    For the purposes of this Agreement, the term:

          (a)  "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)  "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

          (c)  "business day" means any day other than a day on which the NYSE is closed;

          (d)  "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (e)  "knowledge" or "known" means, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

          (f)    "person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (g)  "modified or changed in a manner adverse to Parent or Acquisition" shall not include any announcement or communication with stockholders of the Company as required under Applicable Law that identifies, describes or discusses any Alternative Transaction so long as such announcement or communication states that the Company Board reaffirms its approval and recommendation of the Merger and this Agreement.

        Section 7.10.    Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 7.11.    Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of or in any party hereto.

        Section 7.12.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

        Section 7.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

DYNCORP
By:	/s/ DAVID L. REICHARDT Name: David L. Reichardt Title: Senior Vice President & General Counsel
COMPUTER SCIENCES CORPORATION
By:	/s/ PAUL T. TUCKER Name: Paul T. Tucker Title: Vice President
GARDEN ACQUISITION LLC
By:	/s/ PAUL T. TUCKER Name: Paul T. Tucker Title: Vice President

SCHEDULE 1.6

Directors of Surviving Corporation

        Van B. Honeycutt, Chairman

        Leon J. Level

        Hayward D. Fisk

EXHIBIT A-1

FORM OF RESTATED CERTIFICATE OF
INCORPORATION OF THE SURVIVING
CORPORATION

        See attached.

Ex. A-1

EXHIBIT A-2

FORM OF AMENDED AND RESTATED BYLAWS OF
THE SURVIVING CORPORATION

        See attached.

Ex. A-2

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT

        [Date]

[Bidder's Name—Include all entities]

[Bidder's Address]

Attention:

Ladies and Gentlemen:

        You have requested non-public information concerning DynCorp and/or its subsidiaries, affiliates or divisions (collectively, the "Company") in connection with your consideration of a possible negotiated transaction (the "Transaction") with the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information which, if disclosed, could harm the Company. In consideration for, and as a condition of, such information being furnished to you and your directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of such advisors), representatives and affiliates (collectively, "Representatives"), you agree to treat any and all information concerning the Company which is furnished to you or your Representatives (regardless of the manner in which it is furnished) now or in the future by or on behalf of the Company, together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions set forth in this letter agreement.

        The term "Evaluation Material" does not include information which you can show by competent proof (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company or (iii) is received from a source other than the Company or any of its Representatives; provided that, in the case of (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or to any other party with respect to such information.

        You hereby agree that you and your Representatives will (a) use the Evaluation Material solely for the purpose of evaluating the Transaction and not for any other purpose, (b) keep the Evaluation Material confidential and (c) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of evaluating the Transaction, (ii) who are informed by you of the confidential nature of such information and (iii) who are provided with a copy of this letter agreement and agree to act in accordance with its terms to the same extent as if they were parties hereto. You will be responsible for any breach of this letter agreement by any of your Representatives and you agree to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from disclosure or improper use of the Evaluation Material.

        You and your Representatives agree (except as provided below), without the prior written consent of the Company, not to disclose to any person that the Evaluation Material exists or has been made available to you, that discussions or negotiations are taking place concerning the Transaction or any other transaction involving the Company or any of the terms, conditions or other facts with respect thereto or such discussions or negotiations (including the status thereof); provided, however, that you may make such disclosure if you have the opinion of your outside legal counsel that such disclosure

Ex. B-1

must be made in order for you not to commit a violation of law. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

        In the event that you or any of your Representatives are required by applicable law, regulation or legal process to disclose any of the Evaluation Material, you will promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena that seeks discovery of the Evaluation Material if (i) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Evaluation Material has been denied; provided, however, that you disclose only that portion of the Evaluation Material which your outside legal counsel advises you is legally required and that you exercise all reasonable efforts to preserve the confidentiality of the remainder of the Evaluation Material; or (ii) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena. In no event will you, or any of your Representatives, oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.

        If you determine not to proceed with the Transaction, you will promptly notify the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will either (i) promptly destroy all copies of the Evaluation Material in your or your Representative's possession or (ii) promptly deliver to the Company at your own expense all copies of the Evaluation Material in your and your Representative's possession. In addition, you agree promptly to certify to the Company that you have complied with your obligations under this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.

        You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives will have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors or omissions therefrom. You further agree that you are not entitled to rely upon the accuracy or completeness of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction (the "Definitive Agreement"). The term "Definitive Agreement" does not include an executed letter of intent or any other similar written agreement, nor does it include any written or verbal acceptance of any offer or bid on your part.

        You agree that unless and until a Definitive Agreement has been executed and delivered, no contract or agreement providing for a Transaction shall be deemed to exist between you and the Company. Unless and until a Definitive Agreement has been executed and delivered, neither the Company nor you has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this letter agreement, or any oral expression with respect to such Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, terminate discussions and negotiations with you, refuse to provide any further access to and to demand the return of the Evaluation Materials.

        Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the Company, which consent shall explicitly make such waiver or amendment. Any attempted waiver or modification in violation of this provision shall be void.

Ex. B-2

        It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

        You acknowledge that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and you consent to a court of competent jurisdiction entering an order finding that the Company has been irreparably harmed as a result of any such breach and to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final non-appealable order that you or any of your Representatives have breached this letter agreement, then you will reimburse the Company for the reasonable legal fees and expenses incurred by the Company in connection with enforcing its rights hereunder, including any appeal therefrom.

        This letter agreement and all disputes or controversies arising out of or related to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of [New York], without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of [New York].

        You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of [New York] and of the United States of America located in the City and County of [New York] for any actions, suits or proceedings arising out of or relating to this letter agreement and agree (i) not to commence any action, suit or proceeding relating thereto except in such courts, (ii) to waive any defenses as to personal jurisdiction of such courts over you and (iii) that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the courts of the State of [New York] or the United States of America located in the City and County of [New York] and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

        The provisions of this letter agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

        This letter agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

Ex. B-3

        Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
DynCorp
By:
Name: Title:
Accepted and agreed as of the date first written above:
By:
Name: Title:

Ex. B-4

EXHIBIT C

FORM OF RULE 145 AFFILIATE LETTER

        [Date]

TO:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245 Attention: Hayward D. Fisk

Ladies and Gentlemen:

        The undersigned has been advised that as of the date hereof, the undersigned may be deemed to be an "affiliate" of DynCorp, a Delaware corporation (the "Company"), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of February 7, 2003 (as amended or otherwise modified from time to time, the "Merger Agreement"), among Computer Sciences Corporation ("Parent"), the Company, Garden Acquisition LLC, a Delaware limited liability company ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of Parent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

        In consideration of the agreements contained herein, Parent's and Acquisition's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of any shares of common stock of Parent, par value $1.00 per share, (collectively, the "Parent Stock"), or securities convertible into or exercisable or exchangeable for Parent Stock, if such sale, transfer or other disposition is in violation of the Securities Act and the rules and regulations promulgated thereunder. The undersigned has been advised that the issuance of the shares of Parent Stock pursuant to the Merger Agreement has been registered with the SEC under the Securities Act on a registration statement on Form S-4, as amended from time to time. The undersigned has also been advised, however, that because the undersigned may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Parent Stock received by the undersigned pursuant to the Merger Agreement may be disposed of by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

        The undersigned also understands that instructions will be given to Parent's transfer agent with respect to the Parent Stock to be received by the undersigned in connection with the Merger and that there may be placed on the certificates representing such Parent Stock, or any substitutes therefor, a legend stating in substance as follows:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND COMPUTER SCIENCES CORPORATION, A COPY OF WHICH

Ex. C-1

AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COMPUTER SCIENCES CORPORATION."

        It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (a) the sale, transfer or other disposition of the securities represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of the securities under the Securities Act and (b) the securities to be so sold, transferred or otherwise disposed of may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

        The undersigned further understands and agrees that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an "affiliate" on or after the date of this letter.

        This letter agreement constitutes the complete understanding between Parent and the undersigned concerning the subject matter hereof. The undersigned acknowledges having carefully reviewed this letter agreement and understands the requirements hereof and the limitations imposed upon the sale, transfer or other disposition of Company stock and Parent Stock. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of Delaware. If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,
By:

Name:

Address:

Accepted this day of , Computer Sciences Corporation
By:

Name:

Address:

Ex. C-2

ANNEX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

December 12, 2002

Board of Directors
DynCorp
11710 Plaza Americas Drive
Reston, VA 20190

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to DynCorp ("DynCorp") in connection with the proposed merger of DynCorp and Computer Sciences Corporation ("Parent") pursuant to the Agreement and Plan of Merger, to be dated as of December 13, 2002, among DynCorp, Parent and Garden Acquisition LLC, a direct wholly owned subsidiary of Parent ("Sub") (the "Merger Agreement"), which provides, among other things, for the merger of Sub with and into DynCorp (the "Transaction"), as a result of which DynCorp, the surviving corporation, will become a wholly owned subsidiary of Parent. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.10 per share, of DynCorp ("DynCorp Common Stock") not owned directly or indirectly by Parent or DynCorp will be converted into the right to receive $15.00 (subject to possible increase pursuant to Section 1.8(c) of the Merger Agreement) in cash (the "Cash Consideration") and a fraction of a fully paid and nonassessable share of common stock, $1.00 par value per share, of Parent equal to the Exchange Ratio, as defined in the Merger Agreement ("Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of DynCorp of the Merger Consideration.

In connection with Deutsche Bank's role as financial advisor to DynCorp, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Parent and certain publicly available financial and other internal analyses and other information furnished to it by DynCorp. Deutsche Bank has also held discussions with members of the senior managements of DynCorp and Parent regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Parent Common Stock, (ii) reviewed the transactions on the internal market for DynCorp Common Stock, (iii) compared certain financial and stock market information for DynCorp and Parent with similar information for certain companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (v) reviewed the terms of the Merger Agreement, and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning DynCorp or Parent, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of DynCorp or Parent. With respect to the financial forecasts and projections of DynCorp made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably

B-1

prepared on bases reflecting the best currently available estimates and judgments of the management of DynCorp as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of DynCorp, Parent and Sub contained in the Merger Agreement are true and correct DynCorp, Parent and Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of each DynCorp, Parent and Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either DynCorp or Parent is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on DynCorp or Parent or materially reduce the contemplated benefits of the Transaction to Parent. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be taxable to each of DynCorp's stockholders.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of DynCorp and is not a recommendation to the stockholders of DynCorp to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the stockholders of DynCorp of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by DynCorp to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to DynCorp in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to DynCorp and Parent or their affiliates for which it has received compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of DynCorp and Parent for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Merger Consideration is fair, from a financial point of view, to the stockholders of DynCorp.

                      Very truly yours,

                      DEUTSCHE BANK SECURITIES INC.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262. APPRAISAL RIGHTS.

        (a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)  Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

The Exchange Agent for the merger is:
Mellon Investor Services, L.L.C.
By Mail: PO Box 3300 South Hackensack, NJ 07606 Attn: Reorganization Department	By Hand Delivery: 120 Broadway 13th Floor New York, NY 10271 Attn: Reorganization Department	By Overnight Delivery: 85 Challenger Road Mail Stop-Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department

        Any questions or requests for assistance or additional copies of this proxy statement/prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to DynCorp or CSC at their respective telephone numbers and locations listed below. Stockholders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning this proxy statement/prospectus.

DYNCORP

11710 Plaza America Drive
Reston, Virginia 20190
Attention: Corporate Communications
Telephone: (703) 261-4618

CSC

2100 East Grand Avenue
El Segundo, California 90245
Attention: Investor Relations
Telephone: (310) 615-0311

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 78.7502 of the Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.7502 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of any action by or in the right of the corporation, no indemnification may be made for any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Section 78.7502 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        The Registrant's Restated Articles of Incorporation, as amended (the "Charter"), provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she is or was or has agreed to become a director or officer of the Registrant, or is serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or by reason of actions alleged to have been taken or omitted in such capacity or in any other capacity while serving as a director or officer. The indemnification of directors and officers shall be against all loss, liability and expenses actually and reasonably incurred by or on behalf of a director or officer in connection with such action, suit or proceeding, including any appeals; provided that with respect to any action, suit or proceeding initiated by a director or officer, the Registrant shall indemnify such director or officer only if the action, suit or proceeding was authorized by the Registrant's Board of Directors, except with respect to a suit for enforcement of rights to indemnification or advancement of expenses in accordance with the procedure therefor prescribed in the Charter.

        The Charter also provides that the expenses of directors and officers incurred as a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding; provided that if applicable law so requires, the advance payment of expenses shall be made only upon receipt by the Registrant of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event it is ultimately determined by a final decision, order or decree of a court of competent jurisdiction that the director or officer is not entitled to be indemnified for such expenses under the Charter.

        The Registrant has entered into Indemnification Agreements with each of its directors and officers pursuant to which it has indemnified them against expenses incurred in connection with any claims made against them as a result of any act, omission, neglect or breach of duty committed or suffered while acting as a director or officer of the Registrant, or while serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. These Indemnification Agreements do not obligate the Registrant to make any payment in connection with a claim against a director or officer to the extent that: (a) payment is made under an insurance policy, except in respect of any deductible amount or any excess beyond the amount of payment under such insurance, (b) the director or officer is otherwise indemnified, (c) the claim is based upon the director or officer gaining any improper personal profit or advantage to which he or she is not legally entitled, (d) the claim is for an accounting of profits made from the purchase or sale by the director or officer of securities of the Registrant within the meaning of Section 16(b) of the Securities Exchange Act of 1934 or (e) the claim is brought about or contributed to by the dishonesty of the director or officer, but only if a judgment or other final adjudication adverse to the director or officer establishes that he or she committed acts of active and deliberate dishonesty, with actual dishonest purpose and intent, which acts were material to the cause of action so adjudicated. The Indemnification Agreements provide that the costs and expenses incurred by directors and officers in defending or investigating any action, suit, proceeding or investigation will be paid by the Registrant in advance of the final disposition of the matter upon receipt of a written undertaking by or on behalf of the director or officer to repay any such amounts if it is ultimately determined that he or she is not entitled to indemnification under his or her Indemnification Agreement. No such advance will be made by the Registrant, however, if, within 60 days of a request for such an advance, a determination is reasonably made by the Registrant's Board of Directors or independent legal counsel, based upon the facts known at the time of such determination, that it is more likely than not it will ultimately be determined that the director or officer is not entitled to indemnification under his or her Indemnification Agreement.

        The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with or as a consequence of certain actions, suits or proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  See the Exhibit Index attached to this Registration Statement and incorporated by reference.

  (b)
  None.

  (c)
  None.

ITEM 22. UNDERTAKINGS.

        (A)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (B)  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (C)  (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (D)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (E)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (F)  The undersigned registrant hereby undertakes to supply by means of a post- effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

        (G)  The undersigned registrant hereby undertakes as follows:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on this 10th day of February, 2003.

COMPUTER SCIENCES CORPORATION
By:	/s/ VAN B. HONEYCUTT Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ VAN B. HONEYCUTT Van B. Honeycutt	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2003
* Leon J. Level	Vice President, Chief Financial Officer and Director (Principal Financial Officer)	February 10, 2003
* Donald G. DeBuck	Vice President and Controller (Principal Accounting Officer)	February 10, 2003
* Irving W. Bailey, II	Director	February 10, 2003
* Stephen L. Baum	Director	February 10, 2003
* Rodney F. Chase	Director	February 10, 2003
* William R. Hoover	Director	February 10, 2003
* Thomas A. McDonnell	Director	February 10, 2003

* F. Warren McFarlan	Director	February 10, 2003
* James R. Mellor	Director	February 10, 2003
* William P. Rutledge	Director	February 10, 2003
*By:	/s/ HAYWARD D. FISK Hayward D. Fisk Attorney-in-fact	Vice President, General Counsel and Secretary	February 10, 2003

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
2.1	Amended and Restated Agreement and Plan of Merger, dated as of February 7, 2003, by and among Computer Sciences Corporation, DynCorp and Garden Acquisition LLC, as set forth in Annex A to the proxy statement/prospectus covering the common stock to be issued in connection with the proposed acquisition of DynCorp (filed herewith)
3.1	Restated Certificate of Incorporation dated May 4, 1989 (incorporated by reference to Exhibit (3)(a) to the Registrant's Form 10-K for the year ended December 31, 1989)
3.2	Certificate of Amendment of Restated Articles of Incorporation filed with the Nevada Secretary of State on August 11, 1992 (incorporated by reference to Appendix B to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on August 10, 1992)
3.3	Certificate of Amendment of Articles of Incorporation filed with the Nevada Secretary of State on July 31, 1996 (incorporated by reference to Annex D to the Registrant's Proxy Statement for the Annual Meeting of Stockholders held on July 31, 1996)
3.4	Certificate of Amendment of Articles of Incorporation filed with the Nevada Secretary of State on August 15, 2000 (incorporated by reference to Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2000)
3.5	Bylaws, amended and restated effective November 4, 2002 (incorporated by reference to Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-K for the fiscal quarter ended September 27, 2002)
4.1	Rights Agreement dated as of February 18, 1998, as amended, (incorporated by reference to the Registrant's Registration Statement on Form 8-A/A filed on March 25, 1998)
4.2	Form of specimen certificate representing shares of the Registrant's common stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 (No. 33-57265) filed on January 13, 1995)
5.1	Opinion of Hayward D. Fisk, Vice President, General Counsel and Secretary of the Registrant (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-4 filed by the Registrant under the Securities Act of 1933 (File No. 333-102187))
23.1	Consent of Hayward D. Fisk (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP (filed herewith)
23.3	Consent of Deloitte & Touche LLP (filed herewith)
99.1	Form of Proxy Card (filed herewith)
99.2	Form of Letter from Trustee of the DynCorp Savings Plans to Participants (filed herewith)

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PROXY STATEMENT/PROSPECTUS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA OF CSC
SELECTED HISTORICAL FINANCIAL DATA OF DYNCORP
COMPARATIVE PER SHARE INFORMATION
COMPARATIVE PER SHARE MARKET PRICE AND OTHER STOCKHOLDER INFORMATION
THE SPECIAL MEETING OF DYNCORP STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
CSC AFTER THE MERGER
INFORMATION ABOUT CSC
INFORMATION ABOUT DYNCORP
DYNCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MARKET FOR DYNCORP'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS
DESCRIPTION OF CSC COMMON STOCK
COMPARISON OF RIGHTS OF HOLDERS OF CSC COMMON STOCK AND DYNCORP COMMON STOCK
STOCKHOLDER PROPOSALS FOR DYNCORP'S 2003 ANNUAL MEETING
ADDITIONAL INFORMATION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
DYNCORP AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS SEPTEMBER 26, 2002 AND DECEMBER 27, 2001 (In thousands)
DYNCORP AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS SEPTEMBER 26, 2002 AND DECEMBER 27, 2001 (In thousands, except share amounts)
DYNCORP AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) UNAUDITED
DYNCORP AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In thousands) UNAUDITED
DYNCORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (In thousands) UNAUDITED
DYNCORP AND SUBSIDIARIES NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS SEPTEMBER 26, 2002 (Dollars in thousands, except per share amounts or where otherwise noted) UNAUDITED
INDEPENDENT AUDITORS' REPORT
DynCorp and Subsidiaries Consolidated Balance Sheets As of the Fiscal Years Ended (In thousands, except share amounts)
DynCorp and Subsidiaries Consolidated Statements of Operations For the Fiscal Years Ended (In thousands, except per share amounts)
DynCorp and Subsidiaries Consolidated Statements of Cash Flows For the Fiscal Years Ended (In thousands)
DynCorp and Subsidiaries Consolidated Statements of Stockholders' Equity For the Fiscal Years Ended (In thousands)
DynCorp and Subsidiaries Notes to Consolidated Financial Statements December 27, 2001 and December 28, 2000 (Revised—See Note 2) (Dollars in thousands, except per share amounts or where otherwise noted)
DynCorp and Subsidiaries Schedule II—Valuation and Qualifying Accounts For the Fiscal Years Ended, 2001, 2000 and 1999 (Dollars in thousands)
ANNEX A
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AS OF FEBRUARY 7, 2003 AMONG DYNCORP, COMPUTER SCIENCES CORPORATION AND GARDEN ACQUISITION LLC
TABLE OF CONTENTS
EXHIBITS
TABLE OF DEFINED TERMS
AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER
ARTICLE 1 THE MERGER
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
ARTICLE 4 COVENANTS
ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE 6 TERMINATION; AMENDMENT; WAIVER
ARTICLE 7 MISCELLANEOUS
SCHEDULE 1.6 Directors of Surviving Corporation
EXHIBIT A-1 FORM OF RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION
EXHIBIT A-2 FORM OF AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION
EXHIBIT B FORM OF CONFIDENTIALITY AGREEMENT
EXHIBIT C FORM OF RULE 145 AFFILIATE LETTER
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 22. UNDERTAKINGS.
SIGNATURES